As filed with the Securities and Exchange Commission on June 25, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Portola Packaging, Inc.*

(Exact name of Registrant as Specified in Its Charter)

Delaware	3089	94-1582719
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

898A Faulstich Court

San Jose, California 95112
(408) 453-8840
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

James A. Taylor

President and Chief Operating Officer
Portola Packaging, Inc.
898A Faulstich Court
San Jose, California 95112
(408) 453-8840
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

David K. Michaels
Scott J. Leichtner
Melissa C. Trousdale
Fenwick & West LLP
801 California Street
Mountain View, CA 94041
(650) 988-8500

        *The Co-Registrants listed on Schedule A hereto are also included in this Form S-1 Registration Statement as additional Registrants.

        Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Unit(1)	Price	Registration Fee

8 1/4% Senior Notes due 2012	$180,000,000	100%	$180,000,000	(2)

Guarantees of 8 1/4% Senior Notes due 2012	$180,000,000	(3)	(3)	(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act.

(2)	No filing fee is required pursuant to Rule 457(q) under the Securities Act.

(3)	No separate filing fee is required pursuant to Rule 457(n) under the Securities Act.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

GUARANTORS:

Exact Name of Additional Registrants	State or Other Jurisdiction of	I.R.S. Employer
as Specified in Their Charters	Incorporation or Organization	Identification Number

Portola Allied Tool, Inc.	Delaware	38-3461811
Portola Limited	England and Wales	98-0403791
Portola Packaging, Inc. Mexico, S.A. de C.V.	Mexico	PPI971111D9A
Portola Packaging Canada Ltd.	Yukon Territory, Canada	897554465RC0002
Portola Packaging Limited	England and Wales	2607146
Tech Industries, Inc.	Rhode Island	05-0301487

      The address for each of the Additional Registrants is:

c/o Portola Packaging, Inc. 898A Faulstich Court San Jose, California 95112 Telephone (408) 453-8840.

      The (i) primary standard industrial classification code number and (ii) name, address and telephone number of the agent for service for each of the Additional Registrants is the same as that for Portola Packaging.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 25, 2004

PRELIMINARY PROSPECTUS

Portola Packaging, Inc.

$180,000,000 8 1/4% Senior Notes due 2012

Interest payable February 1 and August 1

        The 8 1/4% Senior Notes due 2012 offered hereby were issued on                     , 2004 in exchange for the 8 1/4% Senior Notes due 2012 originally issued on January 23, 2004. We refer to the notes issued in the exchange and the original notes collectively as notes.

      The notes will mature on February 1, 2012. Interest will accrue from January 23, 2004, and the first interest payment date will be August 1, 2004.

      We may redeem all or a portion of the notes at any time on or after February 1, 2007 at the redemption prices set forth in this offering memorandum. We may also redeem up to 35% of the notes using the proceeds of certain equity offerings completed before February 1, 2007. The redemption prices are described on page 74. If we sell certain of our assets or experience specific kinds of changes in control, we must offer to purchase the notes.

      The notes are unsecured and rank equally with all of our existing and future senior unsecured debt and rank senior to all our future subordinated debt. The notes are effectively subordinated to all our existing and future secured debt to the extent of the value of the assets securing such debt. The notes are guaranteed on a senior unsecured basis by our existing and future subsidiaries that guarantee other indebtedness of Portola Packaging, Inc., including our amended and restated senior secured credit facility with General Electric Capital Corporation, until such guarantees of other indebtedness are released. The notes are structurally subordinated to all existing and future liabilities (including trade payables) of our subsidiaries that do not issue guarantees of the notes.

      We do not intend to apply for listing of the notes on any securities exchange or automated quotation system.

      See “Risk factors” beginning on page 14 for a discussion of certain risks that you should consider in connection with an investment in the notes.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      This prospectus has been prepared for and will be used by J.P. Morgan Securities Inc. in connection with offers and sales of the notes in market-making transactions. These sales will be made at prices related to prevailing market prices at the time of sale. J.P. Morgan Securities Inc. may act as principal or agent in these transactions. We will not receive any proceeds of such sales.

JPMorgan

                    , 2004

      Portola Packaging, Inc. is a Delaware corporation. Our principal executive offices are located at 898A Faulstich Court, San Jose, California 95112, and our telephone number at that address is (408) 453-8840. Our website is located at www.portpack.com. The information on our website is not part of this prospectus.

      In this prospectus, “we,” “us,” “our,” “the Company” and “Portola” refer to Portola Packaging, Inc. and its subsidiaries, unless the context otherwise requires. However, when we refer to “we,” “us,” “our,” “the Company” and “Portola” in historical financial data, we are referring to Portola Packaging, Inc. and its subsidiaries, excluding Tech Industries, Inc.

      Cap Snap®, Snap Cap®, Portola Packaging®, Nepco®, Tech Industries, Inc.® and the Portola logo are our registered trademarks used in this prospectus.

      NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER TO SELL OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

      This prospectus includes statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “intends,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.

      By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

      The following listing represents some, but not necessarily all, of the factors that may cause actual results to differ from those anticipated or predicted:

•	our ability to complete the integration of Tech Industries (or to integrate any future acquisitions) into our company;

•	pricing pressures due to consolidation in our customers’ industries;

•	risks of competition in our existing and future markets;

•	increases in prices and availability of resin and our ability to pass on increases in resin prices to our customers;

•	risks associated with new business development;

•	risks related to conducting business internationally and international expansion; and

•	the other risks described under the heading “Risk factors” beginning on page 14.

      You should also read carefully the factors described in the “Risk factors” section of this prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

      Any forward-looking statements, which we make in this prospectus, speak only as of the date of such statement, and we undertake no obligation to update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

ii

INDUSTRY AND MARKET DATA

      This prospectus includes market share and industry data and forecasts that we obtained from industry publications and internal company surveys. There can be no assurance as to the accuracy or completeness of information included in industry publications. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk factors” in this prospectus.

iii

PROSPECTUS SUMMARY

      This summary highlights material information about our business and the notes. This summary of material information contained elsewhere in this prospectus is not complete and does not contain all of the information that may be important to you. For a more complete understanding of our business and the notes, you should read this entire prospectus, including the sections entitled “Risk factors” and “Description of notes” and our consolidated financial statements and the consolidated financial statements of Tech Industries, Inc. (“Tech Industries”) and related notes included elsewhere in this prospectus. All references to fiscal year in this prospectus refer to the fiscal year ended August 31 of each year (e.g., “fiscal 2003” is our fiscal year ended on August 31, 2003). Unless otherwise indicated, all references to our pro forma results for fiscal 2003 give pro forma effect to our acquisition of Tech Industries, the sale of the notes in a private placement in January 2004 and the application of the net proceeds therefrom and the amendment and restatement of our senior secured credit facility, as if such transactions had occurred on September 1, 2002.

Portola Packaging, Inc.

      We are a leading designer, manufacturer and marketer of plastic closures, bottles and related equipment used in the non-carbonated beverage and institutional food markets. In September 2003 we entered the cosmetic, fragrance and toiletry (“CFT”) markets with the acquisition of Tech Industries, a leading provider of closures in these markets. For the twelve months ended February 29, 2004, we generated pro forma sales of $245.2 million and pro forma income from operations of $9.3 million.

      We believe that we are the sole or largest supplier to many of our customers of the products we supply. Our consistent product quality and customer service have allowed us to develop strong relationships with our customers, and we have supplied products to our top 25 customers for an average of 13 years. We sold over 12.6 billion closures (pro forma) in fiscal 2003 to over 1,000 customers under the names Snap Cap, Nepco, Portola, Tech Industries and other brand names. Closure sales represented a majority of our 2003 pro forma sales. We sell our products to such beverage, food and consumer product companies as Dean Foods, Dairyworld Foods, Dairy Crest, Arla Dairies, Kroger, Perrier Water/ Nestle, Estée Lauder, Avon and Coca-Cola. Our products provide our customers with a number of value-added benefits, such as the ability to increase the security and safety of their products by making them tamper evident and leak-resistant.

      Many features of our products have been developed through our extensive research and development efforts. For example, we developed the “tear strip” feature that has become a standard tamper evident mechanism for non-carbonated beverage and food products. In addition, we have developed technology and know-how that have enabled us to achieve manufacturing efficiencies that we believe provide us with a significant competitive advantage. We hold more than 125 domestic and foreign patents, with over 70 additional patent applications pending, on the design and manufacture of container closures and containers, as well as compatible neck finishes.

      We produce a wide range of closures to satisfy a great number of application and customer requirements, and these products represented approximately 75% of our sales in fiscal 2003. The following describes our principal plastic closure product lines:

      Closures for gallon and half-gallon plastic containers. We are a leading provider of 38 mm closures used primarily for gallon and half-gallon plastic containers for milk and fruit juices in the United States and similar plastic containers for milk in Mexico and the United Kingdom. These closures represented a majority of our total closure sales in fiscal 2003.

      Five-gallon closures. We are a leading provider of plastic closures for five-gallon returnable glass and plastic water cooler bottles in the United States, and we also sell these products in Canada, Mexico, Europe and Asia.

      Other food and beverage closures. We produce a variety of specialty closures for the beverage and food markets. These products include (i) wide mouth closures for plastic containers used in institutional food applications such as packaging for condiments, mayonnaise and salad dressing, (ii) re-closeable plastic dispensing fitments for gable-top paperboard cartons used for orange juice, lemonade, other juice, dairy and soy products and (iii) push-pull sport caps for bottled water, juices and sport drinks. We believe that we are a leader in many of these markets in the Unites States, the United Kingdom and Canada.

      Closures and jars for the cosmetics, fragrance and toiletry markets. With the acquisition of Tech Industries, we believe that we have become a leader in closures for the CFT markets, with particular strength in compression-molded closures used for high-end products. Tech Industries has had long-standing relationships, averaging over 25 years, with seven of the ten major global cosmetics companies, including Avon, Estée Lauder and L’Oreal.

      In addition, we are a leading provider in Canada of gallon and half-gallon blowmolded plastic containers, used primarily for milk, water and fruit juices, and we manufacture five-gallon plastic water bottles in Mexico and the United Kingdom. We also offer other complementary products and services such as neck finish molds that match our closures, blowmolding tooling and molds, capping and turnkey water filling equipment and an extensive range of decorating, finishing and assembly services.

      Our products are manufactured through technologically advanced, high-speed injection molding and blowmolding processes and compression molding processes at twelve manufacturing facilities, including five located in the United States, four located in Canada, and one located in each of the United Kingdom, Mexico and China. In addition, we have two facilities located in the United States that produce equipment for our customers’ bottle filling lines and tooling for blowmolding equipment. We are developing a new advanced manufacturing facility in the Czech Republic to produce closures and CFT products for European markets and intend to begin construction of this facility in fiscal 2005.

      Historically, growth in demand for our products has been driven by population growth, increasing concerns about the sanitation and safety of packaged food and beverage products and the continued shift from glass or metal to plastic containers throughout the packaged food and beverage industry. In addition, in many international markets demand for plastic containers is growing with increases in consumer disposable income. For the juice, dairy and bottled water markets, demand is also a function of climate and weather, with warmer temperatures tending to increase consumption. In the CFT markets, growth has been driven by trends such as the aging of the population, increasing demand by younger consumers and the development of new cosmetic and skin care products. As packaging has shifted from glass or metal to plastic containers, which largely rely on plastic closures, the use of plastic closures has grown at a faster rate than the overall closures market.

      We were founded in 1964 and were acquired from our founders in 1986 by a group led by Jack L. Watts, our current Chairman of the Board and Chief Executive Officer. We have grown from $31.4 million in sales and 2.4 billion in closure units sold in fiscal 1988 to $249.2 million in pro forma sales and over 12.6 billion closures (pro forma) and 235.0 million bottles sold in fiscal 2003. The members of Portola’s senior management have significant experience in the plastic packaging business and an average tenure of over six years.

Competitive Strengths

      Leading and defensible market shares. We believe that we are a leader in significant segments of the United States water, dairy, food service and CFT closure markets. In addition, we believe that we are a market share leader in the United Kingdom dairy closure market, the Canadian dairy bottle and closure markets, and certain Mexican water and dairy closure markets. We believe our market leadership positions are defensible due to our being a low-cost provider, commitment to research and development, long-standing customer relationships, excellent customer service and strong brand recognition.

      Broad product offering. We believe that our product offerings are among the most extensive in our industry. In addition to our broad array of closures, we offer a number of complementary products and services that enable our customers to improve the quality and safety of their products (see the discussion of “Product Integrity” below) and that provide incentives for them to purchase additional products from us. Depending on the market, these products and services include blowmolded plastic bottles, neck finish molds that match our closures, blowmolding tooling and molds, capping equipment, turnkey water filling equipment and the decorating, finishing and assembly of customers’ products. Our research and development activities, as well as our customer service functions, enable us to continue to improve these products and services in response to customer feedback.

      Manufacturing expertise. Our operations use advanced automated and proprietary manufacturing processes to provide high quality products at relatively low production costs. We have implemented a continuous improvement process, based on the Toyota production system, designed to further automate our production flow, enhance the capabilities and efficiency of our workforce and upgrade our molds, equipment and systems. From fiscal 1997 through fiscal 2003, we increased the productivity of our United States closure manufacturing employees by 25% (as measured in units per manufacturing employee). We recently began to apply our continuous improvement process to the operations of Tech Industries, and we believe that this can yield significant improvements in its operations over time.

      Product development capabilities. Our strong commitment to research and development has led to significant product innovations, such as the original snap cap design, the five-gallon closure, the “tear strip” feature and ongoing improvements to the snap-screw and screw-on screw-off caps. Our product development strengths enable us to address customer requirements for product integrity, providing a wide range of high quality products and services that enable customers to enhance the safety and security of their products and enhance their brand equity.

      Loyal customer base. Our consistent product quality and customer service have allowed us to develop strong relationships with our customers. In addition, the multinational scope of our operations, and our ability to produce products that meet our customers’ quality standards consistently across geographic markets is increasingly important to large global customers. Our relationships with our top 25 customers average 13 years in length.

Business strategy

      Our primary strategy is to increase cash flow by maintaining and extending our position as a leader in significant segments in the plastic closure and bottle markets, as well as the newly-entered CFT markets. The key elements of this strategy are as follows:

      Emphasizing research and development and product engineering. Packaging of beverages and food is rapidly changing in the marketplace as producers encounter increased competition and sophistication among their customers. The demands for new packaging solutions can only be met by using innovative design and manufacturing techniques and new materials. We are continuing our commitment to the research and development of new containers, closures and packaging systems and the manufacturing techniques to produce them. We have introduced three new products in fiscal 2004, consisting of two 38mm screw closures for the dairy, water and juice markets and a 110mm closure for the food industry.

      Emphasizing customer support and total product solutions. We build long-term relationships with customers and attract new customers by providing on-time delivery and technical service and support and by selling our products and services as “total product solutions.” We work closely with our customers to design closures and compatible container neck finishes and neck inserts that meet their specific needs, provide them with a wide range of stock and customizable products and support their needs for service and support. Many of our closure customers also use our custom capping equipment, which we believe improves their products and strengthens our relationships with them.

      Expanding sales in markets outside of the United States. We expect significant growth in markets outside of the United States for plastic closures and capping and filling equipment, as bottled water and other non-carbonated beverage producers in international markets adopt more advanced packaging materials and techniques. We are seeking to capitalize on these growth opportunities by entering into joint ventures with local bottle manufacturers, bottlers and distributors, by increasing exports and by establishing manufacturing and sales operations in local markets. We have commenced expansion in China and Mexico and are developing a greenfield manufacturing facility in the Czech Republic to serve European markets for closures and CFT products to serve their respective markets. We intend to begin construction of the latter facility in fiscal 2005.

      Product Integrity. Our goal is to promote our customers’ product safety and brand equity as contemplated by our Product Integrity strategy. Product Integrity encompasses the providing of safety and security products and services designed to protect the integrity of our customers’ manufacturing process and to protect our customers’ products as they move through the distribution chain. Accordingly, we design our products to assure customers that their products will be received by end-users as the manufacturer intended, with the taste, freshness, odor and effectiveness unimpaired. Other Product Integrity initiatives include the development of an anti-counterfeit system designed to be integrated into customer packaging lines. The system will be sold as a service that enables customers to identify and potentially eliminate counterfeit items from their distribution systems. The system is scalable, internet-based, and inexpensive to implement. The service may be sold independently of the closure used including to companies operating in adjacent markets such as pharma- and nutra-ceuticals, customers not otherwise purchasing our closures. We believe that our attention to the protection of our customers’ brands and products differentiates us from competitors.

      Pursuing strategic acquisitions. We intend to selectively pursue strategic acquisitions, focusing on markets with higher growth rates than those we currently serve and in which we can leverage our strengths in Product Integrity and manufacturing efficiencies. For example, in September 2003, we acquired Tech Industries to gain access to the CFT markets.

Acquisition of Tech Industries

      On September 19, 2003, we acquired all of the outstanding capital stock of Tech Industries for approximately $35.7 million in cash (excluding items classified as assumed liabilities and transaction costs). During the 52 weeks ended August 24, 2003, Tech Industries had sales of $33.9 million. Tech Industries provides us with a position in the CFT markets, where advanced design capabilities and specialized manufacturing processes are required and gross margins are typically higher than our historical markets. We funded the acquisition principally through borrowings under our senior secured credit facility.

Financing Transactions

      On January 16, 2004, we amended and restated our existing senior secured credit facility with General Electric Capital Corporation (“GECC”). The amended and restated senior secured credit facility provides a $50.0 million revolving credit facility (subject to maintaining a prescribed borrowing base), including a $5.0 million letter of credit subfacility. This credit facility is secured by substantially all of our U.S. assets and certain of our foreign assets and has a term of five years. In addition, we entered into a further amendment to this senior secured credit facility on May 21, 2004. For a more detailed description of the amended and restated senior secured credit facility, see “Description of other indebtedness.”

      On January 23, 2004, we completed the offering of $180,000,000 principal amount of the notes. We used approximately $114.7 million of the net proceeds of such offering to redeem all of our outstanding 10.75% senior notes due 2005 (the “Note Redemption”), approximately $36.7 million of the net proceeds to repay outstanding borrowings under our then existing senior secured credit facility, and approximately $12.1 million of the net proceeds to redeem our redeemable warrants (the “Warrant Redemption”). In addition, we intend to use approximately $7.9 million of the net proceeds to repurchase shares of our common stock by means of a tender offer (the “Repurchase”). On March 31, 2004, we announced that we extended the Repurchase to at least June 21, 2004, and on June 18, 2004, we announced that we had further extended the Repurchase to at least August 23, 2004. We have the right to further amend the terms of the Repurchase.

      The issuance of the notes and the application of the net proceeds therefrom to effect the Note Redemption and the Warrant Redemption, to repay outstanding borrowings and to effect the Repurchase, as well as our entering into our amended and restated senior secured credit facility are collectively referred to in this prospectus as the “Financing Transactions.”

Recent Financial Results

      On June 21, 2004, we announced our financial results for our third fiscal quarter ended May 31, 2004. We reported sales of $62.3 million compared to $53.7 million for the same quarter of the prior year. For the first nine months of fiscal 2004, sales were $176.3 million compared to $156.8 million for the first nine months of fiscal 2003. We had operating income of $0.3 million for the third quarter of fiscal 2004, compared to operating income of $3.8 million for the third quarter of fiscal 2003. For the first nine months of fiscal 2004, we had an operating loss of $2.2 million compared to operating income of $6.4 million for the first nine months of fiscal 2003. We reported a net loss of $4.4 million for the third quarter of fiscal 2004 compared to a net loss of $28,000 for the same period of fiscal 2003, and a net loss of $16.2 million for the first nine months of fiscal 2004 compared to a net loss of $2.4 million for the same period in fiscal 2003. Gross profit decreased $0.3 million to $11.6 million for the third quarter of fiscal 2004 compared to $11.9 million for the third quarter of fiscal 2003. Gross profit decreased $2.8 million to $30.2 million for the first nine months of fiscal 2004 compared to $33.0 million for the first nine months of fiscal 2003.

The Notes

      The following is a brief summary of the terms of the notes. For a more complete description of the terms of the notes, see “Description of notes” in this prospectus.

Issuer	Portola Packaging, Inc., a Delaware corporation.

Securities Offered	$180,000,000 in aggregate principal amount of 8 1/4% Senior Notes due 2012.

Maturity Date	February 1, 2012.

Interest Payment Dates	February 1 and August 1, commencing on August 1, 2004.

Interest Rate	8 1/4% per year (calculated using a 360-day year).

Optional Redemption	The notes are redeemable at our option, in whole or in part, at any time on or after February 1, 2007, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption. At any time prior to February 1, 2007, we may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of one or more equity offerings of our common stock at a redemption price of 108.25% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of redemption.

Change of Control	If we experience a change of control, we may be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest, if any. We might not be able to pay you the required price of the notes you present to us at the time of a change of control because our amended and restated senior secured credit facility or other indebtedness may prohibit payment or we might not have enough funds at that time.

Guarantees	The notes are guaranteed on a senior unsecured basis by all of our existing and future subsidiaries that guarantee other indebtedness of the Company, including our amended and restated senior secured credit facility with GECC, until such guarantees of other indebtedness are released. The guarantees are unsecured senior indebtedness of our subsidiary guarantors and have the same ranking with respect to indebtedness of our subsidiary guarantors as the notes have with respect to our indebtedness. For fiscal 2003, on a pro forma basis, our non- guarantor subsidiaries represented approximately 2.3% of our net sales, approximately 0.3% of our operating income, approximately 1.1% of our EBITDA and approximately (3.8%) of our cash flows from operating activities.

Ranking	The notes:

• are our senior unsecured obligations;

• rank equally in right of payment with all of our existing and future unsecured unsubordinated indebtedness;

• are effectively junior to our existing and future secured debt, including debt under the amended and restated senior secured credit facility, to the extent of the value of the assets securing such debt;

• are structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the notes; and

• are senior in right of payment to any future senior subordinated or subordinated indebtedness.

Covenants	The indenture governing the notes contains covenants that impose significant restrictions on our business. The restrictions these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to:

• incur additional debt and guarantees;

• pay dividends or distributions and repurchase our stock;

• make other restricted payments, including without limitation, investments;

• create liens;

• enter into agreements that restrict dividends from subsidiaries;

• sell or otherwise dispose of assets, including capital stock of subsidiaries;

• enter into sale and leaseback transactions;

• enter into transactions with our affiliates; and

• enter into mergers, consolidations or sales of substantially all our assets.

These covenants are subject to important exceptions and qualifications, which are described under “Description of notes — Certain covenants.”

Mandatory offers to purchase	In connection with certain asset dispositions, we may be required to use the proceeds from those asset dispositions to:

• repay secured debt, including borrowings under our amended and restated senior secured credit facility;

• invest in assets related to our business; and/or

• make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 360 days to repay senior secured indebtedness or to invest in assets related to our business.

      You should carefully consider all the information in this prospectus before deciding whether to invest in the notes. In particular, we urge you to consider carefully the specific factors set forth under “Risk factors” beginning on page 14 of this prospectus.

SUMMARY FINANCIAL INFORMATION

      The following tables show summary historical and pro forma consolidated financial data of Portola. The historical data for each of the three years in the period ended August 31, 2003 are derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, and appear elsewhere in this prospectus. The historical data for the six-month periods ended February 28, 2003 and February 29, 2004 are derived from our unaudited condensed consolidated financial statements that appear elsewhere in this prospectus and that, in the opinion of management, include all adjustments consisting only of normal recurring adjustments considered necessary for a fair presentation. Results for the six-month periods ended February 28, 2003 and February 29, 2004 are not necessarily indicative of results to be expected for the full year or any future period.

      The unaudited pro forma consolidated statements of operations data and other financial data for the fiscal year ended August 31, 2003, the six months ended February 28, 2003 and February 29, 2004 and the twelve months ended February 28, 2003 and February 29, 2004 give effect to the Financing Transactions and the acquisition of Tech Industries as if all these transactions occurred on September 1, 2002. The summary unaudited pro forma consolidated statement of operations data should not be considered indicative of the results that could have been achieved if the transactions described above had occurred on the specified dates. Also, the summary unaudited pro forma consolidated statements of operations data and other financial data do not purport to indicate financial condition or results of operations as of any future date or for any future period. The data presented below should be read in conjunction with “Selected consolidated financial data,” “Unaudited pro forma consolidated financial data,” “Management’s discussion and analysis of financial condition and results of operations” and the financial statements and related notes included elsewhere in this prospectus.

Summary Historical Financial Information

				Six Months Ended
	Year Ended August 31,			February

	2001	2002	2003	28, 2003	29, 2004

				(Unaudited)

	(Dollars in thousands)
Consolidated statements of operations data:
Sales	$219,418	$210,757	$215,315	$103,062	$114,047
Cost of sales	169,544	157,133	166,689	81,846	95,415
Gross profit	49,874	53,624	48,626	21,216	18,632
Selling, general and administrative	28,774	30,844	29,307	15,156	15,664
Research and development	3,096	3,069	4,729	2,415	2,926
Amortization of intangibles(1)	4,176	1,551	903	432	622
Impairment charge	—	—	207	—	—
Restructuring costs(2)	1,939	—	405	405	1,866

Income (loss) from operations	11,889	18,160	13,075	2,808	(2,446)
Interest income(3)	(75)	(1,083)	(120)	(99)	(81)
Interest expense	14,453	13,251	12,544	6,268	7,410
Amortization of debt financing costs	718	756	777	373	1,560
Minority interest expense(4)	278	113	73	38	27
Equity (income) loss of unconsolidated affiliates, net(5)	37	(340)	(415)	(52)	(6)
Loss (gain) on sale of property, plant and equipment(6)	(6,784)	(20)	30	29	5
Income on dissolution of joint venture(7)	—	(475)	—	—	—
Income on recovery of investment(8)	—	(1,103)	—	—	—

				Six Months Ended
	Year Ended August 31,			February

	2001	2002	2003	28, 2003	29, 2004

				(Unaudited)

	(Dollars in thousands)
Loss on warrant redemption (including $1,639 loss on redemption paid to JPMorgan)(9)	—	—	—	—	1,867
Foreign currency transaction (gain) loss	50	285	(348)	252	(2,255)
Other expense (income), net	108	(39)	194	(20)	15

Income (loss) before income taxes	3,104	6,815	340	(3,981)	(10,988)
Income tax (benefit) expense	2,074	2,242	2,071	(1,573)	742

Net (loss) income	$1,030	$4,573	$(1,731)	$(2,408)	$(11,730)

Consolidated balance sheet data (at end of period):
Working capital	$18,665	$18,147	$10,449	$15,931	$33,269
Total assets	149,635	136,589	132,773	132,555	186,544
Total debt	131,872	120,552	116,933	119,041	191,309
Redeemable warrants(9)	10,510	10,359	10,302	10,291	1,453
Total shareholders’ equity (deficit)	(27,283)	(24,913)	(26,199)	(27,065)	(37,808)
Cash flow data:
Net cash provided by operating activities	$15,020	$24,405	$14,291	$6,420	$254
Net cash used in investing activities	(4,102)	(11,041)	(10,579)	(4,726)	(45,319)
Net cash (used in) provided by financing activities	(11,569)	(12,135)	(3,870)	(1,599)	55,278
Other data:
Closure unit volume (in millions) (unaudited)	12,871	12,693	12,337	6,107	5,939
Closure unit volume growth (unaudited)	7.8%	(1.4)%	(2.8)%	(0.3)%	(2.8)%
EBITDA(10)	$40,223	$40,112	$31,627	$11,404	$6,806
Depreciation and amortization	21,948	19,290	17,966	8,744	8,824
Capital expenditures	14,088	10,488	11,081	4,999	8,121

See page 11 for notes to summary financial information.

Summary Unaudited Pro Forma Consolidated Financial Information

		Pro Forma
	Pro Forma	Six Months Ended
	Year Ended
	August 31,	February 28,	February 29,
	2003	2003	2004

	(Unaudited)

	(Dollars in thousands)
Sales	$249,249	$120,231	$116,150
Cost of sales	193,368	95,503	97,020

Gross profit	55,881	24,728	19,130

Selling, general and administrative	33,279	16,907	16,086
Research and development	4,896	2,582	2,926
Amortization of intangibles(1)	1,188	574	634
Impairment charge	207	—	—
Restructuring costs(2)	405	405	1,866

	39,975	20,468	21,512

(Loss) income from operations	15,906	4,260	(2,382)

Other (income) expense:
Interest income(3)	(85)	(17)	35
Interest expense	14,983	7,342	6,738
Warrant interest income	—	(68)	(57)
Amortization of debt financing costs	2,016	993	1,289
Minority interest expense(4)	73	—	—
Equity (income) loss of unconsolidated affiliates, net(5)	(415)	—	(27)
Loss (gain) from sale of property, plant and equipment(6)	30	12	5
Loss on warrant redemption (including $1,639 loss on redemption paid to JPMorgan)(9)	—	—	1,867
Foreign currency transaction (gain) loss	(348)	252	(2,255)
Other (income) expense, net	(32)	(19)	38

	16,222	8,495	7,633

Loss before income taxes	(316)	(4,235)	(10,015)

Income tax (benefit) expense	2,072	(1,573)	742

Net loss	$(2,388)	$(2,662)	$(10,757)

See page 11 for notes to summary financial information.

Notes to Summary Financial Information

(1)	Includes amortization of patents and technology, licenses, tradename, covenants not-to-compete and customer relationships for all periods presented and also includes goodwill amortization for fiscal 2001. Effective September 1, 2001, we chose early adoption of the Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” for existing goodwill and other identifiable assets, which resulted in the discontinuance of goodwill amortization.

(2)	During the first six months of fiscal 2004, we incurred $1.9 million in restructuring charges primarily related to employee severance costs due to the closure of our manufacturing facilities in Sumter, South Carolina and Chino California and one of our two facilities in San Jose, California. The manufacturing facilities located in Chino, California and San Jose, California were relocated to a new facility located in Tolleson, Arizona, a suburb of Phoenix, during the second quarter of fiscal 2004. We have relocated the operations of our South Carolina facility primarily to our existing facility in Kingsport, Tennessee. In June 2003, we entered into a fifteen-year lease commencing December 1, 2003 for the Tolleson, Arizona facility. We have entered into a contract to sell the manufacturing building in San Jose, California, and we have sold the facility in Chino, California in April 2004. In addition to the restructuring charges discussed above, we have incurred approximately $1.1 million in relocation expenses during the first six months of fiscal 2004 related to the closing of the three plants in the first and second quarters of fiscal 2004, which is included in cost of sales in the statement of operations. As of February 29, 2004, approximately $0.7 million had been charged against the restructuring reserve for the employee severance costs. In addition, we expect to incur approximately $1.0 million in restructuring charges during the third quarter of fiscal 2004 primarily related to employee severance costs.

During the second quarter of fiscal 2003, we announced a restructuring plan to reduce our work force. During fiscal 2003, we incurred restructuring charges of $0.4 million for employee severance costs. The restructuring affected nine employees in general and administration, two employees in customer service, one employee in research and development and two employees in sales, totaling fourteen severed employees.

During the first quarter of fiscal 2001, we implemented a restructuring plan whereby our New Castle, Pennsylvania closure operation was relocated to Sumter, South Carolina and Kingsport, Tennessee, and the Cap Snap Equipment Manufacturing group was relocated from San Jose, California to New Castle, Pennsylvania. These relocations affected approximately 88 employees. We recorded restructuring charges during fiscal year 2001 totaling approximately $1.9 million, which consisted of approximately $0.9 million for employee severance costs and approximately $1.0 million for the non-cash write-down of certain assets.

(3)	Interest income includes income on the revaluation of the redeemable warrants and in fiscal 2002 interest income also included $0.8 million recognized on the recovery of an investment in Sand Hill Systems, Inc., an entity of which our chief executive officer, Jack L. Watts, was the chief executive officer through January 2000, and in which Mr. Watts and certain other officers held a financial interest. See Note 15 (Related party transactions) of the Notes to consolidated financial statements.

(4)	Represents minority interest expense for our consolidated subsidiaries that are not wholly-owned.

(5)	Represents equity (income) loss relating to our 50% interest in Capsnap Europe Packaging GmbH.

(6)	Loss (gain) on sale of property, plant and equipment includes a $6.8 million gain on the sale of real estate in San Jose, California in fiscal 2001.

(7)	Represents income relating to the forgiveness of debt in the dissolution of one of our joint ventures.

(8)	Represents income on recovery on our investment in Sand Hill Systems, Inc. as described in Note 15 of the Notes to consolidated financial statements.

(9)	We had two outstanding warrants, which were each redeemable at the option of the holder upon 60 days’ prior written notice to us. These warrants were redeemable through June 30, 2004 and June 30,

2008, respectively. The redemption price of the warrants was to be calculated based on the higher of the current market price per share of our common stock or an amount computed under formulas in the warrant agreements. Following the offering of $180.0 million of senior notes, on January 23, 2004, we offered to repurchase both of the warrants. During February 2004, one warrant holder agreed to our repurchase of a warrant convertible into 2,052,526 shares of our Class A common stock at a net purchase price of $5.19 1/3 per share. This new price was based upon an agreed current market price per share of common stock of $5.80, minus the warrant exercise price of 60 2/3 cents for each share of Class A common stock. The aggregate warrant repurchase price was $10.7 million. We recognized a loss of $1.7 million on the transaction during the second quarter of 2004 due to having increased the deemed current market price of our common stock from $5.00 per share to $5.80 per share as agreed with the warrant holder. During March 2004, the second warrant holder agreed to our repurchase of the warrant that was convertible into 440,215 shares of our Class A common stock at a net purchase price of $3.30 per share. This new price was based upon the same agreed current market price per share of common stock of $5.80, minus the warrant exercise price of $2.50 for each share of Class A common stock. The aggregate warrant repurchase price was $1.5 million and the funds were paid in May 2004. We recognized a loss of $0.2 million on the transaction during the second quarter of fiscal 2004 due to having increased the deemed current market price of our common stock from $5.00 per share to the agreed-upon price of $5.80 per share. Prior to the redemption of the warrants, the carrying value of the warrants totaled $10.2 million, which represented the estimated fair value of the instruments as determined by our management using the Black-Scholes pricing model. In accordance with EITF Issue 00–19, the change in the fair market price of the warrants of zero and $(87,000) was recognized as interest (income) expense during the three-month periods ended February 29, 2004 and February 28, 2003, respectively, and $(57,000) and $(68,000) of interest (income) expense during the six-month periods ended February 29, 2004 and February 28, 2003, respectively.

(10)	EBITDA represents, for any relevant period, net income (loss) before interest expense, taxes, depreciation of property, plant and equipment, amortization of debt financing costs and amortization of intangibles. On a historical basis, for fiscal 2003 other items included $0.2 million of expenses associated with plant consolidation and relocation costs and for the six months ended February 29, 2004, other items included $0.1 million of plant consolidation costs and relocation expenses and $0.3 million of professional fees related to the Tech Industries acquisition. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flow from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Set forth below is a reconciliation of our reported net income to EBITDA as disclosed.

				Six Months Ended
				February
	Year Ended August 31,
				28,	29,
	2001	2002	2003	2003	2004

	(Dollars in thousands)
Consolidated net (loss) income	$1,030	$4,573	$(1,731)	$(2,408)	$(11,730)
Add:
Interest expense	14,453	13,251	12,544	6,268	7,410
Taxes	2,074	2,242	2,071	(1,573)	742
Depreciation and amortization	21,948	19,290	17,966	8,744	8,824
Amortization of debt financing costs	718	756	777	373	1,560

EBITDA(a)	40,223	40,112	31,627	11,404	6,806
Add (subtract):
Cash received from unconsolidated affiliates	173	319	374	374	377
Equity (income) loss on unconsolidated affiliates	37	(340)	(415)	(52)	(6)
Loss (gain) on sale of property, plant and equipment	(6,784)	(20)	30	29	5
Interest income	(75)	(1,083)	(120)	(31)	(24)
Impairment loss	—	—	207	—	—
Income on dissolution of joint venture	—	(475)	—	—	—
Income on recovery of investment	—	(1,103)	—	—	—
Other items	—	—	176	—	395
Change in operating assets and liabilities	(18,554)	(13,005)	(17,588)	(5,304)	(7,299)

Net cash provided by operating activities	$15,020	$24,405	$14,291	$6,420	$254

		Pro Forma	Pro Forma	Pro Forma
	Pro Forma	Six Months	Six Months	12 Months
	Year Ended	Ended	Ended	Ended
	August 31,	February 28,	February 29,	February 29,
	2003	2003	2004	2004

	(Dollars in thousands)
Consolidated net (loss) income	$(2,388)	$(2,662)	$(10,757)	$(10,483)
Add:
Interest expense	14,983	7,342	6,738	14,379
Taxes	2,072	(1,573)	742	4,387
Depreciation and amortization	20,860	5,114	8,704	20,372
Amortization of debt financing costs	2,016	993	1,289	2,312

EBITDA(a)	$37,543	$9,214	$6,716	$30,967

(a)	EBITDA for the twelve months ended February 29, 2004 includes a non-cash gain of $2.9 million on foreign exchange transactions, compared to a gain of $2.3 million for the six months ended February 29, 2004 and a loss of $0.3 million for the six months ended February 28, 2003.

RISK FACTORS

      You should read and consider carefully each of the following factors, as well as the other information contained in this prospectus before deciding whether to invest in the notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. For purposes of this “Risk Factors” section, the terms “we,” “us,” “our,” “the Company” and “Portola” refer to Portola Packaging, Inc. and its subsidiaries, unless the context signifies otherwise.

Risks Related to the Notes

Our level of indebtedness could, from time to time, limit cash flow available for our operations and could adversely affect our ability to service our debt or obtain additional financing.

      As of February 29, 2004, our total indebtedness was approximately $192.8 million. $180.0 million of this amount represented the principal amount of the notes, $11.1 million represented funds drawn down under our amended and restated senior secured credit facility, and $0.2 million was principally composed of capital leases. In addition, our total indebtedness included the redeemable warrants with a carrying value of $1.5 million that we have subsequently repurchased. Moreover, we have a total shareholders’ deficit of $37.8 million. Our level of indebtedness could from time to time restrict our operations and make it more difficult for us to fulfill our obligations under our senior notes. Among other things, our indebtedness may:

•	limit our ability to obtain additional financing for working capital, capital expenditures, strategic acquisitions and general corporate purposes;

•	require us to dedicate all or a substantial portion of our cash flow to service our debt, which will reduce funds available for other business purposes, such as capital expenditures or acquisitions;

•	limit our flexibility in planning for or reacting to changes in the markets in which we compete;

•	place us at a competitive disadvantage relative to our competitors with less indebtedness;

•	render us more vulnerable to general adverse economic and industry conditions; and

•	make it more difficult for us to satisfy our financial obligations, including those relating to the notes.

      Nonetheless, we and our subsidiaries may still be able to incur substantially more debt in the future. The terms of our amended and restated senior secured credit facility and the indenture governing the notes permit additional borrowings and such borrowings may be secured debt and effectively senior in right of payment to the notes and the related guarantees. Our incurrence of additional debt could further exacerbate the risks described in this prospectus. The subsidiaries that guarantee the notes are also guarantors under the amended and restated senior secured credit facility. See “Description of notes” and “Description of other indebtedness.”

There has not been a public market for the notes, and we do not know if a market for the notes will ever develop or, if a market does develop, whether it will be sustained.

      The notes have been registered under the Securities Act, but constitute a new issue of securities with no established trading market. Although the initial purchasers of the notes have informed us that they intend to make a market in the notes, they have no obligation to do so and may discontinue making a market at any time without notice. J.P. Morgan Securities Inc. is an affiliate of ours, and its ability to make a market in the notes will depend on our maintaining a current “market making” prospectus. Accordingly, we cannot assure you that a liquid market will develop for the notes, that you will be able to sell your notes at any particular time or that the prices that you receive when you sell the notes will be favorable.

      The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We cannot assure you that the market for the notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the notes.

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

      Our ability to satisfy our obligations will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, such as interest rates and general economic, financial and business conditions. If we are unable to generate sufficient cash flow to service our debt, we may be required to:

•	refinance all or a portion of our debt, including the notes;

•	obtain additional financing;

•	sell certain of our assets or operations;

•	reduce or delay capital expenditures; or

•	revise or delay our strategic plans.

      If we are required and if we take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt instruments, including the indenture governing the notes, then in effect.

The covenants in our amended and restated senior secured credit facility and the indenture governing the notes impose restrictions that may from time to time limit our operating and financial flexibility.

      Our amended and restated senior secured credit facility and the indenture governing the notes contain a number of significant restrictions and covenants that limit our ability to:

•	incur liens and debt or provide guarantees in respect of obligations of any other person;

•	issue redeemable preferred stock and subsidiary preferred stock;

•	make redemptions and repurchases of capital stock;

•	make loans, investments and capital expenditures;

•	prepay, redeem or repurchase debt;

•	engage in mergers, consolidations and asset dispositions;

•	engage in sale/leaseback transactions and affiliate transactions;

•	change our business, amend certain debt and other material agreements, and issue and sell capital stock of subsidiaries; and

•	make distributions to shareholders.

      Adverse changes in our operating results or other adverse factors, including a significant increase in interest rates or in resin prices, a severe shortage of resin supply or a significant decrease in demand for our products, could result in our being unable to comply with the financial covenants in our amended and restated senior secured credit facility. If we violate these covenants and are unable to obtain waivers from our lenders, we would be in default under these agreements and our lenders could accelerate our obligations thereunder. If our indebtedness is accelerated, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us. If our expectations of future operating results are not achieved, or our debt is in default for any reason, our business, financial condition and results of operations would be materially and adversely affected. In addition, complying with these covenants may make it more difficult for us to successfully execute our business strategy and compete against companies who are not subject to such restrictions. See “Description of notes” and “Description of other indebtedness.”

The notes are effectively subordinate to all of our secured debt, and, if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

      The notes are not secured by any of our assets. The indenture governing the notes permits us to incur certain secured indebtedness, including indebtedness under our amended and restated senior secured credit facility. If we become insolvent or are liquidated, or if payment under the credit facility or other secured indebtedness is accelerated, the lenders under the credit facility and the holders of any other secured indebtedness would be entitled to exercise the remedies available to them as secured creditors under applicable laws and pursuant to instruments governing such indebtedness. Accordingly, such secured indebtedness would have a prior claim on the collateral and would effectively be senior to the notes to the extent that the value of such collateral is sufficient to satisfy the indebtedness secured thereby. To the extent that the value of such collateral is not sufficient to satisfy the secured indebtedness, amounts remaining outstanding on such indebtedness would be entitled to share with holders of the notes and other claims on us with respect to any of our other assets. In either event, because the notes are not secured by any of our assets, it is possible that there will be insufficient assets remaining from which claims of the holders of the notes could be satisfied. In addition, the notes are our obligations and not of any of our subsidiaries, although the indenture requires that any of our restricted subsidiaries having assets with an aggregate fair market value in excess of $0.1 million execute a guarantee in respect of the notes. We cannot assure you that such guarantees, or any guarantee delivered by a restricted subsidiary formed in the future, would not be subject to avoidance by another creditor as a fraudulent transfer or for other reasons. Our unrestricted subsidiaries do not guarantee our obligations under the notes. Upon liquidation of any unrestricted subsidiary, such obligations would be effectively subordinated to claims of such subsidiary’s creditors upon its assets. It is likely that this will also be the case for other unrestricted subsidiaries that we may form in the future.

The notes are structurally subordinate to all indebtedness of our subsidiaries that are not guarantors of the notes.

      You will not have any claim as a creditor against our subsidiaries that are not guarantors of the notes. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to your claims against those subsidiaries.

      For fiscal 2003, on a pro forma basis, our non-guarantor subsidiaries represented approximately 2.3% of our net sales, approximately 0.3% of our operating income, approximately 1.1% of our EBITDA, and approximately (3.8%) of our cash flows from operating activities. At February 29, 2004, our non-guarantor subsidiaries represented approximately 1.2% of our total assets and had approximately $1.0 million of outstanding total liabilities, including trade payables, but excluding intercompany obligations. In addition, the indenture governing the notes, subject to some limitations, permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

We may incur additional indebtedness ranking equal to the notes.

      If we incur any additional indebtedness that ranks equally with the notes, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you.

We may be unable to purchase the notes upon a change of control as required under the Indenture.

      Upon a change of control, we would be required to offer to purchase all of the notes then outstanding for cash at 101% of the principal amount thereof plus accrued and unpaid interest. If a change of control were to occur, we cannot assure you that we would have sufficient funds to pay the repurchase price for all notes tendered by the holders thereof. In addition, a change of control would constitute a default under our senior secured credit facility and, since indebtedness under the credit facility effectively ranks senior in priority to indebtedness under the notes, we would be obligated to repay indebtedness under the credit facility in advance of indebtedness under our notes. Our repurchase of notes as a result of the occurrence of a change of control may be prohibited or limited by, or create an event of default under, the terms of other agreements relating to borrowings which we may enter into from time to time, including agreements relating to secured indebtedness. Failure by us to make or consummate a change of control offer would constitute an immediate event of default under the indenture governing the notes, thereby entitling the trustee or holders of at least 25% in principal amount of the then outstanding notes to declare all of the notes to be due and payable immediately; provided, however, that so long as any indebtedness permitted to be incurred pursuant to the senior secured credit facility is outstanding, such acceleration shall not be effective until the earlier of (i) an acceleration of any such indebtedness under the credit facility or (ii) five business days after receipt by us of written notice of such acceleration. In the event all of the notes are declared due and payable, our ability to repay the notes would be subject to the limitations referred to above.

      The change of control provisions in the indenture may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude required under the definition of change of control in the indenture to trigger our obligation to repurchase the notes. Except as described above, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in an event of a takeover, recapitalization or similar transaction.

A subsidiary guarantee could be voided or subordinated because of federal bankruptcy law or comparable foreign and state law provisions.

      Our obligations under the notes are guaranteed by our existing and future subsidiaries that guarantee other indebtedness of Portola, including our amended and restated senior secured credit facility, until such guarantees of other indebtedness are released. Under the federal bankruptcy law and comparable provisions of foreign and state fraudulent transfer laws or laws that require reimbursement of a guarantor of amounts paid out under a guarantee, one or more of the subsidiary guarantees could be voided, or claims in respect of a subsidiary guarantee could be subordinated to all other debts of that guarantor if, among other things the guarantor, at the time it incurred the indebtedness evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

      In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

      The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      We cannot be sure as to the standards that a court would use to determine whether or not the guarantors were solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee of the notes would not be voided or the guarantee of the notes would not be subordinated to that guarantor’s other debt.

      If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

      A court could thus void the obligations under the guarantee or subordinate the guarantee to the applicable guarantor’s other debt or take other action detrimental to holders of the notes.

Risks Related to our Business

The integration of Portola and Tech Industries may not be successful and may adversely affect our results of operations.

      We could have difficulty completing the integration of Tech Industries’ operations into our own and could incur unanticipated disruption and expenses related to that integration. The continuing integration of Tech Industries will require a substantial amount of our management’s time to the detriment of their other duties. Our management is not experienced in the sales and marketing of CFT closures, and we depend on the sales and marketing capabilities of Tech Industries’ management. Although most of Tech Industries’ management are continuing in their current functions, we cannot assure you that they will continue to do so in the future.

      The integration of Portola and Tech Industries may take longer and be more disruptive to our business than anticipated. Integration may also result in unanticipated expenses, which could adversely affect our results of operations. We may not succeed in implementing new manufacturing processes at Tech Industries’ facilities at the rate anticipated, and as a result, we may not realize the expected operating efficiencies, growth opportunities and other benefits of the transaction or may realize them later than planned. Problems that may arise in connection with the integration of Tech Industries’ operations with our operations may have a material adverse impact on our business and results of operations.

      Tech Industries was a family-owned enterprise prior to its acquisition by us. We have not fully completed the process of integrating Tech Industries’ accounting records and systems into our own information and reporting systems. This process is time-consuming and has resulted in adjustments to Tech Industries’ historical financial statements. We filed a form 8-K/ A with the SEC on February 9, 2004 amending historical financial statements of Tech Industries to adjust the amount of revenue and cost of sales previously reported on a Form 8-K/A filed with the SEC on December 4, 2003.

We may be subject to pricing pressures and credit risks due to consolidation in our customers’ industries, and we do not have long-term contracts with most of our customers.

      The dairy, water and juice industries, which constitute our largest customer base from a revenue perspective, have experienced consolidations through mergers and acquisitions in recent years and this trend may continue. As a result, we could experience increased customer concentration, and our results of operations would be increasingly sensitive to changes in the business of customers that represent an increasingly large portion of our sales, or any deterioration of their financial condition. During fiscal 2003 and the six months ended February 29, 2004, our top ten customers accounted for approximately 35% and 36% of our sales, respectively. Consolidation has resulted in pricing pressures, as larger customers often have been able to make greater pricing and other demands over us. Consolidations in the dairy and water industries had a negative impact on our gross margins during fiscal 2003 and in fiscal 2004.

      In addition, one of our major accounts consists of the Canadian and U.S. subsidiaries of the large Italian dairy company, Parmalat, representing approximately $4.3 million in sales for fiscal 2003. The United States subsidiary of Parmalat declared Chapter 11 bankruptcy during 2004. We are monitoring the situation carefully and have instituted strict credit controls to manage our exposure in Canada. See “Management’s discussion and analysis of financial condition and results of operations — Results of operations.”

      We do not have firm long-term contracts covering a majority of our sales. Although customers that are not under firm contracts provide indications of their product needs and purchases on a periodic basis, they generally purchase our products on an order-by-order basis, and the relationship, as well as particular orders, can be terminated at any time. The loss of or significant decrease in business or a change in the procurement practices of any of our major customers may produce pricing pressures that could have a material adverse effect on our business, results of operations and financial condition.

We are subject to strong competition in our markets.

      We face direct competition in each of our product lines from a number of companies, many of which have financial and other resources that are substantially greater than ours. We can expect to meet significant competition from existing competitors with entrenched positions, and new competitors with respect to our existing product lines as well as with respect to new products we might introduce. We have experienced a negative impact due to competitor pricing, and this impact has accelerated during the past and current fiscal years. Further, numerous well-capitalized competitors might expand their product offerings, either through internal product development or acquisitions of our direct competitors. Such competitors could introduce products or establish prices for their products in a manner that could adversely affect our ability to compete. Additionally, from time to time, we also face direct competition from bottling companies, carton manufacturers and other food and beverage providers that elect to produce their own closures rather than purchase them from outside sources.

We are subject to risks caused by changes in prices and supply of resin.

      Our products are molded from various plastic materials, primarily low density polyethylene (“LDPE”) resin. LDPE resin, which is a broadly traded commodity, accounts for a significant portion of our cost of sales for closures. Plastic resins, including LDPE, are subject to substantial price fluctuations resulting from shortages in supply or changes in the prices of natural gas, crude oil and other petrochemical products from which resins are produced, as well as other factors. Instability in the world markets for petroleum and natural gas could materially adversely affect the price and timely availability of raw materials. We have contracts with our three principal resin suppliers that provide for the adjustment of prices payable by us depending on periodic increases or decreases in published indices of national resin bulk pricing. Accordingly, the price effects of resin on us lag the market. In the past, in the event of a significant increase in resin prices, we have not always been able to pass such increases on to customers promptly, in whole or in part, and we cannot assure you that we will be able to do so in every or most cases in the future. Such inability to pass on such increases, or delays in passing them on, have had and would have a material adverse effect on our sales and margins on a current or delayed basis. Most of our sales are either made to customers on a purchase order basis, which provide us with no assurance that we can pass on price increases to these customers, or pursuant to contracts which generally allow only quarterly price adjustments, which could delay our ability to pass on price increases to these customers, if at all. Moreover, even if the full amount of such price increases were to be passed on to customers, the increases would have the effect of reducing our gross margins. On the other hand, if resin prices decrease, customers typically would expect rapid pass-through of the decrease, and we cannot assure you that we would be able to maintain our gross margins. Changes in resin prices had a negative impact on our business during fiscal 2004 and 2003.

      We may not be able to arrange for sources of resin from our regular vendors, or alternative sources, in the event of an industry-wide general shortage of resins used by us, or a shortage or discontinuation of certain types of grades of resin purchased from one or more of our suppliers.

The integration of future acquisitions may result in substantial costs, delays and other problems.

      We may not be able to successfully integrate future acquisitions, if any, without substantial costs, delays or other problems. Future acquisitions would require us to expend substantial managerial, operating, financial and other resources to integrate any new businesses. The costs of such integrations could have a material adverse effect on our operating results and financial condition. Such costs would likely include non-recurring acquisition costs, investment banking fees, recognition of transaction-related obligations, plant closings and similar costs and various other acquisition-related costs. In addition, each transaction inherently carries an unavoidable level of risk regarding the actual condition of the acquired business, regardless of the investigation we may conduct beforehand. Until we assume operating control of such businesses, we may not be able to ascertain the actual value or understand the potential liabilities of the acquired entities. If and when we acquire a business, we would likely be subject to risks including:

•	the possibility that it would be difficult to integrate the operations into our existing operations;

•	the possibility that we had acquired substantial undisclosed liabilities;

•	the risks of entering markets, producing products or offering services for which we had no prior experience;

•	the potential loss of customers of the acquired business; and

•	the possibility we might be unable to recruit managers with the necessary skills to supplement or replace the incumbent management of the acquired business.

      We may not be successful in overcoming these risks.

We depend on new business development, international expansion and acquisitions.

      We believe that growth has slowed in the domestic markets for our traditional beverage products and that, in order to increase our sales, we must continue to develop new products in the markets we currently serve and new products in different markets, to make acquisitions and to expand in our international markets. Developing new products, expanding into new markets and identifying and completing acquisitions will require a substantial investment and involve additional risks. We cannot assure you that our efforts to achieve such development and expansion or to identify and complete potential acquisitions will be successful. Expansion poses risks and potential adverse effects on our operating results, such as the diversion of management’s attention, the loss of key personnel and the risks of unanticipated problems and liabilities. We may be unsuccessful in making acquisitions because of competition for acquisition candidates, which could result in fewer opportunities and higher acquisition prices, and because in many instances candidates may have difficulty in continuing to operate in the U.S. Moreover, as described above, our debt instruments impose significant restrictions under certain circumstances on our ability to make investments in or acquire other companies.

Difficulties presented by non-U.S. economic, political, legal, accounting and business factors could negatively affect our interests and business efforts.

      Approximately 43% of our sales for fiscal 2003 were derived from shipments to destinations outside of the United States or from our operations outside the United States. We intend to expand such exports and our international operations and customer base. Increasingly, we are determining that most new and some existing manufacturing operations must be conducted outside the U.S. Our sales outside of the United States generally involve longer payment cycles from customers than our United States sales. Our operations outside the United States require us to comply with the legal requirements of foreign jurisdictions and expose us to the political consequences of operating in foreign jurisdictions. Our operations outside the United States are also subject to the following potential risks:

•	difficulty in managing and operating such operations because of distance, and, in some cases, language and cultural differences;

•	fluctuations in the value of the U.S. dollar that could increase or decrease the effective price of our products sold in U.S. dollars and might have a material adverse effect on sales or costs, require us to raise or lower our prices or affect our reported sales or margins in respect of sales conducted in foreign currencies;

•	difficulty entering new international markets due to greater regulatory barriers than those of the United States and differing political systems;

•	increased costs due to domestic and foreign customs and tariffs, adverse tax legislation, imposition or increases of withholding and other taxes on remittances and other payments by subsidiaries;

•	credit risk or financial condition of local customers and distributors;

•	potential difficulties in staffing and labor disputes;

•	risk of nationalization of private enterprises;

•	government embargoes or foreign trade restrictions such as anti-dumping duties;

•	increased costs of transportation or shipping;

•	ability to obtain supplies from foreign vendors and ship products internationally during times of crisis or otherwise;

•	difficulties in protecting intellectual property;

•	increased worldwide hostilities;

•	potential imposition of restrictions on investments; and

•	local political, economic and social conditions such as hyper-inflationary conditions and political instability.

      As we continue to expand our international operations, these and other risks might increase. As we enter new geographic markets, we may encounter competition from the primary participants in those markets that may have significantly greater market knowledge and that may have substantially greater resources than we do. In addition, we conduct some of our international operations through joint venture arrangements in which our operational and financial control of the business are limited.

Adverse weather conditions could adversely impact our financial results.

      Weather conditions around the world can have a significant impact on our sales. Unusually cool temperatures during a hot weather season in one or more of our markets have and could again adversely affect sales of our products in those markets.

We are subject to risks that our intellectual property may not be adequately protected, and we may be adversely affected by the intellectual property rights of others.

      We rely on a combination of patents and trademarks, licensing agreements and unpatented proprietary know-how and trade secrets to establish and protect our intellectual property rights. We enter into confidentiality agreements with customers, vendors, employees, consultants and potential acquisition candidates as necessary to protect our know-how, trade secrets and other proprietary information. However, these measures and our patents and trademarks may not afford complete protection of our intellectual property, and it is possible that third parties may copy or otherwise obtain and use our proprietary information and technology without authorization or otherwise infringe on our intellectual property rights. We cannot assure you that our competitors will not independently develop equivalent or superior know-how, trade secrets or production methods.

      We are involved in litigation from time to time in the course of our business to protect and enforce our intellectual property rights, and third parties from time to time initiate litigation against us asserting that our business infringes or violates their intellectual property rights. We cannot assure you that our intellectual property rights have the value that we believe them to have or that our products will not be found to infringe upon the intellectual property rights of others. Further, we cannot assure you that we will prevail in any such litigation, or that the results or costs of any such litigation will not have a material adverse effect on our business. Any litigation concerning intellectual property could be protracted and costly and is inherently unpredictable and could have a material adverse effect on our business and results of operations regardless of its outcome.

      We are currently a defendant in a suit filed by Blackhawk Molding Co., Inc. on August 28, 2003 in the U.S. District Court for the Northern District of Illinois, Eastern Division. Blackhawk Molding alleges that a “single-stick” label attached to our five-gallon caps infringes a patent held by it. We have answered the complaint denying all allegations and asserting that the Blackhawk patent is invalid and that we have not infringed Blackhawk Molding’s patents. Discovery is in an early stage. The court held a hearing on claim construction at the end of May 2004, but has not rendered a decision. While we believe that we have substantial defenses in this matter, the ultimate outcome of any litigation is uncertain, and an unfavorable result could result in our sustaining material damages.

      A number of our patents relating to one of our closure product lines have expired in recent years. We believe that such expirations have, to varying effect, adversely affected our margins, as competitors who have become free to imitate our designs have begun to compete aggressively against us in the pricing of certain products. These adverse effects will only be partially ameliorated to the extent that we continue to obtain new patents.

      The laws of certain countries in which our products or technology are or may be licensed may not protect our intellectual property rights to the same extent as the laws of the United States. The protection offered by the patent laws of foreign countries may be less protective than the United States patent laws.

Defects in our products could result in litigation and harm our reputation. Many of our products are used to cap beverage and food products.

      From time to time in the past, we and other producers of similar products have received complaints from customers and end consumers claiming that such products might cause or almost caused injury to the end consumer. In some instances, such claims have alleged defects in manufacture or faulty design of our closures. In the event an end consumer suffers a harmful accident, we could incur substantial costs in responding to complaints or litigation. Further, if any of our products were found to be defective, we could incur damages and significant costs in correcting any defects, lose sales and suffer damage to our reputation.

Our customers’ products could be contaminated through tampering, which could harm our reputation and business.

      Terrorist activities or vandalism could result in contamination or adulteration of our customers’ products, as our products are tamper resistant but not tamper proof. We cannot assure you that a disgruntled employee or third party could not introduce an infectious substance into packages of our finished products, either at our manufacturing plants or during shipment of our products. Were our products or our customers’ products to be tampered with in a manner not readily capable of detection, we could experience a material adverse effect to our reputation, business, operations and financial condition.

Changes to government regulations affecting our products could harm our business.

      Our products are subject to governmental regulation, including regulation by the Federal Food and Drug Administration and other agencies in the United States and elsewhere. A change in government regulation could adversely affect our business. We cannot assure you that federal, state or foreign authorities will not issue regulations in the future that could materially increase our costs of manufacturing certain of our products. Our failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures as well as to potential criminal sanctions, which could have a material adverse effect on us.

Our business may be adversely affected by compliance obligations or liabilities under environmental, health and safety laws and regulations.

      We are subject to federal, state, local and foreign environmental and health and safety laws and regulations that could result in liability, affect ongoing operations and increase capital costs and operating expenses in order to maintain compliance with such requirements. Some of these laws and regulations provide for strict and joint and several liability regarding contaminated sites. Such sites may include properties currently or formerly owned or operated by us and properties to which we disposed of, or arranged to dispose of, wastes or hazardous substances. Based on the information presently known to us, we do not expect environmental costs or contingencies to have a material adverse effect on us. We may, however, be affected by hazards or other conditions presently unknown to us. In addition, we may become subject to new requirements pursuant to evolving environmental, and health and safety, laws and regulations. Accordingly, we cannot assure you that we will not incur material environmental costs or liabilities in the future.

We depend upon key personnel.

      We believe that our future success depends upon the knowledge, ability and experience of our personnel. The loss of key personnel responsible for managing Portola or for advancing our product development could adversely affect our business and financial condition.

We are controlled by Jack L. Watts, the Chairman of our Board of Directors and Chief Executive Officer, and JPMorgan Partners 23A, an affiliate of J.P. Morgan Securities Inc. Their interests as equity holders may conflict with your interests as a creditor.

      Jack L. Watts (the Chairman of our Board of Directors and our Chief Executive Officer) and JPMorgan Partners 23A (an affiliate of J.P. Morgan Securities Inc., one of the initial purchasers of the notes) own a majority of our common stock. Robert Egan, a member of our Board of Directors, is a Senior Advisor to J.P. Morgan Partners, LLC and a Partner of J.P. Morgan Entertainment Partners, LLC, each of which is an affiliate of JPMorgan Partners 23A. The interests of Mr. Watts, Mr. Egan and JPMorgan Partners 23A may not in all cases be aligned with your interests as a holder of the notes. There is only one independent director (as defined under the federal securities laws) on our Board of Directors and, as a result, our Board of Directors, Audit Committee and Compensation Committee have not met, and do not meet, the standard “independence” requirements that would be applicable if our equity securities were traded on NASDAQ or the New York Stock Exchange, when they have considered numerous issues of importance to us. We have engaged in a number of related party transactions. For example, from 1999 through 2002, we engaged in several transactions with Sand Hill Systems, Inc., an entity in which Mr. Watts and other of our officers and directors had a financial interest. See “Related party transactions” and Note 15 of the Notes to consolidated financial statements.

USE OF PROCEEDS

      This prospectus is delivered in connection with the sale of notes by J.P. Morgan Securities Inc. in market-making transactions. We will not receive any of the proceeds from such transactions.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

      The following unaudited pro forma consolidated financial statements have been prepared to give effect to (i) our acquisition on September 19, 2003 of all of the outstanding stock of Tech Industries, Inc., and Tech Industries, Inc.’s concurrent acquisition of Tech Industries U.K. Ltd. and partnership interests of 84 Fairmount Street Ltd. Partnership and Fairmount Realty Associates, affiliated entities (Tech Industries, Inc. and such affiliated entities are referred to collectively as “Tech Industries”) and (ii) the Financing Transactions. These pro forma financial statements are presented for information purposes only and do not purport to be indicative of the consolidated financial position or results of operations for future periods or the results that actually would have been realized had Portola and Tech Industries been a consolidated company during the specified periods.

      We accounted for the acquisition of Tech Industries using the purchase method of accounting pursuant to which the purchase price at closing was allocated to the tangible and intangible assets based on their estimated fair values. The purchase allocations were made based upon valuations and other studies that have not yet been finalized. The final allocation of purchase price may differ significantly from the pro forma amounts included herein.

      The unaudited pro forma consolidated financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with our historical consolidated financial statements and the historical combined financial statements of Tech Industries and the notes thereto included elsewhere in this prospectus and the information set forth in “Management’s discussion and analysis of results of operations and financial conditions.”

      The unaudited pro forma consolidated balance sheet was prepared as if the Financing Transactions had occurred on February 29, 2004. The unaudited pro forma consolidated statements of operations for the year ended August 31, 2003 and the six-month periods ended February 29, 2004 and February 28, 2003 were prepared as if the acquisition and the Financing Transactions had occurred on September 1, 2002. To prepare the unaudited pro forma consolidated statement of operations for the year ended August 31, 2003, our statement of operations for the year ended August 31, 2003 has been combined with Tech Industries’ unaudited statement of operations for the 52-week period ended August 24, 2003. To prepare the unaudited pro forma consolidated statement of operations for the six months ended February 28, 2003, our statement of operations for the six months ended February 28, 2003 has been combined with Tech Industries’ unaudited statement of operations for the twenty-six-week period ended February 24, 2003. Tech Industries’ fiscal year and fiscal quarters end on the last Sunday of each calendar quarter. The 52-week period ended August 24, 2003 and the twenty-six-week period ended February 24, 2003 are not usual period ends for Tech Industries.

UNAUDITED PRO FORMA CONSOLIDATED

STATEMENT OF OPERATIONS
For the Fiscal Year Ended August 31, 2003

	Portola	Tech Industries			Portola
	Twelve Months	52 Weeks	Tech Industries		Pro Forma
	Ended	Ended	Acquisition		Before	Financing
	August 31,	August 24,	Pro Forma		Financing	Pro Forma		Portola
Dollars in thousands	2003	2003	Adjustments		Adjustments	Adjustments		Pro Forma

Sales	$215,315	$33,934	$—		$249,249	$—		$249,249
Cost of sales	166,689	25,698	981	(1)	193,368	—		193,368

Gross profit	48,626	8,236	(981)		55,881	—		55,881
Selling, general and administrative	29,307	4,047	(75	)(2)	33,279	—		33,279
Research and development	4,729	167	—		4,896	—		4,896
Amortization of intangibles	903	—	285	(3)	1,188	—		1,188
Impairment charge	207	—	—		207	—		207
Restructuring costs	405	—	—		405	—		405

	35,551	4,214	210		39,975	—		39,975

Income from operations	13,075	4,022	(1,191)		15,906	—		15,906
Other (income) expense:
Interest income	(120)	(85)	—		(205)	120	(7)	(85)
Interest expense	12,544	—	1,842	(4)	14,386	597	(8)	14,983
Amortization of debt financing cost	777	—	167	(5)	944	1,072	(9)	2,016
Minority interest expense	73	—	—		73	—		73
Equity income of affiliates	(415)	—	—		(415)	—		(415)
(Gain) loss from sale of property, plant and equipment and securities	30	(1,000)	1,000	(2)	30	—		30
Other (income) expense, net	(154)	(226)	—		(380)	—		(380)

	12,735	(1,311)	3,009		14,433	1,789		16,222
Income (loss) before income taxes	340	5,333	(4,200)		1,473	(1789)		(316)
Income tax expense	2,071	1	—	(6)	2,072	—		2,072

Net income (loss)	$(1,731)	$5,332	$(4,200)		$(599)	$(1,789)		$(2,388)

The accompanying notes are an integral part of these

unaudited pro forma consolidated financial statements.

UNAUDITED PRO FORMA CONSOLIDATED

STATEMENT OF OPERATIONS
For the Six Months Ended February 28, 2003

			Tech		Portola
			Industries		Pro Forma
			Acquisition		Before	Financing		Portola
		Tech	Pro Forma		Financing	Pro Forma		Pro
Dollars in thousands	Portola	Industries	Adjustments		Adjustments	Adjustments		Forma

Sales	$103,062	$17,169	$—		$120,231	$—		$120,231
Cost of sales	81,846	13,167	490	(1)	95,503	—		95,503

Gross profit	21,216	4,002	(490)		24,728	—		24,728

Selling, general and administrative	15,156	1,819	(68	)(2)	16,907	—		16,907
Research and development	2,415	167	—		2,582	—		2,582
Amortization of intangibles	432	—	142	(3)	574	—		574
Restructuring costs	405	—	—		405	—		405

	18,408	1,986	74		20,468	—		20,468

(Loss) income from operations	2,808	2,016	(564)		4,260	—		4,260

Other (income) expense:
Interest income	(31)	(46)	—		(77)	60	(7)	(17)
Interest expense	6,268	—	776	(4)	7,044	298	(8)	7,342
Warrant interest income	(68)	—	—		(68)	—		(68)
Amortization of debt financing costs	373	—	84	(5)	457	536	(9)	993
Loss (gain) from sale of property, plant and equipment	29	(649)	632	(2)	12	—		12
Loss on warrant redemptions	—	—	—		—	—		—
Foreign currency transaction (gain) loss	252	—	—		252	—		252
Other (income) expense, net	(34)	15	—		(19)	—		(19)

	6,789	(680)	1,492		7,601	894		8,495

Income (loss) before income taxes	(3,981)	2,696	(2,056)		(3,341)	(894)		(4,235)

Income tax (benefit) expense	(1,573)	—	—	(6)	(1,573)	—		(1,573)

Net income (loss)	$(2,408)	$2,696	$(2,056)		$(1,768)	$(894)		$(2,662)

The accompanying notes are an integral part of these

unaudited pro forma consolidated financial statements.

UNAUDITED PRO FORMA CONSOLIDATED

STATEMENT OF OPERATIONS
For the Six Months Ended February 29, 2004

		Tech
		Industries	Tech		Portola
		September 1,	Industries		Pro Forma
		2003 to	Acquisition		Before	Financing		Portola
		September 18,	Pro Forma		Financing	Pro Forma		Pro
Dollars in thousands	Portola	2003	Adjustments		Adjustments	Adjustments		Forma

Sales	$114,047	$2,103	$—		$116,150	$—		$116,150
			(46	)(1)
Cost of sales	95,415	3,484	(1,833	)(10)	97,020	—		97,020

Gross profit	18,632	(1,381)	1,879		19,130	—		19,130

Selling, general and administrative	15,664	4,019	(3,597	)(10)	16,086	—		16,086
Research and development	2,926	—	—		2,926	—		2,926
Amortization of intangibles	622	—	12	(3)	634	—		634
Restructuring costs	1,866	—	—		1,866	—		1,866

	21,078	4,019	(3,585)		21,512	—		21,512

(Loss) income from operations	(2,446)	(5,400)	5,464		(2,382)	—		(2,382)

Other (income) expense:
Interest income	(24)	(1)	—		(25)	60	(7)	35
Interest expense	7,410	—	65	(4)	7,475	(737	)(8)	6,738
Warrant interest income	(57)	—	—		(57)	—		(57)
Amortization of debt financing costs	1,560	—	7	(5)	1,567	(278	)(9)	1,289
Equity income of affiliates	—	(27)	—		(27)	—		(27)
Loss (gain) from sale of property, plant and equipment	5	—	—		5	—		5
Loss on warrant redemptions	1,867	—	—		1,867	—		1,867
Foreign currency transaction (gain) loss	(2,255)	—	—		(2,255)	—		(2,255)
Other (income) expense, net	36	2	—		38	—		38

	8,542	(26)	72		8,588	(955)		7,633

Income (loss) before income taxes	(10,988)	(5,374)	5,392		(10,970)	955		(10,015)

Income tax (benefit) expense	742	—	—	(6)	742	—		742

Net income (loss)	$(11,730)	$(5,374)	$5,392		$(11,712)	$955		$(10,757)

The accompanying notes are an integral part of these

unaudited pro forma consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

STATEMENTS OF OPERATIONS

(Dollars in thousands)

      The unaudited pro forma consolidated statements of operations give effect to the following unaudited pro forma adjustments:

(1)	Adjustment to reflect depreciation expense on increase of book value of property, plant and equipment to fair market value as follows:

	Depreciation				9/1/03
	Period in				Through
	Years	Amount	Annual	Semi-Annual	9/18/03

Buildings	39	$340	$8	$4	$—
Machinery and equipment	7	6,785	970	485	46
Furniture and fixtures	5	15	3	1	—

		$7,140	$981	$490	$46

(2)	Adjustment to eliminate $75 and $68 in selling, general, and administrative expenses and $1,000 and $632 in gain on sale of assets of Tech Industries Ireland Ltd. (“Tech Ireland”) for the year ended August 31, 2003 and the six-month period ended February 28, 2003, respectively. Tech Ireland was distributed to the shareholders of Tech Industries prior to, and in contemplation of, the acquisition of Tech Industries.

(3)	Adjustment to reflect amortization of identifiable intangible assets as follows:

	Amortization				9/1/03
	Period in				Through
	Years	Amount	Annual	Semi-Annual	9/18/03

Customer relationships	20	$2,600	$130	$65	$5
Website	5	400	80	40	4
Covenant not to compete	5	374	75	37	3
Trademark and tradename	Indefinite	5,000	—	—	—

		$8,374	$285	$142	$12

(4)	Adjustment to record interest expense on the additional borrowings due to the acquisition of Tech Industries.

(5)	Adjustment to record amortization of debt financing costs for the amended and restated senior credit facility to finance the Tech Industries acquisition of $167, $84 and $7 for the year ended August 31, 2003, the six-month period ended February 28, 2003 and the period from September 1 to September 18, 2003, respectively.

(6)	Tech Industries terminated its “S” Corporation status at the time of the acquisition. No corporate income tax provision has been recorded since Tech Industries’ income would have been offset by the reversal of a portion of Portola’s valuation allowance provided against its net deferred tax assets.

(7)	Adjustment to record the reversal of interest income relating to revaluation of the redeemable warrants recognized during the respective periods.

(8)	Adjustment to reflect the increase in interest expense associated with the refinancing, as follows:

	Annual	Semi-Annual

Interest on $180,000 senior notes at 8.25%	$14,850	$7,425
Interest on $110,000 existing 10.75% senior notes	(11,825)	(5,913)
Adjustment for paydown of our senior secured credit facilities	(2,428)	(1,214)

	$597	$298

In addition, an adjustment of $(985) has been made for one month of duplicative interest paid resulting from the timing of the redemption of the $110,000 in aggregate principal amount of 10.75% senior notes.

A 1/8 percentage basis point change in interest rates for the senior credit facilities would result in less than a $100 change in annual interest expense subsequent to the Financing Transactions. A 1/8 percentage point change in the assumed rate on the notes would result in a $500 change in annual interest expense subsequent to the Financing Transactions.

(9)	Adjustment to record amortization of debt financing costs for the amended and restated senior secured credit facility and the notes as follows:

	Amortization
	Period in
	Years	Amount	Annual	Semi-Annual

New amended and restated senior secured credit facility	5	$520	$104	$52
New amended and restated senior admin fee	1	50	50	25
8.25% senior notes due 2012	8	7,344	918	459

		$7,914	$1,072	$536

In addition, the remaining amortization of debt financing costs relating to the $110,000 in aggregate principal amount of 10.75% senior notes in the amount of $725 was deducted as an adjustment.

(10)	Adjustment to reflect a discretionary bonus paid to employees of Tech Industries immediately prior to, and in contemplation of, the acquisition of Tech Industries by Portola. This adjustment totaling $5,430 does not include the normalized bonus of $191 based on Tech Industries’ historical and prospective bonus plan.

SELECTED CONSOLIDATED FINANCIAL DATA

      The following table sets forth Portola’s selected consolidated historical financial data for each of the five years in the period ended August 31, 2003, which have been derived from the consolidated financial statements of Portola, which have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm. The consolidated financial statements of Portola for the three years in the period ended August 31, 2003 appear elsewhere in this prospectus. The following table also sets forth Portola’s selected consolidated historical financial data for the six months ended February 29, 2004 and February 28, 2003, which have been derived from unaudited consolidated financial statements that appear elsewhere in this prospectus and in the opinion of management include all adjustments consisting only of normal recurring adjustments considered necessary for a fair presentation. Results for the six months ended February 29, 2004 and February 28, 2003 are not necessarily indicative of results to be expected for the full year or any future period. The following data should be read in conjunction with our consolidated financial statements and related notes, “Management’s discussion and analysis of financial condition and results of operations,” “Unaudited pro forma consolidated financial data,” and the other financial information included elsewhere in this prospectus.

Six Months Ended
Year Ended August 31,
February 28,	February 29,
1999	2000	2001	2002	2003	2003	2004

(Dollars in thousands)
Consolidated statements of operations data:
Sales(1)	$195,900	$208,919	$219,418	$210,757	$215,315	$103,062	$114,047
Cost of sales(1)	149,031	162,294	169,544	157,133	166,689	81,846	95,415

Gross profit	46,869	46,625	49,874	53,624	48,626	21,216	18,632
Selling, general and administrative	27,941	30,379	28,774	30,844	29,307	15,156	15,664
Research and development	2,717	2,922	3,096	3,069	4,729	2,415	2,926
Amortization of intangibles(2)	2,583	3,457	4,176	1,551	903	432	622
Impairment charge(3)	—	—	—	—	207	—	—
Restructuring costs(4)	—	493	1,939	—	405	405	1,866

33,241	37,251	37,985	35,464	35,551	18,408	21,078

Income (loss) from operations	13,628	9,374	11,889	18,160	13,075	2,808	(2,446)
Interest income(5)	(181)	(75)	(75)	(1,083)	(120)	(99)	(81)
Interest expense	14,443	14,486	14,453	13,251	12,544	6,268	7,410
Amortization of debt financing costs	546	428	718	756	777	373	1,560
Minority interest expense(6)	(97)	(118)	278	113	73	38	27
Equity (income) loss of unconsolidated affiliates, net(7)	120	469	37	(340)	(415)	(52)	(6)
Loss (gain) on sale of property plant and equipment(8)	82	106	(6,784)	(20)	30	29	5
Income on dissolution of joint venture(9)	—	—	—	(475)	—	—	—
Income on recovery of investment(10)	—	—	—	(1,103)	—	—	—
Loss on warrant redemption(11)	—	—	—	—	—	—	1,867
Foreign currency transaction (gain) loss	(165)	31	50	285	(348)	252	(2,255)
Other (income) expense, net	(152)	(45)	108	(39)	194	(20)	15

14,596	15,282	8,785	11,345	12,735	6,789	8,542

Income (loss) before income taxes	(968)	(5,908)	3,104	6,815	340	(3,981)	(10,988)
Income tax provision (benefit)	(352)	(2,165)	2,074	2,242	2,071	(1,573)	742

Net (loss) income	$(616)	$(3,743)	$1,030	$4,573	$(1,731)	$(2,408)	$(11,730)
Consolidated balance sheet data:
Working capital	$17,005	$18,213	$18,665	$18,147	$10,449	$15,931	$33,269
Total assets	157,444	154,335	149,635	136,589	132,773	132,555	186,544
Total debt	137,095	134,848	131,872	120,552	116,933	119,041	191,309
Redeemable warrants(11)(12)	—	—	10,510	10,359	10,302	10,291	1,453
Total shareholders’ equity (deficit)	(26,017)	(30,956)	(27,283)	(24,913)	(26,199)	(27,065)	(37,808)
Cash flow data:
Net cash provided by operating activities	$11,612	$17,578	$15,020	$24,405	$14,291	$6,420	$254
Net cash used in investing activities	(21,435)	(11,717)	(4,102)	(11,041)	(10,579)	(4,726)	(45,319)
Net cash (used in) provided by financing activities	8,725	(4,304)	(11,569)	(12,135)	(3,870)	(1,599)	55,278
Other data:
Closure unit volume (in millions) (unaudited)	12,236	11,939	12,871	12,693	12,337	6,107	5,939
Closure unit volume growth (unaudited)	6.9%	(2.4)%	7.8%	(1.4)%	(2.8)%	(0.3)%	(2.8)%
EBITDA(13)	$31,535	$29,862	$40,223	$40,112	$31,627	$11,404	$6,806
Depreciation and amortization	17,514	20,856	21,948	19,290	17,966	8,744	8,824
Capital expenditures	16,604	10,943	14,088	10,488	11,081	4,999	8,121
Fixed charge coverage ratio(14)	0.9	x	0.6	x	1.2	x	1.5	x	1.0	x	0.4	x	(0.1	)x

See next page for notes to selected consolidated financial data.

NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA

(1)	During the fourth quarter of fiscal 2001, we adopted the Financial Accounting Standards Board’s Emerging Issues Task Force (“EITF”) Issue 00-10, “Accounting for Shipping and Handling Fees and Costs,” which requires all shipping and handling fees billed to customers to be classified as revenue. Prior to August 31, 2001, we included both shipping revenues and shipping and handling charges in cost of sales. We adopted EITF Issue 00-10 in the fourth quarter of fiscal 2001 and reclassified the previously reported results for fiscal years ended 2000 and 1999 to conform with the new standard, which had no effect on net income (loss). The effect of this accounting policy change was to increase revenue and cost of sales during fiscal 2001, 2000 and 1999 by $5.1 million, $5.9 million and $5.2 million, respectively.

(2)	Includes amortization of patents and technology, licenses, tradename, covenants not-to-compete and customer relationships for all years presented and also includes goodwill amortization for fiscal 2001, 2000 and 1999. Effective September 1, 2001, we adopted the Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” for existing goodwill and other identifiable assets, which resulted in the discontinuance of goodwill amortization.

(3)	At August 31, 2003, we used the discounted cash flows methodology to value our goodwill by operating unit as of August 31, 2003. Based on this review, we recorded a $0.2 million impairment related to Shanghai Portola Packaging Company Limited in fiscal 2003.

(4)	During the first six months of fiscal 2004, we incurred $1.9 million in restructuring charges primarily related to employee severance costs due to the closure of our manufacturing facilities in Sumter, South Carolina and Chino California and one of our two facilities in San Jose, California. The manufacturing facilities located in Chino, California and San Jose, California were relocated to a new facility located in Tolleson, Arizona, a suburb of Phoenix, during the second quarter of fiscal 2004. We have relocated the operations of our South Carolina facility primarily to our existing facility in Kingsport, Tennessee. In June 2003, we entered into a fifteen-year lease commencing December 1, 2003 for the Tolleson, Arizona facility. We have entered into a contract to sell the manufacturing building in San Jose, California, and we sold the facility in Chino, California in April 2004. In addition to the restructuring charges discussed above, we have incurred approximately $1.1 million in relocation expenses during the first six months of fiscal 2004 related to the closing of the three plants in the first and second quarters of fiscal 2004, which is included in cost of sales in the statement of operations. As of February 29, 2004, approximately $0.7 million had been charged against the restructuring reserve for the employee severance costs. In addition, we expect to incur approximately $1.0 million in restructuring charges during the third quarter of fiscal 2004 primarily related to employee severance costs.

During the second quarter of fiscal 2003, we announced a restructuring plan to reduce our work force. During fiscal 2003, we incurred restructuring charges of $0.4 million for employee severance costs. The restructuring affected nine employees in general and administration, two employees in customer service, one employee in research and development and two employees in sales, totaling fourteen severed employees.

During the first quarter of fiscal 2001, we announced a restructuring plan involving the relocation of our New Castle, Pennsylvania closure operation to Sumter, South Carolina and Kingsport, Tennessee, and the relocation of the Cap Snap Equipment Manufacturing group from San Jose, California to New Castle, Pennsylvania. These relocations affected approximately 88 employees. We recorded restructuring charges during fiscal year 2001 totaling approximately $1.9 million, which consisted of approximately $0.9 million for employee severance costs and approximately $1.0 million for the non-cash write-down of certain assets.

(5)	Interest income includes income on the revaluation of the redeemable warrants and in fiscal 2002 interest income also included $0.8 million recognized on the recovery of an investment in Sand Hill Systems, Inc., an entity of which our chief executive officer, Jack L. Watts, was the chief executive officer through January 2000, and in which Mr. Watts and certain other officers held a financial interest. See Note 15 (Related party transactions) of the Notes to consolidated financial statements.

(6)	Represents minority interest expense for our consolidated subsidiaries which are not wholly owned.

(7)	Represents equity (income) loss relating to our 50% interest in Capsnap Europe Packaging GmbH.

(8)	Loss (gain) on sale of property, plant and equipment includes a $6.8 million gain on the sale of real estate in San Jose, California in fiscal 2001.

(9)	Represents income relating to the forgiveness of debt in the dissolution of one of our joint ventures.

(10)	Represents income on recovery on our investment in Sand Hill Systems, Inc. as described in Note 15 of the Notes to consolidated financial statements.

(11)	We had two outstanding warrants, which were each redeemable at the option of the holder upon 60 days’ prior written notice to us. These warrants were redeemable through June 30, 2004 and June 30, 2008, respectively. The redemption price of the warrants was calculated based on the higher of the current market price per share of our common stock or an amount computed under formulas in the warrant agreements. Following the offering of $180.0 million of senior notes, on January 23, 2004, we offered to repurchase both of the warrants. During February 2004, one warrant holder agreed to our repurchase of a warrant convertible into 2,052,526 shares of our Class A common stock at a net purchase price of $5.19 1/3 per share. This new price was based upon an agreed current market price per share of common stock of $5.80, minus the warrant exercise price of 60 2/3 cents for each share of Class A common stock. The aggregate warrant repurchase price was $10.7 million. We recognized a loss of $1.7 million on the transaction during the second quarter of 2004 due to having increased the deemed current market price of our common stock from $5.00 per share to $5.80 per share as agreed with the warrant holder. During March 2004, the second warrant holder agreed to our repurchase of the warrant that was convertible into 440,215 shares of our Class A common stock at a net purchase price of $3.30 per share. This new price was based upon the same agreed current market price per share of common stock of $5.80, minus the warrant exercise price of $2.50 for each share of Class A common stock. The aggregate warrant repurchase price was $1.5 million and the funds were paid on May 4, 2004. We recognized a loss of $0.2 million on the transaction during the second quarter of fiscal 2004 due to having increased the deemed current market price of our common stock from $5.00 per share to the agreed-upon price of $5.80 per share. Prior to the redemption of the warrants, the carrying value of the warrants totaled $10.2 million, which represented the estimated fair value of the instruments as determined by our management using the Black-Scholes pricing model. In accordance with EITF Issue 00-19, the change in the fair market price of the warrants of zero and $(87,000) was recognized as interest (income) expense during the three-month periods ended February 29, 2004 and February 28, 2003, respectively, and $(57,000) and $(68,000) of interest (income) expense during the six-month periods ended February 29, 2004 and February 28, 2003, respectively.

(12)	As of June 30, 2001, we applied EITF Issue 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” The effect of the application of Issue 00-19 was to reclassify our redeemable warrants from temporary equity to a liability on June 30, 2001.

(13)	EBITDA represents, for any relevant period, net income (loss) before interest expense, taxes, depreciation of property, plant and equipment, amortization of debt financing costs and amortization of intangibles. On a historical basis, for fiscal 2003 other items included $0.2 million of expenses associated with plant consolidation and relocation costs and for the six months ended February 29, 2004, other items included $0.1 million of plant consolidation costs and relocation expenses and $0.3 million of professional fees related to the Tech Industries acquisition. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flow from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Set forth below is a reconciliation of our reported net income to EBITDA as disclosed.

						Six Months Ended
	Year Ended August 31,
						February 28,	February 29,
	1999	2000	2001	2002	2003	2003	2004

	(Dollars in thousands)
Consolidated net (loss) income	$(616)	$(3,743)	$1,030	$4,573	$(1,731)	$(2,408)	$(11,730)
Add: Interest expense	14,443	14,486	14,453	13,251	12,544	6,268	7,410
Taxes	(352)	(2,165)	2,074	2,242	2,071	(1,573)	742
Depreciation and amortization	17,514	20,856	21,948	19,290	17,966	8,744	8,824
Amortization of debt financing costs	546	428	718	756	777	373	1,560

EBITDA(a)	$31,535	$29,862	$40,223	$40,112	$31,627	$11,404	$6,806
Add (subtract):
Cash received from unconsolidated affiliates	—	—	173	319	374	374	377
(Income) loss on unconsolidated affiliates	—	—	37	(340)	(415)	(52)	(6)
Loss (gain) on sale of property, plant and equipment	82	106	(6,784)	(20)	30	29	5
Interest income	—	(75)	(75)	(1,083)	(120)	(31)	(24)
Impairment loss	—	—	—	—	207	—	—
Income on dissolution of joint venture	—	—	—	(475)	—	—	—
Income on recovery of investment	—	—	—	(1,103)	—	—	—
Other items	—	—	—	—	176	—	395
Change in operating assets	(20,005)	(12,314)	(18,554)	(13,005)	(17,588)	(5,304)	(7,299)

Net cash provided by operations	$11,612	$17,579	$15,020	$24,405	$14,291	$6,420	$254

(a)	EBITDA for the six months ended February 29, 2004 includes a non-cash gain of $2.3 million on foreign exchange transactions, compared to a loss of $0.3 million in the six months ended February 28, 2003.

(14)	The ratio of earnings to fixed charges has been computed by dividing income (loss) before income taxes, plus fixed charges (excluding capitalized interest and amortization of capitalized interest) plus the interest factor component of rental expense, by fixed charges, which consist of interest charges (including capitalized interest) plus the portion of rental expense that includes an interest factor.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk factors” section of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements.

Overview

      We are a leading designer, manufacturer and marketer of plastic closures, bottles and related equipment used for packaging applications in the non-carbonated beverage and institutional food markets. Our products provide our customers with a number of value-added benefits, such as the ability to increase the security and safety of their products by making them tamper evident and leak-resistant. In addition, in September 2003, we entered the cosmetic, fragrance and toiletries (CFT) market with the acquisition of Tech Industries, a leading provider of closures and jars to the CFT market. Our quarterly and year to date financial statements include Tech Industries results beginning September 19, 2003.

Critical accounting policies and estimates

      General. The unaudited condensed consolidated financial statements and notes to unaudited condensed consolidated financial statements contain information that is pertinent to “Management’s discussion and analysis of financial conditions and results of operations.” The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions about future events that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment based on various assumptions and other factors such as historical experience, current and expected economic conditions and, in some cases, actuarial techniques. We constantly re-evaluate these factors and make adjustments where facts and circumstances dictate. We believe that the following accounting policies are critical due to the degree of estimation required.

      Allowance for doubtful accounts. We provide credit to our customers in the normal course of business, perform ongoing credit evaluations of our customers and maintain reserves for potential credit losses. The allowance for doubtful accounts related to trade receivables is determined based on two methods. The amounts calculated from each of these methods are combined to determine the total amount reserved. First, an evaluation of specific accounts is conducted when information is available indicating that a customer may not be able to meet its financial obligations. Judgments are made in these specific cases based on available facts and circumstances, and a specific reserve for that customer may be recorded to reduce the receivable to the amount that is expected to be collected. These specific reserves are re-evaluated and adjusted as additional information is received that impacts the amount reserved. Second, a general reserve is established for all customers based on historical collection and write-off experience. The collectibility of trade receivables could be significantly reduced if default rates are greater than expected or if an unexpected material adverse change occurs in a major customer’s ability to meet its financial obligations. The allowance for doubtful accounts totaled approximately $1.7 million and $1.2 million as of February 29, 2004 and August 31, 2003, respectively. See “Risk factors.”

      Revenue recognition. We follow Staff Accounting Bulletin 101, “Revenue Recognition in Financial Statements,” in recognizing revenues within our financial statements. This bulletin requires, among other things, that revenue be recognized only when title has transferred and risk of loss has passed to a customer with the capability to pay, and when we have no significant remaining obligations related to the sale.

      Impairment of assets. We periodically evaluate our property, plant and equipment, goodwill and other intangible assets for potential impairment. Management’s judgment regarding the existence of impairment indicators are based on market conditions and operational performance of the business. Future events could cause management to conclude that impairment indicators exist and that property, plant and equipment, goodwill and other intangible assets may be impaired. Any resulting impairment loss could have a material adverse impact on our results of operations and financial condition. No impairment loss was recognized during the three- and six-month periods ended February 29, 2004 and February 28, 2003, respectively.

      Inventory valuation. Cap and bottle related inventories are stated at the lower of cost (first-in, first-out method) or market and equipment related inventories are stated at the lower of cost (average cost method) or market. We record reserves against the value of inventory based upon ongoing changes in technology and customer needs. These reserves are estimates, which could vary significantly, either favorably or unfavorably, from actual requirements if future economic conditions, customer inventory levels or competitive conditions differ from our expectations.

      Income taxes. We estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in the unaudited condensed consolidated balance sheet. We then assess the likelihood that the deferred tax assets will be recovered from future taxable income, and, to the extent recovery is not likely, a valuation allowance is established. When an increase in this allowance within a period is recorded, we include an expense in the tax provision in the unaudited condensed consolidated statements of operations. Management’s judgment is required in determining the provision (benefit) for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against the net deferred tax assets. Although realization is not assured, management believes that the deferred tax assets will be realized before expiration through the recognition of future taxable income, except where a valuation allowance has been provided. While the deferred tax assets for which valuation allowances have not been provided are considered realizable, actual amounts could be reduced if future taxable income is not achieved. We provided valuation allowances against net deferred tax assets of $9.1 million and $4.0 million as of February 29, 2004 and August 31, 2003, respectively.

      Foreign currency translation. Our foreign subsidiaries use the local currency as their functional currency. Assets and liabilities are translated at quarter end exchange rates. Items of income and expense are translated at average exchange rates for the relevant period. Translation gains and losses are not included in determining net income (loss) but are accumulated as a separate component of shareholders’ equity (deficit). Gains (losses) arising from foreign currency transactions and the revaluation of certain intercompany debt are included in determining net income (loss).

      Impact of equity issuances. As of November 30, 2003, we had two outstanding warrants, which were each redeemable at the option of the holder upon 60 days’ prior written notice to us. These warrants were redeemable through June 30, 2004 and June 30, 2008, respectively. The redemption price of the warrants was calculated based on the higher of the current market price per share of our common stock or an amount computed under formulas in the warrant agreements. Following the offering of $180.0 million of senior notes, on January 23, 2004, we offered to repurchase both of the warrants. During February 2004, one warrant holder agreed to our repurchase of 2,052,526 shares of our Class A common stock into which the warrant was convertible at a net purchase price of $5.19 1/3 per share into which the warrant was convertible. This new price was based upon an agreed current market price per share of common stock of $5.80, minus the warrant exercise price of 60 2/3 cents for each share of Class A common stock. The aggregate warrant repurchase price was $10.7 million. We recognized a loss of $1.7 million on the transaction during the second quarter of 2004 due to having increased the current market price of our common stock from $5.00 per share to $5.80 per share as agreed with the warrant holder. During March 2004, the second warrant holder agreed to our repurchase of 440,215 shares of our Class A common stock into which the warrant was convertible at a net repurchase price of $3.30 per share. This new price was based upon an agreed current market price per share of common stock of $5.80, minus the warrant exercise price of $2.50 for each share of class A common stock. The aggregate warrant repurchase price was $1.5 million and the funds were paid on May 4, 2004. We recognized a loss of $0.2 million on the transaction during the second quarter of fiscal 2004 due to having increased the deemed current market price of our common stock from $5.00 per share to an agreed-upon price of $5.80 per share.

Prior to the redemption of the warrants, the carrying value of the warrants totaled $10.2 million, which represented the estimated fair value of the instruments as determined by our management using the Black-Scholes pricing model. In accordance with EITF Issue 00-19, the change in the fair market price of the warrants of zero and $(87,000) was recognized as interest (income) expense during the three-month periods ended February 29, 2004 and February 28, 2003, respectively, and $(57,000) and $(68,000) during the six-month periods ended February 29, 2004 and February 28, 2003, respectively.

Results of Operations

Comparison of the six months ended February 29, 2004 to the six months ended February 28, 2003

      Sales. For the first six months of fiscal year 2004, sales were $114.0 million compared to $103.1 million for the first six months of fiscal year 2003, an increase of $10.9 million, or 10.7%. The increase in sales for the first six months of fiscal 2004 compared to the same period in fiscal 2003 was mainly attributable to the acquisition of Tech Industries, which contributed sales of $12.5 million. Canada’s sales increased $2.9 million due to increased pricing and volume. China’s sales increased $1.4 million, Allied increased $0.9 million and Mexico increased $0.6 million, all due to increased volumes due to market demand. The United Kingdom increased $0.8 million due to the effect of the exchange rate to U.S. dollars, which was offset by price decreases in the United Kingdom in our high volume dairy closure as a result of competitive pricing pressures. The increases in our sales for the first six months of fiscal 2004 were offset by decreased sales in the U.S. closure operations of $6.3 million. The primary reasons for these decreases were due to competitive pricing pressures; loss of customers; timing of resin change increases to contract customers; reduced sales volumes for certain higher priced and higher margin products and cold weather and severe winter storms experienced in the eastern U.S. as compared to the same period in fiscal 2003. Equipment sales decreased $1.9 million due to lower customer orders.

      Gross profit. Gross profit decreased $2.6 million, or 12.2%, to $18.6 million for the six months ended February 29, 2004 from $21.2 million for the same period in fiscal year 2003. The margin decrease occurred primarily in the domestic closure operations and to a lesser extent in the U.K. and Mexico. Gross profit as a percentage of sales decreased to 16.3% for the six months ended February 29, 2004 from 20.6% for the six months ended February 28, 2003. The margin decrease was primarily due to the following factors: increases in resin prices as we are generally obligated to delay price increases to contract customers by forty-five to sixty days; competitive pricing pressures in the U.S. and U.K. markets; loss of customers in the U.S. market, reduced sales volumes for certain higher priced and higher margin products; and cold weather and severe winter storms that occurred in the eastern U.S. The margin decrease in Mexico was due primarily to subcontracting certain closure purchases to our U.S. facilities and the related freight charges to ship these closures from the U.S. to Mexico. This was done purposefully to take on a large new customer.

      In addition, we incurred one-time relocation and plant consolidation expenses of $1.1 million related to the move from six facilities to four facilities in our U.S. closures operations. These expenses were charged to cost of goods sold for the six-month period ended February 29, 2004. In addition we also incurred one-time charges of approximately $0.5 million associated with the integration and process improvement costs at the Tech Industries facility in Rhode Island.

      For the first six months of fiscal 2004, direct materials, labor and overhead costs represented 40.4%, 19.3% and 27.9% of sales, respectively, compared to the first six months of fiscal 2003 percentages of 37.6%, 17.0% and 28.0%, respectively. Direct material costs increased for the six-month period ended February 29, 2004 compared to the six-month period ended February 28, 2003 due to an increase in resin costs and lower volume and, to a lesser extent, the acquisition of Tech Industries whose products generally have a higher cost of materials as a percentage of total costs. Direct labor costs increased primarily due to the Tech Industries acquisition.

      Selling, general and administrative expense. For the six months ended February 29, 2004, selling, general and administrative expenses were $15.7 million, an increase of $0.5 million, or 3.4%, from $15.2 million for the same period in fiscal year 2003. As a percentage of sales, selling, general and administrative expenses were 13.7% for the six months ended February 29, 2004 compared to 14.7% for the same period in fiscal year 2003. The increase in dollars was primarily due to the inclusion of Tech Industries’ selling, general and administrative expenses of $1.2 million after September 19, 2003. This increase was offset by a $0.7 million decrease in discretionary spending (such as travel and consulting expenses) and decreased telephone costs, e-commerce costs, commission expense, bonus expense and employee costs.

      Research and development expenses. Research and development expense increased $0.5 million to $2.9 million for the six-month period ended February 29, 2004 as compared to $2.4 million for the same period in fiscal 2003. As a percentage of sales, research and development expense was 2.6% for the six months ended February 29, 2004 as compared to 2.3% for the same period in fiscal 2003. The increase in dollars was primarily due to the inclusion of Tech Industries’ research and development expenses of $0.5 million after September 19, 2003.

      Amortization of intangibles. Amortization of intangibles (consisting of amortization of patents and technology licenses, tradename, covenants not-to-compete and customer relationships) increased $0.2 million, or 44.0%, to $0.6 million for the six months ended February 29, 2004 as compared to $0.4 million for the same period in fiscal 2003. The increase was primarily due to the amortization of Tech Industries’ intangible assets acquired in September 2003 and amortization of signing bonuses.

      Restructuring. During the first six months of fiscal 2003, we announced a restructuring plan to reduce our work force and we incurred approximately $0.4 million of employee severance costs.

      During the first six months of fiscal 2004, we incurred restructuring charges of $1.9 million for employee severance costs related to the closing and relocation of our three plants in Chino and San Jose, California and Sumter, South Carolina. The operations from the two California plants have been relocated to a new facility located in Tolleson, Arizona, a suburb of Phoenix. The move will be fully completed during the third quarter of fiscal year 2004. The operations from the South Carolina plant were relocated in the first quarter of fiscal 2004 primarily to our existing facility in Kingsport, Tennessee as well as to other facilities within our Company. As of February 29, 2004, approximately $0.7 million had been charged against the restructuring reserve for the employee severance costs. We expect to incur additional restructuring charges and moving costs during the third quarter of fiscal 2004. Management anticipates the reserve balance will be paid by the end of fiscal 2004. In addition, we expect to incur approximately $1.0 million in restructuring charges during the third quarter of fiscal 2004 primarily related to employee severance costs.

      Income from operations. Reflecting the effect of the factors summarized above, income from operations decreased $5.2 million to an operating loss of $2.4 million for the first six months of fiscal year 2004 as compared to operating income of $2.8 million for the first six months of fiscal year 2003 and decreased as a percentage of sales to (2.1)% in the second quarter of fiscal year 2004 as compared to 2.7% in the same period of fiscal year 2003. Moving and relocation costs, integration and process improvement costs, and severance accounted for $3.5 million that contributed to this loss during the six-month period ended February 29, 2004.

      Other (income) expense. Other (income) expense includes interest income, interest expense, amortization of debt financing costs, gain or loss on the sale of property, plant and equipment, minority interest expense, equity (income) loss of unconsolidated affiliates, loss on warrant redemption and other expense, net.

      Interest expense increased $1.1 million to $7.4 million for the six-month period ended February 29, 2004, as compared to $6.3 million for the six-month period ended February 28, 2003. The increase in interest expense was due to the issuance of $180.0 million of senior notes due 2012 in January 2004. Due to the 30 day call notice and timing of the repurchase of the $110.0 million of senior notes due 2005, we paid approximately thirty days of duplicative interest on the $110.0 million of senior notes due 2005 and accrued 30 days of interest on the $180.0 million of senior notes due 2012. In addition, the interest expense will be $0.8 million higher per quarter due to the increase in the principal amount of outstanding senior notes from $110.0 million to $180.0 million, which is partially offset by the decrease in interest rates from 10.75% to 8.25%.

      Amortization of debt financing costs increased $1.2 million for the six-month period ended February 29, 2004 to $1.6 million from $0.4 million for the six-month period ended February 28, 2003. We wrote off financing fees related to the $110.0 million senior notes due 2005. In addition, amortization expense increased due to debt financing costs capitalized related to the financing of the $180.0 million senior notes due 2012 and the fourth amendment of our senior secured credit facility.

      Warrant interest income decreased $11,000 to $57,000 for the six-month period ended February 29, 2004 compared to $68,000 for the same period in fiscal year 2003 due to the repurchase of the Class A common stock warrants. We incurred a loss on the redemption of $1.9 million during the second quarter of fiscal 2004.

      We recognized a net loss of $5,000 on the sale of property, plant and equipment during the six-month period ended February 29, 2004, compared to a net loss of $29,000 incurred during the same period of fiscal year 2003.

      Other expenses, net, consisted primarily of (gain) loss on foreign exchange transactions. We recognized a gain of $2.3 million for the six-month period ended February 29, 2004 compared to a loss of $0.2 million for the six-month period ended February 28, 2003. The foreign exchange gain related primarily to the revaluation of an intercompany note payable.

      Income tax benefit. We recorded a provision from income taxes of $0.7 million for the six months ended February 29, 2004 due to taxable income in certain foreign jurisdictions. The Company provided a valuation allowance against new deferred tax assets in certain foreign jurisdictions and for a portion of our domestic operations. The Company recorded a benefit from income taxes of $1.6 million for the six-month period ended February 28, 2003 based on its pre-tax loss.

      Net loss. Net loss was $11.7 million for the six-month period ended February 29, 2004 compared to a net loss of $2.4 million for the same period in fiscal year 2003. Moving and relocation costs, integration and process improvement costs, severance, loss on redemption of warrants and the duplicative interest on the senior note refinancing accounted for $6.4 million of this loss during the six-month period ended February 29, 2004.

Comparison of the fiscal year ended August 31, 2003 to the fiscal year ended August 31, 2002

      Sales. Sales increased $4.5 million, or 2.2%, from $210.8 million for fiscal 2002 to $215.3 million for fiscal 2003. The increase in sales for fiscal 2003 from fiscal 2002 was mainly attributable to increased sales of $4.6 million in Canada, $3.3 million in the United Kingdom and $0.4 million in Mexico primarily due to increased unit pricing as a result in increased resin prices, and increased volume growth due to increased market share. Offsetting these increases were decreased sales of $3.8 million in U.S. operations due to decreased sales volume with certain customers, as well as dairy customer consolidation, which resulted in lower selling prices for certain products.

      During fiscal 2003, our top ten customers accounted for approximately 38% of our sales and no customer accounted for 10% of total sales. During fiscal 2002 one customer accounted for approximately 10% of total sales.

      Gross profit. Gross profit decreased $5.0 million to $48.6 million for fiscal 2003 from $53.6 million for fiscal 2002 and decreased as a percentage of sales from 25.4% in fiscal 2002 to 22.6% in fiscal 2003. The margin decrease occurred primarily in the U.S., Canadian and U.K. operations, and was primarily due to increases in resin prices, increased sales of lower margin products, dairy customer consolidation (which resulted in lower selling prices for certain products), increased competition affecting certain products due to the expiration of patents previously held by us, and, to a lesser extent, increased employee costs.

      Overall, fiscal 2003 direct materials, labor and overhead costs represented 38.2%, 16.1% and 26.7% of sales, respectively, compared to fiscal 2002 percentages of 35.1%, 15.7% and 27.6%. Direct material costs as a percentage of sales increased for fiscal 2003 from fiscal 2002 due to increased resin prices.

      Selling, general and administrative expenses. Selling, general and administrative expense decreased from $30.8 million in fiscal 2002 to $29.3 million in fiscal 2003 and decreased as a percentage of sales from 14.6% for fiscal 2002 to 13.6% for fiscal 2003. These decreases were primarily due to decreased compensation costs and decreased bad debt expense, offset in part by increased consulting costs.

      Research and development expenses. Research and development expenses were $4.7 million and $3.1 million in fiscal 2003 and 2002, and increased as a percentage of sales from 1.5% in fiscal 2002 to 2.2% in fiscal 2003. The increase in research and development expenses was due primarily to an increase in prototype expenses related to new products and, to a lesser extent, to increased consulting and employee costs.

      Amortization of intangibles. Amortization of intangibles (consisting of amortization of patents, acquisition costs, technology, tradename and covenants not-to-compete) decreased $0.4 million, or 28.4%, to $1.1 million for fiscal 2003 from $1.6 million in fiscal 2002. This decrease was due to certain intangibles related to the acquisitions of Allied Tool, Inc. (“Portola Allied”) and Consumer Cap Corporation (“Consumer”) being fully amortized in March 2002 and June 2002, respectively, offset by an impairment loss of $0.2 million included in amortization expense in fiscal 2003.

      Restructuring costs. During the second quarter of fiscal 2003, we announced a restructuring plan to reduce our work force. During fiscal 2003, we incurred restructuring charges of $0.4 million for employee severance costs. The restructuring affected nine employees in general and administration, two employees in customer service, one employee in research and development and two employees in sales, totaling 14 severed employees. As of August 31, 2003, approximately $0.3 million had been charged against the restructuring reserve for the employee severance costs. Management anticipates the accrual balance will be paid by the end of fiscal 2004.

      Income from operations. Due to the effect of the factors summarized above, income from operations decreased $5.1 million, or 28.0%, to $13.1 million for fiscal 2003 from $18.2 million for fiscal 2002 and decreased as a percentage of sales from 8.6% in fiscal 2002 to 6.1% in fiscal 2003.

      Other (income) expense. Other (income) expense includes interest income, interest expense, amortization of debt financing costs, minority interest expense, equity (income) loss of unconsolidated affiliates, net gain or loss on the sale of property, plant and equipment, income on dissolution of a joint venture, income on recovery of a note receivable and other expense, net.

      Interest income decreased $1.0 million to $0.1 million during fiscal 2003 from $1.1 million in fiscal 2002, primarily due to $0.8 million of interest income recognized in fiscal 2002 with respect to a promissory note payable to us by Sand Hill Systems, Inc. (the “SHS Note”) in connection with a related party transaction described in “Related party transactions” and Note 15 of the Notes to consolidated financial statements. Interest expense decreased by $0.7 million to $12.5 million in fiscal 2003 from $13.3 million in fiscal 2002. This decrease was primarily due to the decrease in borrowings on the revolving credit facility and the effect of a decrease in the LIBOR rate. Amortization of debt financing costs totaled $0.8 million in each of fiscal 2003 and fiscal 2002.

      In fiscal 2002, we recognized income of $0.5 million on the dissolution of a joint venture (see Note 2 of the Notes to consolidated financial statements) and recognized income of $1.1 million on the recovery with respect to the SHS Note. (See Note 15 of the Notes to consolidated financial statements). We recognized a net loss of $30,000 on the sale of property, plant and equipment during fiscal 2003, compared to a gain of $20,000 recognized on the sale of property, plant and equipment during the same period in fiscal 2002.

      Other expense, net consisted primarily of gain and loss on foreign exchange transactions. We recognized a gain of $0.3 million on foreign exchange transactions for fiscal 2003, included in other expense, net, compared to a loss of $0.3 million in fiscal 2002. In addition, we recognized income of $58,000 as a result of the change in the fair market value of our outstanding warrants as of August 31, 2003 as compared to $0.2 million, as of August 31, 2002.

      Income tax provision. The income tax provision for fiscal 2003 was $2.1 million on income before income taxes of $0.3 million, compared to an income tax provision of $2.2 million in fiscal 2002 on income before income taxes of $6.8 million. Our effective tax rate differs from the U.S. statutory rate principally due to providing a valuation allowance against net deferred tax assets in certain foreign jurisdictions, and for a portion of our domestic jurisdictions.

      Net (loss) income. Net loss was $1.7 million in fiscal 2003 compared to net income of $4.6 million in fiscal 2002.

Comparison of the fiscal year ended August 31, 2002 to the fiscal year ended August 31, 2001

      Sales. Sales decreased $8.6 million, or 4.0%, from $219.4 million for fiscal 2001 to $210.8 million for fiscal 2002. The decrease in sales for fiscal 2002 compared to fiscal 2001 was mainly attributable to decreased sales of $7.3 million from the United States closure division primarily due to price reductions to customers to reflect lower resin costs and product mix. Equipment sales decreased $2.7 million mainly due to the timing of customer orders. Sales decreased by $0.9 million in Mexico due to sales volume and also decreased by $1.2 million in bottle sales due to discontinuation of one of our consolidated joint ventures. Offsetting these decreases were increased sales of $2.7 million in the United Kingdom due to sales volume and $0.8 million in tooling due to timing of customer orders.

      Gross profit. Gross profit increased $3.7 million to $53.6 million for fiscal 2002 as compared to $49.9 million for fiscal 2001 and increased as a percentage of sales from 22.7% in 2001 to 25.5% in 2002. The margin increase was due to overall lower raw material costs, primarily due to the lower resin prices in the closure and bottle operations and improved margins in our equipment sales.

      Overall, fiscal 2002 direct materials, labor and overhead costs represented 35.1%, 15.7% and 27.6% of sales, respectively, compared to fiscal 2001 percentages of 40.1%, 14.7% and 26.4%.

      Selling, general and administrative expenses. Selling, general and administrative expenses increased from $28.8 million in fiscal 2001 to $30.8 million in fiscal 2002 and increased as a percentage of sales from 13.1% for fiscal 2001 to 14.6% for fiscal 2002. These increases were primarily due to increased expenses for consulting fees for our product expansion project and ERP system upgrade, employee costs, travel expenses and bad debt charges.

      Research and development expenses. Research and development expenses were $3.1 million in both fiscal 2001 and 2002, and increased slightly as a percentage of sales from 1.4% in fiscal 2001 to 1.5% in fiscal 2002.

      Amortization of intangibles. Amortization of intangibles (consisting of amortization of patents, goodwill, tradename, covenants not-to-compete and customer lists) decreased $2.6 million, or 62.9%, to $1.6 million for fiscal 2002 as compared to $4.2 million in fiscal 2001. The decrease was primarily due to the elimination of goodwill amortization expense due to the early adoption of SFAS No. 142 effective September 1, 2001. The effect of the adoption was to eliminate goodwill amortization expense of $2.6 million in fiscal 2002. There was an additional decrease of amortization expense of $0.3 million primarily due to certain Portola Allied intangibles becoming fully amortized in March 2002. Offsetting this decrease was an increase of $0.2 million in amortization expense for additional patent, tradename, covenants not-to-compete and customer list assets relating to the acquisition of Consumer during fiscal 2001.

      Restructuring costs. We did not incur restructuring charges during fiscal 2002, compared to the $1.9 million incurred during fiscal 2001, which consisted of approximately $0.9 million for employee severance costs and approximately $1.0 million for the non-cash write-down of certain assets.

      Income from operations. Due to the effect of the factors summarized above, income from operations increased $6.3 million, or 52.8%, to $18.2 million for fiscal 2002 as compared to $11.9 million for fiscal 2001 and increased as a percentage of sales from 5.4% in fiscal 2001 to 8.6% in fiscal 2002.

      Other (income) expense. Interest income increased $1.0 million to $1.1 million during fiscal 2002 as compared to $75,000 in fiscal 2001 primarily due to $0.8 million interest income recognized with respect to the SHS Note payable to us (see Note 15 of the Notes to consolidated financial statements), and we also recognized $0.2 million as a result of the change in the fair market value of the warrants as of August 31, 2002.

      Interest expense decreased by $1.2 million to $13.3 million in fiscal 2002 as compared to $14.5 million in fiscal 2001. This decrease was primarily due to the decrease in borrowings on the revolving credit facility and the effect of a decrease in the LIBOR rate during fiscal 2002, as compared to the same period in fiscal 2001.

      Amortization of debt financing costs increased $38,000 to $0.8 million in fiscal 2002 as compared to $0.7 million for the same period in fiscal 2001 due to the additional loan fees that are being amortized as a result of the amended and restated senior revolving credit facility entered into on September 29, 2000.

      We recognized a net gain of $20,000 on the sale of property, plant and equipment during fiscal 2002, compared to a gain of $7.0 million recognized on the sale of certain real estate located in San Jose, California, during the same period in fiscal 2001, offset by a $0.2 million loss on the sale of property, plant and equipment.

      In fiscal 2002, we recognized income of $0.5 million and $1.1 million on the dissolution of a joint venture and the recovery of the SHS Note, respectively. See Notes 2 and 15 of the Notes to consolidated financial statements.

      Income tax provision. The income tax provision for fiscal 2002 was $2.2 million compared to an income tax benefit of $2.1 million in fiscal 2001. Our effective tax rate differs from the U.S. statutory rate principally due to providing a valuation allowance against net deferred tax assets in certain foreign jurisdictions and nondeductible goodwill and amortization expense in fiscal 2001.

      Net income (loss). Net income was $4.6 million in fiscal 2002 compared to net income of $1.0 million in fiscal 2001.

Liquidity and Capital Resources

Six months ended February 29, 2004 compared to the six months ended February 28, 2003

      In recent years, we have relied primarily upon cash from operations, borrowings from financial institutions and proceeds from our issuance of $180.0 million in principal amount of senior notes to finance our operations, repay long-term indebtedness and fund capital expenditures and acquisitions. At February 29, 2004, we had cash and cash equivalents of $14.8 million, an increase of $10.5 million from August 31, 2003. Of the $14.8 million, approximately $1.5 million dollars was allocated for the repurchase of our then unredeemed Class A common stock warrants and approximately $7.8 million was allocated for our repurchase of our common stock in connection with our self tender offer, each as authorized under the terms of the indenture relating to the $180.0 million of senior notes due 2012. Payment for shares of our common stock in the self tender offer has been delayed until at least the fourth quarter of fiscal year 2004. Without taking into account the cash reserved for the repurchase of our Class A common stock warrants and shares of our common stock in the self tender offer, cash and cash equivalents increased $1.2 million to $5.5 million at February 29, 2004 from $4.3 million August 31, 2004.

      Operating activities. Cash provided by operations totaled $0.3 million for the six-month period ended February 29, 2004, which represented a $6.1 million decrease from the $6.4 million provided by operations for the six months ended February 28, 2003. Net cash provided by operations for both quarters was the result of a net loss offset primarily by non-cash charges for depreciation and amortization. Working capital (current assets less current liabilities) increased $22.8 million as of February 29, 2004 to $33.3 million, compared to $10.4 million as of August 31, 2003.

      Investing activities. Cash used in investing activities was $45.3 million for the six months ended February 29, 2004, compared to $4.7 million for the six months ended February 28, 2003. In the first six months of fiscal year 2004, cash used in investing activities consisted primarily of $36.5 million for the acquisition of Tech Industries, $8.1 million for additions to property, plant and equipment and $0.7 million for intangible and other assets. In the first six months of fiscal year 2003, cash used in investing activities consisted primarily of $5.0 million for additions to property plant and equipment.

      We have retained a real estate broker to sell our manufacturing building in San Jose, California, and we have entered into a contract to sell our facility in Chino, California for a purchase price of $3.5 million. The transaction closed in April 2004. We expect to realize a small gain on this sale during the third quarter of fiscal 2004. The proposed sales of real estate are related to the closure of these two manufacturing plants and relocation of their operations from California to Arizona during fiscal 2004. We expect to recover our investments upon the sale of these buildings. However, we cannot assure you that the San Jose building will be sold in the near future or that if sold, the selling terms will be favorable to us.

      We expect that our total capital expenditures for fiscal 2004 will be at least $16.0 million. We invested in a new facility in Arizona during our first and second quarters of fiscal 2004, and plan to add equipment in existing facilities to support new products and the transition of existing product manufacturing from other facilities. Our principal sources of cash to fund ongoing operations and capital requirements have been and are expected to continue to be net cash provided by operating activities and borrowings under our credit agreement. We believe that these sources will be sufficient to fund our ongoing operations and our foreseeable capital requirements.

      Financing activities. At February 29, 2004, we had total indebtedness of $192.8 million, $180.0 million of which was attributable to our senior notes due 2012. Of the remaining indebtedness, $11.1 million was attributable to our senior secured credit facility and $0.2 million was principally composed of capital lease obligations. In addition, our total indebtedness at February 29, 2004 included redeemable warrants with a carrying value of $1.5 million.

      On September 19, 2003, we entered into an amendment to our senior secured credit facility, increasing the credit facility to $54.0 million in connection with our purchase of Tech Industries, subject to a borrowing base of eligible receivables and inventory, plus net property and equipment and covenants similar to those in the amended and restated senior secured credit facility existing at February 28, 2003. An unused fee was payable on the facility based on the total commitment amount less the balance outstanding plus the average daily aggregate amount of outstanding credit facility liability, at the rate of 0.50% per annum. Interest payable was based on either the Bank Prime Loan rate plus 1.50% or the LIBOR loan rate plus 2.75%.

      On January 23, 2004, we completed an offering of $180.0 million of senior notes that mature on February 1, 2012 and bear interest at 8.25% per annum. Interest payments of approximately $7.4 million are due semi-annually on February 1 and August 1 of each year. Interest will accrue from January 23, 2004 and the first interest payment date will be August 1, 2004. The senior notes’ indenture contains covenants and provisions that restrict, among other things, the Company’s ability to: (i) incur additional indebtedness or issue preferred stock, (ii) incur liens on its property, (iii) make investments, (iv) enter into guarantees and other contingent obligations, (v) merge or consolidate with or acquire another person or engage in other fundamental changes, (vi) engage in certain sales of assets and subsidiary stock, (vii) engage in certain transactions with affiliates, (viii) engage in sale/leaseback transactions (ix) engage in any business other than a related business (x) make restricted payments, and (xi) declare or pay dividends.

      Concurrently with the offering of $180.0 million of senior notes, on January 23, 2004, we entered into an amended and restated five-year senior revolving credit facility of up to $50.0 million, maturing on January 23, 2009. The credit facility contains covenants and provisions that restrict, among other things, our ability to: (i) redeem warrants and repurchase stock, except during the first year, (ii) incur additional indebtedness, (iii) incur liens on our property, (iv) make investments, (v) enter into guarantees and other contingent obligations, (vi) merge or consolidate with or acquire another person or engage in other fundamental changes, or in certain sales of assets, (vii) engage in certain transactions with affiliates, (viii) make restricted junior payments, and (viii) declare or pay dividends. An unused fee is payable on the facility based on the total commitment amount less the balance outstanding plus the average daily aggregate amount of outstanding liability, at the rate of 0.50% per annum. In addition, interest payable is based on either the Bank Prime Loan rate plus 1.25% or the LIBOR loan rate plus 2.75% determined by a pricing tabled based on the outstanding credit facility balance. On May 21, 2004, we entered into an amendment of the senior secured credit facility in order to modify certain of the covenants, including revising the definition of EBITDA to exclude specified charges, which affects the calculation of the fixed charge coverage ratio.

      Our senior secured credit facility and the indenture governing our 8.25% senior notes contain a number of significant restrictions and covenants as discussed above. Adverse changes in our operating results or other adverse factors, including a significant increase in interest rates or in resin prices, a severe shortage of resin supply or a significant decrease in demand for our products, could result in our being unable to comply with the financial covenants in our senior secured credit facility. If we violate these covenants and are unable to obtain waivers from our lenders, we would be in default under these agreements and our lenders could accelerate our obligations thereunder. If our indebtedness is accelerated, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us. If our expectations of future operating results are not achieved, or our debt is in default for any reason, our business, financial condition and results of operations would be materially and adversely affected. In addition, complying with these covenants may make it more difficult for us to successfully execute our business strategy and compete against companies who are not subject to such restrictions.

      Pursuant to an Offer to Purchase dated March 5, 2004, we offered to purchase for cash up to 1,319,663 shares of our common stock at $5.80 per share from our stockholders of record as of March 5, 2004. The offer was to expire on April 9, 2004, at which time we would purchase all shares of our common stock that were properly tendered and not withdrawn. On March 31, 2004, we announced that we extended the tender offer to purchase our common stock to at least June 21, 2004, and on June 18, 2004, we announced that we had further extended the tender offer to at least August 23, 2004. We have the right to further amend the terms of the tender offer. We have $7.9 million being held in a cash investment account for the distribution.

      Cash and cash equivalents. At February 29, 2004, we had $14.8 million in cash and cash equivalents as well as borrowing capacity of approximately $13.9 million under the senior revolving credit facility, less a minimum availability requirement of $3.0 million. In May 2004, the appraisals of our property, plant and equipment assets in the U.S., Canada and the U.K. have been completed and these assets have been included in the borrowing base of our revolving credit line, substantially increasing our borrowing capacity as well as increasing our minimum availability requirement to $5.0 million.

      We believe that our existing financial resources, together with our current and anticipated results of operations, will be adequate for the foreseeable future to make required payments of principal and interest on our debt and fund our working capital and capital expenditure requirements. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowing will be available under the amended and restated senior secured credit facility in an amount sufficient to enable us to service our debt, including the $180.0 million of senior notes due 2012, or to fund our other liquidity needs. Further, any future acquisitions, joint ventures, arrangements or similar transactions will likely require additional capital, and we cannot assure you that this capital will be available to us.

Fiscal year ended August 31, 2003 compared to the fiscal year ended August 31, 2002

      Operating activities. Net cash provided by operations totaled $14.3 million and $24.4 million in fiscal 2003 and 2002, respectively. Net cash provided by operations for fiscal 2003 was principally the result of non-cash charges for depreciation and amortization offset, in small part, by our net loss. Net cash provided by operations for fiscal 2002 was the result of net income plus non-cash charges for depreciation and amortization, offset by an aggregate of $2.4 million of non-cash items included in other (income) expense. See Notes 2 and 15 of the Notes to consolidated financial statements. Working capital decreased $7.7 million to $10.4 million as of August 31, 2003 from $18.1 million as of August 31, 2002, primarily due to the re-classification of a warrant with a carrying value of $9.0 million as current due to its expiration in June 2004, in addition to increases in accounts payable and a decrease in inventory, offset in part by an increase in accounts receivable.

      Investing activities. Cash used in investing activities was $10.6 million in fiscal 2003 as compared to $11.0 million in fiscal 2002, and consisted primarily of additions to property, plant and equipment of $11.1 million and $10.5 million in fiscal 2003 and 2002, respectively. Cash used in investing activities was reduced by $0.1 million and $0.4 million in fiscal 2003 and 2002, respectively, by proceeds from the sale of property, plant and equipment.

      Financing activities. At August 31, 2003, we had total indebtedness of $127.2 million, $110.0 million of which was attributable to our senior notes. Of the remaining indebtedness, $6.6 million was attributable to our senior credit facility and $0.3 million was principally composed of capital lease obligations. In addition, our total indebtedness at August 31, 2003 included redeemable warrants with a carrying value of $10.3 million. See Note 10 of the Notes to consolidated financial statements for additional information on the redeemable warrants. On September 29, 2000, we entered into a four-year amended and restated senior secured revolving credit facility of up to $50.0 million, subject to a borrowing base of eligible receivables and inventory, plus net property, plant and equipment. This credit facility contains covenants and provisions that restrict, among other things, our ability to: (i) incur additional indebtedness, (ii) incur liens on our property, (iii) make investments, (iv) enter into guarantees and other contingent obligations, (v) merge or consolidate with or acquire another person or engage in other fundamental changes, or in certain sales of assets, (vi) engage in certain transactions with affiliates, (vii) make restricted junior payments and (viii) declare or pay dividends. See Note 8 of the Notes to consolidated financial statements for additional information.

      Cash and cash equivalents. At August 31, 2003, we had $4.3 million in cash and cash equivalents as well as borrowing capacity of approximately $34.2 million under the $50.0 million revolving credit facility, less a minimum availability requirement of $3.0 million.

Comparison of the fiscal year ended August 31, 2002 to the fiscal year ended August 31, 2001

      Operating activities. Cash provided by operations totaled $24.4 million and $15.0 million in fiscal 2002 and 2001, respectively. Net cash provided by operations for fiscal 2002 was the result of net income plus non-cash charges for depreciation and amortization, offset by an aggregate of $2.4 million in other income and interest income recognized on the dissolution of a joint venture and settlement on a promissory note. See Notes 2 and 14 of the Notes to consolidated financial statements. Due to the adoption of SFAS No. 142, amortization expense for fiscal 2002 did not include goodwill amortization. Net cash provided by operations for fiscal 2001 was the result of net income plus non-cash charges for depreciation and amortization, reduced by the net gain on the sale of property of $6.8 million, which is reflected in cash flows from investing activities. Working capital decreased $0.9 million as of August 31, 2002 to $18.1 million, as compared to $19.0 million as of August 31, 2001, primarily as a result of a decrease in accounts receivable and inventory, offset by a decrease in accounts payable and accrued liabilities.

      Investing activities. Cash used in investing activities was $11.0 million in fiscal 2002 as compared to $4.1 million in fiscal 2001. This consisted primarily of additions to property, plant and equipment of $10.5 million and $14.1 million, in fiscal 2002 and 2001, respectively. Fiscal 2001 included additions to intangible and other assets relating to the acquisition of Consumer. Cash used in investing activities was reduced by $0.4 million in fiscal 2002 by proceeds from the sale of property, plant and equipment and by $10.1 million in fiscal 2001 by proceeds from the sale of property, plant and equipment, primarily related to the sale of certain real estate located in San Jose, California.

      Financing activities. At August 31, 2002, we had total indebtedness of $131.0 million, $110.0 million of which was attributable to our senior notes. Of the remaining indebtedness, $9.8 million was attributable to our senior credit facility and $0.7 million of the indebtedness was principally composed of capital lease obligations. In addition, our total indebtedness at August 31, 2002 included redeemable warrants with a carrying value of $10.4 million. See Note 10 of the Notes to consolidated financial statements for additional information on the redeemable warrants.

      Cash and cash equivalents. At August 31, 2002, we had $4.6 million in cash and cash equivalents as well as unused borrowing capacity of approximately $33.0 million under the revolving credit facility, less a minimum availability requirement of $3.0 million.

Off-balance sheet arrangements

      We currently own a 50% interest in Capsnap Europe Packaging GmbH (“CSE”). CSE currently sells five-gallon closures and bottles that are produced by our United Kingdom subsidiary and our joint venture partner in CSE. CSE has a 50% ownership interest in Watertek, a joint venture in Turkey, which produces and sells five-gallon water bottles and closures for the European and Middle Eastern market places. Watertek is the owner of a 50% interest in a Greek company, Cap Snap Hellas, that will be selling our products in Greece. In addition, in 2003 CSE acquired all of the stock of Semopac, a French producer of five gallon polycarbonate bottles, for a note having a principal amount of approximately $3.0 million and a three-year term. Our portion of the results of these joint venture operations are reflected in other (income) expense, net. See “— Contractual obligations” and Note 10 of the Notes to unaudited condensed consolidated financial statements.

Contractual obligations

      Our contractual cash obligations as of February 29, 2004 are summarized in the following table:

	Payments Due by Period

		<1	1-3	3-5	>5
	Total	Year	Years	Years	Years

	(Dollars in thousands)
Contractual obligations:
Long-term debt, including current portion:
Senior notes(1)	$180,000	$—	$—	$—	$180,000
Revolver(2)	11,060	—	—	11,060	—
Capital lease obligations(3)	249	199	50	—	—
Redeemable warrants(4)	1,453	1,453	—	—	—
Operating lease obligations(5)	33,634	3,744	6,194	5,166	18,530
Guarantees(6)	1,381	—	435	—	946

Total contractual cash obligations(7)	$227,777	$5,396	$6,679	$16,226	$199,476

(1)	On January 23, 2004, we completed an offering of $180.0 million of senior notes that mature on February 1, 2012 and bear interest at 8.25% per annum. Interest payments of approximately $7.4 million are due semi-annually on February 1 and August 1 of each year. Interest will accrue from January 23, 2004 and the first interest payment date will be August 1, 2004. The indenture governing the senior notes contains certain restrictive covenants and provisions.

(2)	Concurrently with the offering of $180.0 million of senior notes due 2012, on January 23, 2004, we entered into an amended and restated five-year senior revolving credit facility of up to $50.0 million. The credit facility contains covenants and provisions that restrict, among other things, our ability to: (i) redeem warrants and repurchase stock, except during the first year, (ii) incur additional indebtedness, (iii) incur liens on our property, (iv) make investments, (v) enter into guarantees and other contingent obligations, (vi) merge or consolidate with or acquire another person or engage in other fundamental changes, or in certain sales of assets, (vii) engage in certain transactions with affiliates, (viii) make restricted junior payments, and (viii) declare or pay dividends. An unused fee is payable on the facility based on the total commitment amount less the balance outstanding plus the average daily aggregate amount of outstanding liability, at the rate of 0.50% per annum. In addition, interest payable is based on either the Bank Prime Loan rate plus 1.25% or the LIBOR loan rate plus 2.75% determined by a pricing tabled based on the outstanding credit facility balance.

(3)	We acquired certain machinery and office equipment under non-cancelable capital leases.

(4)	We had two outstanding warrants, which were each redeemable at the option of the holder upon 60 days’ prior written notice to us. These warrants were redeemable through June 30, 2004 and June 30, 2008, respectively. The redemption price of the warrants was calculated based on the higher of the current market price per share of our common stock or an amount computed under formulas in the warrant agreements. Following the offering of $180.0 million of senior notes, on January 23, 2004, we offered to repurchase both of the warrants. During February 2004, one warrant holder agreed to our repurchase of 2,052,526 shares of our Class A common stock into which the warrant was convertible at a net purchase price of $5.19 1/3 per share. This new price was based upon an agreed current market price per share of common stock of $5.80, minus the warrant exercise price of 60 2/3 cents for each share of Class A common stock. The aggregate warrant repurchase price was $10.7 million. We recognized a loss of $1.7 million on the transaction during the second quarter of 2004 due to having increased the deemed current market price of our common stock from $5.00 per share to $5.80 per share as agreed with the warrant holder.

During March 2004, the second warrant holder agreed to our repurchase of 440,215 shares of our Class A common stock into which the warrant was convertible at a net purchase price of $3.30 per share. This new price was based upon an agreed current market price per share of common stock of $5.80, minus the warrant exercise price of $2.50 for each share of Class A common stock. The aggregate warrant repurchase price was $1.5 million and the funds were paid on May 4, 2004. We recognized a loss of $0.2 million on the transaction during the second quarter of fiscal 2004 due to having increased the deemed current market price of our common stock from $5.00 per share to the agreed-upon price of $5.80 per share. Prior to the redemption of the warrants, the carrying value of the warrants totaled $10.2 million, which represented the estimated fair value of the instruments as determined by our management using the Black-Scholes pricing model. In accordance with EITF Issue 00-19, the change in the fair market price of the warrants of zero and $(87,000) was recognized as interest (income) expense during the three-month periods ended February 29, 2004 and February 28, 2003, respectively, and $(57,000) and $(68,000) of interest (income) expense during the six- month periods ended February 29, 2004 and February 28, 2003, respectively.

(5)	We lease certain office, production and warehouse facilities under operating lease agreements expiring on various dates through 2021. Under the terms of the facilities’ leases, we are responsible for common area maintenance expenses, which include taxes, insurance, repairs and other operating costs. Base rent expense for fiscal 2004 is estimated to be $3.7 million.

(6)	We issued a letter of credit in October 1999, expiring December 2010, that guarantees $0.4 million of a loan related to the purchase of machinery for CSE’s 50% owned Turkish joint venture, Watertek. CSE is an unconsolidated, 50% owned Austrian joint venture that sells five-gallon water bottles and closures that are produced by our United Kingdom subsidiary and our joint venture partner in CSE. We extended the expiration date of a letter of credit in February 2004, that now expires in February 2007, and that guarantees a loan of $0.4 million for the purchase of machinery by CSE. These guarantee agreements are in Eurodollars and were valued using a conversion rate as of February 29, 2004.

In November 2000, our Mexican consolidated subsidiary entered into a ten-year lease for a building in Guadalajara, Mexico commencing in May 2001. Our Mexican operations relocated to the new building during May 2001. We guaranteed approximately $0.6 million in future lease payments relating to the lease as of February 29, 2004. In April 2004, we amended the lease of our Guadalajara, Mexico plant to allow for construction of a 20,000 square foot expansion to our existing facilities. Construction of this expansion began in the third quarter of fiscal 2004 and has a targeted completion date of September 1, 2004, at which time the amended lease will become effective. The Company will guarantee approximately $0.2 million in future lease payments related to the amended lease. This is in addition to the guaranty of approximately $0.6 million related to the original lease. The amended lease extends the lease term 10 years from the last day of the month of the targeted completion date of September 1, 2004. Also in April 2004, we entered into leases of two buildings, totaling 31,860 square feet, in Shanghai, China to serve the Pacific Rim markets for CFT products. The building A lease was effective May 1, 2004 and the building B lease will be effective November 1, 2004. The lease term for building A is 24 months and the lease term for building B is 18 months.

In June 2003, we entered into a fifteen-year lease for a new facility in Tolleson, Arizona, commencing December 1, 2003. The closure manufacturing operations in San Jose, California and Chino, California were relocated to the new facility during the second quarter of fiscal 2004. We have entered into a contract to sell the manufacturing building in San Jose and we sold the Chino facility in April 2004. (Note 12).

(7)	The Company had $0.3 million in firm commitments as of May 31, 2004 for capital expenditures for international expansion. In addition, it is our intention to continue to expand internationally during fiscal years 2005 and beyond.

Related party transactions

      We incur certain related party transactions throughout the course of our business. In connection with the financing transactions related to the $180.0 million offering of our senior notes due 2012, we paid fees to

JPMorgan Securities Inc. (Robert Egan, one of our directors, is a senior adviser to JP Morgan Partners, an affiliate of JP Morgan Securities Inc.), The Breckenridge Group (of which Larry Williams, one of our directors, is a principal), Tomlinson Zisko LLP and Timothy Tomlinson (one of our directors until February 29, 2004, and a partner in Tomlinson Zisko LLP), and Themistocles Michos (Vice President, General Counsel and Secretary) for services rendered. We repurchased a warrant from JPMorgan Partners, of which we recognized a loss on the redemption. In addition, we paid fees to The Breckenridge Group, Tomlinson Zisko LLP and Themistocles Michos for services rendered related to other operational matters. Mr. Tomlinson resigned from the Board on February 29, 2004.

      Related party sales consisted primarily of closures produced by our U.K. operations that were sold to our joint venture, CSE. The related party transactions are disclosed on the face of the unaudited condensed consolidated financial statements included in this prospectus. There have been no other significant additional related party transactions from those disclosed in “Item 13. — Certain Relationships and Related Transactions” and Note 15 of Notes to Consolidated Financial Statements of our most recent Annual Report on Form 10-K.

Raw material price volatility

      Most of our closures are priced based in part on the cost of the plastic resins from which they are produced. Historically, we have been able to pass on increases in resin prices directly to our customers, although that practice has proven more difficult in the past two years because of increased price competition in the beverage related markets.

Seasonality

      Our sales and earnings reflect a slightly seasonal pattern as a result of greater sales volumes during the summer months. In both fiscal 2003 and 2002, 48% of sales occurred in the first half of the year (September through February) while 52% of sales were generated in the second half (March through August).

Income taxes

      The relationship of income tax expense to income before income taxes is affected primarily by not providing a benefit for losses generated in certain foreign jurisdictions and a portion of our domestic operations and, in fiscal 2001, by non-deductible goodwill arising from our acquisitions. See Note 13 of the Notes to consolidated financial statements.

Recent Accounting Pronouncements

      Effective September 1, 2002, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 establishes accounting standard for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. The adoption of SFAS No. 143 had no impact on our financial statements for the three- and six-month periods ended February 29, 2004 and February 28, 2003.

      Effective September 1, 2002, we adopted SFAS No. 146, “Accounting for Exit or Disposal Activities.” The standard requires companies to recognize costs associated with exit or disposal activities when incurred rather than at the date of a commitment to exit or disposal plan. Examples of costs covered by the standard include (1) costs to terminate contracts that are not capital leases; (2) costs to consolidate facilities or relocate employees; and (3) termination benefits provided to employees who are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. Previous accounting guidance was provided by EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 replaces EITF 94-3 and is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. During the three- and six-month periods ended February 29, 2004, we incurred restructuring charges of $1,523 and $1,866, respectively, which were determined in accordance with the provisions of SFAS No. 146 (Note 7).

      In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The recognition provisions of FIN 45 are effective for any guarantees that are issued or modified after December 31, 2002. The provisions of FIN 45 did not have a material impact on our results of operations or financial condition as there were no new guarantees or significant modifications of existing guarantees during the six-month period ended February 29, 2004.

      In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities — an interpretation of ARB No. 51” (“FIN 46”). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 was effective January 31, 2003 for newly created and existing variable interest entities. On October 8, 2003, the FASB issued FASB Staff Position No. 46-e, which allows public entities, who meet certain criteria, to defer the effective date for applying the provisions of FIN 46 to interests held by the public entity in certain variable interest entities or potential variable interest entities until the end of the first interim or annual period ending after December 15, 2003. On December 24, 2003, the FASB extended the effective date to periods ending after March 15, 2004. Management is currently analyzing the impact of FIN 46 on the consolidated financial statements.

      Effective April 1, 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends SFAS No. 133 for certain decisions made by the Board as part of the Derivatives Implementation Group (DIG) process and further clarifies the accounting and reporting standards for derivative instruments including derivatives embedded in other contracts and for hedging activities. The provisions of this statement are to be prospectively applied effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this statement did not have a material impact on our results of operations or financial condition for the three- and six-month periods ended February 29, 2004.

      Effective May 1, 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. On November 7, 2003, the FASB issued FASB Staff Position No. 150-3, which allows entities, who meet certain criteria, to defer the effective date for periods beginning after December 15, 2004. The adoption of this statement did not have a material impact on our results of operations or financial condition.

BUSINESS

      We are a leading designer, manufacturer and marketer of plastic closures, bottles and related equipment used for packaging applications in the non-carbonated beverage and institutional food markets. In September 2003 we entered the CFT markets with the acquisition of Tech Industries, a leading provider of closures in these markets.

      We believe that we are the sole or largest supplier to many of our customers of the products we supply. Our consistent product quality and customer service have allowed us to develop strong relationships with our customers, and we have supplied products to our top 25 customers for an average of 13 years. We sold over 12.6 billion closures (pro forma) in fiscal 2003 to over 1,000 customers under the names Snap Cap, Nepco, Portola, Tech Industries and other brand names. Closure sales represented a majority of our 2003 pro forma sales. We sell our products to such beverage, food and consumer product companies as Dean Foods, Dairyworld Foods, Dairy Crest, Arla Dairies, Kroger, Perrier Water/ Nestle, Estée Lauder, Avon and Coca-Cola. Our products provide our customers with a number of value-added benefits, such as the ability to increase the security and safety of their products by making them tamper evident and leak-resistant.

      Many features of our products have been developed through our extensive research and development efforts. For example, we developed the “tear strip” feature that has become a standard tamper evident mechanism for non-carbonated beverage and food products. In addition, we have developed most of the technology and know-how that we believe necessary to operate our business. We hold more than 125 domestic and foreign patents, with over 70 additional patent applications pending, on the design and manufacture of container closures and containers, as well as compatible neck finishes.

      Our products are manufactured through technologically advanced, high speed injection molding, compression molding and blowmolding processes at twelve manufacturing facilities, including five located in the United States, four located in Canada, and one located in each of the United Kingdom, Mexico and China. In addition, we have two facilities located in the United States that produce equipment for our customers’ bottle filling lines and tooling for blowmolding equipment. We are developing a new advanced manufacturing facility in the Czech Republic to produce closures and CFT products for European markets and intend to begin construction of this facility in fiscal 2005.

History

      We were founded in 1964 and were acquired from our founders in 1986 by a group led by Jack L. Watts, our current Chairman of the Board and Chief Executive Officer. We have grown from $31.4 million in sales and 2.4 billion in closure units sold in fiscal 1988 to $249.2 million in pro forma sales and over 12.6 billion closures (pro forma) and 235.0 million bottles sold in fiscal 2003. The members of Portola’s senior management have significant experience in the plastic packaging business and an average tenure of over eight years.

      On June 30, 1994, we acquired Northern Engineering & Plastics Corp., a Pennsylvania corporation, and certain related companies and assets (collectively, “Pennsylvania Nepco”) for a purchase price of $43.7 million. The acquisition of Pennsylvania Nepco, a designer, manufacturer and marketer of tamper evident plastic closures in markets similar to those served by Portola, enabled us to establish new customer relationships, diversify and expand our product offerings and customer base and benefit from Pennsylvania Nepco’s proprietary product designs.

      On June 16, 1995, we purchased for $13.6 million the 50% interest we had not previously owned in Canada Cap Snap Corporation, a British Columbia corporation engaged in manufacturing and distributing small closures in western Canada, together with all the capital stock of two affiliated plastic bottle manufacturers. On September 1, 1996, we purchased for $2.1 million Rapid Plast J-P, Inc., a company headquartered in Montreal, Quebec engaged in manufacturing and distributing plastic bottles, primarily in eastern Canada. The Canadian acquisitions enabled us to establish a position in the Canadian bottle manufacturing market and to advance our position in the Canadian closure market.

      On September 1, 1995, we completed the acquisition of the 50% interest we had not previously owned in Cap Snap (U.K.) Ltd., now known as Portola Packaging Limited (“Portola Packaging Ltd. (U.K.)”), for a purchase price of approximately $1.5 million. Portola Packaging Ltd. (U.K.), a corporation organized under the laws of England and Wales, is engaged in manufacturing closures for distribution primarily in the United Kingdom with some exports to other European countries and the Middle East.

      During fiscal 1999, we entered into a joint venture with Greiner A.G. of Austria to form an Austrian company now named Capsnap Europe Packaging GmbH (“CSE”), which is 50% owned by us and 50% by Greiner. CSE currently sells five-gallon closures and bottles that are produced by our United Kingdom subsidiary and Greiner. CSE owns Semopac, a French producer of five-gallon polycarbonate bottles. CSE also owns a 50% ownership interest in Watertek, a joint venture in Turkey which produces and sells five-gallon water bottles and closures for the European and Middle Eastern market places. Watertek owns a 50% interest in a new Greek company, Cap Snap Hellas, that sells our products in Greece.

      On March 31, 1999, we purchased certain operating and intangible assets and repaid certain liabilities of Portola Allied for a total purchase price of $2.2 million. Portola Allied is located in Michigan and is engaged primarily in the manufacture and sale of tooling and molds used in the blowmolding industry.

      Effective March 22, 2000, we acquired the remaining 45% ownership interest in PPI China that we did not previously own for $1.4 million. PPI China is located in the Shanghai province of China and is engaged in the manufacture and distribution of plastic closures and plastics components for the electronics industry in Southeast Asia, Australia and New Zealand.

      Effective January 1, 2001, we purchased certain assets and assumed certain liabilities of Consumer Cap Corporation (“Consumer”) for approximately $9.9 million. Consumer’s manufacturing and distributing operations were merged with our operations in Chino, California, Batavia, Illinois, and Sumter, South Carolina.

      On September 19, 2003, we acquired all of the outstanding capital stock of Tech Industries for approximately $35.7 million in cash (excluding items classified as assumed liabilities and transaction costs). During the 52 weeks ended August 24, 2003, Tech Industries had sales of $33.9 million. Tech Industries is a manufacturer of plastic closures and containers for the CFT industries. Tech Industries’ customers include Estée Lauder and Avon, each of which has used Tech Industries’ products for over 20 years. Tech Industries provides us with a position in the CFT markets, where advanced design capabilities and specialized manufacturing processes are required and gross margins are typically higher than our existing markets. We plan to implement our efficient manufacturing processes within Tech Industries’ operations to improve their profitability and contribution to our cash flow. We funded the acquisition principally through borrowings under our then-existing credit facility.

      On March 16, 2004, we purchased certain machinery and equipment used for the production of dairy closures, together with certain inventory, accounts receivable, and other assets, from a competitor in the United Kingdom. The purchase price was £2,235,000. We expect to utilize this machinery and equipment in our U.K. facility and other Portola facilities outside of the U.K.

Business Strategy

      Our primary strategy is to increase cash flow by maintaining and extending our position as a leader in significant segments in the plastic closure and bottle markets, as well as the newly entered CFT markets. The key elements of this strategy are as follows:

      Emphasizing research and development and product engineering. Packaging of beverages and food is rapidly changing in the marketplace as producers encounter increased competition and sophistication among their customers. The demands for new packaging solutions can only be met by using innovative design and manufacturing techniques and new materials. We are continuing our commitment to the research and development of new containers, closures and packaging systems and the manufacturing techniques to produce them. We have introduced three new products in fiscal 2004.

      Emphasizing customer support and total product solutions. We build long-term relationships with customers and attract new customers by providing on-time delivery and technical service and support and by selling our products and services as “total product solutions.” We work closely with our customers to design closures and compatible container neck finishes and neck inserts that meet their specific needs, provide them with a wide range of stock and customizable products and support their needs for service and support. Many of our closure customers also use our custom capping equipment, which we believe improves their products and strengthens our relationships with them.

      Expanding sales in markets outside of the United States. We expect significant growth in markets outside of the United States for plastic closures and capping and filling equipment, as bottled water and other non-carbonated beverage producers in international markets adopt more advanced packaging materials and techniques. We are seeking to capitalize on these growth opportunities by entering into joint ventures with local bottle manufacturers, bottlers and distributors, by increasing exports and by establishing manufacturing and sales operations in local markets. We have commenced expansion in China and Mexico and are developing a greenfield manufacturing facility in the Czech Republic to serve European markets for closures and CFT products. We intend to begin construction of the latter facility in fiscal 2005.

      Product Integrity. Our goal is to promote our customers’ product safety and brand equity. Product Integrity encompasses safety and security products and services designed to protect the integrity of our customers’ manufacturing process and to protect their products as they move through the distribution chain. Accordingly, we design our products to assure customers that their products will be received by end-users as the manufacturer intended, with the taste, freshness, odor and effectiveness unimpaired. Other Product Integrity initiatives include the development of an anti-counterfeit system designed to be integrated into customer packaging lines. The system will be sold as a service that enables customers to identify and potentially eliminate counterfeit items from their distribution systems. The system is scalable, internet-based, and inexpensive to implement. The service may be sold independently of the closure used including to companies operating in adjacent markets such as pharma- and nutra-ceuticals, customers not otherwise purchasing our closures. We believe that our attention to the protection of our customers’ brands and products differentiates us from competitors.

      Pursuing strategic acquisitions. We intend to selectively pursue strategic acquisitions, focusing on markets with higher growth rates than those we currently serve and in which we can leverage our strengths in Product Integrity and manufacturing efficiency. For example, in September 2003, we acquired Tech Industries to gain access to the CFT markets.

Plastic Closure Market

      We compete in the closure segment of the worldwide plastic container packaging industry, focusing on proprietary tamper evident plastic closure applications. Plastic closures have various applications and are designed and engineered to meet specific uses. Our major plastic closure products are used for beverages, including dairy, fruit juice, bottled water, sport drinks and other non-carbonated drinks and institutional food products.

      Closure design is a function of the type of container and its contents. Products which are perishable, highly acidic or susceptible to tampering all require specialized capping applications. In many instances, it may be necessary for the container to be re-sealable, or it may be preferable for the contents to be dispensed through the closure without the closure being removed.

      The use of plastic closures has grown as the demand for tamper evident packaging has grown. A tamper evident feature is highly valued by the non-carbonated beverage and food market. While certain tamper evident devices can be incorporated into metal closures, the most sophisticated devices have been developed for plastic closures. We invented the original snap-on cap design as well as the “tear strip” feature with breakaway bands for plastic closures. These Portola innovations established the standard tamper evident mechanisms for the non-carbonated beverage and food industries.

      Historically, growth in demand for our products has been driven by population growth, increasing concerns about the sanitation and safety of packaged food and beverage products and the continued shift from glass or metal to plastic containers throughout the packaged food and beverage industry. In addition, in many international markets demand for plastic containers is growing with increasing consumer disposable income. For the juice, dairy and bottled water markets, demand is also a function of climate and weather, with warmer temperatures tending to increase consumption. In the CFT markets, growth has been driven by trends such as the aging of the population, increasing demand by younger consumers and the development of new cosmetic and skin care products. As packaging has shifted from glass and metal to plastic containers, which largely rely on plastic closures, the use of plastic closures has grown at a faster rate than the overall closures market. See “— Products” and “— Product development.”

Products

      We design, manufacture and sell a wide array of tamper evident plastic closures for dairy, fruit juice, bottled water, sport drinks and other non-carbonated drinks, for institutional food products and for cosmetics, fragrances and toiletries. We also design, manufacture and sell (i) blowmolded bottles used in the dairy, water, juice and industrial markets, (ii) injection stretch blowmolded bottles for bottled water markets, (iii) jars for CFT products, (iv) high-speed capping equipment used by our plastic closure customers in their bottling and packaging operations, (v) tooling and molds used in the blowmolding industry to manufacture bottles and (vii) customized bottling and capping systems for returnable water cooler bottles.

      Plastic closures. We offer a wide variety of plastic closures under each of our principal product lines to satisfy a great number of application and customer requirements. Our plastic closures for beverages are broadly grouped into five categories: (i) small closures used to cap blowmolded plastic bottles, (ii) closures for five-gallon returnable glass and plastic water cooler bottles, (iii) widemouth closures for institutional food products, (iv) fitments for gable-top containers (such as conventional paperboard milk and juice cartons) and (v) push-pull sport cap closures for bottled water, flavored water and sports drinks. Our plastic closures range in size from 26 mm to 110 mm and conform to international packaging standards. We offer 30 standard colors, and also offer a high degree of product distinction for our customers through over 300 custom-blended colors and sophisticated printing, embossing and labeling capabilities. Most of our plastic closures offer a snap-on, snap-screw or screw feature, designs which are preferred by packagers because they reduce production costs. Our plastic closures also incorporate tear strips, breakaway bands or other visible tamper evident devices, a feature that has become an industry standard for non-carbonated beverage and food products. Our sales of plastic closures represented approximately 75%, 80% and 79% of total pro forma sales in fiscal 2003, 2002 and 2001, respectively.

      In September 2003, we entered the CFT markets through our acquisition of Tech Industries. Tech Industries produces and markets custom bottle caps, jar covers and jars for personal care and cosmetics products.

      The following describes our principal closure lines:

•	Closures for gallon and half-gallon plastic containers. We are a leading provider of 38 mm closures used primarily for gallon and half-gallon plastic containers for milk and fruit juices in the United States and similar plastic containers for milk in Mexico and the United Kingdom. These closures represented a majority of our total closure sales in fiscal 2003.

•	Five-gallon closures. We are a leading provider of plastic closures for five-gallon returnable glass and plastic water cooler bottles in the United States, and we also sell these products in Canada, Mexico, Europe and Asia.

•	Other food and beverage closures. We produce a variety of specialty closures for the beverage and food markets. These products include (i) wide mouth closures for plastic containers used in institutional food applications such as packaging for condiments, mayonnaise and salad dressing, (ii) re-closeable plastic dispensing fitments for gable-top paperboard cartons used for orange juice, lemonade, other juice, dairy and soy products, and (iii) push-pull sport caps for bottled water, juices and sport drinks. We believe that we are a leader in many of these markets in the United States, the United Kingdom and Canada.

•	Closures and jars for the cosmetics, fragrance and toiletry markets. With the acquisition of Tech Industries, we believe that we have become a leader in closures for the CFT markets, with particular strength in compression-molded closures used for high-end products. Tech Industries has had long-standing relationships, averaging over 25 years, with seven of the ten major global cosmetics companies, including Avon, Estée Lauder and L’Oreal.

      Plastic bottles. We produce a wide variety of blowmolded high density plastic bottles in Canada for use primarily in the dairy, water and juice industry. We also produce five-gallon polycarbonate water bottles in Mexico and the United Kingdom. The ability to sell the closures and bottles together enables the Canadian, Mexican and the United Kingdom operations to provide their customers with a complete packaging system. Through our joint venture, CSE, we sell five-gallon polycarbonate bottles and closures primarily in Europe. In the CFT markets, Tech Industries offers a line of heavy wall PETG and polypropylene jars that complements our closure offerings.

      Capping equipment and tooling. We design, manufacture and sell capping equipment for use in high-speed bottling, filling and packaging production lines. A substantial majority of our plastic closure customers use our capping equipment. Our ability to supply capping equipment and technical assistance along with our plastic closures represents an important competitive advantage, as customers have confidence that our plastic closures will be applied properly to provide a high degree of protection against leaks and that line shut-downs and other problems will be resolved quickly.

      We also manufacture and sell high quality tooling and molds used in the blowmolding industry for the manufacture of bottles. These capabilities allow us to respond rapidly to customers tooling needs, enhancing our ability to provide a complete solution to our customers.

      Bottling and capping systems. We design, manufacture and sell customized high production water treatment, bottling and robotic palletizing equipment for five-gallon and other refillable water containers. Our most comprehensive five-gallon water bottling system is our PortaPlant system. Our PortaPlant, Adapta and ValuLine systems are compact bottle washing, filling, capping and conveying systems for glass and plastic refillable water bottles. Our Roboloader system is a robotic palletizing system for automated rack loading and unloading at speeds up to 2,200 bottles per hour (“BPH”). The PortaPlant system can process 800 to 3,000 BPH, the Adapta system can process 300 to 600 BPH and the ValuLine can process 150 BPH. Adapta’s modular and expandable design make it ideal for new and small water bottling companies whose growth requires integrated expansion.

Product development

      Our research and development group and engineering staff, augmented by skilled package design consultants, engage in a range of design and development services focusing on (i) new closure products and existing product enhancements, (ii) tooling and molds necessary for manufacturing plastic closures and (iii) capping equipment compatible with our closures and our customers’ containers. Research and development expenditures for fiscal 2003, 2002 and 2001 were $4.7 million, $3.1 million and $3.1 million, respectively, and research and development expenses for the first six months of 2004 were $2.9 million.

      We have made a substantial investment in developing both new and enhanced products. To facilitate this process and to increase the chances of ultimate market acceptance of such products, we encourage ongoing exchanges of ideas with customers, container manufacturers, machinery manufacturers and sales and service personnel. Ongoing consultations with our customers have enabled us to identify new product opportunities and to improve existing products. During the past two years, we have increased the size of our research and development staff and have added experienced new research and development management.

      We have accelerated the pace of our product development activities to address the increasing rate of innovation in the worldwide plastic packaging industry. However, in many cases, customers who are comfortable with their existing closure products can be slow to switch to a new design.

Intellectual property

      As of February 29, 2004, we held over 125 domestic and foreign patents on the design and manufacture of our products, including container closures and containers, compatible neck finishes, handling equipment and related processes, and we had over 70 patent applications pending. We rely primarily on our patents to protect our intellectual property and are committed to developing new proprietary innovations in and continuing to apply for patents covering tamper evident plastic closures, bottles, related equipment and tooling for the food and beverage industry which we expect to provide us with a competitive advantage in new product areas. A number of our patents relating to one of our closure product lines have expired in recent years, and we believe that such expirations have, to varying effect, adversely affected our margins, as competitors who become free to imitate Portola designs have begun to compete aggressively by lowering prices. We also have a number of trademarks that are deemed valuable to our business. We have developed most of the technology and know-how necessary to operate our business. In addition, in 2003 we entered into a licensing agreement with a third party licensor for a type of closure valve for containers of liquids that we believe may have significant market potential.

Raw materials and production

      The principal raw materials for our plastic closures and bottles are injection and blowmolding grade resins, which accounted for approximately 60% of the cost of all raw materials purchased for our plastic closures and bottles in fiscal 2003. Resin can be purchased from a number of reliable, competitive producers and is priced as a commodity. The majority of the resin we use in production is low density polyethylene (LDPE). We also use high density polyethylene, linear low polyethylene, polypropylene and polycarbonate. We have contracts with our three principal resin suppliers that provide for the adjustment of prices payable by us depending on periodic increases or decreases in published indices of national bulk resin pricing. While resin prices can fluctuate substantially over relatively short periods of time, we have not experienced any significant difficulties over the past ten years in obtaining sufficient quantities of resin. In the past, we have been able to eventually pass on increases in resin prices directly to our customers, although during the past two years, given the significant increases in resin prices, we experienced difficulty passing on all of such resin price increases to certain customers in a timely manner. Significant increases in resin prices from current levels, coupled with an inability to promptly pass such increases on to customers, could have a material adverse effect on our sales and margins. We experienced decreases in margins due to the impact of resin price increases during fiscal 2002, 2003 and 2004.

      To produce plastic closures and bottles, resin, which is delivered as small pebble-size pellets to large storage silos, is conveyed through a pipeline system to injection or compression molding or blowmolding machines where it is melted into a thick liquid state. Coloring agents are added as appropriate and the mixture is injected or blowmolded at high pressure into a specially designed, multi-cavity mold. The principal equipment in our plants includes injection molding, compression molding and blowmolding machines, finishing lines that print, label and insert closures with foam or foil to meet customer requirements and automated systems for handling and processing raw materials and finished goods. We use a similar automated process in the production of our bottles.

      Our operations use advanced automated and proprietary manufacturing processes to provide high quality products at relatively low production costs. We have implemented a continuous improvement process, based on the Toyota production system, designed to further automate our production flow, enhance the capabilities and efficiency of our workforce and upgrade our molds, equipment and systems. This enables us to limit our direct labor costs while meeting the strict sanitary requirements necessary for producing food and beverage packaging products. For example, from fiscal 1997 through fiscal 2003, we increased the productivity of our United States closure manufacturing employees by 25% (as measured in units per manufacturing employee). We recently began to apply our continuous improvement process to the operations of Tech Industries, and we believe that this can yield significant improvements in its operations over time.

Backlog

      Production and delivery cycles for closures and bottles are very short, and our backlog is generally cancelable on short notice. Backlog for closures and bottles is generally two to three weeks of orders and is relatively constant from period to period. Due to the short production and delivery cycles for closures and bottles, we do not believe backlog information is a material factor in understanding our business. Contracts for equipment purchases generally include cancellation penalties.

      At Tech Industries, the backlog for CFT closures and containers has greater variability than Portola’s other businesses. CFT orders received from customers may require product deliveries that may be immediate or may extend over a three- to nine-month period. In addition, one of Tech’s major customers receives shipments under a consignment arrangement. Revenue for this customer is recognized upon consumption. Due to these factors, it is difficult to predict Tech’s sales for any given period based on our backlog.

Sales, marketing and customer service

      We sell our products through our in-house sales staff, sales representatives and, to a lesser extent, distributors. Domestically, a substantial portion of our sales and marketing activities are conducted by majority-owned subsidiaries in which management of the subsidiaries hold the minority interests. Calls on customers and participation at trade shows are our primary means of customer contact. A number of our customers are large corporate clients with numerous production facilities, and each facility may make its purchase decisions autonomously. Our customers include processors and packagers of fluid milk, non-carbonated bottled water, chilled juice and flavored drink products sold on the retail level and condiments sold in the wholesale and institutional market, as well as producers and distributors of CFT products. Our top ten customers (including our European joint venture) accounted for approximately 38% of our sales during fiscal 2003. No customer accounted for 10% or more of total sales during fiscal 2003. We believe that we are the sole or largest supplier to many of our customers for the products we supply. Our consistent product quality and customer service have allowed us to develop strong relationships with our customers. Our relationships with our top 25 customers average 13 years in length. For information regarding sales by geographical region, see Note 14 of the Notes to consolidated financial statements.

      Attention to customer service is a critical component of our marketing efforts. Our customers generally operate high-speed, high-volume production lines, many of which handle perishable products. In order to help assure that the production lines operate efficiently and avoid costly line stoppages, many customers rely on our ability to provide reliable, on-time delivery of our closure and bottle products and to maintain uniform quality of those products. We also provide technical assistance to domestic and foreign customers by dispatching service personnel on short notice to solve bottling line problems. Several of our field service representatives have extensive blowmolding technical expertise that is especially important in resolving bottle leakage problems for customers.

International sales and joint ventures

      Our international sales have increased substantially in recent years. Export sales from the United States and sales from our non-U.S. facilities increased to $92.8 million in fiscal 2003 from $84.4 million and $83.7 million in fiscal 2002 and 2001. Bottled water companies and other non-carbonated beverage companies in Europe, East Asia, Latin America, Australia and elsewhere have continued to adopt more advanced packaging materials and techniques and have increasingly chosen to purchase our products from our plants in the region rather than from the U.S. facilities. Correspondingly, our foreign subsidiaries have increased their production, and total sales by our non-U.S. facilities accounted for 39% of our consolidated sales in fiscal 2003. For fiscal 2003, 2002 and 2001, export closure sales from the United States to unaffiliated customers were $3.9 million, $3.6 million and $2.8 million, respectively. For information regarding international sales by geographical region, see Note 14 of the Notes to consolidated financial statements.

      We have historically entered new markets outside of the United States through joint ventures with bottle manufacturers, bottlers and distributors that have an established presence in the local market. We currently are a party to a joint venture that sells certain products in Europe. For risks associated with our foreign operations, see “Risk factors — Difficulties presented by non-U.S. economic, political, legal, accounting and business factors could negatively affect our interests and business efforts.”

      In November 2003, we purchased land in the Czech Republic, where we intend to begin construction of a closure manufacturing plant in 2005 to serve the European markets for closures and CFT products. In April 2004, we amended the lease of our Guadalajara, Mexico plant to allow for construction of a 20,000 square foot expansion to our existing facilities to serve the Latin American markets for CFT products. Construction of this expansion will begin in the third quarter of fiscal 2004 with a targeted completion date of September 1, 2004, at which time the amended lease will become effective. The Company will guarantee approximately $0.2 million in future lease payments related to the amended lease. This is in addition to the guaranty of approximately $0.6 million related to the original lease. Also in April 2004, we entered into leases of two buildings, totaling 31,860 square feet, in Shanghai, China to serve the Pacific Rim markets for CFT products. The building A lease was effective May 1, 2004 and the building B lease will be effective November 1, 2004. The lease term for building A is 24 months and the lease term for building B is 18 months.

Competition

      We compete in sales of container closures and bottles to the beverage and food industry on the basis of price, product design, product quality and reliability, on-time delivery and customer service. We believe that our proprietary products and our ability to provide our customers with innovative, low-cost closures and complete capping systems, as well as our reputation for quality, reliability and service, and our automated and strategically located production facilities give us a competitive advantage.

      While no single competitor offers products that compete with all of our product lines, we face direct competition in each of those lines from a number of companies, many of which have financial and other resources that are substantially greater than ours. For example, we compete with divisions or subsidiaries of Alcoa, Berry Plastics, Crown Cork & Seal, International Paper and Rexam, as well as a number of smaller companies. Additionally, we from time to time also face direct competition from bottling companies and other beverage and food providers that elect to produce their own closures rather than purchase them from outside sources. A significant increase in competition, through technological innovations, offerings of lower priced products or introduction of new products not offered by us could have a material adverse effect on our financial condition and results of operations.

Employees

      As of February 29, 2004, we had 1,308 full-time employees, 62 of whom were engaged in product development, 131 in marketing, sales and customer support, 1,020 in manufacturing and 95 in finance and administration. We use seasonal and part-time employees for training, vacation replacements and other short-term requirements. None of our employees in the United States is covered by any collective bargaining agreement. Approximately 35 employees of our Canadian subsidiary are members of the Teamsters union, and during fiscal 2002, the affected plant entered into a three-year agreement with the Teamsters union. In addition, approximately 69 of our employees are covered by a collective bargaining agreement in Mexico. We have never experienced a work stoppage and believe that employee relations are good.

Legal Proceedings

      In the normal course of business we are subject to various legal proceedings and claims. Based on the facts currently available, management believes that the ultimate amount of liability beyond reserves provided, if any, for such pending actions in the ordinary course of business will not have a material adverse effect on our financial position.

      We are currently a defendant in a suit filed by Blackhawk Molding Co., Inc. on August 28, 2003 in the U.S. District Court for the Northern District of Illinois, Eastern Division, in which Blackhawk Molding alleges that a “single-stick” label attached to our five–gallon caps infringes a patent held by it. We have answered the complaint denying all allegations and asserting that the patent is invalid and that we have not infringed Blackhawk Molding patents. Discovery is in an early stage. The Court held a hearing on claim construction at the end of May 2004, but has not yet rendered a decision. While we believe that we have substantial defenses in the matter, the ultimate outcome of any litigation is uncertain, and an unfavorable result could result in our sustaining material damages. In addition, any litigation concerning intellectual property could be protracted and costly and could have a material adverse effect on our business and results of operations regardless of its outcome.

Properties

      We believe that our facilities are well-maintained, are in good operating condition and are suitably located. We believe our facilities are adequate for our current needs and near-term growth requirements. However, substantial capital expenditures will be required to meet production requirements as new product lines are introduced. We cannot assure you that developments will not occur that would require us to add production facilities sooner than expected. The table below indicates the locations, functions, square footage and nature of ownership of our current facilities. In addition, in November 2003 we purchased land in the Czech Republic where we intend to begin construction of a closure manufacturing facility in 2005 to serve the European markets for closures and CFT products.

			Nature of
Location	Functions	Square Feet	Ownership(1)

San Jose, CA(2)	Executive Office/Closure Mfg./Warehouse/Engineering/Research and Development	89,400	Owned

Kingsport, TN	Closure Mfg./Warehouse	93,400	Owned

Clifton Park, NY(1)	Closure Mfg./Warehouse	51,400	Leased

Batavia, IL(1)	Closure Mfg./Warehouse/Executive Office/Engineering/Research and Development	73,100	Leased

New Castle, PA	Corporate Office/Warehouse/ Equipment Division	56,900	Owned

Indialantic, FL(1)	Sales Representative Organization	1,000	Leased

Onsted, MI	Sales Representative Organization	250	Leased

Kansas City, MO	Sales Representative Organization	150	Leased

Michigan Center, MI(1)	Tool Manufacturing	12,000	Leased

Tolleson, AZ	Closure Mfg/Warehouse	115,000	Leased

Woonsocket, RI(3)	Closure and Container Mfg./Warehouse	495,000	Owned

Shanghai, China(1)(5)	Closure Mfg./Warehouse/Engineering/Research and Development	49,130	Leased

Richmond, British Columbia, Canada	Bottle & Closure Mfg./Warehouse	49,000	Leased

Edmonton, Alberta, Canada	Bottle Mfg./Warehouse	55,600	Leased

Toronto, Ontario, Canada	Bottle Mfg./Warehouse	47,000	Leased

Montreal, Quebec, Canada	Bottle Mfg./Warehouse	43,500	Leased

Guadalajara, Mexico(4)	Bottle & Closure Mfg./Warehouse	60,000	Leased

Doncaster, South Yorkshire, England	Bottle & Closure Mfg./Warehouse/Engineering/Research and Development	80,000	Leased

(1)	The facilities shown as leased in the table above are subject to long-term leases or lease options that extend for at least five years, except as follows: (a) the lease for Michigan Center, MI expires in October 2005, (b) the lease for Shanghai, China expires in November 2007, (c) the lease for Batavia, IL expires in July 2007, (d) the lease for Clifton Park, NY expires in June 2005, and (e) the lease for Indialantic, FL expires in November 2005.

(2)	We have entered into a contract to sell one of our two buildings in San Jose, California, as this facility is redundant for our operations, and we have sold the Chino facility and are relocating their operations to a newly-leased facility in Tolleson, Arizona (a suburb of Phoenix) in fiscal 2004.

(3)	This facility was acquired with Tech Industries on September 19, 2003. See Note 18 of the Notes to consolidated financial statements.

(4)	In April 2004, we amended the lease of our Guadalajara, Mexico plant to allow for construction of a 20,000 square foot expansion to our existing facilities. Construction of this expansion began in the third quarter of fiscal 2004 and has a targeted completion date of September 1, 2004, at which time the amended lease will become effective. The Company will guarantee approximately $0.2 million in future lease payments related to the amended lease. This is in addition to the guaranty of approximately $0.6 million related to the original lease. The amended lease extends the lease term 10 years from the last day of the month of the targeted completion date of September 1, 2004.

(5)	In April 2004, we entered into leases of two buildings, totaling 31,860 square feet, in Shanghai, China. The building A lease was effective May 1, 2004 and building B lease will be effective November 1, 2004. The lease term for building A is 24 months and the lease term for building B is 18 months.

MANAGEMENT

      Our directors and executive officers and their ages as of the date of this prospectus are as follows:

Name	Age	Title

Jack L. Watts	56	Chairman of the Board and Chief Executive Officer
James A. Taylor	58	President and Chief Operating Officer
Dennis L. Berg	54	Vice President, Finance and Chief Financial Officer
M. Craig Akins	53	Vice President, U.S. Sales and Service
Frederick K. Janz	53	Managing Director, International Corporate Development
Richard D. Lohrman	50	Vice President, Engineering/ R&D
E. Scott Merritt	48	Vice President, Corporate Services
Themistocles G. Michos	71	Vice President, General Counsel and Secretary
Robert Egan(1)	40	Director
Martin Imbler(1)	56	Director
Larry C. Williams(2)	54	Director

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

      Jack L. Watts has been our Chairman of the Board and Chief Executive Officer since January 1986. From 1982 to 1985, he was Chairman of the Board of Faraday Electronics, a supplier of integrated circuits and board level microprocessors.

      James A. Taylor has been our President and Chief Operating Officer since July 1999. He joined us in July 1998 as Vice President and Chief Financial Officer. From February 1996 to July 1998, he was Vice President, Finance and Treasurer at Seagate Technology, Inc., an international manufacturer and distributor of computer disk drives. He joined Seagate Technology following its acquisition of Conner Peripherals, Inc. where he had been Vice President and Treasurer from December 1993 through February 1996. Conner also manufactured and distributed computer disk drives globally.

      Dennis L. Berg has been our Vice President of Finance and Chief Financial Officer since July 1999. He joined us in February 1999 as Vice President, Finance. From February 1988 to February 1999, he was employed by Seagate Technology, Inc., an international manufacturer and distributor of computer disk drives. During his tenure at Seagate, Mr. Berg held many financial management positions including Director of Worldwide Internal Audit, Controller of Heppenheim, Germany and Omaha, Nebraska manufacturing plants, Senior Director of Corporate Accounting and External Reporting and most recently Senior Director of Financial Planning and Analysis.

      M. Craig Akins has been our Vice President of U.S. Sales and Service since March 2002. Mr. Akins was the Vice President of Sales for Consolidated Coca-Cola Bottling Company from 1999 until he left in 2002 and held various sales and sales management positions during his 22 years with the company.

      Frederick K. Janz has been our Managing Director, International Corporate Development since May 2004. From February 2003 to April 2004, he was President, Americas Group and from June 2000 to February 2003, he was President, International Group. He joined us in April 1995 as Vice President of Pennsylvania Nepco. Prior to 1995, Mr. Janz was Vice President of the CMS Materials division of CMS Gilbreth, a leading supplier of decorated plastic packaging and application equipment. Mr. Janz also held several positions in Owens-Illinois and Johnson Controls Plastics Division as Operations Manager and Regional Manufacturing Manager.

      Richard D. Lohrman has been our Vice President, Engineering/ R&D since July 2002. He has 25 years of product development experience in the packaging field. Prior to joining Portola, Mr. Lohrman was Manager of Technology for the Closure and Specialty group of Owens-Illinois. Mr. Lohrman also held a Vice President position in R&D for Zeller Plastik, Inc., a company owned by Crown Cork and Seal and was Vice President of Manufacturing for Betts Packaging.

      E. Scott Merritt has been our Vice President, Corporate Services since October 2001. He was the Vice President, U.S. Closures and Equipment from July 1999 to October 2001 and was the Vice President, U.S. Operations from July 1997 to July 1999. Mr. Merrit was Vice President of Manufacturing Technology from April 1996 to July 1997 and President and General Manager, Fitment Equipment from February 1995 until April 1996. From August 1992 to February 1995, he was an Advisor, General Assembly for New United Motor Manufacturing, Inc., an automobile manufacturing joint venture between General Motors and Toyota. From 1978 to August 1992, he was employed by General Motors of Canada, Ltd., where he held various positions, most recently as Manufacturing Superintendent, Components Plant.

      Themistocles G. Michos has been our Vice President and General Counsel since November 1996. He became Secretary during fiscal 2001. Prior to his association with us, he was and continues to be in private practice in San Francisco, California.

      Robert Egan has been a Partner of J.P. Morgan Entertainment Partners, L.L.C. since 1998 and a Senior Advisor to J.P. Morgan Partners, LLC since 2003. J.P. Morgan Partners, LLC is one of the largest private equity funds in the world. From 1995 to 1998, Mr. Egan was the President of Hudson River Capital LLC, a private equity fund which focused on investments in middle market companies. Prior to Hudson, Mr. Egan was a Principal and founding member of Chase Capital Partners, a predecessor to J.P. Morgan Partners, LLC. In addition, Mr. Egan has served as a Vice President of The Chase Manhattan Bank’s Merchant Banking Group.

      Martin Imbler is currently Chairman and co-founder of Riverbend Capital Resources Corporation. Prior to founding Riverbend in 2002, Mr. Imbler was President and CEO of Berry Plastics Corporation, a position he held from 1991 until 2002. Berry Plastics is a leading manufacturer of proprietary plastic packaging, serving a variety of markets in the United States and abroad. From 1987 to 1991, Mr. Imbler was President and CEO of Risdon Corporation, a manufacturer of metal and plastic packaging for the cosmetics industry. From 1973 to 1987, he held various executive positions with American Can Company, Conrail, Gulf Oil and The Boston Consulting Group. Previously, he was a Captain in the U.S. Army.

      Larry C. Williams has been one of our directors since January 1989. He co-founded The Breckenridge Group, Inc., an investment banking firm in Atlanta, Georgia, in April 1987 and is one of its principals.

      Each director listed above was elected at our Annual Meeting of Shareholders held in March 2003 and will serve until his successor has been elected and qualified or until his earlier resignation or removal.

      Our Board of Directors has an Audit Committee that is responsible, among other things, for overseeing our accounting and financial reporting processes and audits of our financial statements. Mr. Williams is the sole member of the Audit Committee. Our Board of Directors has determined that Mr. Williams qualifies as an “audit committee financial expert”; however, he is not “independent” as defined in federal securities laws. We intend to add an additional member to our Board of Directors, whom we expect to appoint to Audit Committee as an independent member. We cannot, however, assure you as to whether, or when, we will succeed in recruiting an independent director to our Board of Directors and Audit Committee.

Executive Compensation

      The following table summarizes all compensation awarded to, earned by or paid for services rendered to us in all capacities during fiscal 2003, 2002 and 2001 by our Chief Executive Officer and our four other most highly compensated executive officers during fiscal 2003 (together, the “Named Officers”).

Summary Compensation Table

					Long-Term
					Compensation
					Awards

	Annual Compensation				Securities
				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation	Options(5)	Compensation

Jack L. Watts(2)(3)	2003	$350,260	$—	$42,000	200,000	$—
Chairman of the Board and	2002	361,770	183,750	41,800	—	152,465
Chief Executive Officer	2001	344,995	218,160	41,800	50,000	109,080
James A. Taylor	2003	252,400	—	—	337,500	—
President and	2002	262,252	168,750	—	—	—
Chief Operating Officer	2001	250,000	201,798	—	50,000	—
M. Craig Akins(4)	2003	192,308	—	—	—	—
Vice President,	2002	88,462	—	25,000	110,000	—
U.S. Sales and Services
E. Scott Merritt	2003	182,692	—	—	108,600	—
Vice President,	2002	188,462	52,500	—	—	—
Corporate Services	2001	177,692	65,448	—	15,400	—
Frederick K. Janz	2003	176,539	—	—	115,000	—
Managing Director,	2002	178,462	67,500	—	—	—
International Corporate Development	2001	167,692	70,902	—	27,000	—

(1)	With respect to each fiscal year, bonuses are accrued each quarter for services rendered during the quarter and are generally paid within thirty days after the quarter has ended. With respect to fiscal 2002 and 2001, all bonuses relate to profit sharing distributions.

(2)	With respect to each fiscal year, other annual compensation includes $41,800 in consulting fees with respect to Mr. Watts paid to PPI Management Corporation, a company of which Mr. Watts is the controlling shareholder and the sole employee.

(3)	With respect to fiscal 2001, all other compensation represents forgiveness of certain principal and interest on a note receivable from Mr. Watts. With respect to fiscal 2002, all other compensation represents forgiveness of $91,875 of principal and interest on the same note receivable and $60,590 of reimbursed living expenses incurred while Mr. Watts was overseeing our operations in the United Kingdom.

(4)	Mr. Akins joined us in March 2002 and received a $25,000 signing bonus, which is reflected in other annual compensation.

(5)	With respect to fiscal 2003, all of the underlying stock options granted were related to our stock option exchange program, except for Messrs. Merritt and Janz, who received 8,200 and 27,500 shares, respectively. The shares received through the exchange program were originally issued under the 1994 Stock Option Plan.

      The following table sets forth information concerning individual grants of stock options made during fiscal 2003 to the Named Officers.

Option Grants in Fiscal 2003

					Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rates of Stock
	Securities	Options Granted			Price Appreciation for
	Underlying	to Employees	Exercise or		Option Term(4)
	Options	in Fiscal	Base Price	Expiration
Name	Granted(1)	Year(2)	($/Sh)(3)	Date	5%($)	10%($)

Jack L. Watts	200,000 (5)	—	$5.50	9/29/2012	691,784	1,753,117
James A. Taylor	337,500 (5)	—	$5.00	9/29/2012	1,167,386	2,958,384
M. Craig Akins	—	—	—	—	—	—
Frederick K. Janz	87,500 (5)	—	$5.00	9/29/2012	302,656	766,989
	27,500	6.85%	$5.00	9/29/2012	95,120	241,054
E. Scott Merritt	100,400 (5)	—	$5.00	9/29/2012	347,276	880,065
	8,200	2.04%	$5.00	9/29/2012	28,363	71,878

(1)	The options were granted under our 2002 Stock Option Plan. Except for the replacement options granted under our option exchange program, which were vested as of the date of grant to the extent the original options would have been vested, the options become exercisable for 20% of the shares on the first anniversary of the date of grant and the balance vests 5% for each calendar quarter of the individual’s employment thereafter. The stock options granted to Messrs. Watts and Taylor provide for acceleration of vesting upon a change in control. The individuals identified in the table received incentive or nonstatutory stock option grants.

(2)	The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of 401,400 shares of common stock granted to employees during fiscal 2003, and does not include options issued in connection with the option exchange program.

(3)	Except for Mr. Watts, the exercise price on the date of grant was equal to 100% of the fair market value as determined by our Board of Directors on the date of grant. Mr. Watts’ options were granted at 110% of fair market value at the date of issuance.

(4)	The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of our future common stock price.

(5)	Reflects options granted in connection with the stock option exchange program. See “— Option exchange program.”

Fiscal Year-End Option Holdings

      The following table provides information on the number of exercisable and unexercisable management stock options held by the Named Officers at August 31, 2003.

Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-The-Money Options at
	Acquired		Options at August 31, 2003		August 31, 2003(1)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Jack L. Watts	—	n/a	262,500	37,500	$5,000	—
James A. Taylor	—	n/a	288,125	49,375	—	—
M. Craig Akins	—	n/a	27,500	82,500	—	—
Frederick K. Janz	—	n/a	103,925	41,075	—	—
E. Scott Merritt	—	n/a	146,714	21,855	—	—

(1)	None of Portola’s capital stock is currently publicly traded. The value of an “in-the-money” option represents the difference between the estimated fair market value of the underlying securities at August 31, 2003 of $5.00 per share, as determined by our Board of Directors, minus the exercise price of the option.

      The following is a summary of Portola’s employee equity plans and certain employment agreements Portola has entered into with Portola’s Chief Executive Officer and each of its other four most highly compensated executive officers, based on compensation paid for services rendered during the 2002 fiscal year.

Option Exchange Program

      On February 6, 2002 we announced a voluntary stock option exchange program for our employees, under which our employees could elect to cancel their outstanding options to purchase shares of our common stock that had an exercise price greater than $5.00 per share in exchange for an equal number of new incentive and/or nonstatutory stock options to be granted more than six months after the effective date of cancellation under our 2002 Stock Option Plan. The election became effective for all participants on February 28, 2002. Approximately 63 employees, including some of our executive officers, cancelled options to purchase approximately 922,839 shares of our common stock with exercise prices ranging from $5.25 to $6.875 per share.

      On September 3, 2002, in accordance with the exchange program, we granted options to purchase approximately 1,736,996 shares of our common stock to 63 employees. The exercise price of each of these new stock options was $5.00 per share, representing our Board of Directors’ determination of the fair market value of our common stock on the date the new options were granted, with the exception that options granted to Jack L. Watts, our Chairman of the Board and Chief Executive Officer, each had an exercise price of $5.50 per share, or 110% of the board’s determination of the fair market value of our common stock on the date the new options where granted. The new stock options have a new ten-year term, and were vested on the date of grant to the extent that the cancelled options were vested of the cancellation date.

      The following table presents, for each of the Named Officers, the number of shares of common stock subject to stock options awarded in connection with the option exchange program, the fair market value of our common stock at the time of cancellation, the exercise price at the time of cancellation, the exercise price of the new options, and the length of the original option term remaining at the time of cancellation.

						Length of Original
		Number of	Fair Value			Option Term
		Securities	of Stock at	Exercise Price	New	Remaining at
		Underlying	Time of	at Time of	Exercise	Date of
		Options	Cancellation	Cancellation	Price	Cancellation
Name	Date	Cancelled	($)	($)	($)	(Months)

Jack Watts	09/03/02	50,000	$5.00	$5.775	$5.50	64
	09/03/02	50,000	$5.00	$5.775	$5.50	76
	09/03/02	50,000	$5.00	$6.875	$5.50	88
	09/03/02	50,000	$5.00	$6.875	$5.50	100
James A. Taylor	09/03/02	71,391	$5.00	$5.25	$5.00	84
	09/03/02	6,000	$5.00	$5.25	$5.00	84
	09/03/02	78,609	$5.00	$5.25	$5.00	84
	09/03/02	31,500	$5.00	$5.25	$5.00	84
	09/03/02	100,000	$5.00	$6.25	$5.00	88
	09/03/02	50,000	$5.00	$6.25	$5.00	100
Frederick K. Janz	09/03/02	5,000	$5.00	$5.25	$5.00	72
	09/03/02	28,000	$5.00	$5.25	$5.00	93
	09/03/02	27,500	$5.00	$6.25	$5.00	97
	09/03/02	27,000	$5.00	$6.25	$5.00	100
M. Craig Akins	—	—	—	—	—	—
E. Scott Merritt	09/03/02	15,000	$5.00	$5.25	$5.00	72
	09/03/02	15,000	$5.00	$5.25	$5.00	72
	09/03/02	6,350	$5.00	$5.25	$5.00	75
	09/03/02	21,150	$5.00	$5.25	$5.00	75
	09/03/02	27,500	$5.00	$6.25	$5.00	97
	09/03/02	15,400	$5.00	$6.25	$5.00	100

Director Compensation

      During fiscal 2003, each of Dr. Pfeffer, who resigned from the Board of Directors in October 2003, Mr. Tomlinson, who resigned from the Board of Directors in February 2004, and Mr. Williams received as compensation for services as a director $4,250 per quarter and $2,000 for each meeting of the Board attended, up to $25,000 per year, and also was reimbursed for reasonable expenses in attending Board meetings. Martin Imbler joined the Board of Directors on March 31, 2003. Mr. Imbler received a prorated portion of his first quarter compensation and thereafter received the same compensation as Dr. Pfeffer and Messrs. Tomlinson and Williams for the remainder of the fiscal year. Neither Mr. Egan nor Mr. Watts is compensated as a director. Messrs. Williams and Tomlinson received annual retainers for their services as members of the Audit Committee of the Board in the amount of $4,000 each, paid on a quarterly basis. Each of Dr. Pfeffer and Messrs. Tomlinson and Williams received an annual retainer for his services as a member of the Compensation Committee of the Board of Directors in the amount of $4,000, paid on a quarterly basis.

Employment and Change of Control Arrangements

      Certain of our stock option agreements provide for acceleration of vesting in the event of a “change in control,” as defined in such stock option agreements. In this regard, certain of the stock options granted during fiscal 2003, 2002 and 2001 to the members of the Board of Directors, Messrs. Behrens, Pfeffer, Tomlinson and Williams, and to certain of our executive officers, M. Craig Akins, Laurie D. Bassin, Dennis L. Berg, James A. Taylor and Jack L. Watts, provide for acceleration of vesting upon a change in control of our company. Stock options granted to certain of these individuals in prior fiscal years also provide for acceleration of vesting upon a change in control.

PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information with respect to beneficial ownership of each class of our voting securities as of May 20, 2004 by (i) each person known by us to be the beneficial owner of more than 5% of such class, (ii) each director, (iii) each Named Officer and (iv) all executive officers and directors as a group. Our equity securities are privately held and no class of our voting securities is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

	Shares of Class A		Shares of Class B
	Common Stock		Common Stock
	Beneficially Owned(1)		Beneficially Owned(2)

Name of Beneficial Owner	Number(3)	Percent(3)	Number(3)	Percent(3)

Suez Equity Investors, L.P.(4)	2,134,992	100.0%	—	—
SEI Associates(4)	2,134,992	100.0	—	—
Robert Egan(5)	—	—	2,385,798	24.4%
J.P. Morgan Partners 23A SBIC, LLC (formerly Chase Manhattan Capital Corporation)(6)	—	—	2,385,798	24.4
Jack L. Watts(7)	—	—	3,604,446	35.8
Gary L. Barry(8)	—	—	607,965	6.2
James A. Taylor(9)	—	—	312,500	3.0
E. Scott Merritt(10)	—	—	160,755	1.6
Frederick K. Janz(11)	—	—	123,213	1.2
Larry C. Williams(12)	—	—	79,442	*
All executive officers and directors as a group (12 persons)(13)	—	—	7,139,123	66.1%

*	Less than 1%

(1)	As of May 20, 2004, there were 2,134,992 shares of Class A Common Stock issued and outstanding. The Class A Common Stock is non-voting and each share of Class A Common Stock may be converted into one share of Class B Common Stock, Series 1 in the event that shares of Class B Common Stock, Series 1 shall be sold in a firm commitment public offering in which the aggregate public offering price is equal to or greater than $10.0 million or there is a capital reorganization or reclassification of our capital stock. See Note 11 of Notes to consolidated financial statements.

(2)	Our Class B Common Stock, Series 1 carry voting rights of one vote per share. Holders of Class B Common Stock, Series 2 have a number of votes equal to the number of shares of Class B Common Stock, Series 1 into which such holder’s shares of Class B Common Stock, Series 2 is then convertible. The Class B Common Stock, Series 2 has a liquidation preference equal to $0.60 on each distributed dollar in the event that the value of our assets available for distribution is less than $1.75 per share. Each share of Class B Common Stock, Series 2 is convertible at any time at the option of the holder into that number of shares of Class B Common Stock, Series 1 which results from dividing the Conversion Price (as defined in our certificate of incorporation) by $1.75 and will be automatically converted into one such share (i) in the event that shares of Class B Common Stock, Series 1 shall be sold in a firm commitment public offering in which the aggregate public offering price is equal to or greater than $10 million or (ii) immediately prior to the effectiveness of a merger or consolidation in which Portola Packaging is not the surviving entity and in which the value of the property to be received by the stockholders shall be not less than $1.75 per share. As of May 20, 2004, there were 9,772,761 shares of Class B Common Stock issued and outstanding, consisting of 8,602,366 shares of Class B Common Stock, Series 1 and 1,170,395 shares of Class B Common Stock, Series 2. See Note 11 of Notes to consolidated financial statements.

(3)	In accordance with the rules of the SEC, shares are beneficially owned by the person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock issuable upon exercise of outstanding options identified in the footnotes to this table and exercisable on May 20, 2004 or within 60 days thereafter are included, and deemed to be outstanding and to be beneficially owned by the person holding such option for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(4)	Represents 2,028,242 shares held by Suez Equity Investors, L.P. and 106,750 shares held by SEI Associates, an affiliate of Suez Equity Investors, L.P. The address of both Suez Equity Investors, L.P. and SEI associates is 712 5th Avenue, 24th Floor, New York, New York 10019.

(5)	Mr. Egan is a principal of JPMorgan Partners (formerly Chase Capital Partners), an affiliate of JPMorgan Partners 23A (formerly Chase Manhattan Capital Corporation). Includes (i) 1,552,333 shares of Class B Common Stock, Series 1 held of record by JPMorgan Partners 23A and affiliates (of which 149,047 shares are held by Archery Partners and 99,800 shares held by Baseball Partners) and 10,000 shares of Class B Common Stock, Series 1 subject to options held by JPMorgan Partners Global 2001 SBIC, LLC, an affiliate of JPMorgan Partners 23A, that are exercisable within 60 days of May 6, 2004, and (ii) 7,750 shares of Class B Common Stock, Series 1 subject to options held by JPMorgan Partners 23A that are exercisable within 60 days of May 20, 2004. Also includes 726,095 shares of Class B Common Stock, Series 2 held of record by JPMorgan Partners 23A, 39,620 shares of Class B Common Stock, Series 2 held of record by Archery Partners and 50,000 shares of Class B Common Stock, Series 2 held of record by Baseball Partners, both affiliates of JPMorgan Partners 23A. Mr. Egan disclaims beneficial ownership of the 1,569,333 shares of Class B Common Stock, Series 1 owned by JPMorgan Partners 23A and affiliates and the 815,715 shares of Class B Common Stock Series 2 owned by JPMorgan Partners 23A and affiliates. The address of this shareholder is 1221 Avenue of the Americas, New York, New York 10017.

(6)	With respect to Class B Common Stock, Series 1, includes (i) 149,047 shares held by Archery Partners, (ii) 99,800 shares held by Baseball Partners, and (iii) (a) 10,000 shares subject to options held by JPMorgan Partners Global 2001 SBIC, LLC, an affiliate of JPMorgan Partners 23A, and (b) 7,750 shares subject to options held by JPMorgan Partners 23A that are exercisable within 60 days of May 20, 2004. With respect to Class B Common Stock, Series 2, includes 39,620 shares held of record by Archery Partners and 50,000 shares held of record by Baseball Partners, such entities being affiliates of JPMorgan Partners 23A. The address of this shareholder is 1221 Avenue of the Americas, New York, New York 10017.

(7)	Includes 280,000 shares subject to options that are exercisable within 60 days of May 20, 2004. Also includes 424,474 shares held of record by LJL Cordovan Partners, L.P., of which Mr. Watts is the general partner, and 10,000 shares held of record by the Watts Family Foundation, of which Mr. Watts is a trustee. The shares listed do not include 55,332 shares held in the names of trusts for the benefit of Mr. Watts’ children, due to the fact that Mr. Watts does not exercise voting or investment control over such trusts. Mr. Watts’ address is 898A Faulstich Court, San Jose, California 95112.

(8)	Mr. Barry’s address is 885 Portola Road, Portola Valley, California 94028.

(9)	Composed entirely of shares subject to options that are exercisable within 60 days of May 20, 2004. Mr. Taylor’s address is 898A Faulstich Court, San Jose, California 95112.

(10)	Composed of 5,000 shares held by a trust for the benefit of Mr. Merritt’s family and 155,755 shares subject to options that are exercisable within 60 days of May 20, 2004. Mr. Merritt’s address is 898A Faulstich Court, San Jose, California 95112.

(11)	Includes 120,375 shares subject to options that are exercisable within 60 days of May 20, 2004. Mr. Janz’s address is 898A Faulstich Court, San Jose, California 95112.

(12)	Includes 28,000 shares subject to options that are exercisable within 60 days of May 20, 2004. Excludes shares held in the individual names of three other principals of The Breckenridge Group, Inc., of which Mr. Williams is a principal. Mr. Williams’ address is Resurgens Plaza, Suite 2100, 945 East Paces Ferry Road, Atlanta, Georgia 30326.

(13)	Includes the shares shown in footnotes 5, 7, and 9 through 12.

RELATED PARTY TRANSACTIONS

Loans and Transactions with Senior Management and Other Employees

      In January 1992, we loaned Jack L. Watts, our Chairman of the Board and Chief Executive Officer, $250,000 evidenced by a promissory note secured by a pledge of certain shares of Class B Common Stock, Series 1 owned by Mr. Watts. The note plus accrued interest was originally due in January 1993 and accrued interest at a rate equal to 2% above the borrowing rate on our revolving credit facility. In January 1997, the rate was changed to equal the Short Term Applicable Federal Rate, compounded annually. In December 2002, our Board of Directors agreed to extend until January 17, 2006, the due date of all principal and accrued interest owing to us. Also, in December 2001 and November 2000, our Board of Directors authorized the application of approximately one-third of management bonuses otherwise payable in cash to Mr. Watts to forgive the repayment of principal and interest accrued on the note in amounts of approximately $92,000 and $109,000, respectively. The principal plus accrued interest outstanding at August 31, 2003 was approximately $155,000. On May 19, 2004, Mr. Watts was awarded a cash bonus in the amount of $100,000, which is expected to be credited against any bonus otherwise payable to Mr. Watts in the future. Under the terms of our executive bonus plan, an amount equal to one-half of this amount was credited as a payment of principal outstanding under the loan, and Mr. Watts paid all remaining outstanding principal and interest due under the loan on May 20, 2004.

Transactions with Officers and Directors and Transactions with Entities Affiliated with Officers and Directors

      In addition to a base salary of $12,000, we incurred fees and expenses of $159,000, $182,000 and $234,000 in fiscal 2001, 2002 and 2003, respectively, to our Vice President, General Counsel and current Secretary, Themistocles G. Michos, for legal services rendered.

      In connection with the Financing Transactions, we paid fees of $4,950,000 to J.P. Morgan Securities Inc. (Robert Egan, one of our directors, is a senior advisor to JP Morgan Partners, an affiliate of J.P. Morgan Securities Inc.), $1,105,000 to The Breckenridge Group (of which Larry Williams, one of our directors, is a principal), $150,000 to Tomlinson Zisko LLP and $30,000 to Timothy Tomlinson (one of our directors at the time of the transaction and a general partner in Tomlinson Zisko LLP, one of our legal counsel), and $69,000 to Themistocles Michos (our Vice President, General Counsel and Secretary) for services rendered. We repurchased a warrant for $10,659,000 from JPMorgan Partners, of which we recognized a loss on the redemption. In addition, we paid fees to The Breckenridge Group, Tomlinson Zisko LLP and Themistocles Michos for services rendered related to other operational matters. Mr. Tomlinson has since resigned from the Board on February 29, 2004.

      For legal services rendered during fiscal 2001, 2002 and 2003, we incurred an aggregate of fees and expenses of $897,000, $410,000 and $314,000, respectively, to Tomlinson Zisko.

      On March 1, 2003, we entered into a consulting agreement with The Breckenridge Group, Inc., of which Larry Williams is a principal, for certain investment advisory and banking services. Pursuant to such agreement, we paid to The Breckenridge Group $30,000 during the year ended August 31, 2003. Mr. Williams is a member of our Audit Committee and was also a member of our Compensation Committee until November 2003.

      On November 1, 2001, we entered into a consulting agreement with Mr. Tomlinson pursuant to which we paid him consulting fees and an expense allowance totaling approximately $60,000 in fiscal 2002.

      In August 2001, we paid The Breckenridge Group a fee of approximately $92,000 for certain investment advisory and banking services performed on our behalf during fiscal 2001. We also reimbursed The Breckenridge Group for certain costs incurred by it. In addition, we issued 35,000 shares of Class B common stock to principals of The Breckenridge Group, 7,000 of which shares were issued to Larry Williams.

      In connection with our acquisition of Consumer in February 2001, we paid Mr. Tomlinson a fee consisting of $100,000 and 4,000 shares of Class B common stock, for services rendered to us.

      In May 2001 in connection with the acquisition of Consumer, we paid The Breckenridge Group a fee of $100,000 for services rendered to us.

      In fiscal 2001, 2002 and 2003, we paid an annual management fee of approximately $42,000 to a corporation of which Jack Watts was the principal shareholder. We expect to pay a management fee of $60,000 for fiscal 2004 to this corporation.

      In June 1994, a predecessor of JPMorgan Partners 23A purchased shares of our Class B Common Stock, Series 1 from us and certain of our insiders, and shares of our Class B Common Stock, Series 2 from Robert Fleming Nominees, Ltd., now known as Chase Nominees Limited (“RFNL”). In connection with these purchases, JPMorgan Partners 23A, RFNL and GECC (formerly Heller Financial, Inc.), the lender under a credit facility entered into with us, received certain demand and piggyback registration rights. In addition, JPMorgan Partners 23A assumed the rights and obligations of Chase Manhattan Investment Holdings, Inc. (“CMIHI”) in an earlier agreement between us, CMIHI and RFNL under which (i) we have the right of first offer to purchase any shares of our capital stock that RFNL proposes to sell to any non-related party and (ii) RFNL and JPMorgan Partners 23A, amongst other investors, each have a right of first offer to purchase any Class B Common Stock, Series 1 that we propose to sell. JPMorgan Partners 23A is also a party to certain shareholders agreements providing for certain rights of first refusal as described below under the heading “Shareholders Agreements.” In addition, the parties to these shareholders agreements have granted to JPMorgan Partners 23A certain co-sale rights to participate in the sale by any such shareholders of more than 25% of the outstanding shares of our common stock. One of the shareholders agreements also provides that we are prohibited from (i) entering into any merger, consolidation or repurchase of capital stock, (ii) making certain amendments to our Bylaws or Certificate of Incorporation or (iii) entering into certain other significant transactions, without the approval of a majority of shares owned by certain investors, including shares owned by JPMorgan Partners 23A. Pursuant to that agreement, Jack L. Watts, LJL Cordovan Partners, RFNL and their permitted transferees have agreed to vote their shares in favor of a nominee of JPMorgan Partners 23A as one of our directors. Mr. Egan is JPMorgan Partners 23A’s current nominee. In addition, JPMorgan Partners 23A is a holder of a warrant that was redeemed by us with a portion of the net proceeds of the sale of the notes, and an affiliate of JPMorgan Partners 23A was an initial purchaser of the notes.

      On July 1, 1999, we entered into an agreement with Sand Hill Systems, Inc. (“SHS”), then a wholly-owned unrestricted subsidiary, to provide a total of $3.5 million in support services to SHS. The agreement terminated September 30, 1999, when the services provided under the agreement reached an aggregate value of $3.5 million, including approximately $1.5 million in a mark-up of the cost of the services rendered. In consideration for those services, we received a promissory note in the principal amount of $3.5 million from SHS, bearing interest at a rate equal to the base rate charged under our senior revolving credit facility less one-half of one percent. In September 1999, Portola IV LLC, a limited liability company (“LLC”), acquired an ownership interest in SHS in exchange for assuming the obligations of SHS under the note. Certain of the members of the LLC (the “Members”) were at the same time our officers or directors, including Jack L. Watts, Laurie D. Bassin and Larry Williams. The LLC secured payment of the note by pledging 500,000 shares of our Class B Common Stock that had been contributed to the LLC by the Members to capitalize the LLC (the “Portola Shares”). The note provided that all outstanding principal and interest amounts due thereunder were payable in full on the earlier date of July 1, 2003, or the occurrence of one of certain events, including the sale of all or substantially all of the assets of SHS. At May 31, 2002, we (and a wholly owned consolidated subsidiary) had a combined 6% equity ownership in SHS, which we accounted for under the cost method. Effective June 1, 2002, the assets of SHS were sold, with no assets available for distribution to the stockholders of SHS. On August 22, 2002, the LLC transferred the Portola Shares to us in lieu of foreclosure and in payment of all amounts due under the note. See Note 15 of Notes to consolidated financial statements.

      Effective July 1, 2000, we sold substantially all of the assets of our wholly owned unrestricted e-commerce subsidiary, BNI, to SHS in exchange for a non-interest bearing, unsecured promissory note for $1.5 million, which was fully reserved for as of August 31, 2000. In conjunction with SHS’s merger with Neptune Technologies in April 2001, the note was converted into SHS convertible preferred stock. Effective June 1, 2002, the assets of SHS were sold, effectively liquidating the company, with no return to shareholders.

Shareholders Agreements

      A majority of our shares, including shares held by Jack L. Watts and his affiliates, are subject to shareholders agreements under which we have a right of first refusal in the event of a proposed transfer of such shares of our common stock to a transferee not related to the shareholder. In the event we do not exercise our right of first refusal, the other shareholders that are parties to the agreements have similar first refusal rights.

DESCRIPTION OF OTHER INDEBTEDNESS

Amendment and Restatement of Senior Secured Credit Facility

      On January 16, 2004, we entered into an amended and restated senior secured credit facility with GECC, as a lender and as the agent for the other lenders under such facility, which became effective upon the closing of the offering of the notes by us on January 23, 2004. We entered into a further amendment to this senior secured credit facility on May 21, 2004. The terms of the amended and restated credit facility are described below.

Revolving Credit Facility

      The amended and restated senior secured credit facility allows us to obtain up to $50.0 million of revolving credit loans for operating purposes subject to a borrowing base of the sum of (i) up to 85% of the net amount of eligible accounts receivables, (ii) the lesser of (A) up to 60% of the net amount of eligible raw materials and finished goods inventory and (B) up to 85% of the net orderly liquidation value of eligible raw materials and finished goods inventory, (iii) up to 80% of the net orderly liquidation value of eligible machinery and equipment and (iv) up to 50% of the fair market value of our eligible real estate holdings, which will serve as collateral for the facility. The borrowing base is subject to discretionary reserves and a fixed asset sub-limit totaling 40% of the borrowing base. As of February 29, 2004, our initial borrowing base would have supported borrowings of approximately $24.6 million under the amended and restated senior secured credit facility. Since the borrowing base under our amended and restated senior secured credit facility is based on our actual inventory and accounts receivable levels and values of other assets, available borrowings under the facility will fluctuate, and these fluctuations could be significant.

Letter of Credit Subfacility

      The amended and restated senior secured credit facility includes a letter of credit subfacility, which allows us to obtain up to $5.0 million of letters of credit instead of borrowing.

Maturity Date and Repayment

      The amended and restated senior secured credit facility has a term of five years. There is no required amortization of borrowings under the facility. Outstanding borrowings under the amended and restated senior secured credit facility may be repaid at any time and may be re-borrowed at any time prior to maturity.

Interest Rate and Fees

      Borrowings under the amended and restated senior secured credit facility bear interest, at our option, at either (i) an index rate (defined as a floating rate of interest per annum equal to the higher of the rate publicly quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” and the Federal Funds Rate plus 0.50%) plus a margin initially equal to 1.00% or (ii) the LIBOR loan rate (defined as the greater of (A) 2.00% per annum or (B) the offered rate for deposits in U.S. dollars in the London interbank market for the relevant interest period) plus 2.50%. In the event that “excess availability” under the amended and restated senior secured credit facility is less than $12.5 million, the applicable interest rate would increase by 0.25% until such time as excess availability exceeds $12.5 million.

      The amended and restated senior secured credit facility also requires us to pay the following fees:

•	upfront fees of $570,000;

•	commitment fees equal to (i) 0.50% per annum on the average daily unused portion of the $50.0 million amended and restated senior secured credit facility if less than 50% of the amended and restated senior secured credit facility is drawn or (ii) 0.375% per annum on the average daily unused portion of the amended and restated senior secured credit facility if greater than 50% of the amended and restated senior secured credit facility is drawn; and

•	with respect to the letter of credit subfacility, a fee equal to the product of the average daily undrawn face amount of all letters of credit issued, guaranteed or supported by risk participation agreements multiplied by 2.50% per annum, together with any bank fees and charges incurred by GECC to a letter of credit issuer.

Security

      Our obligations under the amended and restated senior secured credit facility will be secured by a first priority security interest (with certain exceptions) in substantially all of our assets and the assets of the guarantors described below and, in addition, by a pledge of 100% of the shares of such guarantors and by a pledge of promissory notes evidencing our inter-company debt).

Guarantors

      Each of our existing wholly-owned subsidiaries (other than certain inactive U.S. subsidiaries, Tech Industries U.K. Ltd. and certain non-U.S. subsidiaries), and any other subsidiaries created in the future not specifically designated by us as “unrestricted” (subject to certain limitations that local law and Section 956 of the Internal Revenue Code may impose on the guarantee (and stock pledge) of certain non-U.S. subsidiaries), as well as any holding company formed to hold our partnership, membership or equity interests, will guarantee our obligations under the amended and restated senior secured credit facility. Each of the subsidiaries of Portola that have guaranteed the amended and restated senior secured credit facility will guarantee obligations of Portola under the indenture. The remaining subsidiaries are designated as “unrestricted subsidiaries” under the amended and restated senior secured credit facility and therefore are not subject to the restrictive covenants of such facility. Notwithstanding the designation of such subsidiaries as “unrestricted” under the amended and restated senior secured credit facility, such subsidiaries are initially restricted subsidiaries under the indenture.

Representations and Warranties

      The amended and restated senior secured credit facility contains representations and warranties customary for this type of financing.

Covenants and Conditions

      The amended and restated senior credit agreement contains affirmative, financial and negative covenants relating to our operations and financial condition. The financial covenants require us to maintain a minimum fixed charge coverage ratio of 1.0x for measurement periods ending on or before August 31, 2004 and 1.1x thereafter. We are required to maintain a minimum excess availability under the amended and restated senior secured credit facility of $3.0 million, increasing to $5.0 million upon GECC’s receipt of fixed asset appraisals acceptable to it and the inclusion of fixed assets in the borrowing base.

      The amended and restated senior secured credit facility includes negative covenants that restrict our ability to, among other things:

•	redeem warrants and repurchase stock, other than repurchases and redemptions during the first year of the agreement for an aggregate amount not to exceed $10.0 million, provided, after giving effect to each such redemption or repurchase, no default shall exist and excess availability under the amended and restated senior secured credit facility is no less than $5.0 million; provided, however, that we may redeem warrants and repurchase stock from the proceeds of this offering in an aggregate amount not to exceed $20.0 million;

•	incur additional secured indebtedness other than indebtedness secured by purchase money liens and capital leases not to exceed $8.0 million in the aggregate;

•	incur additional unsecured indebtedness in excess of $1.5 million in the aggregate (not including the notes and guarantees offered hereby);

•	incur liens on our property, except for certain permitted liens and other liens not to exceed $2.0 million in the aggregate;

•	obtain intercompany loans from our subsidiaries unless such loans are subordinated to the amended and restated senior secured credit facility;

•	make investments and intercompany loans to our unrestricted subsidiaries and certain other subsidiaries other than (i) investments and intercompany loans in an individual amount not to exceed $5.0 million and in an aggregate amount not to exceed $10.0 million and (ii) investments in an aggregate amount not to exceed $10.6 million in certain of our non-U.S. subsidiaries or future joint ventures with Greiner AG and its affiliates;

•	enter into guarantees and other contingent obligations, except for certain permitted contingent liabilities and other contingent liabilities not to exceed $10.0 million in the aggregate;

•	pay fees to our Board of Directors in excess of $500,000 per annum, or enter into certain other transactions with affiliates;

•	sell assets other than (i) inventory in the ordinary course, (ii) the sale of our Chino, California and Sumter, South Carolina facilities and one of our San Jose, California facilities and (iii) other asset sales not to exceed $1.0 million individually and in an aggregate amount not to exceed $5.0 million per annum; and

•	invest in other persons, other than up to the sum of (i) $10.0 million plus (ii) the aggregate proceeds from the issuance of capital stock or other equity securities on or after the Closing Date (less proceeds used or segregated to repurchase Notes or capital stock or equity securities), in persons principally engaged in businesses similar to ours.

      Certain conditions must be met for us to borrow under the amended and restated senior secured credit facility in the future, including the absence of certain material adverse changes.

Events of Default

      The amended and restated senior secured credit facility contains customary events of default, which are subject to customary grace periods and materiality standards. The occurrence of a default, an event of default or a material adverse effect on Portola could result in our inability to obtain further borrowings under our amended and restated senior secured credit facility, which could materially and adversely affect our business. In addition, an event of default under the amended and restated senior secured credit facility could result in the acceleration of our obligations under our other debt agreements, including the notes.

DESCRIPTION OF NOTES

      The Company issued the notes (the “Notes”) under the Indenture dated as of January 23, 2004 (the “Indenture”), among itself, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. A copy of the Indenture is available upon request to the Company. The Indenture contains provisions that define your rights under the Notes. In addition, the Indenture governs the obligations of the Company and of each Subsidiary Guarantor under the Notes. The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes (the “Additional Notes”). We will only be permitted to issue such Additional Notes if at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes and will vote on all matters with the holders of the Notes.

      This description of the Notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this description of the Notes is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights.

      You will find the definitions of capitalized terms used in this section under the heading “— Certain definitions.” For purposes of this section, reference to “the Company,” we,” “our” and “us” refer only to Portola Packaging, Inc. and not to its subsidiaries.

General

      The Notes. The Notes:

•	are general unsecured, senior obligations of the Company;

•	are limited to an aggregate principal amount of $180.0 million, subject to our ability to issue Additional Notes;

•	mature on February 1, 2012;

•	are in denominations of $1,000 and integral multiples of $1,000;

•	are represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form. See “— Book-entry, delivery and form;”

•	rank equally in right of payment to any future senior Indebtedness of the Company, without giving effect to collateral arrangements; and

•	are unconditionally guaranteed on a senior unsecured basis by our existing and future subsidiaries that guarantee other indebtedness of Portola Packaging, Inc. until such guarantees of other indebtedness are released. See “Subsidiary guarantees.”

Interest

      Interest on the Notes compounds semi-annually and:

•	accrues at the rate of 8 1/4% per annum;

•	accrues from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•	is payable in cash semi-annually in arrears on February 1 and August 1, commencing on August 1, 2004;

•	is payable to the holders of record on the January 15 and July 15 immediately preceding the related interest payment dates; and

•	is computed on the basis of a 360-day year composed of twelve 30-day months.

Payments on the Notes; Paying Agent and Registrar

      The Notes are payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within the City and State of New York or, in certain circumstances set forth in the Indenture, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes. Until otherwise designated by the Company, the Company’s office or agency in New York will be the office of the Trustee maintained for such purpose.

      We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

Transfer

      A holder may transfer Notes in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the registrar for any registration of transfer of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer any Note for a period of 15 days before a selection of Notes to be redeemed.

      The registered holder of a Note will be treated as the owner of it for all purposes.

Optional Redemption

      Except as set forth in the next paragraph, the Notes are not redeemable at the Company’s option prior to February 1, 2007. Thereafter the Notes will be redeemable at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days notice, at the following redemption prices (expressed as percentages of principal amount) if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

Redemption
Year	Price

2007	106.188%
2008	104.125%
2009	102.063%

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest to the redemption date. Notwithstanding the foregoing, at any time prior to February 1, 2007, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the proceeds of one or more Equity Offerings at 108.25% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption; provided that such redemption shall occur within 60 days of the date of the closing of any such Equity Offering; and further provided at least 65% of the original principal amount of the Notes (after giving effect to any future issuance of Additional Notes) remains outstanding after each such redemption.

Selection and Notice

      If we redeem less than all of the Notes at any time, the Trustee will select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If we redeem any Note in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption. If the optional redemption date is on or after an interest record date and on or before the related interest payment date, we will pay the accrued and unpaid interest, if any, to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose Notes will be redeemed.

Mandatory Redemption

      The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Ranking

      The Notes are general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated and are effectively subordinated to all of our secured Indebtedness to the extent of the value of the assets securing such Indebtedness and liabilities of our Subsidiaries that do not guarantee the Notes. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or its Subsidiary Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Secured Credit Agreement or other secured Indebtedness, the assets of the Company and its Subsidiary Guarantors that secure Indebtedness will be available to pay obligations on the Notes and the Subsidiary Guarantees only after all Indebtedness under the Senior Secured Credit Agreement and other secured Indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Subsidiary Guarantees then outstanding.

Subsidiary Guarantees

      The Subsidiary Guarantors have, jointly and severally, unconditionally guaranteed on a senior basis the Company’s obligations under the Notes and all obligations under the Indenture. Such Subsidiary Guarantors have agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Subsidiary Guarantees. The obligations of Subsidiary Guarantors under the Subsidiary Guarantees rank equally in right of payment with other Indebtedness of such Subsidiary Guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under the Subsidiary Guarantee.

      Although the Indenture limits the amount of indebtedness that Restricted Subsidiaries may incur, such indebtedness may be substantial.

      The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

      In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction to a Person that is not the Company or a Restricted Subsidiary of the Company, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if:

(x) the sale or other disposition is in compliance with the Indenture, including the covenant “Asset Sales”; and

(y) all the obligations of such Subsidiary Guarantor under any Credit Facility and related documentation and any other agreements relating to any other indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such transaction.

      In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture.

Repurchase at the Option of Holders

     Change of Control

      Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes in accordance with the Indenture, the Company will mail a notice to each holder stating: (1) that the Change of Control Offer is being made pursuant to the covenant entitled “Offer to Repurchase Upon Change of Control” and that all Notes tendered will be accepted for payment; (2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”); (3) that any Note not tendered will continue to accrue interest; (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date; (5) that holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased; and (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

      If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

      On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of the Notes or portions thereof being purchased by the Company. The paying agent will promptly mail to each holder of Notes so accepted the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will send to the Trustee and the holders on or as soon as practicable after the Change of Control Payment Date a notice setting forth the results of the Change of Control Offer.

      Prior to mailing a Change of Control Offer, and as a condition to such mailing (i) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Offer being made and waived the event of default, if any, caused under such indenture or other agreement by the Change of Control or (ii) the Company will repay all outstanding Indebtedness issued under an indenture or other agreement that may be violated by a payment to the Holder of Securities under a Change of Control Offer or (iii) the Company must offer to repay all such Indebtedness, and make payment to the holders of such Indebtedness that accept such offer, and obtain waivers of any event of default from the remaining holders of such Indebtedness. The Company will be required to effect such repayment or obtain such consent and/or waiver within 30 days following any Change of Control.

      The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the Company’s assets. Although there is a developing body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company to another Person may be uncertain.

      The Company’s ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Senior Secured Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Secured Credit Agreement and cause a default under that agreement may not constitute a Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that the Company will have sufficient funds to pay the repurchase price for Notes tendered by the holders thereof.

      In addition, a Change of Control would constitute a default under the Senior Secured Credit Agreement and, since Indebtedness under the Senior Secured Credit Agreement effectively ranks senior in priority to Indebtedness under the Notes, the Company would be obligated to repay Indebtedness under the Senior Secured Credit Agreement in advance of Indebtedness under the notes. See “Risk factors — We may be unable to purchase the notes upon a change of control.” The Company’s repurchase of Notes as a result of the occurrence of a Change of Control may be prohibited or limited by, or create an event of default under, the terms of other agreements relating to borrowings into which the Company may enter from time to time, including agreements relating to secured Indebtedness. Failure by the Company to make or consummate a Change of Control Offer would constitute an immediate Event of Default under the Indenture, thereby entitling the Trustee or holders of at least 25% in principal amount of the then outstanding Notes to declare all of the Notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to the Senior Secured Credit Agreement is outstanding, such acceleration shall not be effective until the earlier of (i) an acceleration of any such Indebtedness under the Senior Secured Credit Agreement or (ii) five business days after receipt by the Company of written notice of such acceleration under the Indenture. In the event all of the Notes are declared due and payable, the Company’s ability to repay the Notes would be subject to the limitations referred to above.

      Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

      “Change of Control” as used herein, means (a) any sale, lease, exchange or transfer (in one transaction or in a series of related transactions) of all or substantially all the assets of the Company to any Person or group of related Persons (other than Permitted Investors), (b) the merger or consolidation of the Company with or into another corporation or the merger of another corporation into the Company with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction hold less than 50% of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the Person surviving such merger or consolidation, (c) the acquisition by any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act (other than the Permitted Investors) of the ultimate “beneficial ownership” as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership,” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of more than 50% of the voting power of the Voting Stock of the Company, (d) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors of the Company, or (e) the stockholders of the Company shall approve any plan for the liquidation or dissolution of the Company.

      “Permitted Investors” means Jack L. Watts, JPMorgan Partners 23A and Related Parties of any of the foregoing.

      “Related Party” with respect to any Permitted Investor means (A) (x) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Permitted Investor or (y) a trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Permitted Investor and/or such other persons referred to in the immediately preceding clause (x) or (B) with respect to JPMorgan Partners 23A, any Person controlled by J.P. Morgan Partners, LLC.

     Asset Sales

      The Indenture provides that the Company will not conduct, and will not permit any of its Restricted Subsidiaries to conduct, an Asset Sale (as defined below) unless (x) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee prior to, or contemporaneously with, the consummation of the Asset Sale) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, that the amount of (A) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than Disqualified Stock and liabilities that are by their terms subordinated to the Notes or the Subsidiary Guarantees that are assumed by the transferee of any such assets), and (B) any securities, Notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary in a reasonable and prompt manner into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

      Within 180 days after any Asset Sale, the Company may apply the Net Proceeds from such Asset Sale at its option (a) to permanently reduce debt outstanding under secured Indebtedness (other than Disqualified Stock) of the Company and/or its Restricted Subsidiaries (and to make corresponding reductions to the commitments in respect thereof) or (b) to make an investment in a business or capital expenditure or other long-term assets of the Company or its Restricted Subsidiaries. Pending the final application of any such Net Proceeds, the Company may invest such Net Proceeds in Cash Equivalents. Any Net Proceeds from the Asset Sale that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall make an offer to all holders of notes (an “Asset Sale Offer”) and, to the extent required by any Pari Passu Indebtedness, to all holders of Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Sale (“Pari Passu Notes”) to purchase the maximum principal amount of Notes and Pari Passu Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes and Pari Passu Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and Pari Passu Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Pari Passu Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, even if Notes less than the Excess Proceeds are tendered for purchase, the amount of Excess Proceeds shall be reset to zero.

      “Asset Sale” means (i) the sale, lease, conveyance or other disposition of any property or assets of the Company or any Restricted Subsidiary (including by way of a sale-and-leaseback) other than sales of inventory (including equipment held as inventory) and obsolete equipment or redundant properties, or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries, in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company will be governed by the provisions of the Indenture described above under the caption “— Change of Control” and/or the provisions described below under the caption “— Merger, Consolidation, or Sale of Assets” and not by the provisions of this covenant), or (ii) the issuance of Equity Interests by any of its Restricted Subsidiaries, or the sale of Equity Interests by the Company or any of its Restricted Subsidiaries in any of its Subsidiaries, in the case of either clause (i) above or this clause (ii), whether in a single transaction or a series of related transactions, (a) that have an aggregate fair market value in excess of $1.0 million, or (b) for aggregate net proceeds in excess of $1.0 million. For purposes of this definition, the term “Asset Sale” shall not include (i) any issuance of Equity Interests by the Company, (ii) any transfer of assets permitted pursuant to the covenant entitled “Restricted Payments” or pursuant to clause (d) or (e) of the definition of “Permitted Investments;” (iii) the transfer of assets or Equity Interests by the Company to a Restricted Subsidiary of the Company or by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company; (iv) dispositions in connection with Permitted Liens; (v) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings; or (vi) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business that do not materially interfere with the business of the Company and its Restricted Subsidiaries.

Certain Covenants

     Restricted Payments

      The Indenture provides that the Company will not, and, will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Person making such dividend or distribution, or dividends or distributions payable to the Company or any Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Common Stock on a pro rata basis)); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) purchase, redeem, repay, defease, pay any amount of principal of or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or subordinated to the Subsidiary

Guarantees prior to the scheduled principal payment, sinking fund payment or maturity thereof; (iv) make any Investment in any Person (other than Permitted Investments); or (v) guarantee any Indebtedness of any Affiliate of the Company other than a Restricted Subsidiary of the Company or pursuant to a Guarantee that constitutes a Permitted Investment pursuant to clause (d) or (e) of the definition thereof (all such payments and other actions set forth in clauses (i) through (v) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment and after giving effect to such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) the Company and its Restricted Subsidiaries would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (including Restricted Payments permitted by the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) from the first day of the fiscal quarter in which the Issuance Date occurred to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a loss, 100% of such loss), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) 100% of any dividends or interest actually received in cash by the Company or a Restricted Subsidiary after the date of the Indenture from an Unrestricted Subsidiary, a Person that is not a Subsidiary or a Person that is accounted for on the equity method of accounting; provided, however that no amount will be included under this clause (iii) to the extent it is already included in Consolidated Net Income, plus (iv) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person (including Investments in Unrestricted Subsidiaries) resulting from (A) repurchases or redemptions of such Restricted Investments by such Person (including Unrestricted Subsidiaries), proceeds realized upon the sale of such Restricted Investment (including Investments in Unrestricted Subsidiaries) to an unaffiliated purchaser or repayments of loans or advances by such Person (including Unrestricted Subsidiaries) to the Company or any Restricted Subsidiary of the Company or (B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income, plus (v) $10.0 million.

      The foregoing provisions will not prohibit (i) the payment of up to an aggregate of $20.0 million (A) to the holders of the Company’s Common Stock as a dividend or to repurchase outstanding shares of Common Stock of the Company, which dividend or repurchase shall occur on or before March 31, 2005 and (B) to redeem the Redeemable Warrants, in each case in the manner described in the Prospectus, provided, however, that (x) the aggregate dividend on or repurchase of Common Stock permitted by this clause (i) shall not exceed $10.0 million and (y) such dividend, repurchase and redemption will be excluded in subsequent calculations of the amount of Restricted Payments; (ii) payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments; (iii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided, however, that (a) such repurchase, redemption, retirement or other acquisition will be excluded in subsequent calculations of the amount of Restricted Payments and (b) the amount of any such net cash proceeds used therefor shall be excluded from clause (c)(ii) of the preceding paragraph to the extent otherwise included therein; (iv) the defeasance, redemption or repurchase of subordinated Indebtedness of the Company or Indebtedness of a Subsidiary Guarantor that is subordinated to the Subsidiary Guarantees with the net proceeds from an incurrence of Permitted Refinancing Indebtedness or in exchange for or out of the proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock) or upon the conversion of subordinated Indebtedness into Equity Interests of the Company (other than Disqualified Stock); provided, however, in each case that (a) such defeasance, redemption or repurchase will be excluded in subsequent calculations of the amount of Restricted Payments and (b) the amount of any such net cash proceeds used therefor shall be excluded from clause (c)(ii) of the preceding paragraph to the extent otherwise included therein; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company’s (or any of its Subsidiaries’) management or any director or employee pursuant to any management equity subscription agreement, stock option agreement or stock plan in effect as of the date of the Indenture or entered into thereafter in the ordinary course of business; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.5 million, plus the aggregate cash proceeds received by the Company from any reissuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries; provided that such repurchase, redemption, acquisition or retirement will be included in subsequent calculations of the amount of Restricted Payments; and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (vi) the payment of dividends on the Company’s common stock following the first Public Equity Offering of the Company’s common stock after the Issuance Date of up to 6% per annum of the net proceeds received by the Company in such Public Equity Offering, other than public offerings of the Company’s common stock registered on Form S-4 or S-8; provided, however, that such payment will be included in subsequent calculations of the amount of Restricted Payments and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (vii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness of the Company (a) at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness of the Company in the event of a Change of Control in accordance with provisions similar to the “Change of Control” covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “— Asset Sales” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenants with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer; and (viii) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Fixed Charges”; provided that the payment of such dividends will be excluded in subsequent calculations of the amount of Restricted Payments. For purposes of the preceding sentence, payment of the option exercise price of stock options held by members of management, employees or directors by the tender of shares of the Company’s Common Stock shall not be deemed to constitute a repurchase, redemption, acquisition or retirement of Equity Interests held by such members of management, employees or directors. A tender of the Company’s Common Stock by members of management in payment of withholding taxes shall be a repurchase, redemption, acquisition or retirement of Equity Interests held by members of management only to the extent that the amount of withholding taxes the Company pays on behalf of such member of management exceeds the reduction in the Company’s state and federal taxes caused by the exercise of the stock option to which the withholding payment relates.

      The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. Such designation will reduce the amount available for Restricted Payments under the first paragraph of this covenant as determined in accordance with the definition of Investment and will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Company to exceed $10.0 million.

      Not later than the date of making any Restricted Payment with a fair market value equal to or in excess of $500,000, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “Restricted Payments” were computed, which calculations may be based upon the Company’s latest available financial statements.

Incurrence of Indebtedness and Issuance of Preferred Stock

      The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company or any Subsidiary Guarantor may incur Indebtedness or the Company may issue shares of Disqualified Stock, if:

(i) the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.00 to 1.00 if such Indebtedness is incurred or such Disqualified Stock is issued, after giving pro forma effect to the incurrence or issuance thereof; and

(ii) if such Indebtedness is subordinated in right of payment to the Notes, the final stated maturity of such Indebtedness is later than the final stated maturity of the Notes and the Weighted Average Life to Maturity of such Indebtedness is greater than the remaining Weighted Average Life to Maturity of the Notes.

      The foregoing limitations will not apply to the incurrence by the Company or its Subsidiaries of Permitted Indebtedness, which means:

(a) The Notes and the Subsidiary Guarantees;

(b) the incurrence by the Company, any Subsidiary Guarantor or any Restricted Subsidiary that is a Foreign Subsidiary of Indebtedness under a Credit Facility (and guarantees thereof by the Company’s Restricted Subsidiaries) in an aggregate principal amount at any one time outstanding not to exceed the greater of (i) $50.0 million or (ii) the Borrowing Base, less the aggregate amount of all Net Proceeds of Asset Sales applied to reduce permanently the commitment with respect to such Indebtedness pursuant to the covenant described under the caption “— Asset Sales;”

(c) any Indebtedness of the Company and its Restricted Subsidiaries (other than under the Credit Facility and the Notes) in existence on the date of original issuance of the Notes (after giving effect to the application of the net proceeds of the sale of the Notes);

(d) the incurrence of Indebtedness by the Company or its Restricted Subsidiaries pursuant to letters of credit in an aggregate principal amount not to exceed $1.0 million (such letters of credit being deemed to have a principal amount equal to the maximum potential liability thereunder);

(e) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness pursuant to letters of credit or Guarantees for the benefit of Persons in which the Company or a Restricted Subsidiary may make Permitted Investments pursuant to clause (d) or (e) of the definition thereof, provided that for purposes of calculating the amount permitted to be invested pursuant to such clause (d) or (e), any such letter of credit or Guarantee shall be deemed to represent an Investment in such Person by the Company or Restricted Subsidiary in the amount of the maximum potential liability thereunder;

(f) Guarantees by the Subsidiary Guarantors of Indebtedness incurred in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is subordinated to the notes or the Subsidiary Guarantees, then the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantee;

(g) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (including Acquired Debt that constitutes Capital Lease Obligations, mortgage financings or purchase money obligations), in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Restricted Subsidiary in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(h) intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Capital Stock or any other event that results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

(i) the incurrence by the Company or its Restricted Subsidiaries of (i) Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding; (ii) Currency Agreements and (iii) Commodity Agreements; provided, however that such Hedging Obligations, Currency Agreements and Commodity Agreements are entered into for bona fide purposes and not for speculative purposes;

(j) the incurrence of Permitted Refinancing Indebtedness by the Company or its Restricted Subsidiaries in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness (other than the Redeemable Warrants) described in clause (a) or (c) of this paragraph or described in the first paragraph of this covenant; and

(k) the incurrence of Indebtedness by the Company or Subsidiary Guarantors (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $5.0 million.

      For purposes of the foregoing provision, the cash flow generated by any Person, business, property or asset acquired during the immediately preceding four fiscal quarter period (or subsequent to the end thereof and on or prior to the Calculation Date) shall be determined on the same basis provided in the definition of Consolidated Cash Flow. Whenever pro forma effect is to be given to any calculation under this covenant, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated in accordance with Regulation S-X under the Securities Act). In addition, for purposes of the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant, Consolidated Cash Flow and Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to the incurrence of any Indebtedness at any time during the period commencing on the first day of the four full fiscal quarter period that precedes the

Calculation Date and ending on and including the Calculation Date (and that is outstanding or available to be borrowed on the Calculation Date), including without limitation the incurrence of the Indebtedness giving rise to the need to make such calculation, in each case as if such incurrence occurred and the proceeds therefrom had been applied on the first day of such four full fiscal quarter period. Further, for purposes of the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant, consolidated interest expense attributable to any Indebtedness (whether existing or being incurred) bearing a floating interest rate shall be computed on a pro forma basis at an assumed rate equal to the higher of (i) the actual rate in effect on the date of computation under the instrument governing such Indebtedness, or (ii) the average of the floating rate for such Indebtedness for the one-year period immediately prior to the date of computation, as if such assumed rate had been the applicable rate for the entire period.

      For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this covenant:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of incurrence and will only be required to include the amount and type of such Indebtedness in the chosen clause or clauses, and the Company may reclassify any such Indebtedness between clauses (b) and (k) of the second paragraph of this covenant, between clauses (d) and (k) of the second paragraph of this covenant, and between clauses (g) and (k) of this covenant to the extent such Indebtedness could be incurred pursuant to such clause at the time of such reclassification;

(2) all Indebtedness outstanding on the date of the Indenture under the Senior Secured Credit Agreement shall be deemed initially incurred on the Issuance Date under clause (b) of the second paragraph of this covenant and not the first paragraph or any other clause of the second paragraph of this covenant;

(3) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4) if obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to clause (b) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof, in each case at the time of determination;

(6) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(7) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

      Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

      In addition, we will not permit any of our Unrestricted Subsidiaries to incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt.

      If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, the Company shall be in Default of this covenant).

      For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Negative Pledge

      The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than Permitted Liens, on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless all payments due under the Indenture and the Notes (including the Subsidiary Guarantees) are secured by a Lien on such property that is (i) equal and ratable with such Lien or (ii) in the case of Indebtedness that is subordinated in right of payment to the Notes (or such Subsidiary Guarantees), the Notes (or such Subsidiary Guarantees) are secured by a Lien on such asset that is senior to such Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

      The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a)(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (b) make loans or advances to the Company or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) Indebtedness as in effect on the date of the Indenture, (ii) the Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Credit Facility as in effect on the date of the Indenture, (iii) the Indenture and the Notes, (iv) applicable law, (v) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated Cash Flow of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (vi) in the case of clause (c), customary non-assignment provisions in leases, licenses or similar contracts entered into in the ordinary course of business and consistent with past practices or any encumbrance or restriction contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements, (vii) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired, (viii) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (ix) encumbrances or restrictions arising under Liens created pursuant to clause (g) of the definition of Permitted Liens, (x) the Subsidiary Guarantees, (xi) encumbrances or restrictions (x) contained in indentures or other debt instruments or debt arrangements incurred by any Subsidiary Guarantor in accordance with “Incurrence of Indebtedness and Issuance of Preferred Stock” that are not more materially restrictive, taken as a whole, than those applicable to the Company in either the Indenture governing the Notes or the Senior Secured Credit Agreement on the date of the Indenture (which may result in encumbrances or restrictions comparable to those applicable to the Company at a Restricted Subsidiary level) or (y) with respect to Restricted Subsidiaries that are not Subsidiary Guarantors, that are incurred subsequent to the Issuance Date pursuant to clauses (b) of the second paragraph of the covenant described under “Incurrence of Indebtedness and Issuance of Preferred Stock” by Restricted Subsidiaries, or (xii) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary, or any property or assets that are subject to such restriction, pending the closing of such sale or disposition.

Merger, Consolidation, or Sale of Assets

      The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company, the “Successor Company”) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Successor Company or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company pursuant to a supplemental Indenture in a form reasonably satisfactory to the Trustee; (iii) immediately before and, on a pro forma basis, immediately after giving effect to such transaction no Default or Event of Default exists; (iv) the Company or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock;” (v) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Indenture and the Notes and its obligations under the Registration Rights Agreement shall continue to be in effect; and (vi) the Company shall have delivered to the Trustee an Officers’ Certificate that items (i) to (v) have been satisfied and a legal opinion as to certain legal matters.

      For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

      The Successor Company will succeed to, and be substituted for (with a release of the predecessor company), and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes.

      Although there is a developing body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company to another person may be uncertain.

      Notwithstanding the preceding clause (iv), (x) any Restricted Subsidiary may consolidate with, or merge into, the Company and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax benefits; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with the preceding clause (vi).

      In addition, the Company will not permit any Subsidiary Guarantor to consolidate or merge with or into (other than another Subsidiary Guarantor) and will not permit the sale, assignment, transfer, lease, conveyance or other disposal of all or substantially all of the properties or assets of any Subsidiary Guarantor unless:

(1) (a) the Subsidiary Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia; (b) the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Subsidiary Guarantor pursuant to a supplemental Indenture in a form reasonably satisfactory to the Trustee; (c) immediately before and, on a pro forma basis, immediately after giving effect to such transaction no Default or Event of Default exists; and (d) the Company shall have delivered to the Trustee an Officers’ Certificate that items (a) to (c) have been satisfied and, in the event such Subsidiary Guarantor or the Person formed by or surviving any such consolidation or merger has assets with a book value in excess of $250,000, a legal opinion as to certain legal matters; or

(2) the transaction is made in compliance with the conditions described under “Repurchase at the Option of Holders-Asset Sales.”

Transactions with Affiliates

      The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $2.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above and such Affiliate Transaction is approved by a majority of the members of the Board of Directors and by a majority of the members of such Board having no personal stake in such transaction and (ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing; provided, however, that each of the following shall not be deemed Affiliate Transactions: (i) any employment, stock option, stock purchase or stock grant agreement entered into by the Company or any of its Restricted Subsidiaries with directors, officers and employees in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary; (ii) transactions between or among the Company and/or its Restricted Subsidiaries; (iii) transactions permitted by the provisions of the Indenture described above under the covenant “Restricted Payments” or pursuant to clause (d) or (e) of the definition of “Permitted Investments”; (iv) the payment of compensation, and indemnity provided on behalf of, directors or employees of the Company or any Restricted Subsidiary in the ordinary course of business; (v) loans and advances to officers and employees of the Company or any of its Restricted Subsidiaries in the ordinary course of business in an amount not to exceed $1.5 million at any one time outstanding; provided that the Company and its Restricted Subsidiaries will comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated in connection therewith in connection with such loans or advances; (vi) the issuance of Capital Stock (other than Disqualified Stock) of the Company to any Affiliate; and (vii) the provision by Persons who may be deemed Affiliates or stockholders of the Company (other than such provision by JPMorgan Partners 23A and Persons directly or indirectly controlled by JPMorgan Partners 23A) of investment banking, commercial banking, trust, lending or financing, investment, underwriting, placement agent, financial advisory or similar services to the Company or its Restricted Subsidiaries performed after the Issuance Date.

Future Subsidiary Guarantees

      The Company will cause each Restricted Subsidiary that is not at that time a Subsidiary Guarantor and that is required to Guarantee any Indebtedness of the Company, including, without limitation, a Credit Facility, to execute and deliver to the Trustee a Subsidiary Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes on a senior basis and all other obligations under the Indenture. Notwithstanding the foregoing, in the event the Subsidiary Guarantor is released and discharged in full from all of its obligations under Guarantees of (1) any Credit Facility and (2) all other Indebtedness of the Company, then the Subsidiary Guarantee of such Subsidiary Guarantor shall be automatically and unconditionally released or discharged; provided, that such Restricted Subsidiary has not Incurred any Indebtedness in reliance on its status as a Subsidiary Guarantor under the covenant “Incurrence of Indebtedness and Issuance of Preferred Stock” unless such Indebtedness so Incurred is similarly released or discharged.

      On the Issuance Date, Associated Sales Group, LLC, Atlantic Packaging Sales, LLC, Buyerlink Networks, Inc., Cap Snap Co., Cap Snap Seal, Inc., Great Lake Sales Associates, LLC, Leonard S. Slaughter and Associates, LLC, Northern Engineering and Plastics Corp., Northern Plastics Corporation, Portola (Asia Pacific) Holding Limited, Portola GmbH, Portola Packaging Holding B.V., Portola Packaging Foreign Sales Corporation, Portola s.r.o., Shanghai Portola Packaging Company Limited and Tech Industries U.K. Ltd., each of which were not required to Guarantee obligations under the Credit Facility in existence on the Issuance Date, were not required to issue Subsidiary Guarantees on the Issuance Date, but may be required to do so in the future pursuant to the foregoing paragraph.

Limitation on Sale/ Leaseback Transactions

      The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/ Leaseback Transaction unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/ Leaseback Transaction at least equal to the fair market value (as evidenced by a resolution of the Board of Directors of the Company) of the property subject to such transaction;

(2) the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/ Leaseback Transaction pursuant to the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(3) the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/ Leaseback Transaction without securing the notes by the covenant described under “— Negative Pledge”; and

(4) the Sale/ Leaseback Transaction is treated as an Asset Sale and all of the conditions of the Indenture described under “Repurchase at the Option of Holders-Asset Sales” (including the provisions concerning the application of Net Proceeds) are satisfied with respect to such Sale/ Leaseback Transaction, treating all of the consideration received in such Sale/ Leaseback Transaction as Net Proceeds for purposes of such covenant.

Limitation on Sale of Capital Stock of Restricted Subsidiaries

      The Company will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or, with respect to a Restricted Subsidiary, to issue any of its Voting Stock (other than, if necessary, shares of its Voting Stock constituting directors’ qualifying shares) to any Person except:

(1) to the Company or a Wholly-Owned Subsidiary; or

(2) in compliance with the conditions described under “Repurchase at the Option of Holders-Asset Sales” and immediately after giving effect to such issuance or sale, such Restricted Subsidiary either continues to be a Restricted Subsidiary or if such Restricted Subsidiary would no longer be a Restricted Subsidiary, then the remaining Investment of the Company or a Restricted Subsidiary in such Person (after giving effect to such issuance or sale), if any, would have been permitted to be made under the “Restricted Payments” covenant (excluding clause (a) of the definition of “Permitted Investments”) as if made on the date of such issuance or sale.

Limitation on Lines of Business

      The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Reports

      Whether or not required by the rules and regulations of the Securities and Exchange Commission (the “Commission”), so long as any Notes are outstanding, the Company (and the Subsidiary Guarantors, if applicable) will furnish to the Trustee and to the holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company (and the Subsidiary Guarantors, if applicable) were required to file such reports, in each case within the time periods specified therein. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports, and any other information required by Section 13 or 15(d) of the Exchange Act, with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

      If the Company has designated any of its Subsidiaries to be Unrestricted Subsidiaries that, alone or taken together, represent 10% or more of the Consolidated Cash Flow of the Company for the most recent consecutive four-quarter period, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements or in the “Management’s discussion and analysis of financial condition and results of operations” section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries.

      Concurrently with the delivery of the reports required to be delivered pursuant to the preceding paragraph, the Company shall deliver to the Trustee and to each holder annual and quarterly financial statements with appropriate footnotes of the Company and its Restricted Subsidiaries, all prepared and presented in a manner substantially consistent with those of the Company and its Subsidiaries on a consolidated basis required by the preceding paragraph.

Payments for Consent

      Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default and Remedies

      The Indenture provides that each of the following constitutes an Event of Default: (i) default in any payment of interest or additional interest, if any, (as required by the Registration Rights Agreement) on any Note when the same becomes due and payable, and such default continues for a period of 30 days; (ii) default in the payment of principal of or premium, if any, on any Note when the same becomes due and payable at its fixed maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise; (iii) failure by the Company to make or consummate a Change of Control Offer or an Asset Sale Offer or to comply with the provisions described under the covenants “Restricted payments,” “Incurrence of indebtedness and issuance of preferred stock” or “Merger, consolidation, or sale of assets;” (iv) failure by the Company or a Restricted Subsidiary for 60 days after notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding to comply with any of its agreements in the Indenture or the Notes or of any Subsidiary Guarantor to perform any of its other covenants under its Subsidiary Guarantee; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any Restricted Subsidiary) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged, bonded or stayed for a period of 60 days; (vii) any Subsidiary Guarantee of a Significant Subsidiary (or group of Subsidiaries that, taken together, constitutes a Significant Subsidiary) shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor that is a Significant Subsidiary (or group of Subsidiary Guarantors that, taken together, constitutes a Significant Subsidiary), or any Person acting on behalf of any such Subsidiary Guarantor or Subsidiary Guarantors, shall deny or disaffirm its obligations under its Subsidiary Guarantee; or (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries (or group of Subsidiary Guarantors that, taken together, constitutes a Significant Subsidiary).

      If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided, that so long as any Indebtedness permitted to be incurred pursuant to the Senior Secured Credit Agreement shall be outstanding, such acceleration shall not be effective until the earlier of (i) an acceleration of any such Indebtedness under the Senior Secured Credit Agreement or (ii) five business days after receipt by the Company of written notice of such acceleration under the Indenture. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary, all outstanding Notes will become due and payable without further action or notice. The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

      In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (v) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or Payment Default triggering such Event of Default pursuant to clause (v) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

      Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

      Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

      The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

      In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture or was required to repurchase the Notes, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to February 1, 2007 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to February 1, 2007, the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of the Company or a Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or such Subsidiary Guarantor under the Notes, the Indenture or a Subsidiary Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

      The Company may, at its option and at any time, elect to have all of its and the Subsidiary Guarantors’ obligations discharged with respect to the outstanding Notes (“Legal Defeasance”) except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company’s and the Subsidiary Guarantors’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Subsidiary Guarantors’ obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of which will be used to defease the Notes pursuant to the Indenture concurrently with such incurrence) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the later of (x) the 91st day following the deposit or (y) the day ending on the day following the expiration of the longest preference period under any bankruptcy law applicable to us in respect of such deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; (vii) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company or the Subsidiary Guarantors with the intent of defeating, hindering, delaying or defrauding creditors of the Company or such Subsidiary Guarantors; (viii) we deliver to the Trustee an opinion of counsel (subject to customary assumptions and exclusions) to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940; and (ix) the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel as to matters of law, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

      Except as provided in the next succeeding paragraphs, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture or the Notes with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

      Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder of Notes): (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”); (iii) reduce the rate of or change the time for payment of interest or additional interest on any Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults, waiver of certain covenants, supplemental indentures requiring the consent of holders, or the rights of holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes; (vii) waive a redemption or purchase payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “Repurchase at the Option of Holders”); (viii) impair the right of any holder to institute suit for the enforcement of any payment under any Note after the maturity thereof; (ix) release any Subsidiary Guarantor other than in accordance with the Indenture, or change any Subsidiary Guarantee in any manner that would adversely affect the holders; or (x) make any change in the foregoing amendment and waiver provisions.

      Notwithstanding the foregoing, without the consent of any holder of Notes, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for any supplemental indenture required by the covenant described under the caption “Subsidiary Guarantees,” to add Subsidiary Guarantees with respect to the Notes or release a Subsidiary Guarantor upon its designation as an Unrestricted Subsidiary or otherwise in accordance with the Indenture; to secure the Notes, to provide for the assumption of the Company’s or any Subsidiary Guarantor’s obligations to holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not materially adversely affect the legal rights under the Indenture of any such holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to provide for the issuance of exchange securities that shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and that shall be treated, together with any outstanding Notes, as a single class of securities.

      The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder’s Notes will not be rendered invalid by such tender. After an amendment or supplement under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment.

Concerning the Trustee

      U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Company as registrar and paying agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, the Subsidiary Guarantors or any Affiliate of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

      The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

      Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to Portola Packaging, Inc., 898A Faulstich Court, San Jose, California 95112, Attention: Dennis L. Berg, Vice President, Finance and Chief Financial Officer.

Certain Definitions

      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Debt” means, with respect to any specified Person: (i) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Indebtedness encumbering any asset acquired by such specified Person. Acquired Debt shall be deemed to have been incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

      “Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

      “Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

      “Borrowing Base” means, as of any date, an amount equal to the sum, without duplication, of (a) 85% of the net book value of the accounts receivable owned by the Company and its Restricted Subsidiaries, (b) 60% of the net book value of inventory owned by the Company and its Restricted Subsidiaries and (c) 40% of the net book value of property, plant and equipment owned by the Company and its Restricted Subsidiaries, provided, that the Borrowing Base shall be adjusted to give pro forma effect to the acquisition of any Person, property or assets by the Company or by any Restricted Subsidiary of the Company that is a Subsidiary Guarantor, so long as (i) such acquisition is consummated on or prior to the date of calculation of the Borrowing Base and (ii) in the case of an acquisition of a Person, such Person (y) becomes a Restricted Subsidiary of the Company or a Subsidiary Guarantor or (z) is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Subsidiary Guarantor.

      “Calculation Date” means the date on which the calculation of the Fixed Charge Coverage Ratio is made.

      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

      “Capital Stock” of any Person means any and all shares, interests, participation, rights or other equivalents (however designated) of equity of such Person, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

      “Cash Equivalents” means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Senior Secured Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Corporation and in each case maturing within six months after the date of acquisition.

      “Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any Subsidiary designed to protect the Company or any of its Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Subsidiaries.

      “Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the date of this prospectus, and includes, without limitation, all series and classes of such common stock.

      “Consolidated Cash Flow” means, with respect to any Person for any period, without duplication, the Consolidated Net Income of such Person for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) provision for taxes based on income or profits of such Person for such period, plus (b) consolidated interest expense of such Person for such period, whether paid or accrued and whether or not capitalized (including amortization and write-offs of debt discount and debt issuance cost, non-cash interest payments and the interest component of any payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred with respect to letters of credit and bankers’ acceptance financing and net payments (if any) pursuant to Hedging Obligations), plus (c) depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash changes (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person for such period, plus (d) impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles” plus (e) any charge incurred relating to the redemption of the Redeemable Warrants.

      Notwithstanding the preceding sentence, clauses (a), (c), (d) and (e) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated Cash Flows of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (a), (c), (d) and (e) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

      “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that (i) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded, whether or not distributed to the Company or one of its Subsidiaries, (ii) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries, (iii) any Net Income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that: (a) subject to the limitations contained in clause (iv) below, the Company’s equity in the Net Income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and (b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income; and (iv) the cumulative effect of a change in accounting principles shall be excluded.

      “Consolidated Net Worth” means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, and (y) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

      “Credit Facility” means, with respect to the Company or a Subsidiary Guarantor or any Restricted Subsidiary that is a Foreign Subsidiary, one or more debt facilities (including, without limitation, the Senior Secured Credit Agreement or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Secured Credit Agreement or any other credit or other agreement or indenture).

      “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuation in the values of the currencies of the countries (other than the United States) in which the Company or its Restricted Subsidiaries conduct business.

      “Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatory redeemable, pursuant to a sinking fund obligation or otherwise, is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock that is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary), or is redeemable at the option of the holder thereof, in whole or in part, on or prior to a date that is one year after the date on which the Notes mature.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for Capital Stock).

      “Equity Offering” means a private placement to institutional investors or a bona fide public underwritten sale of common stock of the Company for cash pursuant to a registration statement (other than on Form S-4 or Form S-8 or any other form relating to securities issuable under any benefit plan of the Company or its Subsidiaries) that is declared effective by the SEC.

      “Fixed Charges” means, with respect to any Person for any period, without duplication, the sum of (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of debt discount and debt issuance cost, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, and net payments (if any) pursuant to Hedging Obligations), (b) commissions, discounts and other fees and charges incurred with respect to letters of credit and bankers’ acceptances financing, (c) consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (d) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or any of its Restricted Subsidiaries or secured by a Lien on assets of such Person or any of its Restricted Subsidiaries (other than on the Capital Stock of Unrestricted Subsidiaries), (e) preferred stock dividend requirements on any series of preferred stock of such Person or any of its Restricted Subsidiaries times a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person and its Restricted Subsidiaries, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP, and (f) Receivable Fees.

      “Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash flow of such Person and its Restricted Subsidiaries for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date) to the Fixed Charges of such Person and its Restricted Subsidiaries for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP or operations and businesses disposed of prior to the Calculation Date, but only to the extent that the obligations giving rise to such Fixed Charges would no longer be obligations contributing to such Person’s Fixed Charges subsequent to the Calculation Date).

      “Foreign Subsidiary” means any Restricted Subsidiary that (x) is not organized under the laws of the United States of America or any state thereof or the District of Columbia or (y) is organized under the laws of the United States of America or any state thereof or the District of Columbia but has no material asset other than Capital Stock of one or more Persons described in clause (x) above.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

      “Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

      “Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

      “Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (including reimbursement agreements in respect thereto, except to the extent such letters of credit relate to trade payables and the obligation to reimburse the issuer of the trade letter of credit for any payment thereunder is satisfied within 30 days of incurrence) or representing Capital Lease Obligations, Attributable Indebtedness or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock, all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.

      “Investments” means, with respect to any Person, all Investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), letters of credit (or reimbursement agreements in respect thereof), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), or purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as Investments on a balance sheet prepared in accordance with GAAP; provided, however, that none of the following will be deemed to be an Investment:

(1) Hedging Obligations, Commodity Agreements and Currency Agreements entered into in the ordinary course of business and in compliance with the Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

      For purposes of “Certain Covenants — Restricted Payments,” “Investment” will include the portion (proportionate to the Company’s Equity Interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s Equity Interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary.

      “Issuance Date” means January 23, 2004.

      “JPMorgan Partners 23A” means J.P. Morgan Partners (23A SBIC), LLC.

      “JPMorgan Partners 23A Warrant” means the redeemable warrant that entitled JPMorgan Partners 23A to purchase 2,052,526 shares of Class A Common Stock of the Company as described in the Prospectus.

      “Lender Warrant” means the redeemable warrant that entitled Heller Financial, Inc. to purchase 440,215 shares of the Class A Common Stock of the Company as described in the Prospectus.

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

      “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), or (b) the disposition of any securities or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, and (ii) all extraordinary items (together with any related tax provision pertaining to such extraordinary items).

      “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets.

      “Non-Recourse Debt” means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender, other than pursuant to loans that also constitute an Investment permitted to be made under the covenant entitled “Restricted Payments” or pursuant to clause (d) or (e) of the definition of “Permitted Investments”; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (other than the capital stock of one or more Unrestricted Subsidiaries).

      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Offering Memorandum” means the offering memorandum of the Company relating to the offering of the 8 1/4% senior notes due 2012, dated January 20, 2004.

      “Officers’ Certificate” means a certificate signed by the Chairman of the Board, the President, Chief Financial Officer, any Vice President, the Treasurer or the Controller and the Secretary or the Assistant Secretary of the Company.

      “Pari Passu Indebtedness” means Indebtedness of the Company that ranks equally in right of payment to the Notes.

      “Permitted Investments” means (a) any Investments in the Company or in a Restricted Subsidiary of the Company; (b) any Investments in cash or Cash Equivalents; (c) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investments (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (d) any Investments made on or after the Issuance Date not to exceed $10.0 million in aggregate amount at any one time outstanding (measured by the fair market value of such investments as of the date made); (e) any Investments made in a Permitted Joint Venture of the Company or its Restricted Subsidiaries on or after the Issuance Date not to exceed $15.0 million in aggregate amount at any one time outstanding (measured by the fair market value of such investments as of the date made) so long as such Permitted Joint Venture is engaged only in a Related Business; (f) Receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (g) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (h) loans or advances to employees, directors or consultants not exceeding $1.5 million in the aggregate outstanding at any one time; provided that such loans comply with the Sarbanes-Oxley Act and the related rules and regulations; (i) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor; (j) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with “Repurchase at the Option of Holders — Asset Sales;” (k) deposits, prepayments or other advances to customers or suppliers in the ordinary course of business; and (l) Guarantees issued in accordance with “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” For purposes of calculating the aggregate amount of Permitted Investments permitted to be outstanding at any one time pursuant to clause (d) and (e) of the preceding sentence, (i) the aggregate amount of such Investments made by the Company and its Restricted Subsidiaries on or after the Issuance Date will be decreased (but not below zero) by an amount equal to the lesser of (y) the cash return of capital to the Company or a Restricted Subsidiary and (z) the initial amount of such investment with respect to such Investment that is sold for cash or otherwise liquidated or repaid for cash (less, in each case, the cost of disposition, including applicable taxes, if any) and (ii) in the case of Investments made by issuing letters of credit (or reimbursement agreements in respect thereof) or making Guarantees, the aggregate amount of such Investments will be decreased by the amount remaining unpaid in respect of such letters of credit or under the underlying Indebtedness Guaranteed by the Company or a Restricted Subsidiary upon termination of the Company’s or a Restricted Subsidiary’s obligations thereunder or by the permanent reduction of the amount guaranteed or secured by the letter of credit.

      “Permitted Joint Venture” means, with respect to any Person, (a) any corporation, association, or other business entity (other than a partnership) of which at least 30% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture, limited liability company or similar entity of which at least 30% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Restricted Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise.

      “Permitted Liens” means (a) purchase money Liens securing trade payables; (b) Liens existing on the date of the Indenture; (c) Liens on Equity Interests in Unrestricted Subsidiaries; (d) Liens securing Indebtedness incurred under a Credit Facility in an aggregate principal amount at any time outstanding not to exceed the amount permitted to be incurred under clause (b) of the second paragraph of the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock”, provided that for this purpose a Credit Facility shall not be deemed to include Indebtedness issued, created or incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (under Rule 144A or Regulation S under the Securities Act) pursuant to an exemption from the registration requirements of the Securities Act; (e) Liens securing Capital Lease Obligations or purchase money Indebtedness otherwise permitted under the Indenture; (f) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (g) Liens (including extensions and renewals thereof) upon property or assets (including Equity Interests) acquired after the Issuance Date; provided that (x) such Lien is created solely for the purpose of securing Indebtedness incurred (A) to finance the cost (including the cost of improvement or construction) of the item of property or assets (including Equity Interests) subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (B) to refinance any Indebtedness previously so secured, (y) the principal amount of Indebtedness secured by such Lien does not exceed 100% of such cost and (z) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements of such item (it being expressly understood and acknowledged that any such Lien may extend to or cover items of property or assets (and any improvements of such items) owned by a Person whose Equity Interests are acquired by the Company or a Restricted Subsidiary and that becomes a Restricted Subsidiary concurrently with such acquisition); (h) any Lien securing Acquired Debt created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary, in each case which Indebtedness is permitted under the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that any such Lien only extends to the assets that were subject to such Lien securing such Acquired Debt prior to the related transaction by the Company or its Restricted Subsidiaries; (i) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar Liens imposed by law that are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent or that are being contested in good faith, provided that a reserve or other appropriate provision shall have been made therefor; (j) Liens (other than Liens imposed under the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business (including workers’ compensation, unemployment insurance, social security, bonds, leases, and other similar obligations) (exclusive of obligations for the payment of borrowed money); (k) deposits, in an aggregate amount not to exceed $500,000, made in the ordinary course of business to secure liabilities to insurance carriers; (l) easements, rights-of-way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and not lessening in any material respect the value of such property being encumbered; and (m) Liens securing Hedging Obligations so long as the related Indebtedness, if any, is secured by a Lien on the same property securing such Hedging Obligation.

      “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (1) (a) if the fixed maturity of the Indebtedness being refinanced is earlier than the fixed maturity of the Notes, the Permitted Refinancing Indebtedness has a fixed maturity no earlier than the fixed maturity of the

Indebtedness being refinanced or (b) if the fixed maturity of the Indebtedness being refinanced is later than the fixed maturity of the Notes, the Permitted Refinancing Indebtedness has a fixed maturity at least 91 days later than the fixed maturity of the Notes; (2) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses and premiums incurred in connection therewith); (3) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (4) such Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be, on terms at least as favorable to the holders of Notes as those, if any, contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (5) such Indebtedness is incurred by the Company or the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

      “Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

      “Public Equity Offering” means a bona fide public underwritten sale of common stock of the Company for cash pursuant to a registration statement (other than on Form S-4 or Form S-8 or any other form relating to securities issuable under any benefit plan of the Company or its Subsidiaries) that is declared effective by the Securities and Exchange Commission.

      “Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

      “Receivable Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Receivable financing, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Receivable financing, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off- balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

      “Redeemable Warrants” means, collectively, the JPMorgan Partners 23A Warrant and the Lender Warrant.

      “Registration Rights Agreement” means that certain registration rights agreement dated as of the date of the Indenture by and among the Company, the Subsidiary Guarantors and the initial purchasers set forth therein and any similar registrations rights agreements executed in connection with an offering of Additional Notes.

      “Related Business” means any business that is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the date of the Indenture.

      “Restricted Investment” means any Investment other than a Permitted Investment.

      “Restricted Subsidiary” means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      “Sale/ Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

      “Securities Act” means the Securities Act of 1933, as amended.

      “Senior Secured Credit Agreement” means the Amended and Restated Senior Secured Credit Facility dated as of January 16, 2004 by and among the Company and General Electric Credit Corporation and any other lenders parties thereto from time to time.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act as such regulation is in effect on the date hereof.

      “Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

      “Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

      “Subsidiary Guarantor” means each subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture.

      “Unrestricted Subsidiary” means a Subsidiary of the Company that at the time of determination is designated an Unrestricted Subsidiary (as designated by the Board of Directors of the Company as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary as an Unrestricted Subsidiary so long as (a) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt (except as permitted by clause (c) below), (b) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or both) any holder of any Indebtedness of the Company or a Restricted Subsidiary to declare a default on such Indebtedness of the Company or a Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to the stated maturity of the Notes, if such declaration of default, acceleration or payment would constitute an Event of Default under the Indenture, (c) neither the Company nor any Restricted Subsidiary shall have made any loan or advance to or an Investment in such Subsidiary in an amount that, at the date of designation, could not have been made in another Person pursuant to the covenant entitled “Restricted Payments” or pursuant to clause (d) or (e) of the definition of “Permitted Investments” (it being understood that any such loan, advance or Investment existing at the date of designation shall be deemed to be a Restricted Payment or a Permitted Investment under clause (d) or (e) of the definition thereof, as the case may be, made as of such date), (d) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, (e) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries, (f) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation to subscribe for additional Capital Stock of such Person or to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, and (g) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company. Any such designation by the Board of Directors of the Company shall be evidenced by a resolution of the Board of Directors filed with the Trustee and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary at any time in the same manner as it would designate a Subsidiary as an Unrestricted Subsidiary, so long as immediately after such designation as a Restricted Subsidiary, there would be no Default or Event of Default under the Indenture and the Company could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock.” When an Unrestricted Subsidiary is designated a Restricted Subsidiary it will be treated for purposes of the covenants similar to the acquisition of an unrelated entity that becomes a Restricted Subsidiary.

      “Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

      “Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes is based on the Internal Revenue Code of 1986, as amended (which we refer to in this prospectus as the “Code”), the Treasury regulations under the Code (which we refer to in this prospectus as the “Treasury Regulations”), and administrative and judicial interpretations of the Code, as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis. This summary is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the notes by a prospective investor in light of his, her or its personal circumstances.

      This discussion generally is limited to the U.S. federal income tax consequences to investors who are beneficial owners of the notes and who hold the notes as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as broker-dealers in securities or foreign currency, tax-exempt investors, banks and financial institutions, thrifts, insurance companies or persons who hold the notes as part of a “straddle,” as part of a “hedge” against currency risk or as part of a “conversion transaction,” have a “functional currency” other than the U.S. dollar, trade in securities and elect to use a mark-to-market method of accounting for their securities holdings, are liable for alternative minimum tax, or are investors in pass-through entities that hold the notes. Each type of investor listed above may be subject to tax rules that differ significantly from those summarized below. You are advised to consult your own tax adviser with respect to your particular circumstances. If a partnership holds the notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or, except to a limited extent, any possible applicability of U.S. federal gift or estate tax.

      We have not sought any rulings from the Internal Revenue Service (which we refer to in this prospectus as the “IRS”), nor an opinion of counsel with respect to the U.S. federal income tax consequences discussed below. The discussion below is not binding on the IRS or the courts. Accordingly, there can be no assurance that the IRS will not take, or that a court will not sustain, a position concerning the tax consequences of the purchase, ownership or disposition of the notes different from that discussed below.

      Persons considering the purchase of notes should consult their own tax advisors concerning the application of U.S. federal tax laws, as well as the law of any state, local or foreign taxing jurisdiction, to their particular situations.

      As used in this summary, the term “United States Holder” means any beneficial owner of notes who is:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust has in effect a valid election in effect under applicable Treasury Regulations to be treated as a domestic trust for U.S. federal income tax purposes.

      A “Non-United States Holder” is an individual, corporation, estate or trust that is not a United States Holder.

United States Holder

      Stated interest. Interest received on the notes by a United States Holder will generally be taxable as ordinary income. A United State Holder generally must pay United States federal income tax with respect to the interest on the notes: (i) when it accrues, if the holder uses the accrual method of accounting for United States federal income tax purposes; or (ii) when the holder receives or is treated as receiving it, if the holder uses the cash method of accounting for United States federal income tax purposes.

      Repurchase options. In the event that there is a change of control, holders of notes will have the right to require us to repurchase their notes at 101% of the principal amount plus accrued and unpaid interest, if any (see “Description of notes — Repurchase at the option of holders — Change of control”). Further, under certain circumstances we are allowed to redeem notes for an amount in excess of the principal amount of notes at our option (see “Description of notes — Optional redemption”). We intend to take the position that a potential change of control will not affect the yield to maturity of the notes (for purposes of the original issue discount provisions of the Code). Accordingly, any such increase in interest payable to a holder should be includible in such holder’s gross income as interest income at the time the payment is paid or accrues in accordance with such holder’s regular method of tax accounting. Our determination that this contingency does not affect the yield to maturity of the notes is binding on a holder, unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS. Thus, there is no assurance that the IRS would not take a contrary position.

      Market discount. If a U.S. Holder purchases a note for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as “market discount,” unless that difference is less than a specified de minimis amount. Under the market discount rules, U.S. Holders will be required to treat any payment on, or any gain recognized on the sale, retirement or other disposition (including a gift or redemption at maturity) of the note (other than in connection with certain nonrecognition transactions) as ordinary income to the extent of the market discount that U.S. Holders are treated as having accrued on the note at the time of the payment or disposition and have not previously included in income. In addition, U.S. Holders may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction (or certain non-recognition transactions where market discount is required to be taken into account), the deduction of all or a portion of the interest expense on any indebtedness attributable to the note.

      Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue on a constant interest method. U.S. Holders may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest expense deductions will not apply. A U.S. Holder’s election to include market discount in income currently, once made, applies to all market discount obligations acquired by such holder on or after the first taxable year to which such holder’s election applies and the election may not be revoked without the consent of the IRS.

      Bond premium. If a U.S. Holder purchases a note for an amount in excess of the sum of all amounts payable on the note after the purchase date, other than qualified stated interest, such holder will be considered to have purchased the note at a “premium.” A U.S. Holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under such holder’s regular accounting method. If a U.S. Holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss such holder would otherwise recognize on disposition of the note. The election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies. A U.S. Holder may not revoke the election without the consent of the IRS.

      Sale or other disposition of the notes. Subject to the market discount and bond premium rules discussed above, a United States Holder generally will recognize gain or loss on the sale, redemption, repurchase, retirement or other taxable disposition of a note. The amount of a United States Holder’s gain or loss equals the difference between the amount received for the note (in cash or other property, valued at fair market value), minus the amount attributable to accrued interest on the note (which will be taxable as ordinary income if not previously included in gross income), and the holder’s adjusted tax basis in the note. A United States Holder’s initial tax basis in a note equals the price paid for the note. Special rules may apply to notes redeemed in part.

      Any such gain or loss on a taxable disposition of a note as described in the foregoing paragraph will generally constitute capital gain or loss and will be long-term capital gain or loss if such note was held by the United States Holder for more than one year. Under current law, net long-term capital gains of non-corporate holders generally are taxed at a maximum rate of 15%. Capital gain of a non-corporate holder that is not long-term capital gain will be taxed at ordinary income tax rates. The deduction of capital losses is subject to certain limitations.

      Information reporting and backup withholding. A United States Holder will generally be subject to information reporting and may also be subject to backup withholding tax, currently at a rate of 28%, when such holder receives interest payments on the note or proceeds upon the sale or other disposition of a note. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. In addition, the backup withholding tax will not apply if a United States Holder if such holder provides his taxpayer identification number (“TIN”) in the prescribed manner unless:

•	the IRS notifies us or our agent that the TIN the holder provides is incorrect;

•	the holder fails to report interest and dividend payments that the holder receives on his tax return and the IRS notifies us or our agent that withholding is required; or

•	the holder fails to certify under penalties of perjury that (i) the holder provided to us his or her correct TIN, (ii) the holder is not subject to backup withholding, and (iii) the holder is a U.S. person (including a U.S. resident alien).

      If the backup withholding tax does apply to a particular United States Holder, such holder may use the amounts withheld as a refund or credit against his United States federal income tax liability as long as the holder provides certain information to the IRS.

Non-United States Holder

      This section applies to Non-United States Holders.

      For purposes of the discussion below, interest and gain on the sale, redemption or repayment of notes will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the United States.

      Special rules may apply to certain Non-United States Holders (or their beneficial owners), such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies” and certain expatriates, that are subject to special treatment under the Code. Such Non-United States Holders (or their beneficial owners) should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

      Stated interest. Subject to the discussion below regarding backup withholding, interest paid on the notes to a Non-United States Holder generally will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is “portfolio interest.” Generally, interest on the notes will qualify as portfolio interest if the Non-United States Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of the Code, (iii) is not a bank that is receiving the interest on a loan made in the ordinary course of its trade or business, and (iv) certifies, under penalties of perjury on a Form W-8BEN (or such successor form as the IRS designates), prior to the payment that such holder is not a United States person and provides such holder’s name and address.

      The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular, graduated

U.S. rates rather than the 30% gross rate. In the case of a Non-United States Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax equal to 30% (or lesser amount under an applicable income tax treaty) of such amount, subject to adjustments. To claim the benefits of a treaty exemption from or reduction in withholding, a Non-United States Holder must provide a properly executed Form W-8BEN (or such successor form as the IRS designates), and to claim an exemption from withholding because income is U.S. trade or business income, a Non-United States Holder must provide a properly executed Form W-8ECI (or such successor form as the IRS designates), as applicable prior to the payment of interest. These forms may need to be periodically updated. A Non-United States Holder who is claiming the benefits of a treaty may be required in certain instances to obtain and to provide a U.S. taxpayer identification number on a Form W-8BEN. As an alternative to providing a Form W-8BEN, in certain circumstances, a Non-United States Holder may provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, under applicable Treasury Regulations, special procedures are provided for payments through qualified intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

      Gain on disposition. Subject to the discussion below concerning backup withholding, a Non-United States Holder will generally not be subject to U.S. federal income tax on gain recognized on a sale, redemption or repayment of a note (other than gain representing accrued but unpaid interest, which will be treated as such) unless (i) the gain is U.S. trade or business income in which case the branch profits tax may also apply to a corporate Non-United States Holder or (ii) the Non-United States Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met. Special rules may apply to notes redeemed in part.

      Federal estate taxes. Notes held (or treated as held) by an individual who is a Non-United States Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that the interest on such notes would have been exempt as portfolio interest if received by the Non-United States Holder at the time of his or her death without regard to whether the Non-United States Holder has completed Form W-8BEN and further provided that income on the notes was not U.S. trade or business income. Because U.S. federal tax law uses different tests to determine whether an individual is a non-resident alien for income tax and estate tax purposes, some individuals may be “Non-U.S. Holders” for purposes of the U.S. federal income tax discussion above, but not for purposes of the U.S. federal estate tax discussion, and vice versa.

      Information reporting and backup withholding. We must report annually to the IRS and to each Non-United States Holder any interest that is paid to the Non-United States Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

      Treasury Regulations provide that the backup withholding tax (currently at a rate of 28%) and certain information reporting will not apply to such payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither we nor our payment agent has actual knowledge, or reason to know, that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. The payment of the gross proceeds from the sale, redemption or repayment of notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale, redemption or repayment of notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “United States Related Person”).

      In the case of the gross payment of proceeds from the sale, redemption or repayment of notes to or through a non-United States office of a broker that is either a United States person or a United States Related Person, the Treasury Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-United States Holder and the broker has no knowledge, or reason to know, to the contrary.

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder may be refunded or credited against the Non-United States Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.

      THE PRECEDING DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

CERTAIN ERISA CONSIDERATIONS

      The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

      ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

      In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws

Prohibited Transaction Issues

      Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the Issuer, the Underwriter, or the Guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

      Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

      Accordingly, by acceptance of a note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

      The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes (and holding the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the holding of the notes.

PLAN OF DISTRIBUTION

      This prospectus is to be used by J.P. Morgan Securities Inc. in connection with offers and sales of the notes in market-making transactions effected from time to time. J.P. Morgan Securities Inc. may act as principal or agent in such transactions. Such sales will be made at prevailing market prices at the time of sale. We will not receive any of the proceeds from such sales.

      JPMorgan Partners 23A, an affiliate of J.P. Morgan Securities Inc., beneficially owned 20.0% of our outstanding common stock as of May 20, 2004 and will receive proceeds of the Repurchase. See “Principal stockholders.” In addition, in February 2004, J.P. Morgan Partners, LLC received $10.7 million due to the repurchase of redeemable warrants held by J.P. Morgan Partners, LLC. Robert Egan, a member of our board of directors, is a Senior Advisor to J.P. Morgan Partners, LLC and a Partner of J.P. Morgan Entertainment Partners, LLC, each of which is an affiliate of JPMorgan Partners 23A. J.P. Morgan Securities Inc. and its affiliates have provided us with commercial banking, investment banking or other financial advisory services in the past and may provide such services to us in the future. J.P. Morgan Securities Inc. acted as an initial purchaser in connection with the sale of the notes and received customary fees incurred in connection therewith. See “Related party transactions — Transactions with officers and directors and transactions with entities affiliated with officers and directors.”

      We have been advised by J.P. Morgan Securities that, subject to applicable laws and regulations, it currently intends to make a market in the notes. However, J.P. Morgan Securities Inc. is not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice.

      In June 1994, JPMorgan Partners 23A received certain demand and piggyback registration rights in connection with the purchase of shares of our stock from us and certain of our insiders. In addition, JPMorgan Partners 23A is party to an agreement between us and the predecessor-in-interest of JPMorgan Partners 23A under which JPMorgan Partners 23A, amongst other investors, has a right of first offer to purchase any Class B Common Stock, Series 1 that we propose to sell. JPMorgan Partners 23A is a party to certain shareholders agreements providing for certain rights of first refusal. In addition, the parties to these shareholders agreements have granted to JPMorgan Partners 23A certain co-sale rights. One of the shareholders agreements also provides that we are prohibited from engaging in certain activities without the approval of a majority of shares owned by certain investors, including shares owned by JPMorgan Partners 23A. Pursuant to that agreement, JPMorgan Partners 23A also has the right to designate one member of our board. See “Related party transactions — Transactions with officers and directors and transactions with entities affiliated with officers and directors.”

      We have agreed to indemnify J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that J.P. Morgan Securities Inc. might be required to make in respect thereof.

LEGAL MATTERS

      The validity of the notes will be passed upon for us by Fenwick & West LLP, Mountain View, California.

EXPERTS

      The financial statements as of August 31, 2003 and 2002 and for each of the three years in the period ended August 31, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      The financial statements as of December 29, 2002 and December 30, 2001 and for each of the three years in the period ended December 29, 2002 included in this prospectus have been so included in reliance on the report of Prescott Chatellier Fontaine & Wilkinson, LLP, independent registered public accounting firm, given on the authority of said firm’s experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. This prospectus does not contain all of the information in that registration statement. For further information with respect to us and the notes, see the registration statement, including the exhibits.

      Although we are not subject to the reporting requirements of the Securities Exchange Act of 1934, we voluntarily file annual, quarterly and current reports with the SEC to fulfill our obligations under the indenture related to the notes. These reports may be obtained:

•	at the public reference room of the SEC, Room 1024-Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

•	from the SEC, Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; or

•	from the Internet site maintained by the SEC at http://www.sec.gov, which contains reports and other information regarding issuers, including us, that file electronically with the SEC.

      Some locations may charge prescribed rates or modest fees for copies. For more information on the public reference room, call the SEC at 1-800-SEC-0330. Our filings will also be available to the public from commercial document retrieval services.

      You may obtain these reports at no cost by writing or telephoning us at the following address and telephone number:

Portola Packaging, Inc.
898A Faulstich Court
San Jose, California 95112
Attn: Dennis L. Berg
(408) 453-8840

      Statements made in this prospectus as to the contents of any contract, agreement, or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the registration statement, we encourage you to read the documents contained in the exhibits.

      We have agreed that we will furnish to holders and securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933 until such time as holders of the notes have disposed of their notes pursuant to an effective registration statement under the Securities Act.

PORTOLA CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of Portola Packaging, Inc. and Subsidiaries:

      In our opinion, the accompanying consolidated financial statements of Portola Packaging, Inc. and Subsidiaries listed in the accompanying index present fairly, in all material respects, the financial position of Portola Packaging, Inc. and its subsidiaries at August 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 7 to the Consolidated Financial Statements, the Company changed its method of accounting for long-lived asset impairments, goodwill and other intangible assets in fiscal 2002.

/s/ PRICEWATERHOUSECOOPERS LLP

Pittsburgh, Pennsylvania
November 18, 2003 except for Note 19,
as to which the date is December 10, 2003 and
     Note 17, as to which the date is May 21, 2004

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	August 31,	August 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$4,292	$4,566
Accounts receivable, net of allowance for doubtful accounts of $1,244 and $1,151, respectively	28,948	25,810
Inventories	11,306	13,272
Other current assets	3,309	2,533
Deferred income taxes	1,363	643

Total current assets	49,218	46,824
Property, plant and equipment, net	66,004	71,455
Goodwill, net	10,468	10,342
Patents, net of accumulated amortization of $7,072 and $6,494, respectively	2,548	3,127
Debt financing costs, net of accumulated amortization of $4,500 and $3,686, respectively	1,585	2,280
Covenants not-to compete, trademarks and other intangible assets, net of accumulated amortization of $728 and $1,757, respectively	488	570
Other assets	2,462	1,991

Total assets	$132,773	$136,589

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$287	$426
Current portion of redeemable warrants to purchase Class A Common Stock	9,025	—
Accounts payable	15,291	13,828
Accrued liabilities	6,457	6,746
Accrued compensation	2,781	2,749
Accrued interest	4,928	4,928

Total current liabilities	38,769	28,677
Long-term debt, less current portion	116,646	120,126
Redeemable warrants to purchase Class A Common Stock	1,277	10,359
Deferred income taxes	1,848	1,601
Other long-term obligations	385	681

Total liabilities	158,925	161,444

Minority interest	47	58

Commitments and contingencies (Note 9)
Shareholders’ equity (deficit):
Class A convertible Common Stock of $.001 par value:
Authorized: 5,203 shares; Issued and outstanding: 2,135 share in 2003 and 2002	2	2
Class B, Series 1, Common Stock of $.001 par value:
Authorized: 17,715 shares; Issued and outstanding: 8,600 shares in 2003 and 8,597 shares in 2002	8	8
Class B, Series 2 convertible Common Stock of $.001 par value:
Authorized: 2,571 shares; Issued and outstanding: 1,170 shares in 2003 and 2002	1	1
Additional paid-in capital	6,582	6,570
Notes receivable from shareholders	(161)	(158)
Accumulated other comprehensive loss	(1,882)	(2,318)
Accumulated deficit	(30,749)	(29,018)

Total shareholders’ equity (deficit)	(26,199)	(24,913)

Total liabilities and shareholders’ equity (deficit)	$132,773	$136,589

The accompanying notes are an integral part of these consolidated financial statements.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended August 31,

	2003	2002	2001

Sales	$215,315	$210,757	$219,418
Cost of sales	166,689	157,133	169,544

Gross profit	48,626	53,624	49,874

Selling, general and administrative	29,307	30,844	28,774
Research and development	4,729	3,069	3,096
Amortization of intangibles	903	1,551	4,176
Impairment charge	207	—	—
Restructuring costs	405	—	1,939

	35,551	35,464	37,985

Income from operations	13,075	18,160	11,889
Other (income) expense:
Interest income	(120)	(1,083)	(75)
Interest expense	12,544	13,251	14,453
Amortization of debt financing costs	777	756	718
Minority interest expense	73	113	278
Equity (income) loss of unconsolidated affiliates, net	(415)	(340)	37
Loss (gain) from sale of property, plant and equipment	30	(20)	(6,784)
Income on dissolution of joint venture	—	(475)	—
Income on recovery of investments	—	(1,103)	—
Other expense, net	(154)	246	158

	12,735	11,345	8,785
Income before income taxes	340	6,815	3,104
Income tax provision	2,071	2,242	2,074

Net (loss) income	$(1,731)	$4,573	$1,030

The accompanying notes are an integral part of these consolidated financial statements.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended August 31,

	2003	2002	2001

Cash flows from operating activities:
Net (loss) income	$(1,731)	$4,573	$1,030
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	17,966	19,290	21,948
Amortization of debt issuance costs	777	756	718
Deferred income taxes	(473)	(199)	950
Loss (gain) on property and equipment dispositions	30	(20)	(6,784)
Impairment charge	207	—	—
Provision for doubtful accounts	417	567	320
Provision for excess and obsolete inventories	(31)	45	26
Provision for restructuring costs	405	—	1,939
Minority interest expense	73	113	278
Equity (income) loss of unconsolidated affiliates, net	(415)	(340)	37
Interest income on warrants	(58)	(151)	—
Income on dissolution of joint venture	—	(475)	—
Income on recovery of investment	—	(1,940)	—
(Increase) decrease in notes receivable from shareholders	(3)	114	104
Changes in working capital:
Accounts receivable	(3,321)	3,270	(788)
Inventories	1,942	1,794	1,072
Other current assets	808	420	(2,167)
Accounts payable	464	(2,444)	(2,836)
Accrued liabilities and compensation	(2,766)	(977)	(822)
Accrued interest	—	9	(5)

Net cash provided by operating activities	14,291	24,405	15,020

Cash flows from investing activities:
Additions to property, plant and equipment	(11,081)	(10,488)	(14,088)
Proceeds from sale of property, plant and equipment	114	404	10,113
Additions to intangible assets	(117)	(427)	(362)
Decrease (increase) in notes receivable	5	—	30
Decrease (increase) in other assets	500	(530)	205

Net cash used in investing activities	(10,579)	(11,041)	(4,102)

Cash flows from financing activities:
Decrease in book overdraft	—	—	(1,390)
Repayments under revolver, net	(3,220)	(11,105)	(3,613)
Repayments of long-term debt arrangements	(398)	(612)	(4,741)
Payment of debt issuance costs	—	—	(1,202)
Issuance of common stock	12	9	318
Payments on other long-term obligations	(181)	(346)	(394)
Repurchase of common stock	—	—	(284)
Distributions to minority owners	(83)	(81)	(263)

Net cash used in financing activities	(3,870)	(12,135)	(11,569)

Effect of exchange rate changes on cash and cash equivalents	(116)	22	53

(Decrease) increase in cash and cash equivalents	(274)	1,251	(598)
Cash and cash equivalents at beginning of year	4,566	3,315	3,913

Cash and cash equivalents at end of year	$4,292	$4,566	$3,315

See Note 16 for supplemental cash flow disclosures.

The accompanying notes are an integral part of these consolidated financial statements.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

(in thousands)

	Class A		Class B

								Notes	Accumulated
			Series 1		Series 2		Additional	Receivable	Other		Total	Total
							Paid-in	from	Comprehensive	Accumulated	Shareholders’	Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shareholders	Income (Loss)	Deficit	Equity (Deficit)	Income (Loss)

Balance, August 31, 2000	2,135	$2	8,865	$8	1,171	$1	$8,277	$(376)	$(2,127)	$(36,741)	$(30,956)	—
Repurchase of common stock	—	—	(60)	—	—	—	(284)	—	—	—	(284)	—
Issuance of common stock	—	—	163	—	—	—	1,068	—	—	—	1,068	—
Exercise of stock options	—	—	130	—	—	—	100	—	—	—	100	—
Increase in value of stock purchase warrants	—	—	—	—	—	—	—	—	—	2,120	2,120	—
Increase in notes receivable from shareholders	—	—	—	—	—	—	—	104	—	—	104	—
Net income	—	—	—	—	—	—	—	—	—	1,030	1,030	$1,030
Other comprehensive loss	—	—	—	—	—	—	—	—	(465)	—	(465)	(465)

Balance, August 31, 2001	2,135	2	9,098	8	1,171	1	9,161	(272)	(2,592)	(33,591)	(27,283)	$565

Repayment of promissory note with stock	—	—	(524)	—	(1)	—	(2,625)	—	—	—	(2,625)	—
Issuance of common stock	—	—	2	—	—	—	9	—	—	—	9	—
Exercise of stock options	—	—	21	—	—	—	25	—	—	—	25	—
Decrease in notes receivable from shareholders	—	—	—	—	—	—	—	114	—	—	114	—
Net income	—	—	—	—	—	—	—	—	—	4,573	4,573	$4,573
Other comprehensive income	—	—	—	—	—	—	—	—	274	—	274	274

Balance, August 31, 2002	2,135	2	8,597	8	1,170	1	6,570	(158)	(2,318)	(29,018)	(24,913)	$4,847

Issuance of common stock	—	—	3	—	—	—	12	—	—	—	12	—
Decrease in notes receivable from shareholders	—	—	—	—	—	—	—	(3)	—	—	(3)	—
Net loss	—	—	—	—	—	—	—	—	—	(1,731)	(1,731)	$(1,731)
Other comprehensive income	—	—	—	—	—	—	—	—	436	—	436	436

Balance, August 31, 2003	2,135	$2	8,600	$8	1,170	$1	$6,582	$(161)	$(1,882)	$(30,749)	$(26,199)	$(1,295)

The accompanying notes are an integral part of these consolidated financial statements.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share data)

1.	Summary of Significant Accounting Policies

Nature of Operations

      Portola Packaging, Inc. and Subsidiaries (the “Company” or “PPI” or “Portola”) designs, manufactures and markets tamper-evident plastic closures and related equipment used for packaging applications in dairy, fruit juice, bottled water, sport drinks, institutional foods and other non-carbonated beverage products. The Company’s Canadian subsidiary also designs, manufactures and markets a wide variety of plastic bottles for use in the dairy, juice and water industries. The Company’s Mexican and United Kingdom subsidiaries manufacture five-gallon polycarbonate water bottles. The Company has production facilities throughout the United States, Canada, the United Kingdom, Mexico and China. The Company also has facilities in the United States and Europe through joint venture agreements.

Principles of Consolidation

      The consolidated financial statements of the Company include the financial statements of Portola Packaging, Inc. and all of its subsidiaries. Joint venture investments are accounted for by the equity method. All material intercompany accounts and transactions between consolidated entities have been eliminated.

Revenue Recognition

      The Company recognizes revenue when title, ownership and risk of loss pass to the customer and collectibility is probable.

Cash Equivalents

      The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Inventories

      Cap and bottle related inventories are stated at the lower of cost (first-in, first-out method) or market and equipment related inventories are stated at the lower of cost (average cost method) or market.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost and depreciated on the straight-line basis over their estimated useful lives. The cost of maintenance and repairs is charged to income as incurred. Leasehold improvements are amortized on a straight-line basis over their useful lives or the lease term, whichever is shorter. When assets are disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gains or losses are included in the results of operations.

Intangible Assets

      Patents, licenses, technology, tradenames, covenants not-to-compete and customer lists are valued at cost and are amortized on a straight-line basis over the lesser of their remaining useful or contractual lives (generally two to sixteen years). During fiscal 2001, the Company capitalized approximately $399 of litigation costs related to the successful defense of certain of its patents used in products marketed by the U.S. domestic plants. These costs are being amortized on a straight-line basis over the remaining useful life of the related patents. During fiscal 2001, the Company allocated $3,612 to identifiable intangibles (including $1,800 to patents, $1,000 to customer lists, $452 to non-compete agreements and $360 to tradename) due to the

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

acquisition of Consumer Cap Corporation (“Consumer”) (Note 2). The identifiable intangibles are being amortized over three to sixteen years.

      Goodwill, representing the excess of cost over the net tangible and identifiable intangible assets, recorded in connection with acquisitions by the Company of Northern Engineering & Plastics Corp. (“Pennsylvania Nepco”), Portola Packaging Canada Ltd., Portola Packaging Limited (“Portola Packaging Ltd. (U.K.)”), Portola Packaging Inc. Mexico, S.A. de C.V. (“PPI Mexico”), Shanghai Portola Packaging Company Limited (“PPI China”) and the assets of Allied Tool, Inc., acquired by Portola Allied Tool, Inc. (“Portola Allied”), was amortized on a straight-line basis over periods ranging from three to twenty-five years through August 31, 2001. Effective September 1, 2001, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 eliminates the amortization of goodwill as well as intangible assets with indefinite useful lives, and requires annual testing for impairment. See Recent Accounting Pronouncements below and Note 7.

Debt Financing Costs

      Debt financing costs are amortized using the straight-line method over the term of the related loans.

Research and Development Expenditures

      Research and development expenditures are generally charged to operations as incurred.

Income Taxes

      The Company accounts for income taxes under the liability method, which requires that deferred taxes be computed annually on an asset and liability basis and adjusted when new tax laws or rates are enacted. Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established where necessary to reduce deferred tax assets to the amount expected to be realized.

Accounting for Stock-Based Compensation

      The Company has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” Accordingly, no compensation expense has been recognized for the Company’s stock plans. Had compensation expense for the stock plans been determined based on the fair value at the grant date for options granted in fiscals 2003, 2002 and 2001 consistent with the provisions of SFAS No. 123, the pro forma net income (loss) would have been reported as follows:

	2003	2002	2001

Net income (loss) as reported	$(1,731)	$4,573	$1,030
Net income (loss) — pro forma	$(1,851)	$4,350	$327

      These pro forma results are not likely to be representative of the effects on reported net income (loss) for future years.

Concentrations of Credit Risk and Other Risks and Uncertainties

      Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents, and trade receivables. The Company’s cash and cash equivalents are concentrated primarily in several United States banks, as well as in banks in Canada, Mexico, China and the United Kingdom. At times, such deposits may be in excess of insured limits. Management believes that the

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

financial institutions, which hold the Company’s financial instruments, are financially sound and, accordingly, minimal credit risk exists with respect to these financial instruments.

      The Company’s products are principally sold to entities in the beverage and food industries in the United States, Canada, the United Kingdom, Mexico, China, Australia, New Zealand and throughout Europe. Ongoing credit evaluations of customers’ financial condition are performed and collateral is generally not required. The Company maintains reserves for potential credit losses, which, on a historical basis, have not been significant. There were no customers that accounted for more than 10% of sales for the fiscal years ended August 31, 2003 or 2001. During fiscal year ended August 31, 2002, one United States customer accounted for approximately 10% of sales and owed the Company $1,600 as of August 31, 2002.

      The majority of the Company’s products are molded from various plastic resins, which comprise a significant portion of the Company’s cost of sales. These resins are subject to substantial price fluctuations, resulting from shortages in supply, changes in prices in petrochemical products and other factors. During fiscal 2003, the Company incurred increases in resin prices. The Company passes the majority of these increases on to its customers depending upon the competitive environment and contractual terms for customers with contracts. Significant increases in resin prices coupled with an inability to promptly pass such increases on to customers could have a material adverse impact on the Company. Resin price increases had a negative impact on the Company during the year ended August 31, 2003.

     Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation

      The Company’s foreign subsidiaries use the local currency as their functional currency. Assets and liabilities are translated at year end exchange rates. Items of income and expense are translated at average exchange rates for the relevant year. Translation gains and losses are not included in determining net income (loss) but are accumulated as a separate component of shareholders’ equity (deficit). Gains (losses) arising from foreign currency transactions are included in determining net income (loss). Gains (losses) arising from foreign currency transactions for the years ended August 31, 2003, 2002 and 2001 totaled $348, $(285) and $(50), respectively, and are included in “Other (income) expense” in the accompanying consolidated statements of operations. To date, the Company has not entered into any foreign currency forward exchange contracts or other derivative financial instruments relative to foreign currency exchange rates. In addition, the Company has two guarantee agreements in Eurodollars that were valued using a conversion rate as of August 31, 2003 (Note 9).

Carrying Value of Long-Lived Assets

      Long-lived assets, including property, plant and equipment and other intangible assets, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in relation to the operating performance and future undiscounted cash flows of the underlying assets. Adjustments are made if the sum of expected future cash flows is less than book value. Based on management’s assessment of the carrying values of such long-lived assets, no impairment charge has been deemed necessary as of August 31, 2003 and 2002.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

Fair Value of Financial Instruments

      Carrying amounts of certain of the Company’s financial instruments including cash and cash equivalents, accounts payable and other liabilities approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of long-term debt except for the senior notes, approximates fair value. The fair value of the senior notes is estimated to be approximately $113,600 as of August 31, 2003 (Note 8).

      In addition, the Company has outstanding warrants, whose carrying value at August 31, 2003 approximated fair value of the instruments, as determined by the Company’s management (Note 10).

Recent Accounting Pronouncements

      Effective September 1, 2001, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” for existing goodwill and other identifiable assets. This standard requires that goodwill and intangible assets with indefinite lives should not be amortized but should be tested for impairment annually. At August 31, 2003, the Company used the discounted cash flows methodology to measure its goodwill by operating unit and review for impairment. Based on this review, the Company recorded an impairment loss of $207 during the year ended August 31, 2003 for goodwill related to its purchase of the remaining 45% interest in PPI China in March 2000 (Note 7).

      Effective September 1, 2002, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. The adoption of SFAS No. 143 had no impact on the Company’s financial statements for fiscal 2003.

      Effective September 1, 2002, the Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supercedes or amends existing accounting literature related to the impairment and disposal of long-lived assets. SFAS No. 144 requires long-lived assets to be tested for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable from future cash flows of the particular asset group or there is an expectation that it is more likely than not that a long-lived group will be sold or otherwise disposed of before the end of its previously estimated useful life. The adoption of SFAS No. 144 had no impact on the Company’s financial statements for fiscal 2003.

      Effective September 1, 2002, the Company adopted SFAS No. 145, “Rescission of Financial Accounting Standards Board’s (“FASB”) Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections.” This statement rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and an amendment of SFAS No. 64, “Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements.” This statement also rescinds SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers.” This statement updates, clarifies and simplifies existing accounting pronouncements. While the technical corrections to existing pronouncements are not substantive in nature, in some instances they may change accounting practice. The provisions of this standard related to SFAS No. 13, “Accounting for Leases,” are effective for transactions occurring after May 15, 2002. Prospectively, as a result of the adoption of SFAS No. 145, debt extinguishment costs will no longer be treated as extraordinary items. The impact of adopting SFAS No. 145 was not material to the Company’s financial statements for fiscal 2003.

      Effective September 1, 2002, the Company adopted SFAS No. 146, “Accounting for Exit or Disposal Activities.” The standard requires companies to recognize costs associated with exit or disposal activities when incurred rather than at the date of a commitment to exit or disposal plan. Examples of costs covered by the standard include (1) costs to terminate contracts that are not capital leases; (2) costs to consolidate facilities or relocate employees; and (3) termination benefits provided to employees who are involuntarily terminated

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. Previous accounting guidance was provided by EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 replaces EITF 94-3 and is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. During fiscal 2003, the Company incurred restructuring charges of $405, which were determined in accordance with the provisions of SFAS No. 146 (Note 4).

      Effective December 31, 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This Statement also amends the disclosure provision of SFAS No. 123 and APB No. 28, “Interim Financial Reporting,” to require disclosure in the summary of significant accounting policies footnote in the financial statements of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. The Company has elected to continue to follow the disclosure-only provisions of SFAS No. 123 and has adopted the required disclosure provisions of SFAS No. 148 (Note 11).

      In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The recognition provisions of FIN 45 are effective for any guarantees that are issued or modified after December 31, 2002. The recognition provisions of FIN 45 did not have a material impact on the Company’s results of operations or financial condition for fiscal 2003 as there were no new guarantees or modifications of existing guarantees during fiscal 2003.

      In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities — an interpretation of ARB No. 51” (“FIN 46”). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 was effective January 31, 2003 for newly created and existing variable interest entities. On October 8, 2003, the FASB issued FASB Staff Position No. 46-e, which allows public entities, who meet certain criteria, to defer the effective date for applying the provisions of FIN 46 to interests held by the public entity in certain variable interest entities or potential variable interest entities until the end of the first interim or annual period ending after December 15, 2003. FIN 46 did not have a material impact on the Company’s results of operations or financial condition for fiscal 2003. The Company is analyzing the impact of FIN 46 on fiscal 2004.

      Effective April 1, 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends SFAS No. 133 for certain decisions made by the Board as part of the Derivatives Implementation Group (DIG) process and further claries the accounting and reporting standards for derivative instruments including derivatives embedded in other contracts and for hedging activities. The provisions of this statement are to be prospectively applied effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this statement did not have a material impact on the Company’s results of operations or financial condition for fiscal 2003.

      Effective May 1, 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this statement is not expected to have a material impact on the Company’s results of operations or financial condition.

2.	New Business Activity

Acquisition of Consumer Cap Corporation

      On December 30, 2000, the Company entered into an agreement with Consumer Cap Corporation (“Consumer”), a manufacturer of plastic closures, for the purchase of substantially all of Consumer’s assets and the assumption of certain of Consumer’s liabilities for a purchase price of approximately $1,477, including acquisition costs of $475, plus the assumption of liabilities totaling approximately $8,374. On January 12, 2001, the acquisition was completed through the purchase of the assets of Consumer by Northern Engineering and Plastics Corporation (“Delaware Nepco”), a Delaware corporation and a wholly owned subsidiary of the Company. The transaction was accounted for as a purchase and accordingly, the purchase price was allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair market values. The purchase price was financed through the issuance of $550 of the Company’s common stock and the incurrence of obligations for non-compete agreements of $452. In addition, the Company borrowed $4,474 under its senior revolving credit facility and issued $300 in common stock to extinguish a portion of the assumed debt obligations of Consumer at the time of the acquisition. The remaining balance of the assumed liabilities was paid from the Company’s cash flows from operations.

      The allocation of the purchase price was based on an independent valuation and included an allocation of $3,612 to identifiable intangibles (including $1,800 to patents, $1,000 to customer lists, $452 to non-compete agreements and $360 to a tradename). The identified intangibles are being amortized over three to sixteen years.

      Delaware Nepco is being operated as a “restricted” subsidiary pursuant to the terms of the Company’s senior revolving credit facility and the senior note indenture (Notes 8 and 17). The operating results of Consumer have been included in the Company’s consolidated financial statements since January 1, 2001.

      The following presents unaudited pro forma information assuming that the Consumer acquisition had occurred at the beginning of the year ended August 31, 2001. Adjustments that have been included to arrive at the pro forma totals primarily relate to the amortization of identifiable intangible assets and the adjustment in interest expense to reflect the extinguishment of a portion of Consumer’s debt and the related borrowings under the Company’s senior revolving credit facility. An income tax benefit was not recognized for the net loss of Consumer due to the limitations under Section 382 of the Internal Revenue Code of 1986, as amended, and due to the Company’s current tax position.

(Unaudited)

Pro forma sales	$222,845
Pro forma net loss	$(456)

      The unaudited pro forma results are not necessarily indicative of what actually would have occurred if the transaction had been in effect for the entire period presented, are not intended to be a projection of future results, and do not reflect any cost savings that might be achieved from the combined operations.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

      Cash flow information (note 16):

      The details related to the Consumer acquisition for the year ended August 31, 2001 were as follows:

Fair value of assets acquired	$9,851
Fair value of liabilities assumed	$8,374
Fair value of common stock issued	$550
Fair value of obligations for non-compete agreements	$452
Issuance of common stock for extinguishment of debt	$300

Other

      In November 2003, the Company formed a wholly owned subsidiary, Portola s.r.o. under the laws of the Czech Republic. The Company purchased land in the Czech Republic and intends to begin construction of a closure manufacturing plant on this property in fiscal 2005 to serve the European markets for closures and cosmetics, fragrance and toiletry products. Portola s.r.o. is designated as an unrestricted subsidiary under the Company’s existing 10.75% Senior Notes (Note 17).

      On September 19, 2003, the Company acquired all of the issued and outstanding capital stock of Tech Industries, Inc., and in connection with this purchase, the Company also acquired all of the issued and outstanding capital stock of Tech Industries U.K. Ltd. and certain land, buildings and fixtures leased and used by Tech Industries Inc. in its manufacturing operations (collectively “Tech Industries”). The Company paid cash of approximately $35,663 from borrowings under its credit facility to purchase Tech Industries. In November 2003, the Company paid the final working capital adjustment of $231. Tech Industries is a manufacturer of plastic closures and containers for the personal care and cosmetic industries. Tech Industries will continue to operate as a wholly owned subsidiary of PPI and is designated as a restricted subsidiary under the Company’s existing 10.75% Senior Notes (Note 17).

      On June 30, 2003, the Company formed a wholly owned subsidiary, Portola GmbH (“Portola Austria”). Portola Austria was formed to manage sales of the Company’s products on the European continent and to facilitate the growth of European operations. Portola Austria is designated as a restricted subsidiary under the Company’s existing 10.75% Senior Notes (Note 17).

      On May 15, 2003, the Company formed a wholly owned subsidiary and holding company, Portola Ltd. (“PLtd”). The Company’s European operations have been consolidated under the management of PLtd. PLtd now owns the equity interest in Portola Packaging Ltd. (U.K.), CSE, Portola GmbH. PLtd is designated as a restricted subsidiary under the Company’s existing 10.75% Senior Notes (Note 17).

      On January 19, 2001, the Company formed a wholly owned subsidiary, now known as Portola (Asia Pacific) Holding Limited (“PH”). PH was formed to facilitate international business relations with the Company’s Chinese operations and customers throughout Australia, New Zealand and other markets in Southeast Asia. PH is designated as an unrestricted subsidiary under the Company’s existing 10.75% Senior Notes (Note 17).

      In February 2000, the Company incorporated an e-commerce company, Buyerlink Networks, Inc. The name of that corporation was subsequently changed to BLN Acquisition Corporation (“BNI”). Effective as of July 2000, the Company sold the assets of that corporation to Sand Hill Systems, Inc., (“SHS”) in exchange for an unsecured promissory note in the principal amount of $1,500. The Company fully reserved against non-payment of that note on August 31, 2000. SHS merged with Neptune Technologies in April 2001, and as a result the promissory note was converted into SHS convertible preferred stock (Note 15). Effective June 1, 2002, the assets of SHS were sold, and SHS’s stock was determined to be worthless.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

      During fiscal 1999, the Company entered into a joint venture with Kimex Group, LLC (“Kimex”) to form Sterling Containers, LLC (“Sterling”), a 50% owned company that produced and sold five-gallon PET water bottles out of one of the Company’s domestic plants. During fiscal 2002, the Company dissolved the partnership. Kimex agreed to forgive debt of $475, which was recognized in other (income) expense included in the Consolidated Statement of Operations.

3.	Other Comprehensive (Income) Loss

      Other comprehensive (income) loss consisted of cumulative foreign currency translation adjustments of $(436), $(274) and $465 for the years ending August 31, 2003, 2002 and 2001, respectively.

4.	Restructuring

      During the second quarter of fiscal 2003, the Company announced a restructuring plan to reduce its work force. During fiscal 2003, the Company incurred restructuring charges of $405 for employee severance costs, which were determined in accordance with the provisions of SFAS No. 146. The restructuring affected nine employees in general and administration, two employees in customer service, one employee in research and development and two employees in sales, totaling fourteen severed employees. As of August 31, 2003, approximately $300 had been charged against the restructuring reserve for the employee severance costs.

      The Company expects to incur additional restructuring costs in fiscal 2004 related to the closing and relocation of three plants located in Chino and San Jose, California and Sumter, South Carolina. The operations from the two California plants will be relocated to a new facility located in Tolleson, Arizona, a suburb of Phoenix, towards the end of the second quarter of fiscal 2004. The Company, in June 2003, entered into a fifteen-year lease commencing December 1, 2003 for the Tolleson, Arizona facility (Note 9). The Company has retained real estate brokers to sell the manufacturing buildings in Chino and San Jose, California. The operations from the South Carolina plant will be relocated in the first quarter of fiscal 2004 primarily to the Company’s existing facility in Kingsport, Tennessee as well as to other facilities within the Company. The Company estimates that it will incur approximately $1,275 in relocation expenses and stay bonuses and $2,171 in restructuring costs related to the closing of the three plants during fiscal 2004.

5. Inventories:

	August 31,

	2003	2002

Raw materials	$5,785	$6,644
Work in process	528	1,047
Finished goods	4,993	5,581

	$11,306	$13,272

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

6.	Property, Plant and Equipment:

	August 31,

	2003	2002

Assets (asset lives in years):
Buildings and land (35)	$17,962	$17,667
Machinery and equipment (3-10)	161,160	155,674
Leasehold improvements (10-35)	6,022	5,934

	185,144	179,275
Less accumulated depreciation	(119,140)	(107,820)

	$66,004	$71,455

      Depreciation expense charged to operations was $17,100, $17,700 and $17,800 for the years ended August 31, 2003, 2002 and 2001, respectively.

7.	Goodwill and Intangible Assets

      As of August 31, 2003 and 2002, goodwill and accumulated amortization by segment category (Note 14) consisted of the following:

	August 31, 2003		August 31, 2002

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Goodwill:
United States	$12,585	$(6,667)	$12,585	$(6,667)
Canada	4,437	(1,239)	3,975	(1,110)
Mexico	3,801	(2,534)	3,801	(2,534)
China	392	(392)	392	(185)
Other	449	(364)	449	(364)

Total consolidated	$21,664	$(11,196)	$21,202	$(10,860)

      Effective September 1, 2001, the Company adopted SFAS No. 142 for existing goodwill and other identifiable assets and, at August 31, 2002, the Company used the discounted cash flows methodology to measure goodwill by operating unit and reviewed for impairment. Based on this review, the Company did not record an impairment loss during fiscal 2002. The effect of the adoption was to eliminate goodwill amortization expense of $2,600 in fiscal 2002. Prior to the adoption, the Company had recorded goodwill amortization expense of $2,700 in 2001.

      The change in the gross carrying amount and accumulated amortization for Canada from August 31, 2002 to August 31, 2003 was due to foreign currency translation. The Company performed its annual review for impairment and recognized $207 for impairment losses related to PPI China’s goodwill for the year ended August 31, 2003.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

      In connection with the adoption of SFAS No. 142, effective September 1, 2001, the Company reassessed the useful lives and the classification of its identifiable intangible assets and determined that they continue to be appropriate. The components of the Company’s intangible assets are as follows:

	August 31, 2003		August 31, 2002

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Intangible assets:
Patents	$9,620	$(7,072)	$9,621	$(6,494)
Debt financing costs	6,085	(4,500)	5,966	(3,686)
Covenants not-to-compete	455	(243)	555	(252)
Trademarks	360	(320)	360	(200)
Technology and other	401	(165)	412	(305)

Total consolidated	$16,921	$(12,300)	$16,914	$(10,937)

      The gross carrying amounts and accumulated amortization may fluctuate between periods due to foreign currency translation. In addition, amortization expense for the net carrying amount of intangible assets, including debt financing costs, at August 31, 2003 was $1,685 for fiscal 2003 and is estimated to be $1,885 for fiscal 2004, $931 in fiscal 2005, $408 in fiscal 2006, $266 in fiscal 2007, $123 in fiscal 2008 and $1,008 in the remaining years thereafter.

8.	Debt

	August 31,

	2003	2002

Debt:
Senior notes	$110,000	$110,000
Senior revolving credit facility	6,561	9,781
Capital lease obligations	302	663
Other	70	108

	116,933	120,552
Less: Current portion long-term debt	(287)	(426)

	$116,646	$120,126

Senior Notes

      On October 2, 1995, the Company completed an offering of $110,000 of senior notes that mature on October 1, 2005 and bear interest at 10.75% per annum. Interest payments of approximately $5,900 are due semi-annually on April 1 and October 1 of each year, which commenced on April 1, 1996. The senior notes’ indenture contains covenants and provisions that restrict, among other things, the Company’s ability to: (i) incur additional indebtedness, (ii) incur liens on its property, (iii) make investments, (iv) enter into guarantees and other contingent obligations, (v) merge or consolidate with or acquire another person or engage in other fundamental changes, (vi) engage in certain sales of assets, (vii) engage in certain transactions with affiliates, (viii) make restricted junior payments, and (ix) declare or pay dividends.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

Senior Revolving Credit Facility

      Concurrently with the offering of senior notes, in October 1995, the Company entered into a five-year senior revolving credit facility of up to $35,000. On September 29, 2000, the Company entered into a new four year amended and restated senior secured credit facility of $50,000 for operating purposes subject to a borrowing base of eligible receivables and inventory, plus property, plant and equipment, net, which serve as collateral for the line. The credit facility, which was due to expire on August 31, 2004, contained covenants and provisions that restricted, among other things, the Company’s ability to: (i) incur additional indebtedness, (ii) incur liens on its property, (iii) make investments, (iv) enter into guarantees and other contingent obligations, (v) merge or consolidate with or acquire another person or engage in other fundamental changes, or in certain sales of assets, (vi) engage in certain transactions with affiliates, (vii) make restricted junior payments, and (viii) declare or pay dividends. An unused fee was payable on the facility based on the total commitment amount less the balance at the rate of 0.375% per annum. In addition, interest payable as of August 31, 2003 was based on either the Bank Prime Loan rate plus 1.00% or the LIBOR Loan rate plus 2.25% determined by a pricing table based on total indebtedness to EBITDA. At August 31, 2003, the Bank Prime Loan rate and the LIBOR Loan rate were 4.00% and 1.12%, respectively.

      On September 19, 2003, the Company entered into a consent and first amendment to the amended and restated senior secured credit facility, increasing the credit facility to $54,000 in connection with the Company’s purchase of Tech Industries, Inc. (Note 18), subject to a borrowing base and covenants similar to those in the amended and restated senior secured credit facility existing at August 31, 2003. An unused fee is payable on the facility based on the total commitment amount less the balance outstanding plus the average daily aggregate amount of outstanding letter of credit liability, at the rate of 0.50% per annum. Interest payable is based on either the Bank Prime Loan rate plus 1.50% or the LIBOR loan rate plus 2.75%. The amended and restated credit facility under the second amendment expires on September 7, 2004.

Capital Lease Obligations

      The Company acquired certain machinery and office equipment under noncancelable capital leases. Property, plant and equipment includes the following items held under capital lease obligations:

	August 31,

	2003	2002

Equipment	$1,152	$1,160
Less accumulated depreciation	(302)	(225)

	$850	$935

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

Aggregate Maturities of Long-Term Debt

      The aggregate maturities of long-term debt as of August 31, 2003 were as follows:

Fiscal
Years Ended
August 31,

2004	$287
2005	6,627
2006	110,018
2007	1
2008	—

$116,933

9.	Commitments and Contingencies

Legal

      The Company is subject to various legal proceedings and claims arising out of the normal course of business, including a suit alleging that a “single-stick” adhesive label attached to the Company’s five-gallon caps infringes a patent held by a competitor. Based on the facts currently available, management believes that the ultimate amount of liability beyond reserves provided, if any, for any pending actions will not have a material adverse effect on the Company’s financial position. However, the ultimate outcome of any litigation is uncertain, and either unfavorable or favorable outcomes could have a material impact on the results of operations or liquidity of the Company in a particular period.

Commitments and Contingencies

      The Company leases certain office, production and warehouse facilities under operating lease agreements expiring on various dates through 2021. Under the terms of the facilities’ leases, the Company is responsible for common area maintenance expenses, which include taxes, insurance, repairs and other operating costs.

      At August 31, 2003, future minimum rental commitments under agreements with terms in excess of twelve months were as follows:

Fiscal
Years Ended
August 31,

2004	$3,148
2005	3,059
2006	2,288
2007	2,019
2008	1,001
Thereafter	17,141

$28,656

      Base rent expense for the years ended August 31, 2003, 2002 and 2001 totaled $3,300, $3,400 and $3,600, respectively.

      The Company has issued a letter of credit in October 1999, expiring in December 2010, that guarantees $307 of a loan related to the purchase of machinery for Capsnap Europe Packaging GmbH’s (“CSE”) 50%

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

owned Turkish joint venture, Watertek. CSE is an unconsolidated, 50% owned Austrian joint venture that sells five-gallon water bottles and closures that are produced by the Company’s United Kingdom subsidiary and the Company’s joint venture partner in CSE. The Company has also issued a letter of credit in February 2000, expiring in February 2004, that guarantees a loan of $380 for the purchase of machinery by CSE, presently being used at the Company’s United Kingdom facility. These guarantee agreements are in Eurodollars and were valued using a conversion rate as of August 31, 2003.

      In November 2000, the Company’s Mexican consolidated subsidiary entered into a ten year lease for a building in Guadalajara, Mexico commencing in May 2001. The Company’s Mexican operations relocated to the new building during May 2001. The Company guaranteed approximately $595 in future lease payments relating to the lease as of August 31, 2003.

      In June 2003, the Company entered into a fifteen-year lease for a new facility in Tolleson, Arizona, commencing December 1, 2003. The lease provides for monthly rentals of approximately $22 for the first six months increased to monthly rentals of approximately $51 thereafter subject to annual CIP increases. The closure manufacturing operations from San Jose and Chino, California will be relocated to the new facility in Tolleson, Arizona towards the end of the second quarter fiscal 2004 (Note 4). The Company has retained real estate brokers to sell the manufacturing buildings in San Jose and Chino.

10.	Redeemable Warrants

      The Company has outstanding two warrants to purchase an aggregate of 2,492,741 shares of its Class A Common Stock, which are held by certain shareholders and senior lenders of the Company. A warrant to purchase 2,052,526 shares of Common Stock is exercisable, in whole or in part, through June 30, 2004 at sixty and two-third cents per share, subject to certain anti-dilution provisions. Effective June 30, 1999, this warrant became redeemable at the option of the holder upon 60 days’ prior written notice to the Company. The redemption price of the warrants is based on the higher of the current market price per share of the Company’s Common Stock or an amount determined under a formula in the applicable warrant agreement. The obligation of the Company to redeem the warrant is deferred if the redemption of the warrant would cause a default or event of default under the Company’s credit facilities. At August 31, 2003 and 2002, the Company’s credit facilities did not permit redemption of the warrant. If the Company’s credit facilities do not permit the payout of the warrant upon expiration on June 30, 2004, the Company will be required to accrue interest on the amount that the Company would be required to pay the warrant holder, if the credit facilities permitted such payment at the higher of (i) the prime rate plus 6% or (ii) the federal funds rate plus 6.5% on the current market price of the unpaid portion of the warrant until the payout is permitted. Were the warrant holder able to exercise its put option to redeem the warrant, the cost to the Company is estimated to be approximately $10,300 at August 31, 2003 and 2002 based on a calculation using the fair value per share of the Company’s Common Stock. As of January 1, 2002, the Company has the right to repurchase the warrant at a price equal to the higher of the fair value per share of the Company’s Common Stock or an amount computed under an earnings formula in the warrant agreement. The earnings formula is based on a multiple of earnings before interest, taxes, depreciation and amortization, less debt outstanding to calculate an estimated value per share.

      A second warrant to purchase 440,215 shares of Class A Common Stock may be exercised at any time at $2.50 per share, until its expiration on June 30, 2008. Effective August 1, 2001, this warrant became redeemable at the option of the holder upon 60 days prior written notice to the Company based upon a price equal to the higher of the current fair value per share of the Company’s Common Stock or the net book value per share of the Company’s Common Stock as computed under a valuation formula in the warrant agreement. The obligation of the Company to redeem the warrant is deferred if the redemption of the warrant would cause a default or event of default under the Company’s credit facilities. At August 31, 2003 and 2002, the Company’s credit facilities did not permit redemption of the warrant. Were the warrant holder able to exercise

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

its put option to redeem the warrant, the cost to the Company is estimated to be approximately $1,300 at August 31, 2003 and 2002, based on a calculation using the fair value per share of the Company’s Common Stock. As of August 1, 2003, the Company has the right to repurchase the warrant at a price equal to the higher of the current fair value per share of the Company’s Common Stock or the net book value per share of the Company’s Common Stock as computed under a valuation formula in the warrant agreement.

      Through June 30, 2001, the Company accounted for the redeemable warrants under the provisions of EITF Issue 88-9, “Put Warrants” from the date of issuance of the warrants prior to the effective date of EITF Issue 96-13 “Accounting for the Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” Accordingly, an adjustment of the warrant from the value assigned at the date of issuance to the highest redemption price of the warrant was accreted over the period of the warrant. At June 30, 2001, the estimated redemption value of the warrants exceeded their carrying value. The difference was charged (credited) to accumulated deficit over the period from the date of issuance to the earliest put date of the warrants. (Reductions) charges to accumulated deficit related to the warrants amounted to $(2,100) for the period from September 1, 2000 to June 30, 2001. Through June 30, 2001, the accretion was determined based on a calculation using the fair market value of the Company’s Common Stock, as determined by the Company’s management.

      As of June 30, 2001, the Company applied EITF Issue 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” The effect of the application of Issue 00-19 was to reclassify the carrying amount of the warrant from temporary equity to a liability on June 30, 2001. There was no cumulative effect adjustment as a result of the application of Issue 00-19. Under Issue 00-19, the warrants are measured at fair value with changes in fair value reported in earnings. For the period July 1, 2001 to August 31, 2001, the Company’s management determined that the fair value of the warrants did not change. As of August 31, 2003 and 2002, the Company’s management determined that the fair value of the warrants had decreased, resulting in the recognition of interest income of $58 and $151 in the consolidated statements of operations for fiscal 2003 and 2002, respectively. The fair value of the warrants was estimated at August 31, 2003 using the Black-Scholes pricing model with the following assumptions: Fair market value of the Company’s stock of $5.00 per share; risk free interest rates of 1.35% and 3.49%; expected redemption period of June 30, 2004 and June 30, 2008; and volatility of 20% for each warrant, respectively. The fair value of the warrants was estimated at August 31, 2002 with the following assumptions: Fair market value of the Company’s stock of $5.00 per share; risk free interest rate of 2.01% and 3.34%; expected redemption period of June 30, 2004 and June 30, 2008: and volatility of 20% for each warrant, respectively. A change in the fair market value of the Company’s stock used in valuing the warrants at August 30, 2003 could have a material effect on the Company’s results of operations.

11.	Shareholders’ Equity (Deficit)

Class A and B Common Stock

      The Company has authorized 5,203,000 shares of Class A Common Stock, of which 2,492,741 shares are reserved for the warrants described in Note 10. Class A common shareholders are not entitled to elect members of the Board of Directors. In the event of an aggregate public offering exceeding $10.0 million, the Class A Common Stock and Class B, Series 2, Common Stock is automatically converted into Class B, Series 1 Common Stock, based on a one to one ratio. The Class B common shareholders have the right to elect members of the Board of Directors, with the holders of Series 1 having one vote per share, and the holders of Series 2 having a number of votes equal to the number of shares into which the Series 2 shares are convertible into Series 1 shares.

      In the event of a liquidation or dissolution in which the value of the Company is less than $1.75 per share of common stock, the holders of Class B, Series 2 will receive 60% of the proceeds until they have received

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

$1.75 per share. All other amounts available for distribution shall be distributed to the Class B, Series 1 and Class A holders pro rata based on the number of shares outstanding. If the value of the Company is greater than or equal to $1.75 per share, the holders of all classes of Common Stock are entitled to a pro rata distribution based on the number of shares outstanding.

      The Company is required to reserve shares of Class B, Series 1 Common Stock for the conversion of Class A Common Stock and Class B, Series 2 Common Stock into Class B, Series 1 Common Stock.

                  2002 Stock Option Plan

      The Company’s 2002 Stock Option Plan (the “2002 Plan”) was adopted by the Company’s Board of Directors in December 2001 and by the Company’s stockholders in January 2002. A total of 5,000,000 shares of Class B Common Stock, Series 1 have been reserved for issuance under the 2002 Plan. Options may be granted under the 2002 Plan to employees, officers, directors, consultants and other independent contractors and service providers of the Company, or of any subsidiary or parent of the Company. Options granted under the 2002 Plan may be incentive stock options within the meaning of Section 422 of the Code, or non-statutory options; however, only employees of the Company, or a parent or subsidiary of the company may be granted incentive options. Generally, options under the 2002 Plan expire ten years after the date of grant (or five years in the case of any option granted to a person holding more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company).

      The exercise price of an option granted under the 2002 Plan may not be less than 85% with respect to a non-statutory option or 100% with respect to an incentive option of the fair market value of the Company’s Class B Common Stock, Series 1 on the date of grant, except that for an incentive option granted to a person holding more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, the exercise price must be not less than 110% of such fair market value. Options generally become exercisable as to 20% of the shares one year after the vesting start date and an additional 5% of the shares for each full quarter thereafter that the optionee renders services to the Company.

      The 2002 Plan may be administered by the Board of Directors or by a Compensation Committee appointed by the Board, which has discretion to select optionees and to establish the terms and conditions for the options, subject to the provisions of the 2002 Plan.

All Stock Option Plans

      At August 31, 2003, the Company had reserved 2,866,200, 3,500,000 and 5,000,000 shares of Class B, Series 1 Common Stock for issuance under the Company’s 1988, 1994 and 2002 stock option plans, respectively. Under all three plans, stock options are granted by the Board of Directors at prices not less than 85% of fair market value of the Company’s Common Stock at the date of grant for non-statutory options and not less than 100% of the fair market value of the Company’s Common Stock at the date of grant for incentive options, except that for an incentive option granted to a person holding more than 10% of the total combined voting power of all classes of the Company or any parent or subsidiary of the Company, the exercise price must be not less than 110% of such fair market value.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

      Aggregate option activity is as follows:

		Options Outstanding

	Available for	Number of	Weighted Average
	Grant	Shares	Exercise Price

Balances, August 31, 2000	1,062,000	2,630,000	$5.07
Granted	(399,000)	399,000	$6.33
Exercised	—	(130,000)	$1.98
Canceled	307,000	(307,000)	$4.71

Balances, August 31, 2001	970,000	2,592,000	$5.47
Reservation of shares	5,000,000	—
Granted	(250,000)	250,000	$5.00
Exercised	—	(43,000)	$2.50
Canceled	2,078,000	(2,106,000)	$5.72

Balances, August 31, 2002	7,798,000	693,000	$4.73
Reservation of shares	130,000	—
Granted	(2,274,000)	2,274,000	$5.04
Exercised	—	—	—
Canceled	122,000	(122,000)	$4.63

Balances, August 31, 2003	5,776,000	2,845,000	$4.99

      At August 31, 2003, 2002 and 2001, vested options to purchase approximately 2.0 million, 0.4 million and 1.3 million shares, respectively, were unexercised.

      Effective March 1, 2002, the Company cancelled 1,857,296 options outstanding under its 1994 Stock Option Plan, as amended, in connection with the tender by the holders of such options pursuant to a stock option exchange program conducted by the Company during February 2002. The options tendered for cancellation represented approximately 96% of the options eligible to participate in the stock option exchange program. Approximately seven months from the date of cancellation, new options were granted to persons eligible to participate in the Company’s stock option exchange program during fiscal 2003.

      During fiscal 2001, an affiliate of a director exercised 90,000 option shares at an exercise price of $1.75 per share under the Company’s 1988 Stock Option Plan. Pursuant to a procedure authorized by the Board of Directors for select holders of options granted under the 1988 Stock Option Plan, the option holder elected a cashless exercise of the options whereby shares previously owned by the optionee or shares acquired by the optionee upon exercise of the option were surrendered to satisfy withholding and other taxes, and the exercise cost of the shares.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

      The following table summarizes information about fixed stock options outstanding at August 31, 2003:

	Options Outstanding			Options Exercisable

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Price

$2.50-$3.75	10,000	1.21	$3.75	10,000	$3.75
$4.00-$5.50	2,815,000	8.18	$4.98	2,025,000	$4.97
$6.25	20,000	6.75	$6.25	13,000	$6.25

	2,845,000			2,048,000

      The fair value of each option grant is estimated at the date of grant using the Black-Scholes pricing model with the following weighted average assumptions for grants in fiscal 2002, 2001 and 2000:

	2003	2002	2001

Risk-Free Interest Rate	2.98%	4.33%	5.72%
Expected Life	5 years	5 years	5 years
Volatility	n/a	n/a	n/a
Dividend Yield	—	—	—

      The weighted average fair value per share of those options granted in fiscal 2003, 2002 and 2001 was $4.32, $4.05 and $4.73, respectively.

12.	Employee Benefit Plans

      The Company maintains a defined contribution plan. To be eligible, employees of the Company must be 21 or older, not covered by a collective bargaining agreement and may begin to defer amounts the first of the month following the month of hire, but do not receive a match from the Company until they have completed one year of service. Employer matching contributions amounted to approximately $266, $351 and $317 for the years ended August 31, 2003, 2002 and 2001, respectively.

      In fiscal 1996, the Board of Directors approved an Employee Stock Purchase Plan (the “ESPP”) under which 750,000 shares of Class B, Series 1 Common Stock have been reserved for issuance to employees meeting minimum employment criteria. Employees may participate through payroll deductions in amounts related to their base compensation. The fair value of shares made available to any employee for purchase under the ESPP may not exceed $25 in any calendar year. The participant’s purchase price is 85% of the lower of the fair market value at the beginning or the end of the offering period. The ESPP has been terminated effective August 31, 2003. Shares purchased under the ESPP are issued by the Company once a year, at calendar year end. In fiscal 2003, 2002 and 2001, 2,833, 2,205 and 3,437 shares were issued to employees under the ESPP at an annual aggregate purchase price of $12, $9 and $18 respectively, bringing the total shares issued under the ESPP to 36,832 for an aggregate purchase price of $171 as of August 31, 2003. The Company has not recognized compensation expense related to the ESPP during fiscal 2003, 2002 and 2001.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

13.	Income Taxes

      Income tax provision (benefit) for the years ended August 31, consisted of the following:

	August 31,

	2003	2002	2001

Current:
Federal	$—	$—	$52
State	—	16	48
Foreign	2,544	2,425	1,024

	2,544	2,441	1,124

Deferred:
Federal	(1,165)	70	572
State	(343)	(18)	24
Foreign	1,035	(251)	354

	(473)	(199)	950

	$2,071	$2,242	$2,074

      The reconciliation setting forth the differences between the effective tax rate of the Company and the U.S. federal statutory tax rate is as follows:

	Fiscal Years Ended
	August 31,

	2003	2002	2001

Federal statutory rate (benefit)	34.0%	34.0%	34.0%
State taxes, net of federal income tax benefit	—	—	1.5
Nondeductible amortization	—	—	28.4
Nondeductible portion of business meals and entertainment	26.5	1.8	9.4
Change in valuation allowance	550.1	1.1	(8.1)
Other	(1.5)	(4.0)	1.6

Effective income tax rate	609.1%	32.9%	66.8%

      Valuation allowances have been established against the net deferred tax assets in certain foreign jurisdictions and for a portion of the Company’s domestic jurisdictions to reduce the net deferred tax assets to the amounts expected to be realized.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

      The components of the net deferred tax liabilities are as follows:

	August 31,

	2003	2002

Deferred tax assets:
Federal and state credits	$465	$452
Accounts receivable	234	209
Inventories	317	165
Intangible assets	1,452	1,475
Net operating loss-foreign	1,295	1,356
Net operating loss-domestic	6,857	3,861
Accrued liabilities and other	(1,128)	269

Total gross assets	9,492	7,787
Less: valuation allowance	(3,989)	(1,058)

Total assets	5,503	6,729

Deferred tax liabilities:
Property, plant and equipment	5,988	7,687

Total liabilities	5,988	7,687

Net deferred tax liabilities	$485	$958

      At August 31, 2003, the Company had a net operating loss carryforward of approximately $18,600 available to offset future U.S. federal income taxes through August 31, 2023.

14.	Segment Information

      The Company’s reportable operating businesses are organized primarily by geographic region. The United Kingdom, Canada and Mexico offer both closure and bottle product lines and the United States and China offer closure product lines. The Company evaluates the performance of its segments and allocates resources to them based on earnings before interest expense, taxes, depreciation and amortization expense. Certain Company businesses and activities, including the equipment division, Portola Allied and general corporate costs, do not meet the definition of a reportable operating segment and have been aggregated into “Other.” The accounting policies of the segments are the same as those policies described in Note 1.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

      The table below presents information about reported segments for the years ended August 31,:

	2003	2002	2001

Revenues
United States	$116,866	$121,295	$128,728
Canada	30,449	25,868	26,015
United Kingdom	37,042	33,752	31,063
Mexico	14,652	14,242	15,144
China	2,669	2,720	2,575
Other	13,637	12,880	15,893

Total Consolidated	$215,315	$210,757	$219,418

EBITDA
United States	$19,033	$26,919	$33,895
Canada	4,351	2,727	1,904
United Kingdom	6,236	6,824	5,641
Mexico	1,595	2,063	2,383
China	(50)	730	302
Other	462	849	(3,902)

Total Consolidated	$31,627	$40,112	$40,223

      Intersegment revenues totaling $9,900, $10,600 and $11,100 have been eliminated from the segment totals presented above for fiscal 2003, 2002 and 2001, respectively.

      The table below presents a reconciliation of total segment consolidated income (loss) to total segment EBITDA for the years ended August 31,:

	2003	2002	2001

Consolidated net (loss) income	$(1,731)	$4,573	$1,030
Add: Interest expense	12,544	13,251	14,453
Taxes	2,071	2,242	2,074
Depreciation and amortization	17,966	19,290	21,948
Amortization of debt financing costs	777	756	718

EBITDA	$31,627	$40,112	$40,223

      The table below presents revenues by product line for the years ended August 31,:

	2003	2002	2001

Revenues:
Closures	$162,443	$168,850	$173,839
Bottles	28,643	23,609	25,944
Equipment	14,435	12,712	13,299
Other	9,794	5,586	6,336

Total	$215,315	$210,757	$219,418

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

      During the years ended August 31, 2003 and 2001, there were no customers that accounted for 10% of total sales. During the year ended August 31, 2002, one United States customer accounted for approximately 10% of sales and owed the Company $1,600 as of August 31, 2002.

      The following is a breakdown of revenue and long-lived assets by geographic region as of and for the years ended August 31,:

	2003	2002	2001

Revenue:
United States	$130,503	$134,175	$144,621
Foreign	84,812	76,582	74,797

Total	$215,315	$210,757	$219,418

Long-lived assets:
United States	$59,678	$65,540	$72,986
Foreign	23,877	24,225	25,712

Total	$83,555	$89,765	$98,698

15.	Related Party Transactions

      On July 1, 1999, the Company entered into an agreement with SHS to provide a total of $3,500 in support services to SHS, then a wholly owned subsidiary. The agreement terminated September 30, 1999, when the services provided under the agreement reached an aggregate value of $3,500, including approximately $1,500 in a mark-up of the cost of the services rendered. In consideration for those services, the Company received a promissory note in the principal amount of $3,500 from SHS and bearing interest at a rate equal to the base rate charged under the Company’s senior revolving credit facility less one-half of one percent. In September 1999, Portola IV LLC, a limited liability company (“LLC”), acquired an ownership interest in SHS in exchange for assuming the obligations of SHS under the note. Certain of the members of the LLC (the “Members”) were at the same time officers of the Company. The LLC secured payment of the note by pledging 500,000 shares of the Class B Common Stock of the Company that had been contributed to the LLC by the Members to capitalize the LLC (the “Portola Shares”). The note provided that all outstanding principal and interest amounts due thereunder were payable in full on the earlier date of July 1, 2003, or the occurrence of one of certain events, including the sale of all or substantially all of the assets of SHS. At May 31, 2002, the Company (and a wholly owned consolidated subsidiary) had a combined 6% equity ownership in SHS, which it accounted for under the cost method. Effective June 1, 2002, the assets of SHS were sold, effectively liquidating SHS, with no assets available for distribution to the stockholders of SHS. On August 22, 2002, the LLC transferred the Portola Shares to the Company in lieu of foreclosure and in payment of all amounts due under the note. The Company’s carrying basis for its investment in SHS and the promissory note due from SHS was $600 at August 22, 2002. As a result of the share transfer, the Company recognized income from the recovery of the investment and interest income of approximately $1,100 and $800, respectively.

      Effective July 1, 2000, the Company sold the assets of a wholly owned e-commerce subsidiary, BNI, to SHS in exchange for a non-interest bearing, unsecured promissory note for $1,500, which was fully reserved for as of August 31, 2000. In conjunction with SHS’s merger with Neptune Technologies in April 2001, the note was converted into SHS convertible preferred stock. Effective June 1, 2002, the assets of SHS were sold, effectively liquidating the company, with no return to shareholders.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

      Options may be granted under the 1994 Stock Option Plan (“1994 Plan”) to officers, key employees, directors, advisors, consultants and independent contractors of the Company, or any subsidiary of the Company. On November 13, 2000, the Compensation Committee of the Board of Directors approved the grant to certain directors of the Company of non-qualified stock options pursuant to the terms of the 1994 Plan. Three directors and an affiliate of a director each received options to purchase 5,000 shares of Class B Common Stock, Series 1 of the Company, with an exercise price of $6.25 per share; the Chief Executive Officer received an option to purchase 50,000 shares of Class B Common Stock, Series 1 of the Company, with an exercise price of $6.875 per share. The non-qualified stock options for fiscal 2001, which were granted to such directors, will expire ten (10) years from the date of grant and will vest 20% one year after the vesting start date and 5% for each calendar quarter that such individual continues to serve as a member of the Board of Directors or is employed by the Company, provided that vesting of such options will be accelerated upon a change in control.

      In connection with the Company’s acquisition of Consumer (Note 2), in February 2001, the Company paid to a director, a fee consisting of $100 and 4,000 shares of Class B Common Stock, Series 1, valued at $6.25 per share, for services rendered to the Company. In addition, in May 2001 in connection with the acquisition, the Company paid to an investment banking firm $100 for services rendered to the Company. A principal of the investment banking firm is a director. Both directors serve as members of the Board’s Audit Committee and were also members of the Compensation Committee until October 2003. The one director was Secretary of the Company until his resignation as Secretary during fiscal 2001.

      In addition to a base salary of $12, the Company incurred $234, $182 and $159 for the years ended August 31, 2003, 2002 and 2001, respectively, to the Company’s Vice President, General Counsel and current Secretary, for legal services rendered.

      The Company incurred $314, $410 and $897 in the years ended August 31, 2003, 2002 and 2001, respectively, to a law firm for legal services rendered, a general partner of which is a director of the Company, a member of its Audit Committee and was also a member of its Compensation Committee until October 2003 and was Secretary of the Company until his resignation as Secretary during fiscal 2001.

      The Company incurred $42 for the years ended August 31, 2003, 2002 and 2001 to a corporation for management fees. The sole shareholder of the aforementioned corporation is an officer, a director and significant shareholder of the Company.

      The Company has a note receivable from an officer and director at an interest rate equal to the Short Term Applicable Federal Rate as of August 31, 2003. The balance due from the officer, including accrued and unpaid interest, amounted to $155 and $153 as of August 31, 2003 and 2002 respectively, and is classified in shareholders’ equity (deficit) in the consolidated balance sheets. In addition, during fiscal 2002, the Company paid approximately $61 for travel and living expenses for said officer.

      The Company sold products to and performed certain services for its non-consolidated affiliated companies totaling approximately $2,756, $6,496 and $4,265 for the years ended August 31, 2003, 2002 and 2001, respectively. The Company had trade receivables due from these non-consolidated affiliated companies, which amounted to $1,003 and $1,625 as of August 31, 2003 and 2002, respectively.

      On March 1, 2003, the Company entered into a consulting agreement with an investment banking firm, of which a director is a principal, for certain investment advisory and banking services. Pursuant to such agreement, the Company paid to the investment banking firm $30 during the year ended August 31, 2003. If the Company issues debt or equity securities during the term of the agreement or within twelve months after the termination of the agreement, the Company must pay 0.50% of the total amount of the debt offering plus 5.0% of the first $10,000 in equity raised and 3.0% of the amount over $10,000 in equity raised. In the event that the Company issues equity securities in a public offering, the Company must pay 1% of the total amount

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

of those securities issued. This agreement will expire August 31, 2004. Either party to the agreement can terminate the agreement by providing at least 10 days written notice to the other party. Said director is a member of the Board’s Audit Committee and was also a member of the Compensation Committee until October 2003.

      On November 1, 2001, the Company entered into a consulting agreement with a director. Pursuant to such agreement, the Company paid the director consulting fees and reimbursement of related expenses of approximately $60 in fiscal 2002. The director serves as a member of the Board’s Audit Committee and was also a member of the Compensation Committee until October 2003 and was Secretary of the Company until his resignation as Secretary during fiscal 2001.

      In August 2001, the Company paid to an investment banking firm, of which a director is a principal, a fee of approximately $92 for certain investment advisory and banking services performed by the director’s affiliate on behalf of the Company during fiscal 2001. Certain costs incurred by the affiliate of the director also were reimbursed by the Company. In addition, shares of Class B Common Stock, Series 1, valued at $5.00 per share, or $175 in the aggregate, were issued to principals of the investment banking firm, 7,000 of which shares were issued to the director with whom the investment banking firm is affiliated. Said director is a member of the Board’s Audit Committee and was also a member of the Compensation Committee until October 2003.

      In June 2001, an investment partnership, one of the general partners of which is a director, exercised its stock option for 90,000 shares granted under the Company’s 1988 Plan, at an exercise price of $1.75 per share. Under a procedure authorized by the Board of Directors, the affiliate of such director exercised its options in accordance with the so-called “cashless exercise” provisions of the Plan. Shares of the Company already owned by that investment partnership and shares acquired by the investment partnership upon exercise of the option were transferred to the Company in payment of the exercise price of the options and to satisfy withholding and other tax obligations incurred in connection with the exercise. The director of the Company serves as a member of the Board’s Audit Committee and was also a member of the Compensation Committee until October 2003 and was Secretary of the Company until his resignation as Secretary during fiscal 2001.

16.	Supplemental Cash Flow Disclosures

      The Company paid $12,430, $13,072 and $15,413 in interest during the years ended August 31, 2003, 2002 and 2001, respectively.

      The Company paid $2,162, $2,594 and $951 in income taxes during the years ended August 31, 2003, 2002 and 2001, respectively.

      During fiscal 2002, the Company recognized $1,103 and $837 of other income and interest income on the recovery of a promissory note receivable (Note 15).

      During fiscal 2002, the Company recognized other income of $475 for debt forgiveness on the dissolution of a joint venture (Note 2).

      During fiscal 2003 and 2002, the Company wrote-off fully amortized intangible assets totaling approximately $1,360 and $174.

      During fiscal 2003, 2002 and 2001, the Company recorded a decrease in the value of stock purchase warrants of $58, $151 and $2,120, respectively.

      During fiscal 2003 and 2001, the Company acquired $32 and $1,120, respectively, of equipment under capital lease. No equipment was purchased under capital leases during fiscal 2002.

      During fiscal 2001, the Company issued $550 in Class B Common Stock, Series 1 related to the acquisition of Consumer and $300 in Class B Common Stock, Series 1 to extinguish a portion of the assumed debt obligations of Consumer (Note 2).

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

17.	Supplemental Condensed Consolidated Financial Statements

      On January 23, 2004, the Company completed the offering of $180,000 principal amount of 8 1/4% Senior Notes due 2012 (the outstanding notes). The majority of the net proceeds of such offering were used to redeem all of the previously outstanding $110,000 of senior notes. The Company anticipates exchanging the outstanding notes for registered exchange notes that have substantially the same terms. The exchange notes have the following guarantors, all of which are subsidiaries of the Company: Portola Allied Tool, Inc.; Portola Limited; Portola Packaging, Inc. Mexico, S.A. de C.V.; Portola Packaging Canada Ltd.; Portola Packaging Limited; and Tech Industries, Inc. In connection with the exchange offer, the Company has supplied the following financial information for the above guarantors:

SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEET

August 31, 2003

		Combined	Combined
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$496	$2,871	$925	$—	$4,292
Accounts receivable, net	15,352	13,701	945	(1,050)	28,948
Inventories	6,247	4,655	404	—	11,306
Other current assets	3,734	478	460	—	4,672

Total current assets	25,829	21,705	2,734	(1,050)	49,218
Property, plant and equipment, net	46,785	16,952	2,267	—	66,004
Goodwill	5,917	4,551	—	—	10,468
Debt financing costs	1,548	37	—	—	1,585
Investment in subsidiaries	18,772	13,202	896	70	32,940
Common stock of subsidiary	(1,267)	(26,313)	(4,457)	—	(32,037)
Other assets	4,506	59	30	—	4,595

Total assets	102,090	30,193	1,470	(980)	132,773

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of redeemable warrants to purchase Class A Common Stock	9,025	—	—	—	9,025
Accounts payable	6,872	8,951	518	(1,050)	15,291
Intercompany (receivable) payable	(23,986)	21,404	2,582	—	—
Other current liabilities	10,098	3,603	752	—	14,453

Total current liabilities	2,009	33,958	3,852	(1,050)	38,769
Long-term debt, less current portion	116,612	—	34	—	116,646
Other long-term obligations	3,337	173	(442)	489	3,557

Total liabilities	121,958	34,131	3,444	(561)	158,972

Other equity (deficit)	7,224	(372)	(838)	(1,464)	4,550
Accumulated deficit	(27,092)	(3,566)	(1,136)	1,045	(30,749)

Total shareholders’ equity (deficit)	(19,868)	(3,938)	(1,974)	(419)	(26,199)

Total liabilities and equity (deficit)	$102,090	$30,193	$1,470	$(980)	$132,773

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEET

August 31, 2002

		Combined	Combined
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$663	$2,237	$1,666	$—	$4,566
Accounts receivable, net	14,158	11,877	382	(607)	25,810
Inventories	7,938	4,992	342	—	13,272
Other current assets	1,022	1,832	322	—	3,176

Total current assets	23,781	20,938	2,712	(607)	46,824
Property, plant and equipment, net	50,688	18,400	2,367	—	71,455
Goodwill	5,917	4,218	207	—	10,342
Debt financing costs	2,230	50	—	—	2,280
Investment in subsidiaries	23,746	—	686	70	24,502
Common stock of subsidiary	(1,268)	(18,642)	(3,900)	—	(23,810)
Other assets	4,852	114	30	—	4,996

Total assets	109,946	25,078	2,102	(537)	136,589

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	6,911	7,221	303	(607)	13,828
Intercompany (receivable) payable	(19,903)	17,275	2,628	—	—
Other current liabilities	10,693	3,460	696	—	14,849

Total current liabilities	(2,299)	27,956	3,627	(607)	28,677
Long-term debt, less current portion	120,056	—	70	—	120,126
Warrants	10,359	—	—	—	10,359
Other long-term obligations	2,128	154	(358)	416	2,340

Total liabilities	130,244	28,110	3,339	(191)	161,502

Other equity (deficit)	7,068	(2,318)	(645)	—	4,105
Accumulated deficit	(27,366)	(714)	(592)	(346)	(29,018)

Total shareholders’ equity (deficit)	(20,298)	(3,032)	(1,237)	(346)	(24,913)

Total liabilities and equity (deficit)	$109,946	$25,078	$2,102	$(537)	$136,589

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the fiscal year ended August 31, 2003

		Combined	Combined
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Sales	$133,221	$86,183	$5,851	$(9,940)	$215,315
Cost of sales	103,291	68,906	2,270	(7,778)	166,689

Gross profit	29,930	17,277	3,581	(2,162)	48,626

Selling, general and administrative	22,641	5,277	3,551	(2,162)	29,307
Research and development	4,484	245	—	—	4,729
Amortization of intangibles	899	4	207	—	1,110
Restructuring costs	398	7	—	—	405

Income (loss) from operations	1,508	11,744	(177)	—	13,075

Other (income) expense:
Interest income	(83)	(31)	(6)	—	(120)
Interest expense	12,524	17	3	—	12,544
Amortization of debt financing costs	759	18	—	—	777
Foreign currency transaction (gain) loss	—	1,107	9	(1,464)	(348)
Intercompany interest (income) expense	(744)	666	78	—	—
Other (income) expense, net	(720)	878	(349)	73	(118)

Income (loss) before income taxes	(10,228)	9,089	88	1,391	340
Income tax (benefit) expense	(1,532)	3,485	118	—	2,071

Net income (loss)	$(8,696)	$5,604	$(30)	$1,391	$(1,731)

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the fiscal year ended August 31, 2002

		Combined	Combined
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Sales	$138,016	$77,852	$5,491	$(10,602)	$210,757
Cost of sales	99,171	63,429	2,542	(8,009)	157,133

Gross profit	38,845	14,423	2,949	(2,593)	53,624

Selling, general and administrative	24,880	5,640	2,917	(2,593)	30,844
Research and development	2,845	224	—	—	3,069
Amortization of intangibles	1,346	205	—	—	1,551

Income (loss) from operations	9,774	8,354	32	—	18,160

Other (income) expense:
Interest income	(1,025)	(49)	(9)	—	(1,083)
Interest expense	13,163	85	3	—	13,251
Amortization of debt financing costs	734	22	—	—	756
Income on dissolution of joint venture	(475)	—	—	—	(475)
Income on recovery of investments	(1,103)	—	—	—	(1,103)
Foreign currency transaction (gain) loss	—	284	1	—	285
Intercompany interest (income) expense	(1,189)	1,106	83	—	—
Other (income) expense, net	(724)	621	(294)	111	(286)

Income (loss) before income taxes	393	6,285	248	(111)	6,815
Income tax (benefit) expense	397	1,731	114	—	2,242

Net income (loss)	$(4)	$4,554	$134	$(111)	$4,573

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the fiscal year ended August 31, 2001

		Combined	Combined
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Sales	$148,756	$75,418	$6,321	$(11,077)	$219,418
Cost of sales	110,046	64,020	4,140	(8,662)	169,544

Gross profit	38,710	11,398	2,181	(2,415)	49,874

Selling, general and administrative	22,784	5,318	3,087	(2,415)	28,774
Research and development	3,081	15	—	—	3,096
Amortization of intangibles	2,045	2,001	130	—	4,176
Restructuring costs	1,939	—	—	—	1,939

Income (loss) from operations	8,861	4,064	(1,036)	—	11,889

Other (income) expense:
Interest income	17	(87)	(5)	—	(75)
Interest expense	14,364	66	23	—	14,453
Amortization of debt financing costs	699	19	—	—	718
(Gain) loss from sale of property, plant and equipment	(6,838)	49	5	—	(6,784)
Foreign currency transaction (gain) loss	—	49	1	—	50
Intercompany interest (income) expense	(1,538)	1,430	108	—	—
Other (income) expense, net	(372)	478	39	278	423

Income (loss) before income taxes	2,529	2,060	(1,207)	(278)	3,104
Income tax (benefit) expense	715	1,353	6	—	2,074

Net income (loss)	$1,814	$707	$(1,213)	$(278)	$1,030

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the fiscal year ended August 31, 2003

		Combined	Combined
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flow from operations	$11,135	$3,703	$(547)	$—	$14,291

Additions to property, plant and equipment	(8,963)	(2,986)	(713)	1,581	(11,081)
Other	1,162	129	792	(1,581)	502

Net cash provided by (used in) investing activities	(7,801)	(2,857)	79	—	(10,579)

(Repayments) borrowings under revolver, net	(3,220)	—	—	—	(3,220)
Other	(281)	(100)	(269)	—	(650)

Net cash provided by (used in) financing activities	(3,501)	(100)	(269)	—	(3,870)

Effect of exchange rate changes on cash	—	(112)	(4)	—	(116)

Increase (decrease) in cash and cash equivalents	(167)	634	(741)	—	(274)
Cash and cash equivalents at beginning of year	663	2,237	1,666	—	4,566

Cash and cash equivalents at end of year	$496	$2,871	$925	$—	$4,292

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the fiscal year ended August 31, 2002

		Combined	Combined
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flow from operations	$19,827	$4,621	$(43)	$—	$24,405

Additions to property, plant and equipment	(7,188)	(3,569)	(644)	913	(10,488)
Other	(1,136)	(17)	1,513	(913)	(553)

Net cash provided by (used in) investing activities	(8,324)	(3,586)	869	—	(11,041)

(Repayments) borrowings under revolver, net	(11,105)	—	—	—	(11,105)
Other	(377)	(526)	(127)	—	(1,030)

Net cash provided by (used in) financing activities	(11,482)	(526)	(127)	—	(12,135)

Effect of exchange rate changes on cash	—	21	1	—	22

Increase (decrease) in cash and cash equivalents	21	530	700	—	1,251
Cash and cash equivalents at beginning of year	642	1,707	966	—	3,315

Cash and cash equivalents at end of year	$663	$2,237	$1,666	$—	$4,566

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the fiscal year ended August 31, 2001

		Combined	Combined
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flow from operations	$8,644	$4,314	$672	$1,390	$15,020

Additions to property, plant and equipment	(9,044)	(5,861)	(430)	1,247	(14,088)
Proceeds from sale of property, plant and equipment	10,037	64	12	—	10,113
Other	(191)	1,299	12	(1,247)	(127)

Net cash provided by (used in) investing activities	802	(4,498)	(406)	—	(4,102)

(Repayments) borrowings under revolver, net	(3,613)	—	—	—	(3,613)
(Repayments) borrowings under long-term debt arrangements	(4,835)	58	36	—	(4,741)
Other	(723)	(319)	(783)	(1,390)	(3,215)

Net cash provided by (used in) financing activities	(9,171)	(261)	(747)	(1,390)	(11,569)

Effect of exchange rate changes on cash	—	53	—	—	53

Increase (decrease) in cash and cash equivalents	275	(392)	(481)	—	(598)
Cash and cash equivalents at beginning of year	367	2,099	1,447	—	3,913

Cash and cash equivalents at end of year	$642	$1,707	$966	$—	$3,315

18.	Subsequent Events

      On September 19, 2003, the Company acquired all of the issued and outstanding capital stock of Tech Industries, Inc., and in concurrent transactions, Tech Industries, Inc. also acquired all of the issued and outstanding stock of Tech Industries U.K. Ltd. and certain land, buildings and fixtures leased and used by Tech Industries Inc. in its manufacturing operations (collectively “Tech Industries”). The Company paid cash of approximately $35,663 from borrowings under its credit facility to purchase Tech Industries. A final working capital adjustment of $231 was paid in November 2003. There are no other contingent payments due. Tech Industries is a manufacturer of plastic closures and containers for the cosmetics, fragrance and toiletry industries. Tech Industries will continue to operate as a wholly owned subsidiary of PPI and is designated as a restricted subsidiary (Note 17).

      The acquisition of Tech was accounted for using the purchase method of accounting pursuant to which the purchase price at closing was allocated to the tangible and intangible assets and liabilities assume based on their estimated fair values. The purchase allocations were made based upon valuations and other studies, which have not yet been finalized. The actual allocation of the purchase price may differ significantly from the amounts disclosed below.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

      The following represents the preliminary allocation of purchase price.

Intangible asset — trademark and trade name	$5,000
Intangible asset — website	400
Intangible asset — customer relationships	2,600
Increase in book value of property plant & equipment	7,140
Increase in inventories	387
Goodwill	8,519
Net book value of assets acquired	13,963
Book value of liabilities assumed	(2,346)

Total purchase price	$35,663

      On September 19, 2003, the Company entered into a consent and first amendment to the amended and restated senior secured credit facility, increasing the credit facility to $54,000 in connection with the Company’s stock purchase of Tech Industries, subject to a borrowing base and covenants similar to those in the amended and restated senior secured credit facility existing at August 31, 2003. The credit facility under a second amendment expires on September 7, 2004 (Note 8).

      During November 2003, the Company formed a wholly owned subsidiary, Portola s.r.o. under the laws of the Czech Republic. The Company purchased land for $121 in fiscal 2003 and intends to begin construction of a closure manufacturing plant on this property in late fiscal 2004 or early fiscal 2005.

19.	Quarterly Information (Unaudited)

      On December 10, 2003, the Company filed Amended Quarterly Reports on Form 10-Q/ A for each of the three quarters for the year ended August 31, 2003. The Amended Quarterly Reports were filed to reflect the recording of foreign currency gains and losses and certain inventory valuation adjustments in the quarters to which they relate, rather than in the fourth quarter of fiscal years ended August 31, 2003 and 2002. These adjustments resulted in a decrease in income from operations, income before income taxes and net income of $10, $137 and $82, respectively, from the amounts previously reported for the fourth quarter of fiscal year ended August 31, 2002. These adjustments had no effect on the Company’s consolidated financial statements for the fiscal year ended August 31, 2002.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	February 29,	August 31,
	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$14,831	$4,292
Accounts receivable, net (including $1,938 due from an affiliate as of February 29, 2004)	25,864	28,948
Inventories	17,856	11,306
Other current assets	4,427	3,309
Deferred income taxes	1,366	1,363

Total current assets	64,344	49,218
Property, plant and equipment, net	79,853	66,004
Goodwill	19,736	10,468
Patents, net	2,259	2,548
Debt financing costs, net (including $4,950 paid to JPMorgan, $1,105 paid to The Breckenridge Group, $150 paid to Tomlinson Zisko LLP, $69 paid to Themistocles Michos and $30 paid to Tim Tomlinson during fiscal 2004)	9,555	1,585
Trademarks, net	5,000	40
Customer relationships, net	2,542	—
Covenants not-to-compete and other intangible assets, net	1,334	448
Other assets, net	1,921	2,462

Total assets	$186,544	$132,773

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$199	$287
Current portion of redeemable warrants to purchase Class A Common Stock	1,453	9,025
Accounts payable	18,525	15,291
Accrued liabilities	6,607	6,457
Accrued compensation	3,415	2,781
Accrued interest	876	4,928

Total current liabilities	31,075	38,769
Long-term debt, less current portion	191,110	116,646
Redeemable warrants to purchase Class A Common Stock	—	1,277
Deferred income taxes	1,880	1,848
Other long-term obligations	247	385

Total liabilities	224,312	158,925

Minority interest	40	47

Commitments and contingencies (Note 11)
Shareholders’ equity (deficit):
Class A convertible Common Stock of $.001 par value:
Authorized: 5,203 shares; Issued and outstanding: 2,135 shares in both periods	2	2
Class B, Series 1, Common Stock of $.001 par value:
Authorized: 17,715 shares; Issued and outstanding: 8,600 shares in both periods	8	8
Class B, Series 2, convertible Common Stock of $.001 par value:
Authorized: 2,571 shares; Issued and outstanding: 1,170 shares in both periods	1	1
Additional paid-in capital	6,593	6,582
Notes receivable from shareholders	(161)	(161)
Accumulated other comprehensive loss	(1,772)	(1,882)
Accumulated deficit	(42,479)	(30,749)

Total shareholders’ equity (deficit)	(37,808)	(26,199)

Total liabilities, minority interest and shareholders’ equity (deficit)	$186,544	$132,773

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended		Six Months Ended

	February 29,	February 28,	February 29,	February 28,
	2004	2003	2004	2003

Sales (including $1,825 and $4,585 in sales to an affiliate for the three- and six-month periods ended February 29, 2004, respectively)	$54,209	$51,108	$114,047	$103,062
Cost of sales	47,454	40,599	95,415	81,846

Gross profit	6,755	10,509	18,632	21,216

Selling, general and administrative (including $127 and $269 legal expenses incurred for Tomlinson Zisko LLP, $35 and $116 legal expenses incurred for Themistocles Michos and $18 and $31 investment advisory costs for The Breckenridge Group for the three & six month periods ended February 29, 2004, respectively)	7,923	7,581	15,664	15,156
Research and development	1,530	1,226	2,926	2,415
Amortization of intangibles	327	228	622	432
Restructuring costs	1,523	405	1,866	405

	11,303	9,440	21,078	18,408

(Loss) income from operations	(4,548)	1,069	(2,446)	2,808

Other (income) expense:
Interest income	(21)	(14)	(24)	(31)
Interest expense	4,005	3,101	7,410	6,268
Warrant interest income	—	(87)	(57)	(68)
Amortization of debt financing costs	1,130	193	1,560	373
Loss (gain) from sale of property, plant and equipment	8	(20)	5	29
Loss on warrant redemption (including $1,639 loss on redemption paid to JPMorgan)	1,867	—	1,867	—
Foreign currency transaction (gain) loss	(920)	(142)	(2,255)	252
Other (income) expense, net	172	(74)	36	(34)

	6,241	2,957	8,542	6,789

Loss before income taxes	(10,789)	(1,888)	(10,988)	(3,981)

Income tax (benefit) expense	(49)	(792)	742	(1,573)

Net loss	$(10,740)	$(1,096)	$(11,730)	$(2,408)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Six Months Ended

	February 29,	February 28,
	2004	2003

Cash flows provided by operating activities:	$254	$6,420

Cash flows from investing activities:
Additions to property, plant and equipment	(8,121)	(4,999)
Proceeds from sale of property, plant and equipment	57	85
Payment for Tech Industries, Inc.	(35,894)	—
Payment of transaction costs	(633)	—
Additions to other intangible assets	(352)	—
(Increase) decrease in other assets, net	(376)	188

Net cash used in investing activities	(45,319)	(4,726)

Cash flows from financing activities:
Borrowings under Senior Notes due 2012	180,000	—
Payments of Senior Notes due 2005	(110,000)	—
Payments for warrant redemption (paid to JPMorgan)	(10,659)	—
Payments of debt issuance costs (including $4,950 paid to JPMorgan, $1,105 paid to The Breckenridge Group, $150 paid to Tomlinson Zisko LLP, $69 paid to Themistocles Michos and $30 paid to Tim Tomlinson)	(8,607)	—
Borrowings (repayments) under revolver, net	4,499	(1,383)
Borrowings (repayments)under long-term debt obligations, net	109	(128)
Payments on other long term obligations	(41)	(41)
Distributions to minority owners	(34)	(47)
Issuance of common stock through employee stock purchase program	11	—

Net cash provided by (used in) financing activities	55,278	(1,599)

Effect of exchange rate changes on cash	326	(44)

Increase in cash and cash equivalents	10,539	51
Cash and cash equivalents at beginning of period	4,292	4,566

Cash and cash equivalents at end of period	$14,831	$4,617
Supplemental Non-Cash Investing Activity:
Liabilities assumed in Tech Industries acquisition	$2,513	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share data)

1.	Basis of Presentation and Accounting Policies

      The accompanying unaudited condensed consolidated financial statements included herein have been prepared by Portola Packaging, Inc. and its subsidiaries (the “Company” or “PPI” or “we”) without audit and in the opinion of management include all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation. The condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K previously filed with the Securities and Exchange Commission on December 12, 2003. The August 31, 2003 condensed consolidated balance sheet data was derived from audited consolidated financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. Interim results are subject to seasonal variations and the results of operations for the three and six months ended February 29, 2004 are not necessarily indicative of the results to be expected for the full fiscal year ending August 31, 2004.

      As of February 29, 2004, we had three stock option plans, which are described in Note 11 of notes to our audited consolidated financial statements contained in our most recent Form 10-K. We have adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” No compensation expense has been recognized for our stock plans since the options were issued at fair market value or greater. Had compensation expense for the stock plans been determined based on the fair value at the grant date for options granted for the three and six month periods ended February 29, 2004 and February 28, 2003 consistent with the provisions of SFAS No. 123, the pro forma net loss would have been reported as follows:

	Three Months Ended		Six Months Ended

	February 29,	February 28,	February 29,	February 28,
	2004	2003	2004	2003

Net loss as reported	$(10,740)	$(1,096)	$(11,730)	$(2,408)
Net loss-pro forma	$(10,747)	$(1,126)	$(11,761)	$(2,482)

      These results are not likely to be representative of the effects on reported net (loss) income for future years.

2.	Recent Accounting Pronouncements

      Effective September 1, 2002, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. The adoption of SFAS No. 143 had no impact on our financial statements for the three- and six-month periods ended February 29, 2004 and February 28, 2003.

      Effective September 1, 2002, we adopted SFAS No. 146, “Accounting for Exit or Disposal Activities.” The standard requires companies to recognize costs associated with exit or disposal activities when incurred rather than at the date of a commitment to exit or disposal plan. Examples of costs covered by the standard include (1) costs to terminate contracts that are not capital leases; (2) costs to consolidate facilities or relocate employees; and (3) termination benefits provided to employees who are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. Previous accounting guidance was provided by EITF Issue No. 94–3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 replaces EITF 94–3 and is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. During the three- and six-month periods ended February 29, 2004, we incurred restructuring charges of $1,523 and $1,866, respectively, which were determined in accordance with the provisions of SFAS No. 146 (Note 7).

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)

      In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The recognition provisions of FIN 45 are effective for any guarantees that are issued or modified after December 31, 2002. The provisions of FIN 45 did not have a material impact on our results of operations or financial condition as there were no new guarantees or significant modifications of existing guarantees during the six-month period ended February 29, 2004.

      In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities — an interpretation of ARB No. 51” (“FIN 46”). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 was effective January 31, 2003 for newly created and existing variable interest entities. On October 8, 2003, the FASB issued FASB Staff Position No. 46–e, which allows public entities, who meet certain criteria, to defer the effective date for applying the provisions of FIN 46 to interests held by the public entity in certain variable interest entities or potential variable interest entities until the end of the first interim or annual period ending after December 15, 2003. On December 24, 2003, the FASB extended the effective date to periods ending after March 15, 2004. Management is currently analyzing the impact of FIN 46 on the consolidated financial statements.

      Effective April 1, 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends SFAS No. 133 for certain decisions made by the Board as part of the Derivatives Implementation Group (DIG) process and further clarifies the accounting and reporting standards for derivative instruments including derivatives embedded in other contracts and for hedging activities. The provisions of this statement are to be prospectively applied effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this statement did not have a material impact on our results of operations or financial condition for the three- and six-month periods ended February 29, 2004.

      Effective May 1, 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. On November 7, 2003, the FASB issued FASB Staff Position No. 150-3, which allows entities, who meet certain criteria, to defer the effective date for periods beginning after December 15, 2004. The adoption of this statement did not have a material impact on our results of operations or financial condition.

3.	Reclassifications

      Certain prior year balances have been reclassified to conform with the current quarter financial statement presentation.

4.	Acquisitions

      On September 19, 2003, we acquired all of the issued and outstanding capital stock of Tech Industries, Inc., and in concurrent transactions, Tech Industries, Inc. acquired all of the issued and outstanding stock of

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)

Tech Industries U.K. Ltd. and certain land, buildings and fixtures leased and used by Tech Industries Inc. in its manufacturing operations (collectively “Tech Industries”). We paid cash of approximately $35,663 from borrowings under our credit facility to purchase Tech Industries. A final working capital adjustment of $231 was paid in November 2003. There are no other contingent payments due. Tech Industries is a manufacturer of plastic closures and containers for the cosmetics, fragrance and toiletry (“CFT”) industries. Tech Industries will continue to operate as a wholly owned subsidiary of PPI and is designated as a restricted subsidiary under the indenture relating to our Senior Notes due 2012 and senior secured credit facility (Note 10).

      The acquisition of Tech Industries was accounted for using the purchase method of accounting pursuant to which the purchase price at closing was allocated to the tangible and intangible assets and liabilities assumed based on their estimated fair values. The purchase price allocation was made based upon independent valuations. The operating results of Tech Industries have been included in PPI’s consolidated financial statements since September 19, 2003.

      The following represents the allocation of the purchase price of $35,894 plus $633 in transaction costs.

Intangible asset-trademark and trade name	$5,000
Intangible asset-website	400
Intangible asset-customer relationships	2,600
Intangible asset-covenants not-to-compete	374
Property plant & equipment	12,468
Goodwill	9,140
Current assets acquired	9,058
Current liabilities assumed	(2,513)

Total purchase price	$36,527

      The following presents unaudited pro forma information assuming that the Tech Industries acquisition had occurred at the beginning of the six-month period ended February 29, 2004 and the three- and six-month periods ended February 28, 2003:

	Three Months
	Ended	Six Months Ended

	February 28,	February 29,	February 28,
	2003	2004	2003

Pro forma sales	$59,643	$116,150	$120,231
Pro forma net loss	$(1,146)	$(11,712)	$(1,768)

      On September 19, 2003, we entered into an amendment to the amended and restated senior secured credit facility, increasing the credit facility to $54,000 in connection with our purchase of Tech Industries, subject to a borrowing base and covenants similar to those in the amended and restated senior secured credit facility existing at August 31, 2003 (Note 10).

5.	Other Comprehensive (Loss) Income

      Other comprehensive (loss) income consisted of cumulative foreign currency translation adjustments of $(150) and $(66) for the three-month periods ended February 29, 2004 and February 28, 2003, respectively, and $110 and $259 for the six-month periods ended February 29, 2004 and February 28, 2003 respectively.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)

6.	Segment Information

      Our reportable operating businesses are organized primarily by geographic region. The United Kingdom, Canada and Mexico produce both closure and bottle product lines. The United States produces closure products and CFT jars. China produces closure products and also manufactures plastic parts for the high tech industry. We evaluate the performance of, and allocate resources to, regions based on earnings before interest expense, taxes, depreciation and amortization expenses. Certain Company businesses and activities, including the equipment division and our operating subsidiary Portola Allied Tool, do not meet the definition of a reportable operating segment and have been aggregated into “Other.” The accounting policies of the segments are consistent with those policies used by us as a whole.

      The table below presents information about reported segments for the three- and six-month periods ended February 29, 2004 and February 28, 2003, respectively:

	Three Months Ended		Six Months Ended

	February 29,	February 28,	February 29,	February 28,
	2004	2003	2004	2003

Revenues:
United States — Closures	$24,322	$29,192	$51,712	$58,521
United States — CFT	5,113	—	12,462	—
Canada	8,279	6,726	16,554	13,626
United Kingdom	8,665	8,384	17,681	16,871
Mexico	3,549	3,150	7,350	6,776
China	1,366	465	2,424	1,069
Other	2,915	3,191	5,864	6,199

Total consolidated	$54,209	$51,108	$114,047	$103,062

	Three Months Ended		Six Months Ended

	February 29,	February 28,	February 29,	February 28,
	2004	2003	2004	2003

EBITDA:
United States Closures	$(2,496)	$2,631	$1,119	$5,540
United States — CFT	(412)	—	569	—
Canada	910	1,298	2,283	1,316
United Kingdom	1,093	1,865	2,539	3,932
Mexico	92	215	230	809
China	322	2	519	45
Other	(604)	(263)	(453)	(238)

Total consolidated	$(1,095)	$5,748	$6,806	$11,404

      Intersegment revenues totaling $2,546 and $2,097 have been eliminated from the totals presented above for the three-month periods ended February 29, 2004 and February 28, 2003, respectively, and $5,634 and $4,691 for the six-month periods ended February 29, 2004 and February 28, 2003, respectively.

      One United States customer accounted for approximately 10% of sales for both the three- and six-month periods ended February 28, 2003. This customer owed the Company $1,444 as of February 28, 2003.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)

      The table below presents a reconciliation of total consolidated loss to total EBITDA for the three- and six-month periods ended February 29, 2004 and February 28, 2003, respectively:

	Three Months Ended		Six Months Ended

	February 29,	February 28,	February 29,	February 28,
	2004	2003	2004	2003

Consolidated net loss	$(10,740)	$(1,096)	$(11,730)	$(2,408)
Add:
Interest expense	4,005	3,101	7,410	6,268
Tax (benefit) expense	(49)	(792)	742	(1,573)
Depreciation and amortization	4,559	4,342	8,824	8,744
Amortization of debt financing costs	1,130	193	1,560	373

EBITDA	$(1,095)	$5,748	$6,806	$11,404

7.	Restructuring

      The Company incurred restructuring costs of $343 and $1,523 in the first and second quarter of fiscal 2004, respectively, related to the closing and relocation of three plants in San Jose and Chino, California and Sumter, South Carolina. At February 29, 2004, accrued restructuring costs amounted to $1,283 for employee severance costs. Management anticipates the accrual balance will be paid by the end of fiscal 2004. The operations from the two California plants have been relocated to a new facility located in Tolleson, Arizona, a suburb of Phoenix. The move will be fully completed during the third quarter of fiscal year 2004. We entered into a fifteen-year lease commencing December 1, 2003 for the Tolleson, Arizona facility. We have retained a real estate broker to sell the manufacturing building in San Jose, California, and we have entered into a contract to sell our facility in Chino, California, which should close in April 2004(Note 12). We expect to recover our investments upon the sale of these buildings. The operations from the South Carolina plant have been relocated primarily to our existing facility in Kingsport, Tennessee as well as to other facilities within the Company.

8.	Inventories

      As of February 29, 2004 and August 31, 2003, inventories consisted of the following:

	February 29,	August 31,
	2004	2003

Raw materials	$8,481	$5,785
Work in process	928	528
Finished goods	8,447	4,993

	$17,856	$11,306

      The inventories as of February 29, 2004 include inventory of Tech Industries of $3,631.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)

9.	Goodwill and Intangible Assets

      As of February 29, 2004 and August 31, 2003, goodwill and accumulated amortization by segment category (see Note 6) consisted of the following:

	February 29, 2004		August 31, 2003

	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Goodwill:
United States	$21,725	$(6,667)	$12,585	$(6,667)
Canada	4,615	(1,289)	4,437	(1,239)
Mexico	3,801	(2,534)	3,801	(2,534)
China	392	(392)	392	(392)
Other	449	(364)	449	(364)

Total consolidated	$30,982	$(11,246)	$21,664	$(11,196)

      The change in the gross carrying amounts and accumulated amortization for Canada from August 31, 2003 to February 29, 2004 was due to foreign currency translation. The $9,140 increase in the gross carrying amount for the United States was a result of the Tech Industries acquisition. We have not recognized any impairment losses for the three- and six-month periods ended February 29, 2004 and February 28, 2003.

      The components of our intangible assets are as follows:

	February 29, 2004		August 31, 2003

	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Intangible assets:
Patents	$9,620	$(7,361)	$9,620	$(7,072)
Debt financing costs	10,607	(1,052)	6,085	(4,500)
Trademarks	5,360	(360)	360	(320)
Customer relationships	2,600	(58)	—	—
Covenants not-to-compete	829	(322)	455	(243)
Technology	550	(161)	150	(75)
Other	596	(158)	251	(90)

Total consolidated	$30,162	$(9,472)	$16,921	$(12,300)

      Gross carrying amounts and accumulated amortization may fluctuate between periods due to foreign currency translation. In addition, amortization expense for the net carrying amount of intangible assets, including debt financing costs, for the six-month periods ended February 29, 2004 and February 28, 2003 was $2,182 and $805, respectively. Amortization expense is estimated to be $4,036 for the full fiscal year 2004, $2,972 in fiscal 2005, $2,456 in fiscal 2006, $2,287 in fiscal 2007, $1,844 in fiscal 2008, $1,287 in fiscal 2009 and $2,970 in the remaining years thereafter.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)

10.	Debt

Debt

	February 29,	August 31,
	2004	2003

Senior notes	$180,000	$110,000
Senior revolving credit facility	11,060	6,561
Capital lease obligations	176	302
Other	73	70

	191,309	116,933
Less: Current portion long-term debt	(199)	(287)

	$191,110	$116,646

Senior Notes:

      On October 2, 1995, we completed an offering of $110,000 of senior notes were to matured on October 1, 2005 and bore interest at 10.75% per annum. Interest payments of approximately $5,913 were due semi-annually on April 1 and October 1 of each year, which commenced on April 1, 1996. We redeemed all of these senior notes in February 2004.

      On January 23, 2004, we completed an offering of $180,000 of senior notes that mature on February 1, 2012 and bear interest at 8.25% per annum. Interest payments of approximately $7,425 are due semi-annually on February 1 and August 1 of each year. Interest will accrue from January 23, 2004 and the first interest payment date will be August 1, 2004. The senior notes’ indenture contains covenants and provisions that restrict, among other things, the Company’s ability to: (i) incur additional indebtedness or issue preferred stock, (ii) incur liens on its property, (iii) make investments, (iv) enter into guarantees and other contingent obligations, (v) merge or consolidate with or acquire another person or engage in other fundamental changes, (vi) engage in certain sales of assets and subsidiary stock, (vii) engage in certain transactions with affiliates, (viii) engage in sale/leaseback transactions (ix) engage in any business other than a related business (x) make restricted payments, and (xi) declare or pay dividends.

      The following table sets forth the uses of funds in connection with the $180,000 offering:

Redemption of 10.75% senior notes due 2005	$110,000
Payment of accrued interest on 10.75% senior notes due 2005	4,664
Pay down of senior secured credit facility	36,729

Warrant redemption and distribution on February 23, 2004	10,659
Warrant redemption and distribution to be paid on May 4, 2004 (Note 12)	1,453
Potential stock tender and distribution to be paid on or after June 21, 2004 (Note 12)	7,888

Total warrant redemption and distribution	20,000
Transaction fees and expenses for senior notes and credit facility	8,607

$180,000

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)

Senior Revolving Credit Facility:

      Concurrently with the offering of $110,000 of senior notes, in October 1995, we entered into a five-year senior revolving credit facility of up to $35,000. On September 29, 2000, the Company entered into a new four year amended and restated senior secured credit facility of $50,000 for operating purposes subject to a borrowing base of eligible receivables and inventory, plus property, plant and equipment, net, which serve as collateral for the line. The credit facility, which was due to expire on August 31, 2004, contained covenants and provisions that restricted, among other things, the Company’s ability to: (i) incur additional indebtedness, (ii) incur liens on its property, (iii) make investments, (iv) enter into guarantees and other contingent obligations, (v) merge or consolidate with or acquire another person or engage in other fundamental changes, or in certain sales of assets, (vi) engage in certain transactions with affiliates, (vii) make restricted junior payments, and (viii) declare or pay dividends. An unused fee was payable on the facility based on the total commitment amount less the balance outstanding at the rate of 0.35% per annum. In addition, interest payable was based on either the Bank Prime Loan rate plus 1.00% or the LIBOR Loan rate plus 2.25% determined by a pricing table based on total indebtedness to EBITDA. At August 31, 2003, the Bank Prime Loan rate and the LIBOR Loan rate were 4.00% and 1.12%, respectively.

      On September 19, 2003, we entered into a consent and first amendment to the amended and restated senior secured credit facility, increasing the credit facility to $54,000 in connection with the Company’s stock purchase of Tech Industries, Inc., subject to a borrowing base and covenants similar to those in the amended and restated senior secured credit facility existing at August 31, 2003. An unused fee was payable on the facility based on the total commitment amount less the average daily aggregate amount of outstanding liability, at the rate of 0.50% per annum. Interest payable was based on either the Bank Prime Loan rate plus 1.50% or the LIBOR loan rate plus 2.75%.

      Concurrently with the offering of $180,000 of senior notes, on January 23, 2004, we entered into an amended and restated five-year senior revolving credit facility of up to $50,000, maturing on January 23, 2009. The credit facility contains covenants and provisions that restrict, among other things, our ability to: (i) redeem warrants and repurchase stock, except during the first year, (ii) incur additional indebtedness, (iii) incur liens on our property, (iv) make investments, (v) enter into guarantees and other contingent obligations, (vi) merge or consolidate with or acquire another person or engage in other fundamental changes, or in certain sales of assets, (vii) engage in certain transactions with affiliates, (viii) make restricted junior payments, and (viii) declare or pay dividends. An unused fee is payable on the facility based on the total commitment amount less the average daily aggregate amount of outstanding liability, at the rate of 0.50% per annum. In addition, interest payable is based on either the Bank Prime Loan rate plus 1.25% or the LIBOR loan rate plus 2.75% determined by a pricing tabled based on the outstanding credit facility balance.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)

     Aggregate Maturities of Long-Term Debt:

      The aggregate maturities of long-term debt as of February 29, 2004 were as follows:

Fiscal Years
Ended
August 31,

2005	$199
2006	44
2007	6
2008	—
2009	11,060
Thereafter	180,000

$191,309

11.	Commitments and Contingencies

Legal

      We are currently a defendant in a suit filed by Blackhawk Molding Co., Inc. on August 28, 2003 in the U.S. District Court for the Northern District of Illinois, Eastern Division, in which Blackhawk Molding alleges that a “single-stick” label attached to our five–gallon caps infringes a patent held by it. We have answered the complaint denying all allegations and asserting that the patent is invalid. Discovery is in an early stage. While we believe that we have substantial defenses in the matter, the ultimate outcome of any litigation is uncertain, and an unfavorable result could result in our sustaining material damages. In addition, any litigation concerning intellectual property could be protracted and costly and could have a material adverse effect on our business and results of operations regardless of its outcome.

      In the normal course of business, except for the Blackhawk litigation mentioned above, we are subject to various legal proceedings and claims. Based on the facts currently available, management believes that the ultimate amount of liability beyond reserves provided, if any, for any such pending actions will not have a material adverse effect on our financial position.

     Commitments and Contingencies:

      The Company issued a letter of credit in October 1999, expiring in December 2010, that guarantees $351 of a loan related to the purchase of machinery for Capsnap Europe Packaging GmbH’s (“CSE”) 50% owned Turkish joint venture, Watertek. CSE is an unconsolidated, 50% owned Austrian joint venture that sells five-gallon water bottles and closures that are produced primarily by our United Kingdom subsidiary and our joint venture partner in CSE. We also extended the expiration date of a letter of credit in February 2004, that now expires February 2007, and that guarantees a loan of $435 for the purchase of machinery by CSE. These guarantee agreements are in Eurodollars and were valued using a conversion rate as of February 29, 2004.

      In November 2000, our Mexican consolidated subsidiary entered into a ten-year lease for a building in Guadalajara, Mexico commencing in May 2001. Our Mexican operations relocated to the new building during May 2001. We guaranteed approximately $595 in future lease payments relating to the lease as of February 29, 2004.

      In June 2003, we entered into a fifteen-year lease for a new facility in Tolleson, Arizona, commencing December 1, 2003. The closure manufacturing operations in San Jose and Chino, California were relocated to the new facility during the second quarter of fiscal 2004. We have retained a real estate broker to sell the

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)

manufacturing building in San Jose, and we have entered into a contract to sell the Chino facility, which should close in April 2004 (Note 12). We expect to recover our investments upon the sale of these buildings.

12.	Subsequent Events

      We have entered into a contract to sell the manufacturing building located in Chino, California for a purchase price of $3,500, and the transaction is scheduled to close in April 2004. We expect to realize a small gain on this sale during the third quarter of fiscal 2004.

      In addition, in March 2004, we purchased certain machinery and equipment from a competitor in the United Kingdom, which was used for the production of dairy closures. This machinery and equipment is expected to be utilized in our U.K. facility and other Portola facilities outside the U.K. The machinery and equipment purchase was in sterling pounds using a conversion rate as of March 16, 2004.

      During March 2004, we entered into an agreement with a warrant holder to repurchase 440,215 shares of Class A common stock of the Company for a purchase price of $1,453 that will be paid during the third quarter of fiscal 2004. The funds for that purchase are being held in a cash equivalent investment account. We have recognized a loss of $228 during the second quarter of fiscal 2004 relating to this warrant repurchase agreement. This loss is reported in the statement of operations included in this prospectus.

      Pursuant to an Offer to Purchase dated March 5, 2004, we offered to purchase for cash up to 1,319,663 shares of our common stock at $5.80 per share from our stockholders of record as of March 5, 2004. The offer was to expire on April 9, 2004, at which time we would purchase all shares of our common stock that were properly tendered and not withdrawn. On March 31, 2004, we announced that the Company has extended the tender offer to purchase its common stock to at least June 21, 2004. This will defer acceptance of tenders at least through that date when the Company expects to release its third quarter financial results. We have the right to further amend the terms of the tender offer. We have $7,888 being held in a cash investment account for the distribution.

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)

13.	Supplemental Condensed Consolidated Financial Statements

      On January 23, 2004, the Company completed the offering of $180,000 principal amount of 8 1/4% Senior Notes due 2012 (the outstanding notes). The majority of the net proceeds of such offering were used to redeem all of the previously outstanding $110,000 of senior notes. The Company anticipates exchanging the outstanding notes for registered exchange notes that have substantially the same terms. The exchange notes have the following guarantors, all of which are subsidiaries of the Company: Portola Allied Tool, Inc.; Portola Limited; Portola Packaging, Inc. Mexico, S.A. de C.V.; Portola Packaging Canada Ltd.; Portola Packaging Limited; and Tech Industries, Inc. In connection with the exchange offer, the Company has supplied the following financial information for the above guarantors:

SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEET

February 29, 2004

		Combined	Combined
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	11,331	2,500	1,000	—	14,831
Accounts receivable, net	14,184	12,922	1,374	(2,616)	25,864
Inventories	7,486	9,882	488	—	17,856
Other current assets	3,533	1,748	512	—	5,793

Total current assets	36,534	27,052	3,374	(2,616)	64,344
Property, plant and equipment, net	46,403	31,048	2,402	—	79,853
Goodwill	5,917	13,819	—	—	19,736
Debt financing costs	9,526	29	—	—	9,555
Investment in subsidiaries	18,772	13,202	902	70	32,946
Common stock of subsidiary	(1,267)	(26,313)	(4,457)	—	(32,037)
Other assets	3,823	8,295	29	—	12,147

Total assets	119,708	67,132	2,250	(2,546)	186,544

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of redeemable warrants to purchase Class A Common Stock	1,453	—	—	—	1,453
Accounts payable	7,429	13,083	629	(2,616)	18,525
Intercompany (receivable) payable	(57,084)	53,685	3,399	—	—
Other current liabilities	6,041	4,214	842	—	11,097

Total current liabilities	(42,161)	70,982	4,870	(2,616)	31,075
Long-term debt, less current portion	191,073	—	37	—	191,110
Other long-term obligations	1,993	134	(476)	516	2,167

Total liabilities	150,905	71,116	4,431	(2,100)	224,352

Other equity (deficit)	7,287	(279)	(873)	(1,464)	4,671
Accumulated deficit	(38,484)	(3,705)	(1,308)	1,018	(42,479)

Total shareholders’ equity (deficit)	(31,197)	(3,984)	(2,181)	(446)	(37,808)

Total liabilities and equity (deficit)	119,708	67,132	2,250	(2,546)	186,544

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)

SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the six-month period ended February 29, 2004

		Combined	Combined
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Sales	$58,916	$56,701	$4,064	$(5,634)	$114,047
Cost of sales	48,939	48,585	2,488	(4,597)	95,415

Gross profit	9,977	8,116	1,576	(1,037)	18,632

Selling, general and administrative	11,020	4,045	1,635	(1,036)	15,664
Research and development	2,153	726	47	—	2,926
Amortization of intangibles	492	130	—	—	622
Restructuring costs	1,632	234	—	—	1,866

Income (loss) from operations	(5,320)	2,981	(106)	(1)	(2,446)
Interest income	(78)	(6)	3	—	(81)
Interest expense	7,397	12	1	—	7,410
Amortization of debt financing costs	1,550	10	—	—	1,560
Loss on warrant redemption	1,867	—	—	—	1,867
Foreign currency transaction (gain) loss	(2,255)	(1)	1	—	(2,255)
Intercompany interest (income) expense	(1,623)	1,568	55	—	—
Other (income) expense, net	(93)	101	7	26	41

Income (loss) before income taxes	(12,085)	1,297	(173)	(27)	(10,988)
Income tax (benefit) expense	(695)	1,437	—	—	742

Net income (loss)	(11,390)	(140)	(173)	(27)	(11,730)

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)

SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the six-month period ended February 28, 2003

		Combined	Combined
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Sales	$66,356	$38,968	$2,429	$(4,691)	$103,062
Cost of sales	51,876	32,280	997	(3,307)	81,846

Gross profit	14,480	6,688	1,432	(1,384)	21,216

Selling, general and administrative	12,641	2,416	1,483	(1,384)	15,156
Research and development	2,312	103	—	—	2,415
Amortization of intangibles	430	2	—	—	432
Restructuring costs	405	—	—	—	405

Income (loss) from operations	(1,308)	4,167	(51)	—	2,808
Interest income	(80)	(16)	(3)	—	(99)
Interest expense	6,257	10	1	—	6,268
Amortization of debt financing costs	365	8	—	—	373
Loss on warrant redemption	—	—	—	—	—
Foreign currency transaction (gain) loss	—	251	1	—	252
Intercompany interest (income) expense	(398)	357	41	—	—
Other (income) expense, net	(9)	18	(52)	38	(5)

Income (loss) before income taxes	(7,443)	3,539	(39)	(38)	(3,981)
Income tax (benefit) expense	(2,699)	1,126	—	—	(1,573)

Net income (loss)	(4,744)	2,413	(39)	(38)	(2,408)

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)

SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three-month period ended February 29, 2004

		Combined	Combined
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Sales	$27,809	$26,830	$2,116	$(2,546)	$54,209
Cost of sales	24,711	23,514	1,302	(2,073)	47,454

Gross profit	3,098	3,316	814	(473)	6,755

Selling, general and administrative	5,398	2,159	839	(473)	7,923
Research and development	1,100	402	28	—	1,530
Amortization of intangibles	255	72	—	—	327
Restructuring costs	1,289	234	—	—	1,523

Income (loss) from operations	(4,944)	449	(53)	—	(4,548)
Interest income	(16)	(4)	(1)	—	(21)
Interest expense	4,000	4	1	—	4,005
Amortization of debt financing costs	1,125	5	—	—	1,130
Loss on warrant redemption	1,867	—	—	—	1,867
Foreign currency transaction (gain) loss	(2,252)	1,331	1	—	(920)
Intercompany interest (income) expense	(851)	810	41	—	—
Other (income) expense, net	(99)	132	136	11	180

Income (loss) before income taxes	(8,718)	(1,829)	(231)	(11)	(10,789)
Income tax (benefit) expense	(990)	941	—	—	(49)

Net income (loss)	(7,728)	(2,770)	(231)	(11)	(10,740)

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)

SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three-month period ended February 28, 2003

		Combined	Combined
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Sales	$33,097	$18,996	$1,112	$(2,097)	$51,108
Cost of sales	25,876	15,725	423	(1,425)	40,599

Gross profit	7,221	3,271	689	(672)	10,509

Selling, general and administrative	6,334	1,194	725	(672)	7,581
Research and development	1,173	53	—	—	1,226
Amortization of intangibles	227	—	—	—	227
Restructuring costs	405	—	—	—	405

Income (loss) from operations	(918)	2,024	(36)	—	1,070
Interest income	(93)	(7)	(1)	—	(101)
Interest expense	3,108	4	(11)	—	3,101
Amortization of debt financing costs	189	4	—	—	193
Loss on warrant redemption	—	—	—	—
Foreign currency transaction (gain) loss	—	(142)	—	—	(142)
Intercompany interest (income) expense	(204)	168	36	—	—
Other (income) expense, net	(148)	(20)	61	14	(93)

Income (loss) before income taxes	(3,770)	2,017	(121)	(14)	(1,888)
Income tax (benefit) expense	(1,441)	649	—	—	(792)

Net income (loss)	(2,329)	1,368	(121)	(14)	(1,096)

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)

SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the six-month period ended February 29, 2004

		Combined	Combined
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flow from operations	$(2,579)	$2,417	$416	$—	$254

Additions to property, plant and equipment	(5,210)	(3,142)	(284)	515	(8,121)
Payment for Tech Industries, Inc.	(35,894)	—	—	—	(35,894)
Other	(837)	48	—	(515)	(1,304)

Net cash provided by (used in) investing activities	(41,941)	(3,094)	(284)	—	(45,319)

Borrowings under Senior Notes due 2012	180,000	—	—	—	180,000
Payments of Senior Notes due 2005	(110,000)	—	—	—	(110,000)
Payments for warrant redemption	(10,659)	—	—	—	(10,659)
Payments of debt issuance costs	(8,607)	—	—	—	(8,607)
Borrowings under revolver, net	4,499	—	—	—	4,499
Other	122	—	(77)	—	45

Net cash provided by (used in) financing activities	55,355	—	(77)	—	55,278

Effect of exchange rate changes on cash	—	306	20	—	326

Increase (decrease) in cash and cash equivalents	10,835	(371)	75	—	10,539
Cash and cash equivalents at beginning of period	496	2,871	925	—	4,292

Cash and cash equivalents at end of period	$11,331	$2,500	$1,000	—	$14,831

PORTOLA PACKAGING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)

SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the six-month period ended February 28, 2003

		Combined	Combined
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flow from operations	$4,767	$2,226	$(573)	$—	$6,420

Additions to property, plant and equipment	(4,198)	(1,609)	(159)	967	(4,999)
Other	523	113	604	(967)	273

Net cash provided by (used in) investing activities	(3,675)	(1,496)	445	—	(4,726)

Repayments under revolver, net	(1,383)	—	—	—	(1,383)
Other	(63)	(1)	(152)	—	(216)

Net cash provided by (used in) financing activities	(1,446)	(1)	(152)	—	(1,599)

Effect of exchange rate changes on cash	—	(44)	—	—	(44)

Increase (decrease) in cash and cash equivalents	(354)	685	(280)	—	51
Cash and cash equivalents at beginning of period	663	2,237	1,666	—	4,566

Cash and cash equivalents at end of period	$309	$2,922	$1,386	$—	$4,617

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Partners of

Tech Industries, Inc. and Affiliates

      We have audited the accompanying combined balance sheets of Tech Industries, Inc. and Affiliates as of December 29, 2002 and December 30, 2001 and the related statements of income (loss), equity and cash flows for the years ended December 29, 2002, December 30, 2001 and December 31, 2000. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

      We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Tech Industries, Inc. and Affiliates as of December 29, 2002 and December 30, 2001 and the results of their operations and their cash flows for the years ended December 29, 2002, December 30, 2001 and December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ PRESCOTT CHATELLIER FONTAINE & WILKINSON, LLP __________________________________________________ Prescott Chatellier Fontaine & Wilkinson, LLP
Providence, Rhode Island
December 29, 2003

TECH INDUSTRIES, INC. AND AFFILIATES

COMBINED BALANCE SHEETS

(in thousands)

	December 29,	December 30,
	2002	2001

	(as restated)
ASSETS
Current assets:
Cash and cash equivalents	$5,447	$1,467
Accounts receivable, less allowance of $212	3,761	5,232
Inventories	3,268	4,120
Other current assets	199	195
Property held for sale	726	211

Total current assets	13,401	11,225
Property and equipment, net	6,024	6,909
Property held for sale	—	726
Other assets	4	4

Total assets	$19,429	$18,864

LIABILITIES, MINORITY INTEREST AND EQUITY
Current liabilities:
Accounts payable	$934	$1,496
Accrued expenses and liabilities	1,578	1,399

Total current liabilities	2,512	2,895
Minority interest	408	—

Equity:
Common stock	21	21
Paid-in capital	2,815	2,794
Partners’ capital	1,617	1,385
Retained earnings	12,056	11,769

Total equity	16,509	15,969

Total liabilities, minority interest and equity	$19,429	$18,864

The accompanying notes are an integral part of these combined financial statements.

TECH INDUSTRIES, INC. AND AFFILIATES

COMBINED STATEMENTS OF INCOME (LOSS)

(in thousands)

	Year Ended	Year Ended	Year Ended
	December 29,	December 30,	December 31,
	2002	2001	2000

	(as restated)
Sales	$31,670	$37,144	$39,203
Cost of sales	24,161	30,330	32,519

Gross profit	7,509	6,814	6,684
Selling, general and administrative	3,872	4,723	5,471
Research and development	412	—	—
Restructuring costs	—	39	1,908

Income (loss) from operations	3,225	2,052	(695)
Other (income) expense:
Interest income	(56)	(61)	(21)
Interest expense	—	300	111
(Gain) loss on sale of fixed asset	(626)	172	400
Foreign currency exchange (gain) loss	(175)	2,609	23
Minority interest expense	148	—	—
Other, net	(363)	(136)	(90)

Total other (income) expense	(1,072)	2,884	423

Net income (loss)	$4,297	$(832)	$(1,118)

The accompanying notes are an integral part of these combined financial statements.

TECH INDUSTRIES, INC. AND AFFILIATES

COMBINED STATEMENTS OF EQUITY

(in thousands)

For the Years Ended December 29, 2002, December 30, 2001, and December 31, 2000

					Accumulated
					Other
					Comprehensive
	Common	Paid-in	Partner’s	Retained	Income	Total
	Stock	Capital	Capital	Earnings	(Loss)	Equity

Balance, December 26, 1999	$21	$2,607	$642	$18,061	$(1,517)	$19,814

Foreign currency translation adjustment	—	—	—	—	(560)	(560)
Net income (loss) for the year	—	—	655	(1,773)	—	(1,118)

Comprehensive loss	—	—	—	—	—	(1,678)
Capital contribution	—	37	—	—	—	37
Distribution to stockholders	—	—	(222)	(957)	—	(1,179)

Balance, December 31, 2000	21	2,644	1,075	15,331	(2,077)	16,994

Foreign currency translation adjustment (Note 6)	—	—	—	—	2,077	2,077
Net income (loss) for the year	—	—	680	(1,512)	—	(832)

Comprehensive income	—	—	—	—	—	1,245
Capital contribution	—	150	—	—	—	150
Distribution to stockholders	—	—	(370)	(2,050)	—	(2,420)

Balance, December 30, 2001	21	2,794	1,385	11,769	—	15,969

Net income for the year, as restated	—	—	710	3,587	—	4,297

Comprehensive income, as restated	—	—	—	—	—	4,297
Capital contribution	—	21	—	—	—	21
Distribution to stockholders	—	—	(478)	(3,300)	—	(3,778)

Balance, December 29, 2002, as restated	$21	$2,815	$1,617	$12,056	$—	$16,509

The accompanying notes are an integral part of these combined financial statements.

TECH INDUSTRIES, INC. AND AFFILIATES

COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended	Year Ended	Year Ended
	December 29,	December 30,	December 31,
	2002	2001	2000

	(as restated)
Cash flows from operating activities:
Net income (loss)	$4,297	$(832)	$(1,118)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,657	1,799	2,153
Decrease in provision for doubtful accounts	—	(89)	(17)
Minority interest expense	148	—	—
Reclassification of currency loss (Note 6)	—	2,529	—
(Gain) loss on sale of property and equipment	(626)	172	400
Gain on sale of stock of subsidiary	(17)	—	—
(Increase) decrease in:
Accounts receivable	1,310	1,018	1,551
Inventories	851	2,353	(210)
Other assets	(82)	385	654
Increase (decrease) in:
Accounts payable	(530)	(732)	(704)
Accrued expenses and liabilities	130	(827)	(44)

Net cash provided by operating activities	7,138	5,776	2,665

Cash flows from investing activities:
Proceeds from sale of property and equipment	1,405	336	1,240
Principal collected on notes receivable	74	84	34
Capital expenditures	(1,160)	(1,103)	(3,971)
Decrease (increase) in cash surrender value of life insurance	—	554	(33)
Proceeds from sale of stock	363	—	—

Net cash provided by (used in) investing activities	682	(129)	(2,730)

Cash flows from financing activities:
Decrease in book overdraft	—	—	(245)
Payments on long-term debt	(4)	(2,131)	1,637
Distributions to stockholders/partners	(3,778)	(2,420)	(1,179)
Capital contribution	21	150	37

Net cash (used in) provided by financing activities	(3,761)	(4,401)	250

Effect of exchange rate changes on cash	(79)	(20)	56

Increase in cash and cash equivalents	3,980	1,226	241
Cash and cash equivalents at beginning of period	1,467	241	—

Cash and cash equivalents at end of period	$5,447	$1,467	$241

The accompanying notes are an integral part of these combined financial statements.

TECH INDUSTRIES, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands, except share data)

1.	Summary of Significant Accounting Policies

Basis of presentation and restatement

      The combined financial statements include the accounts of Tech Industries, Inc. (“Tech”) and its subsidiaries and affiliated entities Fairmount Realty Associates, 84 Fairmount Street Limited Partnership and Tech Industries U.K. Ltd. (collectively, the “Company”). The affiliated entities are included since the entities have common ownership with Tech. These affiliated entities are collectively referred to as the “Affiliates.”

      The accompanying combined financial statements as of and for the year ended December 29, 2002 have been restated to reflect a change in the recognition of revenues for sales to one customer. The Company previously recognized revenue for goods sold to the customer upon shipment to the customer’s warehouse, where they are held under a consignment arrangement initiated in 2002. Management determined that revenue from such shipments should have been recognized upon consumption of the Company’s product by the customer. The restatement decreased net income for the year ended December 29, 2002 by approximately $100. The table below summarizes the impact on the combined balance sheet and combined statement of operations:

	As Previously
At December 29, 2002:	Reported	As Restated

Accounts Receivable	$4,241	$3,761
Inventory	$2,805	$3,268
Retained earnings	$12,156	$12,056
For the year ended December 29, 2002:
Sales	$32,234	$31,670
Cost of sales	$24,625	$24,161
Gross profit	$7,609	$7,509
Income from operations	$3,325	$3,225
Net income	$4,397	$4,297

Organization and Nature of Business

      Tech manufactures and sells plastic packaging components from a manufacturing facility located in Woonsocket, Rhode Island.

      The Company had two foreign subsidiaries, Tech Industries Ireland Limited (“Tech Ireland”) and Tech Industries do Brasil Ltda., which ceased operations in 2001. During 2002, the Company sold a 22.86% interest in Tech Ireland for $363 to an officer of the Company. A gain of $17 was realized from the sale.

      Tech Industries U.K. Ltd. (“Tech U.K.”) operates as a sales office in the United Kingdom for products sold to customers in Europe. During 2002, the Company transferred approximately $1,700 of its European sales to Tech U.K., which subcontracted the production to another manufacturer. The Company also transferred approximately $1,800 in European sales to another manufacturer and earned an 8 percent commission totaling $144 on such sales.

      Fairmount Realty Associates owns the manufacturing facility used by Tech and 84 Fairmount Street Limited Partnership owns a warehouse used by Tech.

      Substantially all of the trade accounts receivable are due from companies in the cosmetic industry throughout the world. The Company performs credit evaluations on all new customers and does not require

TECH INDUSTRIES, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

collateral. Credit losses are provided for in the financial statements and consistently have been within management’s expectations.

Principles of Consolidation

      The combined financial statements of the Company include the financial statements of Tech and its subsidiaries that are controlled by the Company and entities that have common ownership with Tech. All material intercompany accounts and transactions between the combined entities have been eliminated.

Fiscal Year End

      The Company’s fiscal year ends on the last Sunday in December.

Cash Equivalents

      The Company considers all highly liquid and short-term investments with an original maturity of three months or less to be cash equivalents.

Inventories

      Inventories are stated at the lower of first-in, first-out (FIFO) cost or market.

Property and Equipment

      Property and equipment are recorded at cost, except that property under capital leases is recorded at the lower of the present value of future minimum lease payments or the fair value of the property at the beginning of the lease term. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts and any gain or loss is recorded in earnings. Maintenance and repairs are charged to expense when incurred. Depreciation is provided over the estimated useful lives of the assets using the straight-line method as follows:

Assets	Life

Buildings/Leasehold improvements	5-39 years
Machinery and equipment	3-7 years
Molds	3-7 years
Furniture and fixtures	7 years
Transportation equipment	5 years
Computer equipment	5 years

Property Held for Sale

      At December 29, 2002 and December 30, 2001, the property held for sale totaled $726 and $937, respectively, and are classified in the accompanying combined balance sheets as current and noncurrent assets based on the year of sale. Refer to Note 6.

Income Taxes

      Tech and Tech U.K. are S Corporations as defined in the Internal Revenue Code. Accordingly, the Company does not provide for income taxes since the pro rata share of income is included in the stockholders’ individual tax returns.

TECH INDUSTRIES, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

      84 Fairmount Street Limited Partnership and Fairmount Realty Associates are partnerships. Accordingly, the pro rata share of income is included in the partners’ individual income tax returns.

Concentration of Credit Risk

      The Company has cash deposits at one financial institution, which has a federally insured limit of $100. The cash balance in this institution exceeds the federally insured limit at various times throughout the year.

Translation of Foreign Currencies

      The Company’s foreign subsidiaries use the local currency as their functional currency. Assets and liabilities are translated at year-end exchange rates. Items of income and expense are translated at average exchange rates for the relevant year. Translation gains and losses are not included in determining net income (loss) but are accumulated as a separate component of equity. Gains and losses arising from foreign currency transactions are included in determining net income (loss).

Revenue Recognition

      The Company recognizes revenue when title, ownership and risk of loss pass to the customer and collectibility is probable. For one customer, revenue is recognized when the Company’s consigned inventory is consumed by the customer.

Advertising Expenses

      Advertising costs are expensed as incurred and totaled $168, $211 and $309 for the years ended December 29, 2002, December 30, 2001 and December 31, 2000, respectively.

Research and Development Expenditures

      Research and development expenditures are charged to operations as incurred.

Segment Information

      The Company follows the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information, Financial Reporting for Segments of a Business.” This statement establishes standards for reporting information about operating segments, products and services, geographic areas and major customers in annual financial statements. The Company manages and operates its business as one segment. International sales were 21% of revenues in 2002, 22% in 2001 and 32% in 2000.

Use of Estimates

      The preparation of the combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

      Certain reclassifications have been made to prior year amounts to conform with the current year presentation. These reclassifications had no effect on reported net earnings.

TECH INDUSTRIES, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

Recent Accounting Pronouncements

      In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 established accounting and reporting standards for business combinations. SFAS No. 142 established accounting and reporting standards for acquired goodwill and other intangible assets, specifically, how they should be treated upon, and subsequent to, their acquisition. Both SFAS No. 141 and SFAS No. 142 are required to be applied in fiscal years beginning after December 15, 2001. Effective December 30, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” and (SFAS) No. 141, “Business Combinations.” The adoption of SFAS No. 141 and 142 had no impact on the Company’s financial statements for the year ended December 29, 2002.

      On August 15, 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligation.” The Company will adopt this statement on December 29, 2003 and is presently evaluating the impact it may have on the Company.

      On August 15, 2001, FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supercedes or amends existing accounting literature related to the impairment and disposal of long-lived assets. SFAS No. 144 requires long-lived assets to be tested for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable from future cash flows of the particular asset group or there is an expectation that it is more likely than not that a long-lived group will be sold or otherwise disposed of before the end of its previously estimated useful life. The adoption of SFAS No. 144 had no impact on the Company’s financial statements for the year ended December 29, 2002.

      Effective January 1, 2002, the Company adopted SFAS No. 145, “Rescission of Financial Accounting Standards Board’s (“FASB”) Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections.” This statement updates, clarifies and simplifies existing accounting pronouncements. While the technical corrections to existing pronouncements are not substantive in nature, in some instances they may change accounting practice. The provisions of this standard related to SFAS No. 13, Accounting for Leases, are effective for transactions occurring after May 15, 2002. Prospectively, as a result of the adoption of SFAS No. 145, debt extinguishment costs will no longer be treated as extraordinary items. The impact of adopting SFAS No. 145 was not material to the Company’s financial statements for the year ended December 29, 2002.

2.	Inventories

      Inventories at December 29, 2002 and December 30, 2001 consisted of the following:

	2002	2001

	(as restated)
Raw materials	$868	$1,090
Work in process and finished goods	2,400	3,030

Total	$3,268	$4,120

TECH INDUSTRIES, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

3.	Property and Equipment

      Property and equipment and accumulated depreciation at December 29, 2002 and December 30, 2001 consisted of the following:

	2002	2001

Land	$404	$404
Buildings	1,424	1,424
Machinery and equipment	15,463	15,498
Molds	6,879	6,255
Transportation equipment	119	185
Furniture and fixtures	314	313
Leasehold improvements	457	457
Computer equipment	1,129	1,044

Total property and equipment	$26,189	$25,580
Total accumulated depreciation	(20,165)	(18,671)

Net property and equipment	$6,024	$6,909

4.	Revolving Credit Agreement

      At December 29, 2002, the Company had a Revolving Credit Agreement (the “Agreement”) with Citizens Bank, which provided for maximum borrowings of up to $4,000 through June 30, 2004. The Company could borrow at the Bank’s Prime lending rate (4.25% at December 29, 2002 and 4.75% at December 30, 2001) or at Libor + 135 basis points (2.79% at December 29, 2002 and 3.8% at December 30, 2001). The maximum borrowings under the Agreement were reduced by standby letter of credit (Refer to Note 8). Borrowings under the Agreement were unsecured. The loan agreement contained certain restrictive covenants, the most restrictive of which required minimum tangible net worth and cash flow to debt service ratios. It also limited additional borrowings and investments. Payments of interest only were due until the agreement expired on June 30, 2004. As of December 29, 2002 and December 30, 2001, there were no outstanding borrowings under the revolving line of credit. In connection with the sale of the Company as discussed in Note 11, the Agreement was terminated.

5.	Common Stock

      Common stock issued and authorized as of December 29, 2002, December 30, 2001 and December 31, 2000 is as follows:

      Tech Industries, Inc. — Common stock, no par value, authorized 8,392 shares, issued and outstanding 7,840 shares.

      Tech Industries U.K. Ltd. — Common stock, no par value, authorized 4,000 shares, issued and outstanding 200 shares.

6.	Restructuring

      In December 2000, the Company announced a restructuring plan involving the closing of its Ireland operation. The Company recorded restructuring charges during fiscal year 2000 totaling approximately $1,908, which consisted principally of employee severance costs. The Ireland facilities ran a minimal operation through April 2001 when it ceased operations completely and placed the facilities for sale. On December 18,

TECH INDUSTRIES, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

2002, the Company sold two buildings for $1,058 and the remaining two buildings on July 31, 2003 for $1,120. The proceeds on such transactions were used to liquidate the Company’s investment in Tech Ireland, which was distributed to the shareholders of the Company in August 2003.

      In October 2001, the Company announced a restructuring plan involving the closing of its Brazil operation. The decision to cease operation was made due to the heavy competition and a poor economy in Brazil. All of the useful fixed assets, with a net book value of approximately $994, were transferred back to the Company and placed into operation during December 2001. As a result of ceasing operations in Brazil and Ireland, the Company charged $2,529 to operations during the year ended December 30, 2001, which had previously been included in other comprehensive income (loss).

7.	Retirement Plans

      The Company maintains a 401(k) and a discretionary profit sharing plan. Annual Company contributions, as determined by the officers of the Company, are made to a trust fund. Contributions to the Plan were $266, $311 and $306 for years ended December 29, 2002, December 30, 2001 and December 31, 2000, respectively.

8.	Self-Insurance Plan

Workers’ Compensation

      The Company was self-insured for Workers’ Compensation from 1991 through 1996. In connection with the self-insurance program, the Company was required to maintain a $250 standby letter of credit, which was renewed on May 1, 2003. The letter of credit provided the collateral necessary for the State of Rhode Island until the State was satisfied that all claims have been paid. There was one workers’ compensation case pending. Subsequent to December 29, 2002, the Company lost its’ appeal on the case and had to pay $80 plus legal fees of $16, which was accrued for at December 29, 2002. The employee returned to work during October 2003. Additionally, the Company purchased insurance known as “tail coverage” during August 2003 and is now fully insured for all prior periods that the Company had been self-insured. The State of Rhode Island released the letter of credit as collateral and the Company cancelled the standby letter of credit.

Dental Insurance

      The Company has a self-insurance program to provide dental benefits to its employees. The benefits are administered by Delta Dental of Rhode Island and are in accordance with a standard plan thus providing limited benefits.

Officer’s Life Insurance

      In 2001, the Company surrendered the life insurance policy and distributed the proceeds of approximately $550 to the shareholders.

9.	Deferred Compensation

      On November 26, 2001, the Company entered into deferred compensation agreements with the two officers of the Company. The agreements allowed the officers to earn $5 per month for each complete month of service performed. The maximum amount of deferred compensation that could be accrued under this agreement was $350 for each officer, thus $700 was the cumulative maximum accrual. Total compensation accrued was $120 and $10 for years ended December 29, 2002 and December 30, 2001, respectively. On September 18, 2003, the Company paid $700 pursuant to the terms of the agreement due to the sale of the

TECH INDUSTRIES, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(in thousands, except share data)

Company stock to Portola Packaging, Inc., which included the amounts accrued at December 29, 2002 and December 30, 2001.

10.	Major Customers, Revenue Concentration and Dependence on Certain Suppliers

      The Company manufactures and sells plastic packaging components. The Company had four major customers which accounted for approximately 26%, 22%, 13% and 12% (2002), and two major customers which accounted for approximately 28% and 25% (2001) and 40% and 20% (2000), respectively, of the Company’s sales. Additionally, sales to seven customers represented approximately 83% (2002), 84% (2001), and 72% (2000) of net sales.

      Revenue by geographic location is as follows:

	United States	United Kingdom	Brazil	Ireland	Total

December 29, 2002, as restated	$29,946	$1,725	$—	$—	$31,671
December 30, 2001	$35,257	$434	$758	$695	$37,144
December 31, 2000	$30,982	$—	$946	$7,275	$39,203

11.	Subsequent Events

      In August 2003, Tech Industries, Inc. distributed its stock ownership in Tech Industries Ireland Limited to the shareholders of Tech Industries, Inc.

      On September 19, 2003, all of the outstanding stock of Tech Industries, Inc. and Tech Industries U.K. Ltd. and partnership interests of 84 Fairmount Street Ltd. Partnership and Fairmount Realty Associates were sold to Portola Packaging, Inc. (“Portola”). Portola is a leading diversified packaging business based in San Jose, California. Portola designs, manufactures and markets a full line of tamper-evident plastic closures primarily for the dairy, fruit juice and bottled water market segments.

TECH INDUSTRIES, INC. AND AFFILIATES

UNAUDITED CONDENSED COMBINED BALANCE SHEETS

(in thousands)

June 29, 2003

(as restated)
ASSETS
Current assets:
Cash and cash equivalents	$5,167
Accounts receivable, less allowance of $212	4,437
Inventories	4,043
Property held for sale	791
Other current assets	340

Total current assets	14,778
Property and equipment, net	5,502
Other assets	4

Total assets	$20,284

LIABILITIES, MINORITY INTEREST AND EQUITY
Current liabilities:
Accounts payable	$895
Accrued expenses and liabilities	1,450

Total current liabilities	2,345
Minority interest	407

Equity:
Common stock	21
Paid-in capital	2,820
Partners’ capital	1,576
Shareholder loan	(1,080)
Retained earnings	14,195

Total equity	17,532

Total liabilities, minority interest and equity	$20,284

The accompanying notes are an integral part of these condensed combined financial statements.

TECH INDUSTRIES, INC. AND AFFILIATES

UNAUDITED CONDENSED COMBINED STATEMENTS OF INCOME

(in thousands)

	For the Six Months Ended

	June 29, 2003	June 30, 2002

	(as restated)	(as restated)
Sales	$17,391	$15,683
Cost of sales	12,996	11,906

Gross profit	4,395	3,777
Selling, general and administrative	2,129	1,972
Research and development	—	168

Income from operations	2,266	1,637

Other (income) expense:
Interest income	(38)	(33)
Commission income	(147)	—
Other, net	(288)	65

	(473)	32

Net income	$2,739	$1,605

The accompanying notes are an integral part of these condensed combined financial statements.

TECH INDUSTRIES, INC. AND AFFILIATES

UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Six Months Ended

	June 29, 2003	June 30, 2002

	(as restated)	(as restated)
Cash flows used in operating activities:
Net income	$2,739	$1,605
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	817	801
(Gain) loss on foreign currency	(181)	258
Minority interest expense	(1)	—
(Increase) decrease in:
Accounts receivable	(491)	478
Inventories	(775)	701
Other assets	(88)	3
Increase (decrease) in:
Accounts payable	(28)	(402)
Accrued expenses and liabilities	(376)	403

Net cash provided by operating activities	1,616	3,847

Cash flows from investing activities:
Principal collected on notes receivable	—	12
Capital expenditures	(229)	(617)

Net cash used in investing activities	(229)	(605)

Cash flows from financing activities:
Payments on long-term debt	—	(136)
Increase in shareholder loan	(1,080)	—
Capital contributions	4	11
Distributions to stockholders/partners	(640)	(3,773)

Net cash used by financing activities	(1,716)	(3,898)

Effect of exchange rate changes on cash	49	(48)

Net decrease in cash and cash equivalents	(280)	(704)
Cash and cash equivalents at beginning of period	5,447	1,468

Cash and cash equivalents at end of period	$5,167	$764

The accompanying notes are an integral part of these condensed combined financial statements.

TECH INDUSTRIES, INC. AND AFFILIATES

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands)

1.	Basis of Presentation

      The accompanying unaudited condensed combined financial statements include the accounts of Tech Industries, Inc. (Tech) and its subsidiaries and affiliated entities Fairmount Realty Associates, 84 Fairmount Street Limited Partnership and Tech Industries U.K. Ltd. (collectively, the “Company”) and have been prepared in accordance with accounting principles generally accepted in the United States of America. The affiliated entities are included since the entities have common ownership with Tech. These affiliated entities are collectively referred to as the “Affiliates.” In the opinion of the Company’s management, the accompanying unaudited condensed combined financial statements contain all adjustments, consisting only of those of a normal, recurring nature necessary for a fair presentation of the results of operations and cash flows of the Company for the periods indicated. While management believes that the disclosures presented are adequate to make the information not misleading, these financial statements should be read in conjunction with the audited combined financial statements of the Company for the year ended December 29, 2002 included elsewhere in this document. Operating results for the six-month period ended June 29, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2003.

      The accompanying unaudited condensed combined financial statements as of June 30, 2003 and for the six month periods ended June 30, 2003 and 2002 have been restated to reflect a change in the recognition of revenues for sales to one customer. The Company previously recognized revenue for goods sold to the customer upon shipment to the customer’s warehouse, where they are held under a consignment arrangement initiated in 2002. Management determined that revenue from such shipments should have been recognized upon consumption of the Company’s product by the customer. The restatement decreased net income for the six-month periods ended June 30, 2003 and 2002 by approximately $88 and $17, respectively.

	As Previously	As
	Reported	Restated

At June 30, 2003
Accounts Receivable	$5,285	$4,437
Inventories	3,171	4,043
Retained earnings	$14,383	$14,195
For the six month period ended June 30, 2003
Sales	$17,889	$17,391
Cost of sales	13,405	12,996
Gross profit	4,484	4,395
Income from operations	2,355	2,266
Net loss	$2,827	$2,739
For the six months ended June 30, 2002
Sales	$15,777	$15,683
Cost of sales	11,983	11,906
Gross profit	3,794	3,777
Income from operations	1,654	1,637
Net loss	$1,622	$1,605

2.	Subsequent Event

      In August 2003, Tech Industries, Inc. distributed its stock ownership in Tech Industries Ireland Limited to the shareholders of Tech Industries, Inc.

TECH INDUSTRIES, INC. AND AFFILIATES

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands)

      On September 19, 2003, all of the outstanding stock of Tech Industries, Inc., Tech Industries U.K. Ltd. and partnership interests of 84 Fairmount Street Ltd. Partnership and Fairmount Realty Associates were sold to Portola Packaging, Inc. “Portola.” Portola is a leading diversified packaging business based in San Jose, California, Portola designs, manufactures and markets a full line of tamper-evident plastic closures primarily for the dairy, fruit juice and bottled water market segments.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

      The following table sets forth the estimated expenses incurred or expected to be incurred in connection with this registration statement and the transactions contemplated hereby.

Item	Amount

Securities and Exchange Commission registration fee	$(1)
Legal fees and expenses	10,000
Accounting fees and expenses	5,000
Printing and engraving expenses	10,000
Trustee fees	1,000
Miscellaneous expenses	4,000

Total	$30,000

(1)	Pursuant to Rule 457(q) of the Securities Act, no filing fee is required

Item 14.	Indemnification of Directors and Officers.

      Portola Packaging, Inc. (“Portola”) is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

      A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

      The DGCL further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

      Portola’s Certificate of Incorporation and Bylaws provide for the indemnification of Portola’s directors to the fullest extent permitted under Delaware law. Portola’s Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for (1) breach of the director’s duty of loyalty to Portola and its stockholders, (2) acts or omissions not in good faith of law, (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions, or (4) for any transaction for which the director derived an improper personal benefit fiduciary duty. Portola has purchased insurance on behalf of its directors and officers.

Item 15.	Recent Sales of Unregistered Securities.

      Since June 1, 2001, the Registrants have not sold their securities without registration under the Securities Act of 1933, except as described below.

      On January 23, 2004, in reliance on the exemptions from registration provided by Section 4(2) and Rule 144A of the Securities Act, Portola issued $180,000,000 in aggregate principal amount of its 8 1/4% Senior Notes due 2012 to J.P. Morgan Securities Inc. and UBS Securities LLC, as the initial purchasers, in a private placement. The aggregate commission to the initial purchasers was approximately $5.0 million.

      From June 1, 2001 to the present, Portola has granted options to purchase an aggregate of 2,446,196  shares of its common stock to 81 of its employees, directors and consultants at exercise prices ranging from $5.00 to $5.50 per share. The grants of such options were exempt from registration pursuant to Rule 701 of the Securities Act.

      On September 3, 2002, Portola granted options to purchase an aggregate of 10,000 shares of its common stock at an exercise price of $5.00 per share to J.P. Morgan Partners 23A SBIC, LLC, 10,000 shares of its common stock at an exercise price of $5.00 per share to J.P. Morgan Partners Global 2001 SBIC, LLC and 10,000 shares of its common stock at an exercise price of $5.00 per share to TZM Investment Fund. On December 12, 2002, Portola granted an option to purchase 100,000 shares of its common stock at an exercise price of $5.00 per share to Alexander Petrov. The grants of such options were exempt from registration pursuant to Section 4(2) of the Securities Act.

      From June 1, 2001 to the present, Portola issued and sold an aggregate of 132,416 shares of its common stock upon exercise of stock options at exercise prices ranging from $1.75 to $2.50. All sales of common stock pursuant to the exercise of stock options were made in reliance on Rule 701 or Section 4(2) of the Securities Act.

      From June 1, 2001 to the present, Portola has issued 7,598 shares of its common stock under its Employee Stock Purchase Plan for an aggregate purchase price of approximately $32,000. The sales of such shares were exempt from registration pursuant to Rule 701 of the Securities Act.

      In August 2001, Portola issued 35,000 shares of Class B common stock to principals of The Breckenridge Group as partial consideration for investment advisory and banking services performed on Portola’s behalf. The issuance of such shares was exempt from registration pursuant to Section 4(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(A) Exhibits

      The following is a list of all the documents filed as part of the Registration Statement.

			Incorporated By Reference

Exhibit				Filing	Exhibit	Filed
No.	Exhibit	Form	File No.	Date	No.	Herewith

3.01	Certificate of Incorporation of Portola Packaging, Inc. (filed with Secretary of State of Delaware on April 29, 1994, as amended and filed with Secretary of State of Delaware on October 4, 1995)	10-Q		01-16-96	3.01
3.02	Bylaws of Portola Packaging, Inc.	S-1	333-95318	08-01-95	3.02
3.03	Certificate of Incorporation of Portola Allied Tool, Inc. (filed with Secretary of State of Delaware on March 26, 1999, as amended and filed with Secretary of State of Delaware on March 29, 1999)	S-4	333-115862	05-25-04	3.03
3.04	Bylaws of Portola Allied Tool, Inc.	S-4	333-115862	05-25-04	3.04
3.05	Articles of Association of Portola Limited	S-4	333-115862	05-25-04	3.05
3.06	Articles of Incorporation of Portola Packaging, Inc. Mexico, S.A. de C.V.	S-4	333-115862	05-25-04	3.06

			Incorporated By Reference

Exhibit				Filing	Exhibit	Filed
No.	Exhibit	Form	File No.	Date	No.	Herewith

3.07	Articles of Amalgamation of Portola Packaging Canada Ltd./ Emballages Portola Canada LTEE	S-4	333-115862	05-25-04	3.07
3.08	By-Law No. 1 of Portola Packaging Canada Ltd./ Emballages Portola Canada LTEE	S-4	333-115862	05-25-04	3.08
3.09	Articles of Association of Portola Packaging Limited	S-4	333-115862	05-25-04	3.9
3.10	Articles of Incorporation of Tech Industries, Inc.	S-4	333-115862	05-25-04	3.10
3.11	Bylaws of Tech Industries, Inc.	S-4	333-115862	05-25-04	3.11
4.01	Indenture, dated as of January 23, 2004, by and among Portola Packaging, Inc., the Subsidiary Guarantors and U.S. Bank National Association, as trustee, relating to the 8 1/4% Senior Notes due 2012 (including form of Note)	S-4	333-115862	06-25-04	4.01
4.02	Registration Rights Agreement, dated as of January 23, 2004, by and among Portola Packaging, Inc., the Subsidiary Guarantors and J.P. Morgan Securities Inc. and the Initial Purchasers listed therein	10-Q		04-09-04	10.02
4.03	Form of Stock Certificate evidencing ownership of Portola Packaging, Inc.’s Class B Common Stock, Series 1	10-Q		01-13-97	4.02
5.01	Opinion of Fenwick & West LLP*
10.01	Shareholders Agreement, dated as of June 23, 1988, by and among Portola Packaging, Inc., Chase Manhattan Investment Holdings, Inc. and certain shareholders and warrant holders, amended by Amendment to Shareholders Agreement, dated as of May 23, 1989, further amended by Second Amendment to Shareholders Agreement, dated November 29, 1989, and further amended by Amendment to Shareholders Agreement, dated as of June 30, 1994	S-1	333-95318	08-01-95	10.02
10.02	Shareholders Agreement, dated as of June 30, 1994, by and among Portola Packaging, Inc., Chase Manhattan Capital Corporation and certain shareholders and warrant holders	S-1	333-95318	08-01-95	10.03

			Incorporated By Reference

Exhibit				Filing	Exhibit	Filed
No.	Exhibit	Form	File No.	Date	No.	Herewith

10.03	First Offer Agreement, dated as of October 17, 1990, by and among Portola Packaging, Inc., Chase Manhattan Investment Holdings, Inc., Chase Manhattan Capital Corporation and Robert Fleming Nominees, Ltd., as amended by Amendment to First Offer Agreement, dated as of June 30, 1994	S-1	333-95318	08-01-95	10.07
10.04	$250,000 Secured Promissory Note, dated January 17, 1992, made by Jack L. Watts in favor of Portola Packaging, Inc.	S-1	333-95318	08-01-95	10.10
10.05	Director’s Agreement, dated September 1, 1989, by and between Portola Packaging, Inc. and Larry C. Williams, as amended by Amendment to Director’s Agreement, dated January 16, 1990 and Amendment Number Two to Director’s Agreement, dated August 31, 1991	S-1	333-95318	08-01-95	10.13
10.06	Stock Purchase Agreement, dated October 17, 1990, by and among Portola Packaging, Inc., Robert Fleming Nominees, Ltd., Jack Watts, John Lemons and LJL Cordovan Partners	S-1	333-95318	08-01-95	10.15
10.07	Stock Purchase Agreement, dated as of June 30, 1994, by and among Portola Packaging, Inc., Jack L. Watts, LJL Cordovan Partners, Robert Fleming Nominees, Ltd., Chase Manhattan Capital Corporation and certain other selling shareholders	S-1	333-95318	08-01-95	10.16
10.08	Form of Subscription Agreement by and between Portola Packaging, Inc. and the related director or officer (said form being substantially similar to the form of Subscription Agreement utilized by Portola Packaging, Inc. for certain officers and directors of Portola Packaging, Inc.)	S-1	333-95318	08-01-95	10.20
10.09	Form of Indemnification Agreement by and between Portola Packaging, Inc. and the related director or officer (said form being substantially similar to the form of Indemnification Agreement utilized by Portola Packaging, Inc. for certain officers and directors of Portola Packaging, Inc.)	S-1	333-95318	08-01-95	10.21
10.10	Stock Purchase Agreement, dated as of June 9, 1995, by and among Portola Packaging, Inc., Oakley T. Hayden Corp., Lyn Leigers as Executor of the Estate of Oakley T. Hayden, Chase Manhattan Capital Corporation and Heller Financial, Inc.	S-1	333-95318	09-25-95	10.22

			Incorporated By Reference

Exhibit				Filing	Exhibit	Filed
No.	Exhibit	Form	File No.	Date	No.	Herewith

10.11	Stock Purchase Agreement, dated October 10, 1995, by and among Portola Packaging, Inc., Jack L. Watts, John L. Lemons, Mary Ann Lemons, LJL Cordovan Partners, L.P., Robert Fleming Nominees, Ltd., Suez Equity Investors, L.P. and SEI Associates	10-Q		01-16-96	10.25
10.12	Amendment to Investors’ Rights Agreements, dated as of October 10, 1995, by and among Portola Packaging, Inc., Jack L. Watts, John L. Lemons, Mary Ann Lemons, LJL Cordovan Partners, L.P., Robert Fleming Nominees, Ltd., Suez Equity Investors, L.P., SEI Associates and Chase Manhattan Capital Corporation	10-Q		01-16-96	10.26
10.13	Third Amended and Restated Registration Rights Agreement, dated as of October 10, 1995, by and among Portola Packaging, Inc., Heller Financial, Inc., Chase Manhattan Capital Corporation, Robert Fleming Nominees, Ltd., Suez Equity Investors, L.P. and SEI Associates	10-Q		01-16-96	10.27
10.14	1988 Stock Option Plan and related documents	10-Q		01-16-96	10.28
10.15	1994 Stock Option Plan, as amended, and related documents	S-8	333-82125	07-01-99	4.03
10.16	Form of Indemnification Agreement by and between Portola Packaging, Inc. and the related director or officer	10-K		11-25-96	10.37
10.17	Form of Amendment to Indemnification Agreement by and between Portola Packaging, Inc. and certain directors and officers of Portola Packaging, Inc.	10-K		11-25-96	10.38
10.18	Portola Packaging, Inc.’s 1996 Employee Stock Purchase Plan, together with related documents	S-8	333-17533	12-10-96	4.05
10.19	Portola Packaging, Inc.’s Management Deferred Compensation Plan Trust Agreement	10-Q		01-13-97	10.43
10.20	Portola Packaging, Inc.’s Management Deferred Compensation Plan	S-1	333-95318	03-11-97	10.44
10.21	Summary Description of Portola Packaging, Inc.’s Bonus Plan and Profit Sharing Plan	10-Q		12-21-00	10.30

			Incorporated By Reference

Exhibit				Filing	Exhibit	Filed
No.	Exhibit	Form	File No.	Date	No.	Herewith

10.22	Fourth Amended and Restated Credit Agreement, dated as of July 16, 2004, by and among Portola Packaging, Inc., as Borrower, General Electric Capital Corporation, as Agent, and the other financial institutions that are a party thereto, as Lenders	10-Q		04-09-04	10.03
10.23	Asset Purchase Agreement, dated as of December 30, 2000, by and among Portola Packaging, Inc., Consumer Cap Corporation and the shareholders of Consumer Cap Corporation	8-K		01-29-01	2.1
10.24	2002 Stock Option Plan and Related Materials	10-Q		07-03-02	10.34
10.25	Stock Purchase Agreement, dated as of September 1, 2003, by and among Portola Packaging, Inc., Tech Industries, Inc. and the shareholders of Tech Industries, Inc.	8-K		10-06-03	2.01
10.26	Stock Purchase Agreement, dated as of September 1, 2003, by and among Portola Packaging, Inc., Tech Industries UK Ltd. and the shareholders of Tech Industries UK Ltd.	8-K		10-06-03	2.02
10.27	Equity Purchase Agreement, dated as of September 1, 2003, by and among Portola Packaging, Inc. and the partners of Fairmount Realty Associates	8-K		10-06-03	2.03
10.28	Equity Purchase Agreement, dated as of September 1, 2003, by and among Portola Packaging, Inc. and the partners of 84 Fairmount Street Limited Partnership	8-K		10-06-03	2.04
10.29	Closing Agreement, dated as of September 19, 2003, by and among Portola Packaging, Inc., the shareholders of Tech Industries, Inc., the shareholders of Tech Industries UK Ltd. and the partners of Fairmount Realty Associates and 84 Fairmount Street Limited Partnership	8-K		10-06-03	2.05
10.30	Amendment No. 1 to Fourth Amended and Restated Credit Agreement, dated as of July 16, 2004, by and among Portola Packaging, Inc., as Borrower, General Electric Capital Corporation, as Agent, and the other financial institutions that are a party thereto, as Lenders	S-4	333-115862	05-25-04	10.34
12.01	Statement re Computation of Ratios	S-4	333-115862	05-25-04	12.01
21.01	Subsidiaries of Portola Packaging, Inc.	10-K		12-12-03	21.01
23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01)*

Incorporated By Reference

Exhibit				Filing	Exhibit	Filed
No.	Exhibit	Form	File No.	Date	No.	Herewith

23.02	Consent of Independent Registered Public Accounting Firm					X
23.03	Consent of Independent Registered Public Accounting Firm					X
24.01	Power of Attorney (included in the signature pages of this Registration Statement)					X
25.01	Statement of Eligibility of Trustee relating to Portola Packaging, Inc.’s $180.0 million 8 1/4% Senior Notes Due 2012	S-4	333-115862	05-25-04	25.01

*	To be filed by amendment

(B) Financial Statement Schedule

      Schedule II Valuation and Qualifying Accounts.

Item 17.	Undertakings

      The Registrants hereby undertake:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) to remove from registration means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Portola Packaging, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 25th day of June 2004.

PORTOLA PACKAGING, INC.

By:	/s/ DENNIS L. BERG

Dennis L. Berg
Vice President, Finance and
Chief Financial Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis L. Berg and James A. Taylor, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (including any registration statement filed by a corporation that is a successor to Portola Packaging, Inc. by merger) and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 25, 2004.

Signature	Title

/s/ JACK L. WATTS Jack L. Watts	Chief Executive Officer, Chairman of the Board and a Director (Principal Executive Officer)

/s/ JAMES A. TAYLOR James A. Taylor	President and Chief Operating Officer (Principal Executive Officer)

/s/ DENNIS L. BERG Dennis L. Berg	Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ ROBERT EGAN Robert Egan	Director

/s/ MARTIN IMBLER Martin Imbler	Director

/s/ LARRY C. WILLIAMS Larry C. Williams	Director

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Portola Allied Tool, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 25th day of June 2004.

PORTOLA ALLIED TOOL, INC.

By:	/s/ DENNIS L. BERG

Dennis L. Berg
Chief Financial Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis L. Berg and James A. Taylor, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (including any registration statement filed by a corporation that is a successor to Portola Allied Tool, Inc. by merger) and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 25, 2004.

Signature	Title

/s/ JACK L. WATTS Jack L. Watts	Chief Executive Officer and Director (Principal Executive Officer)

/s/ JAMES A. TAYLOR James A. Taylor	President and Director (Principal Executive Officer)

/s/ DENNIS L. BERG Dennis L. Berg	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Tech Industries, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 25th day of June 2004.

TECH INDUSTRIES, INC.

By:	/s/ DENNIS L. BERG

Dennis L. Berg
Vice President, Finance and
Chief Financial Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis L. Berg and James A. Taylor, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (including any registration statement filed by a corporation that is a successor to Tech Industries, Inc. by merger) and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 25, 2004.

Signature	Title

/s/ WILLIAM NAST William Nast	President, Treasurer, Vice President and Secretary (Principal Executive Officer)

/s/ JAMES A. TAYLOR James A. Taylor	Vice President (Principal Executive Officer)

/s/ DENNIS L. BERG Dennis L. Berg	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Portola Packaging Canada Ltd. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 25th day of June 2004.

PORTOLA PACKAGING CANADA LTD.

By:	/s/ DENNIS L. BERG

Dennis L. Berg
Vice President, Finance and
Chief Financial Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis L. Berg and James A. Taylor, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (including any registration statement filed by a corporation that is a successor to Portola Packaging Canada Ltd. by merger) and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 25, 2004.

Signature	Title

/s/ BRUCE GALLOP Bruce Gallop	President and Director (Principal Executive Officer)

/s/ DENNIS L. BERG Dennis L. Berg	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

/s/ JAMES A. TAYLOR James A. Taylor	Chairman of the Board

/s/ GLEN HEIGHINGTON Glen Heighington	Director

/s/ ERNESTO GREEN Ernesto Green	Director

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Portola Packaging Limited has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 25th day of June 2004.

PORTOLA PACKAGING LIMITED

By:	/s/ JACK L. WATTS

Jack L. Watts
Director

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack L. Watts and Fred Janz, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (including any registration statement filed by a corporation that is a successor to Portola Packaging Limited by merger) and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 25, 2004.

Signature	Title

/s/ JACK L. WATTS Jack L. Watts	Director

Fred Janz	Director

/s/ GLEN HEIGHINGTON Glen Heighington	Director

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Portola Limited has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 25th day of June 2004.

PORTOLA LIMITED

By:	/s/ JAMES A. TAYLOR

James A. Taylor
Director

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Taylor and Glen Heighington, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (including any registration statement filed by a corporation that is a successor to Portola Limited by merger) and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 25, 2004.

Signature	Title

/s/ JAMES A. TAYLOR James A. Taylor	Director

/s/ GLEN HEIGHINGTON Glen Heighington	Director

/s/ RICHARD KIRKLAND Richard Kirkland	Director

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Portola Packaging, Inc. Mexico, S.A. de C.V. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 25th day of June 2004.

PORTOLA PACKAGING, INC. MEXICO, S.A. DE C.V.

By:	/s/ JAMES A. TAYLOR

James A. Taylor
Director

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Taylor and Jack L. Watts, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (including any registration statement filed by a corporation that is a successor to Portola Packaging, Inc. Mexico, S.A. de C.V. by merger) and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 25, 2004.

Signature	Title

/s/ JACK L. WATTS Jack L. Watts	Chairman

/s/ ERNESTO GREEN Ernesto Green	General Director

/s/ JAMES A. TAYLOR James A. Taylor	Director and Secretary

Fred Janz	Director

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Shareholders of

Portola Packaging, Inc. and Subsidiaries:

      Our audits of the consolidated financial statements referred to in our report dated November 18, 2003, except for Note 19, as to which the date is December 10, 2003, and Note 17, as to which the date is May 21, 2004, appearing elsewhere in this Registration Statement, also included an audit of the financial statement schedule listed in part II, Item 21 of this Registration Statement. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidation financial statements.

/s/ PRICEWATERHOUSECOOPERS LLP
Pittsburgh, Pennsylvania

November 18, 2003, except for Note 19, as to which the date is December 10, 2003, and Note 17, as to which the date is May 21, 2004

S-1

PORTOLA PACKAGING, INC.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

Allowance for	Beginning	Additions/			Ending
Doubtful Accounts	Balance	Expenses	Other (1)	Deductions (2)	Balance

August 31, 2003	$1,151	$460	$(263)	$104	$1,244
August 31, 2002	1,160	567	(119)	457	1,151
August 31, 2001	1,106	320	(4)	262	1,160

Allowance for Investment
In/Advances to	Beginning	Additions/			Ending
Unconsolidated Affiliates	Balance	Expenses	Other	Deductions	Balance

August 31, 2003	$120	$—	$—	$120	$—
August 31, 2002	3,000	—	—	2,880	120
August 31, 2001	2,975	25	—	—	3,000

Allowance for Obsolete	Beginning	Additions/			Ending
Inventory	Balance	Expenses	Other	Deductions(3)	Balance

August 31, 2003	$311	$665	$—	$723	$253
August 31, 2002	355	464	45	553	311
August 31, 2001	416	1,495	33	1,589	355

Deferred Tax	Beginning	Additions/			Ending
Valuation Allowance	Balance	Expenses	Other	Deductions	Balance

August 31, 2003	$1,058	$2,931	$—	$—	$3,989
August 31, 2002	981	77	—	—	1,058
August 31, 2001	367	614	—	—	981

(1)	Recoveries

(2)	Write-off of bad debts

(3)	Disposal of obsolete inventory

S-2

EXHIBIT INDEX

			Incorporated By Reference

Exhibit				Filing	Exhibit	Filed
No.	Exhibit	Form	File No.	Date	No.	Herewith

3.01	Certificate of Incorporation of Portola Packaging, Inc. (filed with Secretary of State of Delaware on April 29, 1994, as amended and filed with Secretary of State of Delaware on October 4, 1995)	10-Q		01-16-96	3.01
3.02	Bylaws of Portola Packaging, Inc.	S-1	333-95318	08-01-95	3.02
3.03	Certificate of Incorporation of Portola Allied Tool, Inc. (filed with Secretary of State of Delaware on March 26, 1999, as amended and filed with Secretary of State of Delaware on March 29, 1999)	S-4	333-115862	05-25-04	3.03
3.04	Bylaws of Portola Allied Tool, Inc.	S-4	333-115862	05-25-04	3.04
3.05	Articles of Association of Portola Limited	S-4	333-115862	05-25-04	3.05
3.06	Articles of Incorporation of Portola Packaging, Inc. Mexico, S.A. de C.V.	S-4	333-115862	05-25-04	3.06
3.07	Articles of Amalgamation of Portola Packaging Canada Ltd./ Emballages Portola Canada LTEE	S-4	333-115862	05-25-04	3.07
3.08	By-Law No. 1 of Portola Packaging Canada Ltd./ Emballages Portola Canada LTEE	S-4	333-115862	05-25-04	3.08
3.09	Articles of Association of Portola Packaging Limited	S-4	333-115862	05-25-04	3.9
3.10	Articles of Incorporation of Tech Industries, Inc.	S-4	333-115862	05-25-04	3.10
3.11	Bylaws of Tech Industries, Inc.	S-4	333-115862	05-25-04	3.11
4.01	Indenture, dated as of January 23, 2004, by and among Portola Packaging, Inc., the Subsidiary Guarantors and U.S. Bank National Association, as trustee, relating to the 8 1/4% Senior Notes due 2012 (including form of Note)	S-4	333-115862	06-25-04	4.01
4.02	Registration Rights Agreement, dated as of January 23, 2004, by and among Portola Packaging, Inc., the Subsidiary Guarantors and J.P. Morgan Securities Inc. and the Initial Purchasers listed therein	10-Q		04-09-04	10.02
4.03	Form of Stock Certificate evidencing ownership of Portola Packaging, Inc.’s Class B Common Stock, Series 1	10-Q		01-13-97	4.02
5.01	Opinion of Fenwick & West LLP*

			Incorporated By Reference

Exhibit				Filing	Exhibit	Filed
No.	Exhibit	Form	File No.	Date	No.	Herewith

10.01	Shareholders Agreement, dated as of June 23, 1988, by and among Portola Packaging, Inc., Chase Manhattan Investment Holdings, Inc. and certain shareholders and warrant holders, amended by Amendment to Shareholders Agreement, dated as of May 23, 1989, further amended by Second Amendment to Shareholders Agreement, dated November 29, 1989, and further amended by Amendment to Shareholders Agreement, dated as of June 30, 1994	S-1	333-95318	08-01-95	10.02
10.02	Shareholders Agreement, dated as of June 30, 1994, by and among Portola Packaging, Inc., Chase Manhattan Capital Corporation and certain shareholders and warrant holders	S-1	333-95318	08-01-95	10.03
10.03	First Offer Agreement, dated as of October 17, 1990, by and among Portola Packaging, Inc., Chase Manhattan Investment Holdings, Inc., Chase Manhattan Capital Corporation and Robert Fleming Nominees, Ltd., as amended by Amendment to First Offer Agreement, dated as of June 30, 1994	S-1	333-95318	08-01-95	10.07
10.04	$250,000 Secured Promissory Note, dated January 17, 1992, made by Jack L. Watts in favor of Portola Packaging, Inc.	S-1	333-95318	08-01-95	10.10
10.05	Director’s Agreement, dated September 1, 1989, by and between Portola Packaging, Inc. and Larry C. Williams, as amended by Amendment to Director’s Agreement, dated January 16, 1990 and Amendment Number Two to Director’s Agreement, dated August 31, 1991	S-1	333-95318	08-01-95	10.13
10.06	Stock Purchase Agreement, dated October 17, 1990, by and among Portola Packaging, Inc., Robert Fleming Nominees, Ltd., Jack Watts, John Lemons and LJL Cordovan Partners	S-1	333-95318	08-01-95	10.15
10.07	Stock Purchase Agreement, dated as of June 30, 1994, by and among Portola Packaging, Inc., Jack L. Watts, LJL Cordovan Partners, Robert Fleming Nominees, Ltd., Chase Manhattan Capital Corporation and certain other selling shareholders	S-1	333-95318	08-01-95	10.16
10.08	Form of Subscription Agreement by and between Portola Packaging, Inc. and the related director or officer (said form being substantially similar to the form of Subscription Agreement utilized by Portola Packaging, Inc. for certain officers and directors of Portola Packaging, Inc.)	S-1	333-95318	08-01-95	10.20

			Incorporated By Reference

Exhibit				Filing	Exhibit	Filed
No.	Exhibit	Form	File No.	Date	No.	Herewith

10.09	Form of Indemnification Agreement by and between Portola Packaging, Inc. and the related director or officer (said form being substantially similar to the form of Indemnification Agreement utilized by Portola Packaging, Inc. for certain officers and directors of Portola Packaging, Inc.)	S-1	333-95318	08-01-95	10.21
10.10	Stock Purchase Agreement, dated as of June 9, 1995, by and among Portola Packaging, Inc., Oakley T. Hayden Corp., Lyn Leigers as Executor of the Estate of Oakley T. Hayden, Chase Manhattan Capital Corporation and Heller Financial, Inc.	S-1	333-95318	09-25-95	10.22
10.11	Stock Purchase Agreement, dated October 10, 1995, by and among Portola Packaging, Inc., Jack L. Watts, John L. Lemons, Mary Ann Lemons, LJL Cordovan Partners, L.P., Robert Fleming Nominees, Ltd., Suez Equity Investors, L.P. and SEI Associates	10-Q		01-16-96	10.25
10.12	Amendment to Investors’ Rights Agreements, dated as of October 10, 1995, by and among Portola Packaging, Inc., Jack L. Watts, John L. Lemons, Mary Ann Lemons, LJL Cordovan Partners, L.P., Robert Fleming Nominees, Ltd., Suez Equity Investors, L.P., SEI Associates and Chase Manhattan Capital Corporation	10-Q		01-16-96	10.26
10.13	Third Amended and Restated Registration Rights Agreement, dated as of October 10, 1995, by and among Portola Packaging, Inc., Heller Financial, Inc., Chase Manhattan Capital Corporation, Robert Fleming Nominees, Ltd., Suez Equity Investors, L.P. and SEI Associates	10-Q		01-16-96	10.27
10.14	1988 Stock Option Plan and related documents	10-Q		01-16-96	10.28
10.15	1994 Stock Option Plan, as amended, and related documents	S-8	333-82125	07-01-99	4.03
10.16	Form of Indemnification Agreement by and between Portola Packaging, Inc. and the related director or officer	10-K		11-25-96	10.37
10.17	Form of Amendment to Indemnification Agreement by and between Portola Packaging, Inc. and certain directors and officers of Portola Packaging, Inc.	10-K		11-25-96	10.38
10.18	Portola Packaging, Inc.’s 1996 Employee Stock Purchase Plan, together with related documents	S-8	333-17533	12-10-96	4.05
10.19	Portola Packaging, Inc.’s Management Deferred Compensation Plan Trust Agreement	10-Q		01-13-97	10.43

			Incorporated By Reference

Exhibit				Filing	Exhibit	Filed
No.	Exhibit	Form	File No.	Date	No.	Herewith

10.20	Portola Packaging, Inc.’s Management Deferred Compensation Plan	S-1	333-95318	03-11-97	10.44
10.21	Summary Description of Portola Packaging, Inc.’s Bonus Plan and Profit Sharing Plan	10-Q		12-21-00	10.30
10.22	Fourth Amended and Restated Credit Agreement, dated as of July 16, 2004, by and among Portola Packaging, Inc., as Borrower, General Electric Capital Corporation, as Agent, and the other financial institutions that are a party thereto, as Lenders	10-Q		04-09-04	10.03
10.23	Asset Purchase Agreement, dated as of December 30, 2000, by and among Portola Packaging, Inc., Consumer Cap Corporation and the shareholders of Consumer Cap Corporation	8-K		01-29-01	2.1
10.24	2002 Stock Option Plan and Related Materials	10-Q		07-03-02	10.34
10.25	Stock Purchase Agreement, dated as of September 1, 2003, by and among Portola Packaging, Inc., Tech Industries, Inc. and the shareholders of Tech Industries, Inc.	8-K		10-06-03	2.01
10.26	Stock Purchase Agreement, dated as of September 1, 2003, by and among Portola Packaging, Inc., Tech Industries UK Ltd. and the shareholders of Tech Industries UK Ltd.	8-K		10-06-03	2.02
10.27	Equity Purchase Agreement, dated as of September 1, 2003, by and among Portola Packaging, Inc. and the partners of Fairmount Realty Associates	8-K		10-06-03	2.03
10.28	Equity Purchase Agreement, dated as of September 1, 2003, by and among Portola Packaging, Inc. and the partners of 84 Fairmount Street Limited Partnership	8-K		10-06-03	2.04
10.29	Closing Agreement, dated as of September 19, 2003, by and among Portola Packaging, Inc., the shareholders of Tech Industries, Inc., the shareholders of Tech Industries UK Ltd. and the partners of Fairmount Realty Associates and 84 Fairmount Street Limited Partnership	8-K		10-06-03	2.05
10.30	Amendment No. 1 to Fourth Amended and Restated Credit Agreement, dated as of July 16, 2004, by and among Portola Packaging, Inc., as Borrower, General Electric Capital Corporation, as Agent, and the other financial institutions that are a party thereto, as Lenders	S-4	333-115862	05-25-04	10.34
12.01	Statement re Computation of Ratios	S-4	333-115862	05-25-04	12.01
21.01	Subsidiaries of Portola Packaging, Inc.	10-K		12-12-03	21.01

Incorporated By Reference

Exhibit				Filing	Exhibit	Filed
No.	Exhibit	Form	File No.	Date	No.	Herewith

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01)*
23.02	Consent of Independent Registered Public Accounting Firm					X
23.03	Consent of Independent Registered Public Accounting Firm					X
24.01	Power of Attorney (included in the signature pages of this Registration Statement)					X
25.01	Statement of Eligibility of Trustee relating to Portola Packaging, Inc.’s $180.0 million 8 1/4% Senior Notes Due 2012	S-4	333-115862	05-25-04	25.01

*	To be filed by amendment.